Exhibit 10.15

EXECUTION VERSION

ABL CREDIT AGREEMENT

Dated as of August 4, 2014,

among

TRIBUNE PUBLISHING COMPANY

and certain of its Subsidiaries

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer,

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners,

and

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1	Guarantors
2.01	Commitments and Pro Rata Shares
2.22	Inventory Locations
2.23	Dominion Accounts
4.01(a)	Jurisdictions of Local Counsel Opinions
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Undertakings
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.06	Restricted Payments
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02(a)(i)	Administrative Agent’s Office, Certain Addresses for Notices
10.07(b)(v)	Disqualified Lenders

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
B	Swing Line Loan Notice
C-1	[Reserved]
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	[Reserved]
E-3	Administrative Questionnaire
F	ABL Guaranty
G-1	ABL Security Agreement
G-2	ABL Pledge Agreement
H	[Reserved]
I	Solvency Certificate
J	[Reserved]
K	Intercompany Subordination Agreement
L-1	ABL/Term Loan Intercreditor Agreement
L-2	Junior Lien Intercreditor Agreement
M-1	Increase Supplement
M-2	Lender Joinder Agreement
N	[Reserved]
O-1	U.S. Tax Compliance Certificate
O-2	U.S. Tax Compliance Certificate
O-3	U.S. Tax Compliance Certificate
O-4	U.S. Tax Compliance Certificate

P	[Reserved]
Q	Borrowing Base Certificate
R	Subsidiary Borrower Joinder

This ABL CREDIT AGREEMENT is entered into as of August 4, 2014, among Tribune Publishing Company, a Delaware corporation, as a Borrower (the “Company”), the Subsidiaries of the Company from time to time party hereto as Subsidiary Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), BANK OF AMERICA, N.A. (“BofA”), as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders referred to herein.

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of August 3, 2014 (together with all exhibits and schedules and other attachments thereto, collectively, the “Separation and Distribution Agreement”), between the Company and Tribune Media Company, a Delaware corporation (as further defined in Section 1.01, “Tribune”), Tribune has (x) directly or indirectly, transferred to the Company all of the assets, liabilities and business primarily related to the publishing business of Tribune and its subsidiaries and (y) will distribute 98.5% of the outstanding shares of the Company’s common stock to Tribune’s shareholders and warrantholders (collectively, the “Separation and Distribution”);

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Company will enter into (A) the Term Loan Credit Agreement to borrow Term Loans in an aggregate principal amount of $350,000,000, the proceeds of which will be used to, among other things, pay a dividend to Tribune (the “Dividend”) and (B) the Other Letter of Credit Facility Credit Agreement to allow certain letters of credit to be issued thereunder; and

WHEREAS, the Borrowers have requested the Lenders (a) to extend credit in the form of Revolving Credit Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $140,000,000 and (b) to issue and participate in the Letters of Credit provided for herein.

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning specified in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement” means an intercreditor agreement, dated as of the date hereof, among the Collateral Agent, the Term Loan Agent (in its capacity as collateral agent under the Term Loan Documents) and the other “Agents” party thereto from time to time, and acknowledged by certain of the Loan Parties, in substantially the form attached hereto as Exhibit L-1, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Acceptable Specialty Paper” has the meaning specified in the definition of “Eligible Inventory”.

“Account” means any “account” as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” means a Person obligated on an Account, Chattel Paper or General Intangible.

“Accounts Formula Amount” means 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.00% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.00%.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” and in each definition embedded therein were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Additional Agent” has the meaning specified in the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Lender” has the meaning specified in Section 2.14(b).

“Administrative Agent” means BofA, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02(a)(i), or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning specified in Section 7.08.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers and the Co-Documentation Agents.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this ABL Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Ancillary Agreements” has the meaning specified in the Separation and Distribution Agreement.

“Anticipated Cure Deadline” has the meaning specified in Section 8.03.

“Applicable Commitment Fee” means a percentage per annum equal to 0.25%.

“Applicable Rate” means, with respect to Initial Revolving Credit Loans, (a) 0.50% per annum for Base Rate Loans and (b) 1.50% per annum for Eurodollar Rate Loans.

“Appropriate Lenders” means, at any time, (a) with respect to Loans of any Tranche, the Lenders of such Tranche (or in the case of any Revolving Credit Facility, the Lenders that have Commitments or Loans with respect to such Facility), (b) with respect to the Letter of Credit Sublimit, each L/C Issuer and the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, the Swing Line Lender and the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of Merrill Lynch, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., in their respective capacities as exclusive joint lead arrangers and bookrunners.

“Asset Review and Approval Conditions” means, with respect to any Accounts acquired as part of a Permitted Acquisition or an Asset Swap Transaction and requested to be included in the Borrowing Base, and with respect to any Permitted Additional Services Accounts requested to be included in the Borrowing Base, the Administrative Agent shall have completed its review of such assets (including, to the extent required by the last paragraph of the definition of “Eligible Account”, field examinations as the Administrative Agent may in its Permitted Discretion require); it being acknowledged and agreed that (a) such additional assets, if any, to be included in the Borrowing Base may be subject to different eligibility criteria or may require the imposition of additional reserves with respect thereto as the Administrative Agent may in its Permitted Discretion require and (b) prior to the inclusion of any such additional assets in the Borrowing Base, all actions shall have been taken to ensure that the Administrative Agent has a perfected and continuing first priority security interest in and Lien on such assets.

“Asset Swap Consideration” has the meaning set forth in the definition of “Asset Swap Transaction”.

“Asset Swap Transaction” means a substantially concurrent sale and purchase, or exchange, of any assets of the Company or any Restricted Subsidiary (including all of the Equity Interests of a Restricted Subsidiary) for Related Business Assets of another Person or group of affiliated Persons (including all of the Equity Interests of a Person or group of affiliated Persons all or a substantial portion of whose assets constitute Related Business Assets) received or acquired by the Company or such Restricted Subsidiary (as applicable) participating therein; provided that no greater than 10% of the aggregate consideration paid by or to the Company and such Restricted Subsidiary in connection with any such sale and purchase or exchange, may consist of cash or Cash Equivalents (“Asset Swap Consideration”) (provided that, notwithstanding the foregoing, Asset Swap Consideration in excess of 10% of the aggregate consideration paid by or to the Company and such Restricted Subsidiary in connection with any such sale and purchase or exchange shall be permitted if the excess cash or Cash Equivalents purchase portion of such Asset Swap Transaction shall otherwise be permitted pursuant to Section 7.02 hereof or the excess cash or Cash Equivalents sale portion of such Asset Swap Transaction shall otherwise be permitted pursuant to

Section 7.05 hereof; provided that (a) the Related Business Assets or other consideration received by the Company or any applicable Restricted Subsidiary in respect of such Asset Swap Transaction shall be in an amount at least equal to the Fair Market Value (on the date a legally binding commitment for such Asset Swap Transaction was entered into) of the applicable assets sold or exchanged or other consideration paid by the Company or such Restricted Subsidiary, (b) (other than with respect to any Asset Swap Transaction made pursuant to a legally binding commitment entered into when no Event of Default exists) no Event of Default will have occurred and be continuing or will result therefrom and (c) each applicable Loan Party and any newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements to comply with such Section 6.12 after the effectiveness of such Asset Swap Transaction within the time periods set forth in Section 6.12, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Audit Report and Opinion” has the meaning specified in Section 6.01(a).

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means, on any day of determination, the Line Cap at such time minus the Total Revolving Credit Outstandings at such time.

“Availability Reserve” means the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the Contra Account Reserve; (d) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base that are senior to the Collateral Agent’s Liens for the benefit of the Secured Parties, other than any Liens permitted by Section 7.01 that are senior to the Collateral Agent’s Liens for the benefit of the Secured Parties by operation of applicable Law (but imposition of any such reserve shall not waive an Event of Default arising therefrom, if any); and (e) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time (including for the avoidance of doubt, any such additional reserves for Liens permitted by Section 7.01 that are senior to the Collateral Agent’s Liens for the benefit of the Secured Parties by operation of applicable Law).

“Bank Product Reserve” means, at any time, the sum of (i) with respect to Qualified Secured Bank Product Obligations, an amount equal to the sum of the maximum amounts of the then outstanding Qualified Secured Bank Product Obligations and (ii) with respect to any other Secured Bank Product Obligations, reserves established by the Administrative Agent in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations.

“Bank Products” means the products, services or facilities extended under any Cash Management Agreement or any Swap Contract.

“Bankruptcy Proceedings” means the reorganization proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware pursuant to which Tribune and certain of its Subsidiaries (including the Company and certain of its Subsidiaries) were debtors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office and (c) the Eurodollar Rate for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“BofA” has the meaning specified in the introductory paragraph to this Agreement.

“Bona Fide Debt Funds” means, with respect to any Person, any Affiliate of such Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Borrowed Money” means, with respect to any Person, without duplication, its Indebtedness that (a) (i) arises from the lending of money by any other Person to such Person, (ii) is evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business) or (iv) was issued or assumed as full or partial payment for Property, (b) consists of Capitalized Lease Obligations, (c) consists of reimbursement obligations with respect to letters of credit and (d) consists of Guarantees of any Indebtedness of the foregoing types owing by another Person.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement, and “Borrower” means any one of them. In the event any Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in the definition of Flood Insurance Requirements.

“Borrower Parties” means the collective reference to the Company and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Representative” means the Person specified in Section 1.13.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus the Qualified Cash Amount, minus the Availability Reserve; provided that the Borrowing Base shall be immediately reduced by the amount of any cash otherwise included in the Qualified Cash Amount at the time that such cash is removed from any Qualified Cash Account.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit Q (or, if the Borrower Representative so requests, such other form as is in form and substance satisfactory to the Administrative Agent), by which Borrowers certify calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Company and its Restricted Subsidiaries and (b) all fixed asset additions financed through Capitalized Lease Obligations incurred by the Company and its Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Casualty Event,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions,

(iv) expenditures that constitute any part of Consolidated Lease Expense, to the extent otherwise expensed,

(v) expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary of the Company and that actually are paid for by a Person other than the Company or any Restricted Subsidiary of the Company and for which neither the Company nor any Restricted Subsidiary of the Company has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Company or any Restricted Subsidiary of the Company in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi) the book value of any asset owned by the Company or any Restricted Subsidiary of the Company prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) any expenditures made as payment of the consideration for a Permitted Acquisition (or similar Investments), or

(viii) any capitalized interest reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and its Restricted Subsidiaries to the extent expensed.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations of such Person under leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any change in GAAP after the Closing Date will not cause any obligation that was not or would not have been a Capitalized Lease Obligation prior to such change to be deemed a Capitalized Lease Obligation following such change.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line

Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) [Reserved];

(e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by, any lender under this Agreement, the Term Loan Credit Agreement or the Other Letter of Credit Facility Credit Agreement, or any Affiliate of the foregoing or any bank having combined capital and surplus of not less than $500,000,000;

(g) repurchase agreements with a term of not more than one year for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250,000,000;

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

“Cash Management Agreement” means any agreement to provide cash management or other banking product services (other than Letters of Credit and Other Letters of Credit), including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means BofA or any of its Affiliates and any other Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, or (ii) in the case of any Cash Management Agreement in effect on the Closing Date, is, as of the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means: the earliest to occur of: (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Permitted Holders shall become beneficial owner, directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting stock of (i) so long as the Company is a Subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) if the Company is not a Subsidiary of any Parent Holding Company, the Company and (y) the percentage of such outstanding voting stock beneficially owned, directly or indirectly, by the Permitted Holders at such time of (i) so long as the Company is a Subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) if the Company is not a Subsidiary of any Parent Holding Company, the Company; (b) a “change of control” (or any similar event) shall occur under the Term Loan Credit Agreement, the Other Letter of Credit Facility Credit Agreement or any Junior Financing or debt securities of the Company or any of its Restricted Subsidiaries, in each case in an aggregate outstanding principal amount in excess of the Threshold Amount; and (c) so long as the Company is a Subsidiary of any Parent Holding Company, such Parent Holding Company shall cease to own, directly or indirectly, 100% of the Equity Interests of the Company.

“Chattel Paper” means “chattel paper” as defined in the UCC.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01 and the initial Loans are advanced.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means Merrill Lynch, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. in their respective capacity as such.

“Collateral” means all of the property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Collateral Document.

“Collateral Agent” means BofA, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, security agreements, pledge agreements, Mortgages or other similar agreements delivered to the Administrative Agent, the Collateral Agent or the Lenders pursuant to Section 6.12 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Collateral Representative” has the meaning assigned to such term in the Security Agreement.

“Commitment” means a Revolving Credit Commitment.

“Committed Loan Notice” means a notice of (a) [Reserved], (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Company” has the meaning specified in the introductory paragraph to this Agreement. In the event the Company consummates any merger, amalgamation or consolidation in accordance with Section 7.04, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Company” for all purposes of this Agreement and the other Loan Documents.

“Company Audited Financial Statements” means the audited combined balance sheet of the Company for the Fiscal Year ended December 29, 2013, and the related combined statements of cash flows, equity and comprehensive income for such Fiscal Year of the Company, including the notes thereto.

“Company Financial Statements” means, collectively, (i) the Company Audited Financial Statements and (ii) the Company Quarterly Financial Statements.

“Company Quarterly Financial Statements” has the meaning specified in Section 4.01(j)(e).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between the Borrower Representative and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period:

(a) Consolidated Net Income for such period; plus

(b) without duplication, the sum of the following items (to the extent deducted in the computation of Consolidated Net Income for such period or, in the case of amounts pursuant to clauses (vi), (xv), (xviii), (xix), (xx) or (xxi) below, to the extent not included in Consolidated Net Income):

(i) depreciation expense,

(ii) amortization (including amortization of intangible assets and properties),

(iii) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of (A) interest income (other than income attributable to leases) and (B) gains on such Swap Obligations or derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(iv) provision for all taxes (whether paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(v) any extraordinary losses,

(vi) any cash dividends or distributions actually received from any Person accounted for by the Company or any of its Subsidiaries on the equity or cost method,

(vii) Non-Cash Charges,

(viii) [Reserved],

(ix) [Reserved],

(x) unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing, provided that, solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this paragraph (b)(x) and paragraphs (b)(xii), (b)(xiv), (b)(xv), (b)(xx)(B) and (b)(xxi) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this paragraph (b)(x) or paragraphs (b)(xii), (b)(xiv), (b)(xv), (b)(xx)(B) or (b)(xxi) of this definition),

(xi) any fees and costs associated with the Bankruptcy Proceedings incurred by the Company and its Restricted Subsidiaries,

(xii) actual net losses resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), provided that, solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this paragraph (b)(xii) and paragraphs (b)(x), (b)(xiv), (b)(xv), (b)(xx)(B) and (b)(xxi) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this paragraph (b)(xii) or paragraphs (b)(x), (b)(xiv), (b)(xv), (b)(xx)(B) or (b)(xxi) of this definition),

(xiii) any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clauses (i) and (ii)) related to any completed or proposed issuance of Equity Interests, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a Permitted Refinancing thereof) (in each case, including any such transaction consummated prior to the Closing Date and whether or not any such transactions is successful), including such fees, expenses or charges related to the Obligations, the Term Loan Facility Obligations and the Other Letter of Credit Facility Obligations, and any amendment or other modification of the Obligations, the Term Loan Facility Obligations, the Other Letter of Credit Facility Obligations or other Indebtedness,

(xiv) business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs and excess pension charges); provided that (A) with respect to each business optimization expense or other restructuring charge or reserve, a Responsible Officer of the Borrower Representative shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense, charge or reserve, (B) the aggregate amount of business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves included in Consolidated EBITDA pursuant to this paragraph (b)(xiv) during any Test Period shall not exceed, together with the aggregate amount of “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA for such Test Period pursuant to paragraph (b)(xv) of this definition, 25% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to this paragraph (b)(xiv) and paragraph (b)(xv), and (C) solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this paragraph (b)(xiv) and paragraphs (b)(x), (b)(xii), (b)(xv), (b)(xx)(B) and (b)(xxi) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this paragraph (b)(xiv) or paragraphs (b)(x), (b)(xii), (b)(xv), (b)(xx)(B) or (b)(xxi) of this definition),

(xv) the amount of “run rate” cost savings, operating expense reductions, special items and other operating improvements and synergies reasonably projected by the Borrower Representative in good faith to be realized in connection with the Transactions or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines or in connection with an acquisition or disposition) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower Representative shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to subsection 6.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable in the reasonable good faith judgment of the Borrower Representative, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 18 months after the Closing Date and (II) in all other cases, 18 months after the implementation of the operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xv) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a Pro Forma Adjustment or otherwise, for such period, (C) the aggregate amount of “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA pursuant to this paragraph (b)(xv) during any Test Period shall not exceed, together with the aggregate amount of business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves included in Consolidated EBITDA for such Test Period pursuant to paragraph (b)(xiv) of this definition, 25% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to paragraph (b)(xiv) and this paragraph (b)(xv), and (D) solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this paragraph (b)(xv) and paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xx)(B) and (b)(xxi) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this paragraph (b)(xv) or paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xx)(B) or (b)(xxi) of this definition),

(xvi) any non-cash loss attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,

(xvii) any loss for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments,

(xviii) any gain relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA in such period pursuant to clause (c)(vi) below,

(xix) cash receipts in such period (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(xx) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, (A) to the extent actually reimbursed, or (B) so long as the Borrower Representative has received notification from the applicable counterparty or carrier that it intends to indemnify or reimburse such expenses, charges or losses and that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), such expenses, charges or losses, provided that, solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this paragraph (b)(xx)(B) and paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv) and (b)(xxi) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this paragraph (b)(xx)(B) or paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv) or (b)(xxi) of this definition),

(xxi) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty event or business interruption; provided that, solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this paragraph (b)(xxi) and paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv) and (b)(xx)(B) of this definition, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this paragraph (b)(xxi) or paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv) or (b)(xx)(B) of this definition), and

(xxii) Transaction Costs,

less

(c) without duplication, the sum of the following items (to the extent included in the computation of Consolidated Net Income for such period):

(i) any extraordinary, unusual or non-recurring gains,

(ii) whether or not recurring, non-cash credits and gains resulting from non-operating items (excluding any such non-cash amount in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period);

(iii) the income (or deficit) of any Person accounted for by the Company or any of its Subsidiaries on the equity or cost method,

(iv) [Reserved],

(v) actual net gains resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(vi) any non-cash gain attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815,

(vii) any income for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments, and

(viii) any loss relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (b)(xvi) above, in each case, as determined on a consolidated basis for the Company and its Restricted Subsidiaries; provided that,

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830,

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary of the Company during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion), and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (but if operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Company or any Restricted Subsidiary of the Company during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary of the Company that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Test Period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures paid in cash (except those made with the proceeds of any

Equity Interests issued or capital contributions received, or Indebtedness (other than revolving credit Indebtedness, including the Loans) incurred, by the Company or any of its Restricted Subsidiaries) minus (iii) the difference between cash taxes paid less cash tax refunds received (whether paid or received by the Company or any Permitted Holding Company) to (b) Fixed Charges payable in cash by the Company and its consolidated Restricted Subsidiaries during such period.

“Consolidated Interest Expense” means for any period, the amount of interest expense, both expensed and capitalized (including the interest component attributable to Capitalized Lease Obligations), of the Company and its Restricted Subsidiaries for such period on the aggregate principal amount of their Indebtedness determined on a consolidated basis in accordance with GAAP, after giving effect to any payments, if any, made (less any payments, if any, received) pursuant to obligations under Swap Contracts with respect to such Indebtedness but excluding non-cash deferred financing costs (other than for purposes of the definition of the term “Consolidated EBITDA”).

“Consolidated Lease Expense” means, for any period, all rental expenses of the Company and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transaction and pursuant to a Permitted Acquisition (or similar Investment) or Asset Swap Transaction to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) any one time effects at the time of applying purchase accounting.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (to the extent otherwise included therein), without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income and (c) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) an amount equal to Consolidated Total Net Debt (without regard to clause (b) of the definition thereof) as of such date that is secured by Liens on the Collateral (other than (i) Liens that are junior or subordinated to the Liens on all of the Collateral (including the Liens on the ABL Priority Collateral) securing the Term Loan Facility Obligations and (ii) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby) as of such date, minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Consolidated Secured Net Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of the date of determination to (b) Consolidated EBITDA for the applicable Test Period.

“Consolidated Total Assets” means, the consolidated total assets of the Company and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Company as of the most recently ended Test Period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma combined balance sheet of the Company for the Fiscal Quarter ended March 30, 2014.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or similar Investment), consisting of indebtedness for borrowed money, obligations in respect of all drawn and unreimbursed letters of credit (including any Unreimbursed Amounts), Capitalized Lease Obligations, purchase money Indebtedness and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Consolidated Total Net Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of the date of determination to (b) Consolidated EBITDA for the applicable Test Period.

“Contra Account Reserve” means an amount equal to $200,000 or such other amount as the Administrative Agent may establish in its Permitted Discretion from time to time upon written notice to the Borrower Representative.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Converted Restricted Subsidiary” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Covenant Trigger Period” means the period (a) commencing on any date on which the Availability is less than the greater of (i) 10% of the Line Cap and (ii) $14,000,000 and (b) continuing until the first date thereafter on which the Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $14,000,000 for 30 consecutive days.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.03.

“Cure Right” has the meaning specified in Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum (provided that with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Revolving Credit Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other syndicated credit agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any equity interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement.

“Deposit Account Control Agreements” means the deposit account control agreements to be executed by the relevant Loan Party and an institution maintaining a deposit account for such Loan Party, in favor of the Collateral Agent, as security for the Obligations, in the form required and to the extent required under Section 2.23(a).

“Designated Non-Cash Consideration” means the Fair Market Value (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured on the earlier of (i) the date a legally binding commitment for the relevant Disposition (or, if later, for the payment of such item) was entered into and (ii) if no legally binding commitment was entered into, the date of such Disposition, in each case without giving effect to subsequent changes in value) of non-cash consideration received by the Company or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 7.05(s) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower Representative setting forth the basis of such Fair Market Value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 7.05(s) to the extent the Company or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 180 days following the closing of the applicable Disposition).

“Designation Date” has the meaning specified in Section 2.15(f).

“Dilution Percent” means the percent, determined for the most recently ended Test Period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts for such period, divided by (b) gross sales for such period.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent Holding Company, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding capital stock of the Company or any Parent Holding Company or any options, warrants or other rights in respect of such capital stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted

Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Company of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors, employees, consultants or independent contractors of any Parent Holding Company, the Company or any Restricted Subsidiary or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or a Restricted Subsidiary or any other Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Disqualified Lender” has the meaning specified in Section 10.07(b)(v).

“Dividend” has the meaning specified in the recitals to this Agreement.

“Document” means “document” as defined in the UCC.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company that is not (a) a Foreign Subsidiary or (b) a FSHCO.

“Dominion Account” means an account of a Loan Party at BofA or another bank reasonably acceptable to the Administrative Agent into which are deposited payments on (i) each Account that arises from the rendition of services intended to be included in the Borrowing Base (whether or not constituting an Eligible Account) at such time and (ii) any Permitted Additional Services Account and which is (subject to Section 2.23(f)) subject at all times to a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable.

“Dominion Trigger Period” means the period (a) commencing on any date on which either (x) an Event of Default under Section 8.01(a), (f) or (g) (or, at the election of the Administrative Agent and the Required Lenders, any other Event of Default) occurs or (y) the Availability is less than the greater of (i) 10% of the Line Cap and (ii) $14,000,000 and (b) continuing until the first date thereafter on which (x) no Event of Default has existed and (y) the Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $14,000,000, in each case of (b)(x) and (y) for 30 consecutive days.

“Eligible Account” means (i) an Account owing to a Borrower that arises from the rendition of advertising services or (ii) a Permitted Additional Services Account, in the case of each of clauses (i) and (ii), that is collected via a Dominion Account in accordance with this Agreement (except as otherwise permitted in Section 2.23(f)) and is payable in Dollars (or such other currency, as the Administrative Agent may agree from time to time in its sole discretion), except any Account (including any Permitted Additional Services Account) with respect to which any of the following exclusionary criteria applies:

(a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date;

(b) Accounts owed by an Account Debtor where 50.0% or more of the total amount of all Accounts owed by that Account Debtor are deemed ineligible under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as the Administrative Agent may establish for the Account Debtor from time to time), in which case the Accounts in excess of such percentage shall not be Eligible Accounts;

(d) it (i) fails to comply in any material respect with the representations and warranties and covenants respecting Eligible Accounts made in the Loan Documents, (ii) is not evidenced by an invoice (except with respect to earned but unbilled Accounts (A) for which the relevant services have been completed, (B) which have been duly recorded in the applicable Borrower’s books and records as provided in the last paragraph of this definition and (C) in respect of which such Borrower is continuing to issue monthly invoices in the ordinary course of business and in accordance with past practices (any earned but unbilled Accounts meeting such requirements, the “Permitted Unbilled Accounts”)) or (iii) is not for a sum certain, maturing as stated in such invoice or books and records;

(e) it (i) is owing by a creditor (other than Accounts owed by Lenders, Term Loan Lenders and Other Letter of Credit Facility Issuers, in an aggregate outstanding amount not to exceed $1,000,000) or supplier, unless the Contra Account Reserve has been established for the relevant Fiscal Period, or (ii) is otherwise subject to a right of setoff, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount of such right of setoff, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor, unless such Account Debtor has been authorized (pursuant to a court order reasonably satisfactory to the Administrative Agent) to and is in fact continuing to pay, in cash, Accounts owed to the applicable Borrower, and the Administrative Agent otherwise agrees in its Permitted Discretion that such Accounts may be deemed Eligible Accounts; or the applicable Borrower has received notice that the Account Debtor has ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (except as provided for in the first clause of this clause (f) with respect to Account Debtors in Insolvency Proceedings), or is subject to any Sanctions; or the applicable Borrower is not able to bring suit to enforce remedies against the Account Debtor through judicial process; in each case under this clause (f) unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) satisfactory to the Administrative Agent in its Permitted Discretion;

(g) the Account Debtor is organized or has its principal offices or principal assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) satisfactory to the Administrative Agent in its Permitted Discretion;

(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to the Administrative Agent in compliance with the federal Assignment of Claims Act, unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) satisfactory to the Administrative Agent in its Permitted Discretion;

(i) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent;

(j) the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, it is not genuine and in all respects what it purports to be, or has been reduced to judgment;

(l) its payment has been extended or the Account Debtor has made a partial payment (but ineligibility shall be limited to the extended or the remaining portion of such Account);

(m) it arises from a sale to an Affiliate (other than Accounts owed by any Affiliate (other than the Company and its Subsidiaries), in an aggregate outstanding amount not to exceed $1,000,000), from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or any other terms by reason of which the payment by an Account Debtor may be conditional;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent of such interest, fees or late charges;

(p) it arises out of a sale not made in such Borrower’s ordinary course of business, except to the extent that the aggregate amount of such Accounts outstanding does not exceed $2,000,000;

(q) (i) it does not arise out of a completed, bona fide rendition of services made substantially in accordance with any purchase order, contract or other document relating thereto, (ii) it is not absolutely owing by the Account Debtor, without contingency in any respect, (iii) any purchase order, agreement, document or Requirement of Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective) or (iv) the applicable Borrowers are not the sole payees or remittance parties shown on the invoice (or, in the case of Permitted Unbilled Accounts, as stated in the relevant Borrowers’ books and records);

(r) [Reserved]; or

(s) any other Account that is deemed by the Administrative Agent, in its Permitted Discretion, not to be an Eligible Account; provided that the Administrative Agent shall give the Borrower Representative prior written notice setting forth the reasons for not treating such Account as an Eligible Account and the Administrative Agent shall be available to discuss such rationale with the Borrower Representative.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days after the invoice date will be excluded. Prior to inclusion in the Borrowing Base of any Permitted Additional Services Accounts or any Accounts acquired as part of a Permitted Acquisition or an Asset Swap Transaction, (i) with respect to any Permitted Additional Services Accounts, the conditions set forth in the definition of “Permitted Additional Services Accounts” shall be satisfied and (ii) with respect to any Accounts acquired in any Asset Swap Transaction or any Permitted Acquisition, the Administrative Agent shall have been provided with such information as the Administrative Agent shall reasonably request to complete its evaluation of any such Accounts and the Asset Review and Approval Conditions shall have been satisfied; provided that any such acquired Eligible Accounts (other than Permitted Additional Services Accounts) may be included in the Borrowing Base for a period not to exceed 60 days and in an aggregate amount not to exceed 10% of the Borrowing Base pending completion of any such evaluation or any field examinations required by the Administrative Agent in its Permitted Discretion. Permitted Unbilled

Accounts shall be eligible; provided that the Borrowing Base in respect of such Accounts shall be limited to 50% (or such higher percentage, as the Administrative Agent and the Required Lenders may agree from time to time in their sole discretion) of the Aggregate Commitments from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan to such Person under Section 10.07(b)(iii)).

“Eligible Inventory” means Inventory consisting of newsprint or other specialty paper acceptable to the Administrative Agent (the “Acceptable Specialty Paper”) owned by a Borrower, except any such Inventory with respect to which any of the following exclusionary criteria applies:

(a) it is not (i) unadulterated newsprint as received from Borrowers’ supplier(s) or (ii) Acceptable Specialty Paper, or it is work-in-process, packaging or shipping materials, shipping labels, samples, display items, bags, replacement parts or manufacturing supplies;

(b) it is placed on consignment; provided that Inventory placed on consignment by a Borrower up to a maximum aggregate amount of $500,000 shall not be excluded by virtue of this clause (b) to the extent that (i) such Borrower has a perfected purchase money security interest in such consigned Inventory and such security interest is assigned to the Collateral Agent and (ii) such consigned Inventory is segregated at the consignee’s location; provided further that the condition set forth in clause (i) of the preceding proviso shall not be required to be satisfied with respect to Inventory not in excess of $250,000 in the aggregate;

(c) it is not in saleable condition or is damaged or otherwise unfit for sale;

(d) it is obsolete or unmerchantable, or constitutes returned or repossessed goods other than goods that are undamaged and are resaleable in the ordinary course of business;

(e) it has been acquired from an entity subject to Sanctions, or constitutes hazardous materials that cannot be sold or transported without licenses under any Environmental Law;

(f) it fails to comply in any material respect with the representations and warranties and covenants respecting Eligible Inventory made in the Loan Documents;

(g) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Collateral Document;

(h) (x) it is not located within the continental United States or (y) is in transit, except with respect to clause (y) it is between locations of the Borrowers;

(i) it is subject to any warehouse receipt or negotiable Document, unless such document has been delivered to the Collateral Agent;

(j) it is located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and

(k) it is Inventory that is deemed by the Administrative Agent, in its Permitted Discretion, not to be Eligible Inventory; provided that the Administrative Agent shall give the Borrower Representative prior written notice setting forth the reasons for not treating such Inventory as Eligible Inventory, and the Administrative Agent shall be available to discuss such rationale with the Borrower Representative.

“Enforcement Action” means any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, in each case permitted in accordance herewith and the other Loan Documents.

“Environmental Laws” means any and all federal, state, local or municipal and foreign statutes, laws, including applicable common law, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions, agreements or requirements relating to pollution, the protection of the environment or human health and safety, the release of Hazardous Materials into the environment or human exposure to Hazardous Materials, including those related to hazardous materials, substances or wastes, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of or relating to any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any

Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, registration, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively (other than a standard termination), (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) the imposition of any liability under Sections 4062, 4063, 4064, 4069, 4201 or 4204 upon any Loan Party or any ERISA Affiliate; (g) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (h) any other similar event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of the Company or any Subsidiary.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate = 1.00 –	Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (a) of this definition, the rate per annum equal to (i) ICE LIBOR, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time and as consented to by the Borrower Representative (such consent not to be unreasonably withheld)) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, for purposes of this clause (i), if ICE LIBOR shall be less than zero, such rate shall be deemed to be zero or (ii) if ICE LIBOR is not available for such Interest Period, the Interpolated ICE LIBOR; provided that, for purposes of this clause (ii), if Interpolated ICE LIBOR shall be less than zero, such rate shall be deemed to be zero and (b) for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate = 1.00 –	Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for purposes of clause (b) of this definition, the rate per annum as of such date equal to (i) ICE LIBOR, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time and as consented to by the Borrower Representative (such consent not to be unreasonably withheld)) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on that day or (ii) if ICE LIBOR is not available for such Interest Period, the Interpolated ICE LIBOR.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding. The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Deposit/Securities Account” means (i) any bankruptcy reserve and distribution accounts established in connection with the Plan of Reorganization and (ii) the “Rabbi Trust” accounts, numbers 3800854945 and 3800854953 maintained by the Borrower with Northern Trust Bank.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Request” has the meaning specified in Section 4.02.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) (subject to the Borrower Representative’s option to designate any such Subsidiary as not “Excluded”) not wholly owned directly by the Company or one or more of its wholly owned Restricted Subsidiaries, (e) an Immaterial Subsidiary that is designated as such by the Borrower Representative, (f) established or created pursuant to Section 7.02(x) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (g) [Reserved], (h) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of the Borrower Representative as to the existence of such prohibition or consent, approval, license or authorization requirement, (i) a subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), (j) a Subsidiary with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to the Company or one of its Subsidiaries (as reasonably determined by the Borrower Representative and notified in writing to the Administrative Agent), (k) a not-for-profit Subsidiary, (l) any Subsidiary to the extent the cost of providing such guarantee is excessive in relation to the value afforded thereby as reasonably agreed by the Borrower Representative and the Administrative Agent, (m) any Subsidiary that is a captive insurance company, (n) [Reserved], (o) [Reserved] or (p) any other Subsidiary as may be agreed by the Administrative Agent in its sole discretion; provided that no Subsidiary shall be an “Excluded Subsidiary” under this Agreement if that Subsidiary is a guarantor or other obligor under the Term Loan Facility.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which (i) in the case of a Lender, such Lender acquires the applicable interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.07) and, in the case of any other Recipient, such Recipient becomes a party hereto or (ii) in the case of any Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Joint Venture Interests” means the capital stock of and related contractual and other rights in and to any Joint Venture owned by the Company and the Restricted Subsidiaries as of the Closing Date.

“Existing Loans” has the meaning specified in Section 2.15(a).

“Existing Tranche” has the meaning specified in Section 2.15(a).

“Extended Loans” has the meaning specified in Section 2.15(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.15(a).

“Extended Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Extended Revolving Commitments in respect of the applicable Extended Tranche, as the context may require.

“Extended Tranche” has the meaning specified in Section 2.15(a).

“Extending Lender” has the meaning specified in Section 2.15(b).

“Extension” has the meaning specified in Section 2.15(b).

“Extension Amendment” has the meaning specified in Section 2.15(c).

“Extension Date” has the meaning specified in Section 2.15(d).

“Extension Election” has the meaning specified in Section 2.15(b).

“Extension Request” has the meaning specified in Section 2.15(a).

“Extension Request Deadline” has the meaning specified in Section 2.15(b).

“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins.

“Extraordinary Expenses” means all reasonable and documented or invoiced out-of-pocket costs, expenses or advances that any Agent may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of any Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise of any rights or remedies of any Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances may include reasonable and documented or invoiced transfer fees, storage fees, insurance costs, permit fees, utility reservation and standby fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, travel expenses and the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a special counsel acting in multiple jurisdictions). Notwithstanding anything herein to the contrary Extraordinary Expenses shall not include any costs, expenses or advances that are or relate to Taxes, other than (i) Liens for taxes or (ii) Other Taxes required to be paid or indemnified pursuant to Section 3.01 or 3.04.

“Facility” means the Initial Revolving Credit Facility and any other facility hereunder, as the context may require.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length, as reasonably determined by the Borrower Representative in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding

Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of August 4, 2014 between the Company and BofA.

“First Lien Term Obligations” means (i) the Term Loan Facility Obligations and (ii) Term Loan Refinancing Indebtedness, New Incremental Indebtedness, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness in respect thereof (other than any such Term Loan Refinancing Indebtedness, New Incremental Indebtedness, Permitted Debt Exchange Notes, Rollover Indebtedness, and refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority security interest in the Term Loan Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively.

“first priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to any Liens permitted by Section 7.01 that are senior to the Collateral Agent’s Liens for the benefit of the Secured Parties by operation of applicable Law, provided that this definition of “first priority” is not intended to limit the ability of the Administrative Agent to change, establish or eliminate Availability Reserves in its Permitted Discretion on account of any such permitted Liens in accordance herewith).

“Fiscal Period” means each fiscal period of the Company and its Subsidiaries for accounting purposes.

“Fiscal Quarter” means successive 13-week periods (each such period to begin on a Monday and end on a Sunday) beginning on the first day following the end of the Company’s prior Fiscal Year; provided that for any 53-week Fiscal Year, the last Fiscal Quarter for such Fiscal Year shall consist of a 14-week period from and including the first day following the end of the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year; provided further that, if the Company has elected to change its Fiscal Year end to December 31st of each year, “Fiscal Quarter” shall mean the three months ended March 31st, June 30th, September 30th and December 31st, respectively.

“Fiscal Year” means the fiscal year of the Company ending on the last Sunday in December of each year; provided that, at any time the Company may at its option elect for “Fiscal Year” to mean the fiscal year of the Company ending December 31st of each year.

“Fixed Charges” means, for any Test Period, the sum of (a) if positive, the difference between cash interest expense with respect to Borrowed Money of the Company and its Restricted Subsidiaries less any amounts received pursuant to Swap Contracts relating to such Borrowed Money and cash interest income for such period, plus (b) scheduled principal payments required to be made on, or redemptions with respect to, Borrowed Money during such period (excluding, for the avoidance of doubt, any voluntary or mandatory prepayments with respect thereto, including any payments required to be made on the final maturity date thereof), plus (c) scheduled and mandatory Restricted Payments made in cash in respect of Disqualified Equity Interests.

“Flood Insurance Requirements” shall mean, in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System), the following documents: (A) a completed standard “life of loan” flood hazard determination form, (B) if any improvements to the applicable Mortgaged Property are located in a special flood hazard area, a notification to the Borrower Representative (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower Representative’s receipt of the Borrower Notice and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower Representative’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Company or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Company or any of its Subsidiaries, or the imposition on the Company or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any benefit plan that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary of the Company which is (a)(i) not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) is a FSHCO or (b) any Subsidiary of a Person described in clause (a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof) and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans (other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which constitute the equity and/or indebtedness of Foreign Subsidiaries or FSHCOs, intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental thereto.

“Full Payment” has the meaning specified in Section 9.11(a).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Company and (b) each of the Subsidiaries of the Company listed on Schedule 1 (such Subsidiaries not to include any Excluded Subsidiary) and each other Subsidiary of the Company that shall deliver a guaranty or guaranty supplement pursuant to Section 6.12 or otherwise at the election of the Borrower Representative, in each case, unless and until such time as the respective Guarantor is released from all of its obligations under the Guaranty in accordance with the terms and provisions hereof and thereof. For the avoidance of doubt, no Person shall be a Guarantor with respect to Obligations owed by such Person.

“Guaranty” means the ABL Guaranty, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty supplement executed and delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, urea formaldehyde insulation, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant, or words of similar import or for which liability may arise, pursuant to any Environmental Law.

“Hedge Bank” means BofA or any of its Affiliates and any other Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, or (ii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICE LIBOR” means the LIBOR Rate as administered by the ICE Benchmark Administration Limited or, in the event it shall no longer administer such rate, by any successor administrator of such rate.

“Immaterial Subsidiary” means any Subsidiary of the Company designated as such in writing by the Borrower Representative to the Administrative Agent that, as of the last day of the most recently ended Test Period on or prior to the date of determination for which Section 6.01 Financials were required to be delivered, has assets representing less than 5% of Consolidated Total Assets and revenues representing less than 5% of consolidated revenues of the Company and its Restricted Subsidiaries for such Test Period;

provided that (a) the aggregate assets and aggregate annual consolidated revenues of all Immaterial Subsidiaries shall at no time exceed 7.5% of Consolidated Total Assets or 7.5% of consolidated revenues of the Company and its Restricted Subsidiaries for such Test Period, respectively, and (b) the Borrower Representative will designate in writing to the Administrative Agent from time to time the Restricted Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations.

“Increase Supplement” has the meaning specified in Section 2.14(c).

“Incremental Amount” means, at any time, $75,000,000 minus the aggregate amount of any and all Incremental Commitments incurred or issued pursuant to Section 2.14 at or prior to such time.

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Loans” or “Incremental Revolving Loans” means Loans made pursuant to Incremental Commitments.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (w) trade accounts payable in the ordinary course of business, (x) any earn-out obligation until and unless the payment of which has been determined by such Person in good faith to be probable (in the amount so determined), (y) expenses accrued in the ordinary course of business and (z) obligations resulting from take-or pay contracts entered into in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person

(including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all (i) Guarantees of such Person in respect of any of the foregoing, (ii) [Reserved] and (iii) Permitted Disposition Transaction Indebtedness of such Person;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt of such Person and (B) in the case of the Company and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Initial Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Revolving Credit Commitment of all Revolving Credit Lenders shall be $140,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Initial Revolving Credit Commitments at such time.

“Initial Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under any Debtor Relief Law, (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its Property or (c) an general assignment for the benefit of creditors.

“Instrument” means “instrument” as defined in the UCC.

“Intellectual Property Security Agreements” has the meaning given to such term in the Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit K hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means (i) the ABL/Term Loan Intercreditor Agreement, (ii) any Junior Lien Intercreditor Agreement and (iii) any Other Intercreditor Agreement, as applicable.

“Intercreditor Agreement Supplement” has the meaning specified in Section 9.14.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day immediately following the last calendar day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or to the extent consented to by all Appropriate Lenders, twelve months thereafter as selected by the Borrower Representative in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Interpolated ICE LIBOR” means, in relation to the Interest Period for any Eurodollar Rate Loan, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a) the applicable ICE LIBOR for the longest period (for which that ICE LIBOR is available) which is less than such Interest Period, and

(b) the applicable ICE LIBOR for the shortest period (for which that ICE LIBOR is available) which exceeds such Interest Period, each as of approximately 11:00 a.m., London time, two London Banking Days prior to the date of such interpolation.

“Inventory” means “inventory” as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business.

“Inventory Formula Amount” means 70% of the Value of Eligible Inventory; provided, however, that such amount shall not exceed 10% of the Aggregate Commitments from time to time.

“Investment” means, as to any Person, any direct or indirect investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and any applicable Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunners” means Merrill Lynch, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries and (b) any Person in whom the Company or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary, including the Existing Joint Venture Interests.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Junior Financing” has the meaning specified in Section 7.12.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit L-2 to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified, from time to time in accordance with the terms hereof and thereof.

“known to the Borrower Representative” means the actual knowledge (after reasonable inquiry) of a Responsible Officer of the Borrower Representative.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrowers on the date required under Section 2.03(c)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) BofA, in its capacity as an issuer of Letters of Credit hereunder, (b) [Reserved], and (c) any other Lender reasonably acceptable to the Borrower Representative and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each lender party to this Agreement from time to time and, as the context requires, includes each L/C Issuer and the Swing Line Lender.

“Lender Joinder Agreement” has the meaning specified in Section 2.14(c).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Expiration Date” means the day that is three Business Days prior to the latest Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (i) the lessor with respect to the Company’s headquarters, if leased, and (ii) the lessor, warehouseman, processor or any other similar Person with respect to any premises on which (A) any newsprint Inventory or any Acceptable Specialty Paper Inventory of the Borrowers or (B) any books and records relating to Accounts of the Borrowers and necessary for the collection, monitoring and enforcement thereof are maintained (or with respect to the books and records relating to such Accounts, so long as all such books and records necessary for the collection, monitoring or enforcement of such Accounts are maintained at 435 North Michigan Avenue, Chicago, Illinois and 2501 S. State Hwy 121, Convergence Office Center, Building 8, Lewisville, Texas (or any successor locations), solely for such locations), waives or subordinates any Lien it may have on the Collateral, and/or agrees to permit the Agents to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral.

“Line Cap” means, as of any date of determination, the lesser of (a) the aggregate amount of the Revolving Credit Commitments at such time and (b) the Borrowing Base at such time.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of an Initial Revolving Credit Loan, an Incremental Revolving Loan, an Extended Loan, or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents and (v) the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement (on and after the execution thereof) and any Other Intercreditor Agreement (on and after the execution thereof).

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Loan Year” means each 12-month period commencing on the Closing Date and on each anniversary of the Closing Date.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Group” means directors and members of management of any Parent Holding Company, the Company and its Subsidiaries that have ownership interests in Company (or such Parent Holding Company) or (in each case) family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company or such Parent Holding Company.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Company and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Lenders or Agents under the Loan Documents, in each case taken as a whole.

“Material Guarantor” means any Guarantor which individually constitutes (a) at least 5% of the Company’s Consolidated Total Assets as of last day of the most recently ended Test Period on or prior to the date of determination for which Section 6.01 Financials were required to be delivered or (b) at least 5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recent Test Period on or prior to the date of determination for which Section 6.01 Financials were required to be delivered.

“Material Real Property” means all fee owned real property with a purchase price or a fair market value at the time of acquisition greater than or equal to $10,000,000.

“Maturity Date” means, with respect to the Initial Revolving Credit Facility, the earlier of (i) August 4, 2019 and (ii) the Termination Date.

“Maximum New Incremental Indebtedness Amount” means, at any time, an amount equal to the sum of (I) the greater of (x) $100,000,000 minus the aggregate amount of any and all Indebtedness incurred or issued at or prior to such time in reliance on this clause (x) and (y) the maximum aggregate principal amount of Indebtedness that can be incurred, at such time, such that after giving

Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Consolidated Secured Net Debt to Consolidated EBITDA Ratio of the Company is less than or equal to 2.00:1.00 (it being understood that (A) Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness (assuming that the entire committed amount thereof is fully drawn on the effective date thereof) and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause and (B) for purposes of calculating the Consolidated Secured Net Debt to Consolidated EBITDA Ratio solely for purposes of this definition, (i) any Indebtedness incurred pursuant to clauses (x) or (y), (ii) any outstanding Term Loan Refinancing Indebtedness, Permitted Debt Exchange Notes and Rollover Indebtedness in respect of such Indebtedness and (iii) in each case any Permitted Refinancing thereof incurred pursuant to Section 7.03(a) shall, in each case, be treated as if such amount is Consolidated Secured Net Debt, regardless of whether such amount is actually secured) plus (II) an amount equal to all voluntary prepayments of Initial Term Loans (as defined in the Term Loan Credit Agreement) made pursuant to the Term Loan Credit Agreement and any Refinancing thereof (whether Term Loan Refinancing Indebtedness, Permitted Debt Exchange Notes, Rollover Indebtedness or otherwise), other than such voluntary prepayments, repayments or redemptions financed with the proceeds of other Indebtedness.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Minimum Extension Condition” has the meaning specified in Section 2.15(g).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, with such schedules and including such provisions as shall be necessary to conform to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means Material Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12(a)(ii), unless and until such time as the Mortgage is released in accordance with the terms hereof and thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means an amount equal to:

(a) with respect to the Disposition of any asset by the Company or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Company or any Restricted Subsidiary and including any proceeds received as a result of unwinding any related Swap Contract in connection with such transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Term Loan Documents and, if such asset constitutes Term Loan Priority Collateral, any Indebtedness secured by Liens on assets that are pari passu or junior to the Lien on the Term Loan Priority Collateral securing the Term Loan Facility Obligations pursuant to the terms of one or more Intercreditor Agreements (as defined in the Term Loan Credit Agreement) or which are otherwise required by the express terms hereof to be subject to an Intercreditor Agreement (as defined in the Term Loan Credit Agreement)), (B) the out-of-pocket expenses incurred by the Company or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary or reasonable fees actually incurred in connection therewith), (C) taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution the Company may be required to make as a result of such Disposition or Casualty Event) and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs actually incurred associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Company or any Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (F) any customer deposits required to be returned as a result of such Disposition and (G) the pro rata portion of the net cash proceeds of any Disposition or Casualty Event by any non-wholly owned Restricted Subsidiary (calculated without regard to this clause (G)) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly owned Restricted Subsidiary as a result thereof, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any noncash consideration received by the Company or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount, or any offsetting other reserve) of any reserve described in clause (E) above;

(b) with respect to the issuance of any Equity Interest by the Company, any Restricted Subsidiary or any Parent Holding Company, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, other out-of-pocket expenses and other customary or reasonable expenses, incurred by the Company or such Restricted Subsidiary or such Parent Holding Company in connection with such issuance and any costs actually incurred associated with unwinding any related Swap Contract in connection therewith; and

(c) with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable or issuance and other out-of-pocket expenses and other customary or reasonable expenses, incurred by the Company or such Restricted Subsidiary in connection with such incurrence or issuance and any costs actually incurred associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“New Incremental Indebtedness” means any senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking pari passu to the Lien securing the First Lien Term Obligations, (y) secured by a Lien ranking junior to the Lien securing the First Lien Term Obligations or (z) unsecured), including customary bridge financings, in each case issued or incurred by any Loan Party in compliance with Section 7.03; provided that (A) if such Indebtedness is secured, such Indebtedness shall be secured only by the Collateral and subject to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement, (B) the final maturity date of such Indebtedness shall be no earlier than the Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Maturity Date) and (C) such Indebtedness shall not be guaranteed by any Person that is not a Borrower or other Guarantor.

“New Incremental Indebtedness Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Term Loan Documents) issued or executed and delivered with respect to any New Incremental Indebtedness or Rollover Indebtedness by any Loan Party.

“NFIP” has the meaning specified in the definition of Flood Insurance Requirements.

“Non-Cash Charges” means, whether or not recurring, (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) any one-time non-cash impact at the time of applying purchase accounting, (e) the non-cash impact of accounting changes or restatements, including changes in underlying methodologies, and (f) other non-operating or special non-cash charges (provided that, in each case, if any non-cash charge represents an accrual or reserve for any potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning specified in Section 3.07(e).

“Non-Extending Lender” has the meaning specified in Section 2.15(e).

“Note” means a Revolving Credit Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of the Company or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty, respectively, only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in Section 5.20.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), or sold or assigned an interest in any Loan or Loan document).

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Other Letters of Credit” means the letters of credit under the Other Letter of Credit Facility.

“Other Letter of Credit Collateral” has the meaning assigned to the term “Collateral” in the Other Letter of Credit Facility Credit Agreement.

“Other Letter of Credit Facility” means the collective reference to the Other Letter of Credit Facility Credit Agreement, any Other Letter of Credit Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original issuer or other issuer or otherwise, and whether provided under the original Other Letter of Credit Facility Credit Agreement or one or more other agreements (including the Term Loan Credit Agreement), indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an Other Letter of Credit Facility). Without limiting the generality of the foregoing, the term “Other Letter of Credit Facility” shall include any agreement (i) changing the termination date of any commitments thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional parties thereunder, (iii) increasing the amount of letters of credit thereunder or available to be issued thereunder or (iv) otherwise altering the terms and conditions thereof.

“Other Letter of Credit Facility Credit Agreement” means that certain cash collateralized Continuing Agreement for Standby Letters of Credit, dated as of the date hereof, between the Company and JPMCB, as issuer (together with its permitted successors, the “Other Letter of Credit Facility Issuer”), as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original issuing bank or other issuing banks or otherwise, and whether provided under the original Other Letter of Credit Facility Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not an Other Letter of Credit Facility Credit Agreement hereunder). Any reference to the Other Letter of Credit Facility Credit Agreement hereunder shall be deemed a reference to any Other Letter of Credit Facility Credit Agreement then in existence.

“Other Letter of Credit Facility Issuer” has the meaning specified in the definition of “Other Letter of Credit Facility Credit Agreement”.

“Other Letter of Credit Facility Obligations” means obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Other Letters of Credit, when and as due and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties with respect to the Other Letters of Credit under the Other Letter of Credit Facility Credit Agreement and the other Letter of Credit Loan Documents.

“Other Letter of Credit Loan Documents” means the “Credit Documents” as defined in the Other Letter of Credit Facility Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not an Other Letter of Credit Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means: (a) with respect to any Tranche of Loans, Swing Line Loans, Overadvance Loans or Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit occurring on such date.

“Overadvance” has the meaning specified in Section 2.01(c).

“Overadvance Loan” means a Base Rate Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent Holding Company” means any Person of which the Company becomes a Subsidiary.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(m).

“PATRIOT Act” has the meaning specified in Section 10.22.

“Payment Conditions” means, with respect to the applicable specified activity on any date of determination, (a) immediately after giving effect thereto, no Default known to a Responsible Officer of the Borrower Representative or Event of Default has occurred and is continuing; (b) either (i) the Availability on the date of such determination, after giving Pro Forma Effect to such specified activity, is at least the greater of (x) 10% of the Line Cap and (y) $20,000,000 or (ii) the Consolidated Fixed Charge Coverage Ratio for the most recently ended

Test Period shall, after giving Pro Forma Effect to such activity and assuming such activity occurred on the first day of such period, be at least 1.00 to 1.00; and (c) the Availability on the date of such determination, after giving Pro Forma Effect to such specified activity, is at least the greater of (i) 10% of the Line Cap and (ii) $14,000,000 and (d) the Borrower Representative shall have delivered a certificate to the Administrative Agent certifying as to clauses (a) through (c) above; provided that so long as (i) either (x) based on the Borrowing Base Certificate last delivered, the Availability exceeds $50,000,000 or (y) no Loans or Letters of Credit are outstanding at the time of such activity and (ii) the Payment Conditions were in fact satisfied at the time of such activity, any good faith inadvertent failure to deliver such certificate to the Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and shall not affect the validity or effectiveness of any transaction relying on the Payment Conditions.

“Payment Conditions Determination” has the meaning specified in Section 1.16(b).

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Additional Debt” means senior secured or senior unsecured, senior subordinated or subordinated Indebtedness of the Company or its Restricted Subsidiaries (which Indebtedness, if secured, may be secured by (1) Liens ranking junior to the Liens on the ABL Priority Collateral securing the Obligations and (2) any Liens on the Term Loan Priority Collateral, in each case pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement) consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that (A) the terms of such Indebtedness do not provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow on more than a ratable basis with the Term Loans other than, with respect to Indebtedness that is secured on a pari passu basis with the Term Loans, terms of such Indebtedness which may provide for mandatory repayments or redemptions from excess cash flow in a higher percentage than the ECF Percentage (as defined in the Term Loan Credit Agreement), (B) (i) if such Indebtedness is being incurred to finance or otherwise incurred in connection with a Permitted Acquisition, Asset Swap Transaction or other similar Investment permitted hereunder, (x) the Company’s Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be less than or equal to 3.00:1.00 after giving Pro Forma Effect to the incurrence or assumption of such Indebtedness and the use of proceeds thereof or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Company after giving Pro Forma Effect to such incurrence of Indebtedness and the application of proceeds therefrom is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Company immediately prior to such incurrence of Indebtedness or (ii) in connection with any other incurrence of Indebtedness, the Company’s Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be less than or equal to 3.00:1.00 after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, it being understood, that in each case, Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness (assuming that the entire committed amount thereof is fully drawn on the determination date thereof) and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (B), (C) if such Indebtedness is secured, such Indebtedness shall be secured only by the Collateral and shall be subject to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement, as and to the extent applicable, (D) the final maturity date of such Indebtedness shall be no earlier than the day that is 91 days following the Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the latest tranche of Term Loans at the time of such incurrence (other than an earlier maturity date and/or a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the day that is 91 days following the Maturity Date or a shorter Weighted Average Life to Maturity than the latest tranche of Term Loans) and (E) such Indebtedness shall not be guaranteed by any Person that is not a Borrower or other Guarantor.

“Permitted Additional Services Accounts” means Accounts arising from the rendition of non-advertising services, so long as (a) and to the extent that the Administrative Agent agrees to the inclusion of such services in the definition of “Eligible Account” (and provided that it meets the eligibility criteria set forth therein and such other eligibility criteria established by the Administrative Agent in its reasonable credit judgment (from the perspective of a secured asset-based lender), exercised in good faith, in connection with the agreement to include such services as “Eligible Accounts”) and (b) the Asset Review and Approval Conditions are met.

“Permitted Discretion” means the Administrative Agent’s reasonable credit judgment (from the perspective of a secured asset-based lender) exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, provided, that (i) circumstances, conditions, events or contingencies arising prior to the Closing Date and disclosed to the Administrative Agent prior to the Closing Date shall not be the basis for any establishment or modification under the definition of “Availability Reserves” (other than (x) Bank Product Reserves established pursuant to clause (i) of the definition thereof and (y) Contra Account Reserves), changes to Eligible Accounts, the Accounts Formula Amount or Eligible Inventory unless (x) in the case of the definition of “Availability Reserves”, Eligible Accounts and Eligible Inventory, the applicable reserve or the applicable eligibility criterion was established on the Closing Date (which may include reserves and eligibility criteria set forth in the initial Borrowing Base Certificate) and/or such circumstances, conditions, events or contingencies shall have changed since the Closing Date or (y) any such establishment or modification reflects the cost of Bank Products, (ii) any exercise of Permitted Discretion with respect to the Availability Reserves (other than (x) Bank Product Reserves established pursuant to clause (i) of the definition thereof and (y) Contra Account Reserves) shall be based on a good faith reasonable determination of the Administrative Agent that (x) the circumstances, conditions, events or contingencies giving rise thereto will or reasonably could be expected to adversely affect the value of the Accounts or Inventory in the Borrowing Base, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount that the Collateral Agent and Lenders would likely receive in liquidation of any ABL Priority Collateral and (y) the proposed action to be taken by the Administrative Agent to mitigate the effects described in clause (ii)(x) (including the amount of any Availability Reserves) bears a reasonable relationship to the circumstance, condition, event or other contingency that is the basis therefor or (z) the proposed action to be taken by the Administrative Agent reflects the cost of Bank Products, and (iii) upon delivery of notice to the Borrower Representative by the Administrative Agent of its intent to establish or increase Availability Reserves, the Administrative Agent shall be available to discuss the proposed Availability Reserves or increase thereto, and the Borrowers may take such action as may be required so that the circumstance, condition, event or other contingency that is the basis for such Availability Reserves or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Availability Reserves, unless the Administrative Agent shall have determined in its Permitted Discretion that the matter, circumstance, condition, event or other contingency that is the basis for such new Availability Reserves or such change no longer exists or has otherwise been adequately addressed by the Borrowers. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless the Administrative Agent determines there is a reasonable prospect that such circumstance, event, condition or other matter will occur again within a reasonable period of time thereafter), the Borrower Representative may request in writing that the Administrative Agent discontinue the Availability Reserve established with respect to such event, condition or other matter (and the Administrative Agent will have a reasonable period of time to evaluate such request and will be available to discuss such request with the Borrower Representative). In no event shall such request limit the right of the Administrative Agent to continue such Availability Reserves, unless the Administrative Agent shall have determined in its Permitted Discretion that the matter, circumstance, condition, event or other contingency that is the basis for such new Availability Reserve has ceased to exist and that there is no reasonable prospect that such circumstance, event, condition or other matter will occur again within a reasonable period of time thereafter. Subject to the immediately preceding provisions of this definition, in exercising such judgment, the Administrative Agent may consider any factors that could increase the credit risk of lending to the Borrowers on the security of the ABL Priority Collateral.

“Permitted Debt Exchange Notes” has the meaning specified in the Term Loan Credit Agreement.

“Permitted Disposition Transaction Indebtedness” means an unsecured Guarantee of the Company and/or one or more of its Restricted Subsidiaries with respect to Indebtedness incurred by the acquiror of any property (whether by purchase, through receipt of an Investment or other contribution or otherwise) from the Company or any Restricted Subsidiary in any disposition transaction permitted under Section 7.05 or Investment permitted under Section 7.02, as applicable, which Indebtedness is incurred in connection with or for the purpose of effecting such applicable disposition (or, to pay a distribution to the Company and/or one or more of its Restricted Subsidiaries substantially concurrently with the Investment or contribution of such property), together with any unsecured Guarantee of the Company and/or one or more of its Restricted Subsidiaries with respect to any Refinancings of such Indebtedness or earlier Refinancings of such Indebtedness; provided that the principal amount (or if issued with original issue discount, an aggregate issue price) of such Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder.

“Permitted Holders” means the collective reference to (i) Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., or JPMCB and their respective Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), (ii) the Management Group; provided that, for purposes hereof and the definition of “Change of Control”, the outstanding voting stock of the Company or the Parent Holding Company, as applicable, beneficially owned by the Management Group in excess of 10% of the aggregate amount thereof shall be disregarded solely for purposes of determining the amount deemed to be held by Permitted Holders, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Equity Interests representing more than 50% of the total voting power of the Voting Equity Interests held by such group and (iv) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of capital stock of any Relevant Parent Entity or the Company.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, restructuring, refunding, renewal, replacement, repurchase, exchange, increase or extension (collectively, a “Refinancing” and “Refinance” and “Refinanced” shall have correlative meanings) of any Indebtedness of such Person; provided that (a) the principal amount (or if issued with original issue discount, an aggregate issue price) thereof does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder; (b) other than with respect to a Refinancing of Indebtedness permitted by Section 7.03(f) or (g), such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the maturity date of the Indebtedness being Refinanced); (c) if the Indebtedness being Refinanced is subordinated in right of payment to the

Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower Representative in good faith); (d) if the Indebtedness being Refinanced is secured by a junior-priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders, such Refinancing is secured and subject to a Junior Lien Intercreditor Agreement or other intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower Representative in good faith) and (e) such Refinancing is incurred by the Person who is the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Company or any of the Restricted Subsidiaries pursuant to Section 7.05(e).

“Permitted Unbilled Accounts” has the meaning specified in the definition of “Eligible Account”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Plan of Reorganization” means, the Plan of Reorganization described in, and included as an exhibit to, the Tribune’s Disclosure Statement, the final version which was filed with the United States Bankruptcy Court for the District of Delaware on July 19, 2012 and was confirmed by such court on July 23, 2012.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means, collectively, the ABL Pledge Agreement dated the date hereof executed by the Loan Parties, substantially in the form of Exhibit G-2, together with each other pledge agreement and pledge agreement supplement executed and delivered pursuant to Section 6.12.

“Pledged Shares” has the meaning specified in the Pledge Agreement.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the 18th month immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower Representative in good faith as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings and synergies, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Company and the Restricted Subsidiaries; provided that so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for the purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings and synergies will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period; provided, further, that (x) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, synergies or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and (y) the aggregate amount of business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals, reserves, “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA pursuant to any “Pro Forma Adjustment” (or any determination of “Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect”) for any Test Period, together with any adjustments to Consolidated EBITDA pursuant to paragraphs (b)(xiv) and (b)(xv) of the definition thereof, during any such Test Period, shall not exceed 25% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to any “Pro Forma Adjustment” (or any determination of “Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect”) or paragraphs (b)(xiv) and (b)(xv) of the definition of “Consolidated EBITDA” and (z) solely for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, the aggregate amount of cash addbacks per paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv), (b)(xx)(B) and (b)(xxi) of the definition of “Consolidated EBITDA” included in Consolidated EBITDA pursuant to any “Pro

Forma Adjustment” (or any determination of “Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect”) for any Test Period, together with any adjustments to Consolidated EBITDA pursuant to paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv), (b)(xx)(B) and (b)(xxi) of the definition thereof, during any such Test Period, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any “Pro Forma Adjustment” (or any determination of “Pro Forma Basis,” “Pro Forma Compliance” or “Pro Forma Effect”) or paragraphs (b)(x), (b)(xii), (b)(xiv), (b)(xv), (b)(xx)(B) and (b)(xxi) of the definition of “Consolidated EBITDA”.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Equity Interests, and (c) any Indebtedness incurred or assumed by the Company or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in good faith in a reasonable manner in accordance with the terms of this Agreement and certified by a Responsible Officer of the Borrower Representative; provided, further, that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (i) (x) reasonably identifiable and (y) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Pro Forma Entity” has the meaning specified in the definition of “Acquired EBITDA.”

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.19), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, but excluding, solely for purposes of Section 5.08, intellectual property.

“Protective Advances” has the meaning specified in Section 2.01(d).

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” means information with respect to the Company and its Subsidiaries and their respective securities that (i) is publicly available, (ii) is not material for purposes of United States federal and state securities laws or (iii) if at any time the Company is not a public reporting company, constitutes information of a type that would be publicly available if the Company or such Subsidiaries were public reporting companies (as reasonably determined by the Borrower Representative in good faith).

“Qualified Cash Account” means a segregated investment account established by a Borrower at BofA designated as a “Qualified Cash Account” from time to time by written notice from the Borrower Representative to the Administrative Agent, which account shall be fully blocked, under the sole dominion and, subject to the last sentence of Section 2.21, control of the Administrative Agent and subject to a first priority perfected Lien in favor of the Collateral Agent.

“Qualified Cash Amount” means with respect to any calculation of the Borrowing Base, an amount of Unrestricted Cash or Cash Equivalents of any Borrower or any Guarantor that (a) are subject to the valid, enforceable and first priority perfected security interest of the Collateral Agent in a Qualified Cash Account, (b) are credited to a Qualified Cash Account on the date as of which the Borrowing Base is calculated, and (c) remain in a Qualified Cash Account through the date as of which the Borrowing Base is tested.

“Qualified Secured Bank Product Obligations” means Secured Bank Product Obligations that the Borrower Representative and the relevant Secured Bank Product Provider have expressly requested be treated as Qualified Secured Bank Product Obligations through a Secured Bank Product Notice, up to the maximum amount (in the case of any Secured Bank Product Provider other than BofA and its Affiliates) specified by the Borrower Representative and such Secured Bank Product Provider in such Secured Bank Product Notice to the Administrative Agent, which amount may be established and increased or decreased by further written notice from the Borrower Representative and such Secured Bank Product Provider to the Administrative Agent from time to time. All Indebtedness owed to BofA and its Affiliates in their capacity as Hedge Bank or Cash Management Bank under a Secured Hedge Agreement or a Secured Cash Management Agreement shall constitute Qualified Secured Bank Product Obligations unless otherwise agreed by BofA or such Affiliate.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer and (d) the Swing Line Lender, as applicable.

“Refinancing”, “Refinance” and “Refinanced” have the meanings specified in the definition of “Permitted Refinancing”.

“Register” has the meaning set forth in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a business substantially similar to the lines of business conducted by the Company and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Parent Entity” means any Parent Holding Company so long as the Company is a Subsidiary thereof and such Parent Holding Company is not a Subsidiary of any other Parent Holding Company.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to (i) any landlord with respect to the Company’s headquarters or (ii) the lessor, warehouseman, processor or any other similar Person with respect to any location at which (A) any newsprint Inventory or any Acceptable Specialty Paper Inventory of the Borrowers intended to be included in the Borrowing Base and (B) any books and records relating to Accounts of the Borrowers intended to be included in the Borrowing Base and necessary for the collection, monitoring or enforcement thereof are maintained (or with respect to the books and records relating to such Accounts, for so long as all such books and records necessary for the collection, monitoring or enforcement of such Accounts are maintained at 435 North Michigan Avenue, Chicago, Illinois and 2501 S. State Hwy 121, Convergence Office Center, Building 8, Lewisville, Texas (or any successor locations), solely such locations); and (b) a reserve of up to three months’ rent and other charges that could be payable to any such Person with respect to any such location, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Replaceable Lender” has the meaning specified in Section 3.07(b).

“Reporting Trigger Period” means the period (a) commencing on any date on which either (x) an Event of Default occurs or (y) the Availability is less than the greater of (i) 10% of the Line Cap and (ii) $14,000,000 and (b) continuing until the first date thereafter on which (x) no Event of Default has existed and (y) the Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $14,000,000, in each case of (x) and (y) for 30 consecutive days.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” or “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders or Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party, and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of a Person that is not an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Company.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means an Initial Revolving Credit Commitment, a Supplemental Revolving Commitment and/or an Extended Revolving Commitment, and “Revolving Credit Commitments” means all of them, collectively.

“Revolving Credit Facility” means the Initial Revolving Credit Facility and any Extended Revolving Credit Facility.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” means Initial Revolving Credit Loans (including any Loans made in respect of Supplemental Revolving Commitments which have the same terms as the Initial Revolving Credit Loans) and/or Extended Revolving Loans (including any Loans made in respect of Supplemental Revolving Commitments which have the same terms as the Extended Revolving Loans), as the context may require.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Rollover Indebtedness” means Indebtedness of the Company issued to any Lender under the Term Loan Facility in lieu of such Lender’s pro rata portion of any prepayment of Term Loans made pursuant to the Term Loan Credit Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any personal property (other than fixtures), whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” has the meaning specified in Section 5.20.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.15 Additional Amendment” has the meaning specified in Section 2.15(c).

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.02(b).

“Secured Bank Product Notice” means a written notice from the Borrower Representative and the applicable Secured Bank Product Provider in form reasonably satisfactory to the Administrative Agent, which shall be delivered to the Administrative Agent within 30 days following the later of (x) the Closing Date or (y) the entry into the applicable Cash Management Agreement or the applicable Swap Contract, describing the applicable Bank Product and setting forth the maximum amount of Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the maximum amount of such Qualified Secured Bank Product Obligations) to be secured by the Collateral and the methodology to be used in calculating such amount.

“Secured Bank Product Obligations” means Indebtedness, obligations and other liabilities under any Secured Cash Management Agreement and any Secured Hedge Agreement.

“Secured Bank Product Provider” means any Cash Management Bank to the extent it is a party to a Secured Cash Management Agreement and any Hedge Bank to the extent it is a party to a Secured Hedge Agreement.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank that the Borrower Representative and the applicable Cash Management Bank have, through a Secured Bank Product Notice, expressly requested be treated as Secured Cash Management Agreement for purposes hereof, up to the maximum amount specified by the Borrower Representative and such Cash Management Bank in writing to the Administrative Agent, which amount may be established and increased or decreased by further written notice from the Borrower Representative and the applicable Cash Management Bank to the Administrative Agent from time to time.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank that the Borrower Representative and the applicable Hedge Bank have, through a Secured Bank Product Notice, expressly requested be treated as Secured Hedge Agreement for purposes hereof, up to the maximum amount (in the case of any Hedge Bank other than BofA and its Affiliates) specified by the Borrower Representative and such Hedge Bank in writing to the Administrative Agent, which amount may be established and increased or decreased by further written notice from the Borrower Representative and the applicable Hedge Bank to the Administrative Agent from time to time.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank to the extent it is party to one or more Secured Hedge Agreements, each Cash Management Bank to the extent it is party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Account Control Agreement” means the securities account control agreements to be executed by the relevant Loan Party and an institution maintaining a securities account for such Loan Party, in favor of the Administrative Agent, as security for the Obligations, in the form required and to the extent required under Section 2.23(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the ABL Security Agreement dated the date hereof executed by certain of the Loan Parties, substantially in the form of Exhibit G-1, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Separation and Distribution” has the meaning specified in the recitals to this Agreement.

“Separation and Distribution Agreement” has the meaning specified in the recitals to this Agreement.

“Significant Subsidiaries” means Restricted Subsidiaries of the Company constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Sold Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” means, with respect to (A) the Company and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (i) the Fair Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Company and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature; and (B) for purposes of clause (f) of the definition of “Eligible Account, any Person (other than the Company and its Subsidiaries) (i) the Fair Value of the assets of such Person taken as a whole exceeds its Liabilities, (ii) the Present Fair Salable Value of the assets of such Person taken as a whole exceeds its Liabilities; (iii) such Person does not have Unreasonably Small Capital; and (iv) such Person will be able to pay its Liabilities as they mature (all capitalized terms used in this definition other than “Company”, “Subsidiary” and “Person” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Existing Tranche” has the meaning specified in Section 2.15(a).

“Specified Transaction” means any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Disqualified Equity Interests, any Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Disposition or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person by the Company or a Restricted Subsidiary, any Disposition or other disposition of a business unit, line of business or division of the Company or a Restricted Subsidiary, any Asset Swap Transaction, the cessation of the operations of a business unit, line of business or division of the Company or a Restricted Subsidiary, any operational change, or implementation of initiative not in the ordinary course of business or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires or permits such test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.”

“Stock Certificates” has the meaning specified in Section 4.01.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly through one or more intermediaries, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrower Joinder” means a joinder in substantially the form of Exhibit R hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Subsidiary Borrowers” means each Domestic Subsidiary that is a wholly owned Restricted Subsidiary that (i) is party to this agreement as a Borrower as of the date hereof or (ii) becomes a Borrower after five days’ written notice to the Administrative Agent pursuant to a Subsidiary Borrower Joinder, together with their respective successors and assigns. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice delivered to it pursuant to the preceding sentence to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Domestic Subsidiary as a Subsidiary Borrower hereunder. Any Subsidiary Borrower shall cease to be a Borrower after five days’ written notice from the Borrower Representative to the Administrative Agent accompanied by an updated Borrowing Base Certificate; provided that any such Subsidiary shall not cease to be a Guarantor solely as a result of ceasing to be a Borrower pursuant to the delivery of such notice. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice delivered to it pursuant to the preceding sentence to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary.

“Supermajority Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66 2⁄3% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders or Required Revolving Lenders.

“Supplemental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means BofA, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Line Cap at such time. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means JPMCB, in its capacity as administrative agent and collateral agent under the Term Loan Documents, or any successor administrative agent or collateral agent under the Term Loan Documents.

“Term Loan Credit Agreement” means the Credit Agreement, dated as of the date hereof, among the Company, the lenders party thereto from time to time and JPMCB, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or Refinanced from time to time to the extent permitted by the terms of this Agreement (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder). Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Loan Document).

“Term Loan Facility” means the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Facility). Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof, in each case with respect to clauses (i) through (iv), to the extent that such changes are otherwise permitted by the terms of this Agreement.

“Term Loan Facility Obligations” means obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Term Loan Credit Agreement and the other Term Loan Documents.

“Term Loan Priority Collateral” has the meaning specified in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“Term Loan Refinancing Indebtedness” means one or more series of senior unsecured notes or loans, senior secured notes or loans (which Indebtedness, if secured, may either have the same Lien priority on the Collateral as the Term Loan Facility Obligations or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Term Loan Facility Obligations), in each case issued in respect of a Refinancing of outstanding Indebtedness of the Company under any one or more tranches of Term Loans; provided that, (a) if such Term Loan Refinancing Indebtedness is secured, then such Term Loan Refinancing Indebtedness shall be secured solely by the Collateral and subject to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement; (b) no Term Loan Refinancing Indebtedness shall mature prior to the earlier of the Maturity Date or the maturity date of the tranche of Term Loans that is being Refinanced (other than customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not mature prior to the earlier of the Maturity Date or the maturity date of the tranche of Term Loans that is being Refinanced); (c) the terms of such Term Loan Refinancing Indebtedness do not provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow on more than a ratable basis with the Term Loans other than, with respect to such Indebtedness that is secured on a pari passu basis with the Term Loans, terms of such Indebtedness which may provide for mandatory repayments or redemptions from excess cash flow in a higher percentage than the ECF Percentage (as defined in the Term Loan Credit Agreement); (d) the Net Cash Proceeds, if any, of such Term Loan Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable tranche being so Refinanced; and (e) such Term Loan Refinancing Indebtedness shall not be guaranteed by any Person that is not a Borrower or other Guarantor.

“Term Loans” means the loans borrowed under the Term Loan Facility.

“Termination Date” means the date of the termination in full of the Commitments, the Letter of Credit Sublimit and the Swing Line Sublimit pursuant to Section 2.06(a) or 8.02.

“Test Period” means, as of the date of any determination under this Agreement, the four consecutive Fiscal Quarters of the Company then last ended and for which Section 6.01 Financials have been delivered to the Administrative Agent (or prior to the first such delivery, in accordance with Section 1.10(b)).

“Threshold Amount” means $35,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Tranche” refers to whether such Revolving Credit Loans or commitments are (1) Initial Revolving Credit Commitments or Initial Revolving Credit Loans or (2) Extended Revolving Commitments or Extended Loans (of the same Extension Series).

“Transaction Costs” means the payment of all fees, costs and expenses incurred in connection with the transactions described in the definition of “Transactions”.

“Transaction Documents” means any and all agreements, instruments or documents, in each case entered into in contemplation of or in connection with the Transactions.

“Transactions” means any or all of the following: (i) the entry into the Separation and Distribution Agreement and the Ancillary Agreements, the performance thereof and the consummation of the Separation and Distribution and the other transactions contemplated thereby (including, without limitation, the Dividend), (ii) the entry into this Agreement and the Loan Documents and the incurrence of Indebtedness hereunder, (iii) the entry into the Term Loan Credit

Agreement and the Term Loan Documents and the incurrence of Indebtedness thereunder, (iv) the entry into the Other Letter of Credit Facility Credit Agreement and the Other Letter of Credit Loan Documents and the issuance of letters of credit thereunder, and (v) all other transactions relating to any of the foregoing (including, without limitation, payment of any fees, costs and expenses related to any of the foregoing).

“Tribune” means Tribune Media Company, a Delaware corporation, and any successor in interest thereto.

“Tribune Credit Agreement” means that certain credit agreement, dated as of December 27, 2013, among Tribune, as borrower thereunder, each of the lenders party thereto from time to time and JPMCB as Administrative Agent, Swing Line Lender and L/C Issuer (in each case as such terms are defined therein), as such agreement may be amended, supplemented, waived or otherwise modified in accordance with its terms from time to time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC Filing Collateral” has the meaning specified in Section 4.01.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrowers on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrowers or made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of outstanding Swing Line Loans in respect of which any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to Section 2.04(c) and (c) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations and the Term Loan Facility Obligations or (ii) any such other Indebtedness permitted hereunder that is subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents, the Term Loan Documents or any other agreement or instrument governing any such other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations, the Term Loan Facility Obligations or other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated by the Borrower Representative as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower Representative shall only be permitted to so designate an Unrestricted Subsidiary so long as (i) no Default known to the Borrower Representative or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Company and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant in Section 7.11, whether or not the Covenant Trigger Period is in effect, (iii) the Fair Market Value of any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02 and (iv) the Borrower Representative shall have delivered to the Administrative Agent (1) a certificate executed by a Responsible Officer of the Borrower Representative certifying compliance with the requirements of preceding clauses (i) through (iii), as applicable, and containing the calculations required by the preceding clause (ii) and (2) in the case of a designation of a Borrower as an Unrestricted Subsidiary, an updated Borrowing Base Certificate, and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower Representative may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to the Administrative Agent (each, a “Subsidiary Redesignation”); provided that (A) no Default known to the Borrower Representative or Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such Subsidiary Redesignation, the Company and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant in Section 7.11, whether or not the Covenant Trigger Period is in effect, (C) any Indebtedness and Liens of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time, and upon such Subsidiary Redesignation, the Company shall be deemed to incur an Investment in an amount equal to the Fair Market Value of any assets owned by such Subsidiary at the time of such Subsidiary Redesignation and (D) the Borrower Representative shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower Representative, to the extent applicable, certifying compliance with the requirements of preceding clauses (A) and (B) and containing the calculations required by the preceding clause (B). No Subsidiary shall be an Unrestricted Subsidiary under this Agreement if that Subsidiary is (i) a “Restricted Subsidiary” under and as defined in the Term Loan Credit Agreement or (ii) a “Restricted Subsidiary” (or a similar term) under any Indebtedness having an aggregate outstanding principal amount exceeding the Threshold Amount.

“U.S. Person” means any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(f)(ii)(C)(3).

“Value” means (i) for Inventory, the lower of (A) its cost determined in accordance with the Borrowers’ internal systems for measuring cost and (B) its market value determined on the basis of tons of the applicable Inventory multiplied by the most recently available RISI index (or other pricing index to be agreed by the Borrower Representative and the Administrative Agent); and (ii) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and (solely with respect to Participants) any Lender.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(iv) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Company Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Company Audited Financial Statements, except as otherwise specifically prescribed herein; provided that any financial data (including financial ratings and other financial calculations) for periods ending on or prior to December 30, 2012 will not be required to give effect to “fresh-start reporting” under Financial Accounting Standards Board Accounting Standards Codification Topic 852 (or other similar or related accounting principles within GAAP).

(b) If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent and the Borrower Representative shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower Representative shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower Representative may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including,

without limitation, the Loan Documents, the Intercreditor Agreements, the Term Loan Documents and the Other Letter of Credit Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

Section 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the Consolidated Secured Net Debt to Consolidated EBITDA Ratio, the Consolidated Total Net Debt to Consolidated EBITDA Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining actual compliance (but not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 7.11, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

(b) For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with the financial covenant set forth in Section 7.11 or calculation of the Consolidated Secured Net Debt to Consolidated EBITDA Ratio, the Consolidated Total Net Debt to Consolidated EBITDA Ratio or the Consolidated Fixed Charge Coverage Ratio, if no Section 6.01 Financials have been delivered to the Administrative Agent at such time, such ratio shall be calculated based on Consolidated EBITDA for the four consecutive fiscal quarters of the Company ended March 30, 2014.

(c) With respect to any provision of this Agreement (other than the provisions of Section 6.02(a) or Section 7.11) that requires compliance or Pro Forma Compliance with the financial covenant set forth in Section 7.11, such compliance or Pro Forma Compliance shall be required regardless of whether the Borrowers are otherwise required to comply with such covenant under the terms of Section 7.11 at such time.

(d) [Reserved].

(e) For purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to (w) Section 7.03(a) in reliance on clause (I)(y) of the definition “Maximum New Incremental Indebtedness Amount,” (x) Section 7.03(f), (y) Section 7.03(o) or (z) Section 7.03(v) in reliance of the ratio test in clause (B) of the proviso of the definition of “Permitted Additional Debt”, any pro forma calculation of the Consolidated Total Net Debt to Consolidated EBITDA Ratio or the Consolidated Secured Net Debt to Consolidated EBITDA Ratio, as applicable, shall be determined without netting the proceeds thereof.

Section 1.11. Calculation of Baskets.

(a) Unless otherwise specified herein, the baskets and other exceptions set forth in Article VII of this Agreement (or in any defined term used in Article VII) shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets or other exceptions and, for the avoidance of doubt, if any of such baskets (including ratio-based baskets) are exceeded as a result of fluctuations to Consolidated Total Assets or Consolidated EBITDA for the most recently completed Test Period after the last time such baskets (including ratio-based baskets) were calculated for any purpose under Article VII, such baskets (including ratio-based baskets) will not be deemed to have been exceeded as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to Refinance Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such Refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, being Refinanced, plus an amount equal to premiums, defeasance costs and fees and expenses in connection therewith.

(b) For purposes of determining whether the incurrence of any Indebtedness or Lien or the making of any Investment, Disposition, Restricted Payment, Sale Leaseback or prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing complies with any basket that is based upon the greater of a specified Dollar amount and a percentage of Consolidated Total Assets, Consolidated Total Assets shall be calculated on a Pro Forma Basis.

Section 1.12. Borrowing Base Calculations. The Borrowing Base shall be calculated without duplication of any reserves, netting items, dilutive items or items that are otherwise addressed or excluded through eligibility criteria.

Section 1.13. Borrower Representative. Each Borrower hereby designates the Company as its Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.02 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices, consents and communications hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, communication, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 1.14. Time Periods. Notwithstanding anything herein to the contrary, any and all time periods for the submission by any of the Borrowers or the Borrower Representative of any notice hereunder (including, without limitation, any notice of Borrowing, conversion/continuation of any Loans, prepayment, or termination) may be adjusted by the Administrative Agent in its sole discretion.

Section 1.15. Loan Amounts. Notwithstanding anything herein to the contrary, any minimum amount or multiple specified in this Agreement (including, without limitation, any minimum amounts or multiples in respect of any Borrowings, prepayments, Commitment reductions or Incremental Commitments) may be in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its sole discretion.

Section 1.16. Borrowing Base Determinations.

(a) Except as set forth in clause (b) of this Section 1.16 and except as otherwise provided herein, the Borrowing Base shall at any time be determined by reference to the Borrowing Base Certificate last delivered (for the avoidance of doubt, as may be adjusted from time to time in accordance with the definition of “Availability Reserve” or by an updated Borrowing Base Certificate delivered in accordance herewith).

(b) For purposes of determining satisfaction of the Payment Conditions (the “Payment Conditions Determination”) in connection with any Investment or Acquisition permitted hereunder pursuant to Section 7.02 or 7.05, respectively, the Borrowing Base shall be determined by the Borrower Representative on a Pro Forma Basis five Business Days prior to the date of such Payment Conditions Determination; provided that so long as either (x) based on the Borrowing Base Certificate last delivered, the Availability exceeds $50,000,000 or (y) no Loans and Letters of Credit are outstanding at the date of such Payment Conditions Determination, the Borrowing Base shall be determined on a Pro Forma Basis pursuant to clause (a) of this Section 1.16.

(c) With respect to any provision of this Agreement that requires delivery of an updated Borrowing Base Certificate, such updated Borrowing Base Certificate shall be based on the Borrowing Base Certificate last delivered (for the avoidance of doubt, as may be adjusted from time to time in accordance with the definition of “Availability Reserve” or by an updated Borrowing Base Certificate delivered in accordance herewith), giving Pro Forma Effect to the transaction in connection with which such updated Borrowing Base Certificate is delivered, unless the Pro Forma Effect of such transaction was already reflected on such Borrowing Base Certificate last delivered.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) [Reserved].

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, an “Initial Revolving Credit Loan”) to the Borrowers from time to time on and after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Initial Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) subject to Sections 2.01(c) and 2.01(d), the Total Revolving Credit Outstandings shall not exceed the Line Cap at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c) Overadvances. If at any time the Total Revolving Credit Outstandings exceed the Line Cap at such time (such excess amount, an “Overadvance”), such Overadvance shall be payable by the Borrowers as set forth in Section 2.05(b)(v), but all such Loans and L/C Obligations in excess of the Line Cap shall nevertheless constitute Obligations secured by the Collateral and be entitled to all benefits of the Loan Documents. Subject to the limitation set forth in the third sentence of this Section 2.01(c), the Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure, and exercising remedies under Section 8.02 with respect to, an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed 10% of the Line Cap; and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000 and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause (x) the Total Revolving Credit Outstandings to exceed the aggregate Revolving Credit Facility or (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Revolving Credit Commitment. Subject to the forbearance under the second preceding sentence of this Section 2.01(c), any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby. The aggregate Outstanding Amount of Overadvances and Protective Advances shall not, at any time, exceed 10% of the Line Cap. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(c) nor authorized to enforce any of its terms.

(d) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Article IV are not satisfied to make Base Rate Revolving Credit Loans (“Protective Advances”) (a) up to an aggregate amount of 10% of the Line Cap at such time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect the Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause the Total Revolving Credit Outstandings to exceed the aggregate Revolving Credit Facility or (b) if the Borrowers Default on their obligation to pay any amounts chargeable to the Loan Parties under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Share. The Required Revolving Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive; provided that the aggregate Outstanding Amount of Overadvances and Protective Advances shall not, at any time, exceed 10% of the Line Cap.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 2:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans (provided that with respect to the Revolving Credit Borrowing consisting of Initial Revolving Credit Loans on the Closing Date, such notice may be received by the Administrative Agent not later than 9:00 a.m. (New York City time) on the requested date of such Borrowing) and (ii) 12:00 p.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans; provided, however, that (other than in case of any Borrowing of Eurodollar Rate Loans on the Closing Date) if the Representative wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) five Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower Representative whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each written notice by the Borrower Representative pursuant to this Section 2.02(a) shall be delivered by the Borrower Representative to the Administrative Agent in the form of a Committed Loan Notice, and each telephone notice shall be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, in each case, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower Representative is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower Representative fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (New York City time) (or 2:00 p.m. (New York City time) in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower Representative, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrowers pay the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 15 Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03 (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or any Restricted Subsidiary (provided that, in the case of any Restricted Subsidiary other than a Borrower or a Guarantor, the Administrative Agent and the applicable L/C Issuer shall have received all documentation and other information reasonably requested by the Administrative Agent or the applicable L/C Issuer that each may reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act; provided further that the Borrowers hereby irrevocably guarantee, and agree to reimburse the applicable L/C Issuer for, amounts drawn on any Letters of Credit issued for the account of any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (x) the Total Revolving Credit Outstandings would exceed the Line Cap at such time, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the Required Revolving Lenders and such L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders and such L/C Issuer have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E) such Letter of Credit is in an initial stated amount of less than $5,000,000 (or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion, but in no event less than $1,000,000), or such Letter of Credit is to be denominated in a currency other than Dollars; or

(F) any Revolving Credit Lender is at that time a Defaulting Lender, if after giving effect to Section 2.19(a)(iv), any Fronting Exposure remains outstanding, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrowers or such Lender to eliminate such Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(v) It is agreed that, in the case of a commercial letter of credit, such commercial letter of credit shall in no event provide for time drafts or bankers’ acceptances.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. (New York City time) at least three Business Days (or such shorter period or later time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the L/C Issuer otherwise agree); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Borrower Party); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request. In the event that any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of any Borrower or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Letter of Credit.

(iii) If the Borrower Representative so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a Business Day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower Representative shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal

Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof. Each L/C Issuer shall notify the Borrower Representative on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (plus, on demand of such L/C Issuer and without duplication of any issuance, presentation, amendment and other processing fees and other costs and charges paid under Section 2.03(i), any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing) no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit). If the Borrowers fail to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but (subject to Sections 2.01(c) and (d)) subject to the amount of the unutilized portion of the Line Cap and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Credit Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Collateral Document or the Guaranty, for all or any of the Obligations of the Borrowers in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will promptly notify the applicable L/C Issuer.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrowers which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial letter of credit.

(h) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit in an amount equal to the Applicable Rate then in effect for Eurodollar Rate Loans with respect to the applicable Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account (unless the Borrowers have provided Cash Collateral, in which case such fee shall not be due and owing in respect of the portion of the Letter of Credit which has been Cash Collateralized by the Borrowers). Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day immediately following the last calendar day of each March, June, September and December, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee at a rate equal to 0.125% per annum of the maximum amount available to be drawn under each outstanding Letter of Credit. Such fronting fee shall be due and payable on the first Business Day immediately following the last calendar day of each March, June, September and December in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account, without duplication of any administrative, processing or similar fees paid under Section 2.03(c)(i), the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at less than weekly intervals.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender shall make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day until the Maturity Date in an aggregate amount not to exceed at any time outstanding the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) subject to Sections 2.01(c) and (d), the Total Revolving Credit Outstandings shall not exceed the Line Cap at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s (other than the Swing Line Lenders’) Revolving Credit Commitment; provided further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing

Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower Representative’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which notice may be by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. The Borrower Representative shall deliver to the Swing Line Lender and the Administrative Agent a written Swing Line Loan Notice, and each telephone notice shall be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, in each case, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but (subject to Sections 2.01(c) and (d)) subject to the unutilized portion of the Line Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower Representative with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Eurodollar Rate Loans, absent direction by the Borrower Representative, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05); provided, that no Tranche of Loans may be prepaid on a greater than pro rata basis with any other Tranche of Loans as to which it has a later maturity date. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Tranche). If such notice is given by the Borrower Representative, subject to clause (iii) below, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the

Borrower Representative, subject to clause (iii) below, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 2.05(a)(i) or (a)(ii) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory.

(i) [Reserved].

(ii) [Reserved].

(iii) [Reserved].

(iv) [Reserved].

(v) Subject to Sections 2.01(c) and (d), but otherwise notwithstanding anything herein to the contrary, if an Overadvance exists, the Borrowers shall, on the sooner of the Administrative Agent’s demand or the first Business Day after the Borrower Representative has knowledge thereof, repay the outstanding Revolving Credit Loans (and/or, at the Borrower Representative’s option, Cash Collateralize Letters of Credit issued at the Borrower Representative’s request) in an amount sufficient to (a) reduce the Total Revolving Credit Outstandings such that the Overadvance no longer exists and (b) eliminate or, at the Borrower Representative’s option, Cash Collateralize the Outstanding Amount of L/C Obligations in excess of the Letter of Credit Sublimit.

(vi) Each prepayment of Revolving Credit Loans pursuant to Section 2.05(b) shall be applied on a pro rata basis to each Tranche of Revolving Credit Loans and to the then outstanding Base Rate Loans and Eurodollar Rate Loans under such Tranche; provided that, (x) at the request of the Borrower Representative, in lieu of such application on a pro rata basis among all Tranches of Revolving Credit Loans, such prepayment may be applied to any Tranche of Revolving Credit Loans so long as the maturity date of such Tranche of Revolving Credit Loans precedes the maturity date of each other Tranche of Revolving Credit Loans then outstanding or, in the event more than one Tranche of Revolving Credit Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Revolving Credit Loans then outstanding, to such Tranches on a pro rata basis and shall be applied within each Tranche of Revolving Credit Loans and (y) the amount thereof shall be applied first to Base Rate Loans under such Tranche to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Section 2.06. Termination or Reduction of Commitments.

(a) Optional.

(i) The Borrower Representative may, upon written notice to the Administrative Agent, terminate the Letter of Credit Sublimit or the unused Revolving Credit Commitments, or from time to time permanently reduce the Letter of Credit Sublimit or the unused Revolving Credit Commitments; provided that (x) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (y) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (z) the Borrower Representative shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(ii) Any such notice of termination or reduction of commitments pursuant to Section 2.06(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) Each such termination or reduction shall be applied to Tranches of Loans as directed by the Borrower Representative; provided, that no Tranche of Loans may be terminated or reduced on a greater than pro rata basis with any other Tranche of Loans as to which it has a later maturity date.

(b) Mandatory.

(i) [Reserved].

(ii) [Reserved].

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(iv) The aggregate Initial Revolving Credit Commitments shall automatically and permanently be reduced to zero on the Maturity Date with respect to the Initial Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s ratable share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) [Reserved].

(b) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Initial Revolving Credit Facility the aggregate principal amount of all Initial Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the latest Maturity Date then in effect for the Revolving Credit Facility. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrowers shall repay Swing Line Loans in an amount sufficient to eliminate any Fronting Exposure in respect of the Swing Line Loans (after giving effect to Section 2.19(a)(iv) and any Cash Collateralization in accordance with the terms hereof).

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under the Initial Revolving Credit Facility.

(b) The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Initial Revolving Credit Facility, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Initial Revolving Credit Commitments exceed the sum of

(A) the Outstanding Amount of Initial Revolving Credit Loans (for the avoidance of doubt, excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.19. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Initial Revolving Credit Facility, and shall be due and payable quarterly in arrears on the first Business Day immediately following the last calendar day of each March, June, September and December, commencing with the last Business Day of the first full Fiscal Quarter to end following the Closing Date, and on the Maturity Date for the Initial Revolving Credit Facility.

(b) Other Fees.

(i) The Borrowers shall pay to the Administrative Agent for its own respective account a fee in the amount and at the times specified in the Fee Letter.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10. Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company, the Borrowing Base Certificate or the Compliance Certificate or for any other reason, the Borrower Representative or the Lenders determine that (i) any calculation as made by the Borrower Representative as of any applicable date was inaccurate and (ii) a proper calculation would have resulted in higher interest or fees for any period, the Borrowers shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(c)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. The Borrowers’ obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and acceleration of the Loans pursuant to Section 8.02 and the repayment of all other Obligations after an acceleration of the Loans pursuant to Section 8.02. Except in any case where a demand is excused as provided above, any additional interest or fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

Section 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent pursuant to Section 10.07(c), in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise expressly provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 3:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If both the Borrowers and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers do not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit

Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b)

purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.18, (B) the assignments and participations described in Section 10.07, (C) the incurrence of any Incremental Loans in accordance with Section 2.14 and any Extension in accordance with Section 2.15, (D) any loan modification offer described in Section 10.01 or (E) any applicable circumstances contemplated by Sections 2.19 or 3.07.

Section 2.14. Incremental Facilities.

(a) So long as no Event of Default exists or would arise therefrom, the Borrower Representative shall have the right, at any time and from time to time after the Closing Date, (i) [Reserved], (ii) [Reserved], (iii) [Reserved] and (iv) to increase the existing Revolving Credit Facility by requesting new revolving credit commitments to be added to an existing Tranche of Revolving Credit Loans (the “Supplemental Revolving Commitments” or the “Incremental Commitments”) by an amount not to exceed the Incremental Amount (at the time of incurrence or establishment of such Incremental Commitment). Each Incremental Commitment made available pursuant to this Section 2.14 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree).

(b) Each request from the Borrower Representative pursuant to this Section 2.14 shall set forth the requested amount of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (other than any Disqualified Lender) (any such bank or other financial institution, an “Additional Lender”); provided that, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, such Additional Lender shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the consent of any Swing Line Lender or the L/C Issuer (such consent not to be unreasonably withheld or delayed), as the case may be, that may be required pursuant to Section 10.07.

(c) Supplemental Revolving Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Revolving Credit Loans to be increased, executed by the Borrowers and each increasing Lender substantially in the form attached hereto as Exhibit M-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit M-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register pursuant to which such Lender or Additional Lender agrees to commit to all or a portion of such Supplemental Revolving Commitment, and in the case of an Additional Lender, to be bound by the terms of this Agreement as a Lender. The Borrower Representative may agree to accept a lesser amount of any Supplemental Revolving Commitment than originally requested. In the event there are Lenders and Additional Lenders that have committed to a Supplemental Revolving Commitment in excess of the maximum amount requested (or permitted), then the Borrower Representative shall have the right to allocate such commitments on whatever basis the Borrower Representative determines is appropriate. Upon effectiveness of the Lender Joinder Agreement and/or the Increase Supplement, as applicable, each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the Supplemental Revolving Commitment shall be an Initial Revolving Credit Commitment or Extended Revolving Commitments of a particular Extension Series, as applicable. In connection with any Incremental Commitments, the outstanding Loans, L/C Obligations and Swing Line Loans shall be reallocated among Lenders, and settled by the Administrative Agent if and to the extent necessary, in accordance with the Lenders’ revised Pro Rata Shares (determined after giving effect to any Incremental Commitments pursuant to this Section 2.14) of the Revolving Credit Commitments. The Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 3.05 which the Borrowers would otherwise incur in connection with the implementation of the Incremental Commitments.

(d) [Reserved].

(e) The Administrative Agent and the Borrowers may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Section 2.14 (including, without limitation, with respect to appropriate modifications, if any, to Sections 2.05, 8.02 and 8.04 of this Agreement and to the Guaranty, the Security Agreement and the Pledge Agreement), provided, however, that (i) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (ii) the original issue discount and upfront fees applicable to the Incremental Commitments shall be determined by the Borrower Representative and the applicable Additional Lenders; and (iii) except to the extent permitted by clause (ii) above, Incremental Commitments will be consistent with this Agreement as in effect prior to giving effect to such Incremental Commitments.

Section 2.15. Extension of Revolving Credit Commitments.

(a) The Borrower Representative may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Tranche, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche”, and the Revolving Credit Commitments of such Extended Tranches, the “Extended Revolving Commitments” or “Extended Loans”) and to provide for other terms consistent with this Section 2.15; provided that (i) no Event of Default shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by the Borrower Representative to all Lenders with Revolving Credit Commitments with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate Revolving Credit Commitments) and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative in its sole discretion. In order to establish any Extended Tranche, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches shall be extended to later dates than the final maturity dates of the Specified Existing Tranche and (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A); provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions applicable to Revolving Credit Commitments set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b) The Borrower Representative shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.15 (each, an “Extension”), the Borrower Representative shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15. The Borrower Representative may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Borrower Representative). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.15(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.15(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.15 and without limiting the generality or applicability of Section 10.01 to any Section 2.15 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.15 Additional Amendments do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Borrowers and other Guarantors. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower Representative and the Administrative Agent, to effect the provisions of this Section 2.15; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.15 Additional Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date). In addition, (1) except (A) for payments of interest and fees at different rates on Extended Tranches, (B) for repayments required upon the maturity date of any non-extended Revolving Credit Commitments and (C) as otherwise provided herein, borrowings and repayments of Loans with respect to Extended Revolving Commitments after the applicable Extension Date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Revolving Credit Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitments,

(3) at no time shall there be Revolving Credit Commitments outstanding hereunder (including any Extended Revolving Commitments and any Initial Revolving Commitments if and to the extent outstanding) which have more than four different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrower Representative, (4) except as the Swing Line Lender may otherwise agree, on the maturity date of the non-extended Revolving Credit Commitments, the then Outstanding Amount of Swing Line Loans shall be required to be paid in full (and may, for the avoidance of doubt, be re-borrowed pursuant to the terms hereof after such maturity date) and (5) except as the L/C Issuer may otherwise agree, the Letter of Credit Sublimit shall be allocated pro rata across the Tranches and on the maturity date of any non-extended Revolving Credit Commitments, the then Outstanding Amount of L/C Obligations shall be required to be Cash Collateralized in full (unless immediately after such maturity date there exists sufficient capacity under the Letter of Credit Sublimit allocated to the remaining Tranches to permit the reallocation of such L/C Obligations to such remaining Tranches, which reallocation shall in such case automatically be deemed to occur).

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.15, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower Representative shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its

Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrowers or any of their Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.15, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower Representative’s sole discretion and may be waived by the Borrower Representative) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request and/or Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

Section 2.16. [Reserved].

Section 2.17. [Reserved].

Section 2.18. Cash Collateral.

(a) Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding or (iii) if, as of the termination date of any Tranche of Revolving Credit Commitments, the reduced Letter of Credit Sublimit, if applicable, would be less than the Outstanding Amount of L/C Obligations, the Borrowers shall, in each case, immediately Cash

Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders (including the Swing Line Lender) and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Section 2.03, 2.04, 2.05, 2.06, 2.19 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property, as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash

Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.19. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a noninterest bearing deposit account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) to Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) All or any part of such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective “Pro Rata Share” (calculated without regard to such Defaulting Lender’s Commitment); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default under Section 8.01(a), (f) or (g) exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b) If the Borrower Representative, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting

Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan.

Section 2.20. [Reserved].

Section 2.21. Qualified Cash Account. Each Qualified Cash Account shall be under the sole dominion and control of the Administrative Agent or the Collateral Agent, and no Loan Party or any other Person shall have any right to any Qualified Cash Account, until Full Payment of all Obligations; provided that the Administrative Agent shall allow amounts credited to a Qualified Cash Account to be withdrawn by any Loan Party so long as, prior to any such withdrawal, the Borrower Representative provides the Administrative Agent with (a) a certificate signed by a Responsible Officer of the Borrower Representative confirming that, immediately after giving effect to such withdrawal, no Overadvance will exist and that no Default known to the Borrower Representative or Event of Default will be continuing and (b) an updated Borrowing Base Certificate. A Loan Party (or Loan Parties) shall be the sole account holder (or holders) of each Qualified Cash Account and shall not allow any other Person (other than the Administrative Agent or the Collateral Agent) to have control over a Qualified Cash Account.

Section 2.22. Administration of Accounts and Inventory.

(a) Each Borrower shall keep records of its Accounts that are accurate and complete in all material respects such that they allow the Borrowing Base Certificate to be prepared in accordance with this Agreement, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. The Borrower Representative shall also provide to the Administrative Agent, on or before the 30th day of each Fiscal Period, a detailed aged trial balance of all Accounts as of the end of the preceding Fiscal Period, specifying each Account’s Account Debtor name, amount, invoice date and invoice number, in substantially the same format as provided in connection with the Administrative Agent’s field examination conducted prior to the Closing Date. If Accounts included in the Borrowing Base in an aggregate face amount of $5,000,000 or more at any time prior to the delivery of the next Borrowing Base Certificate cease to be Eligible Accounts (other than as a result of aging or the payment thereof), the Borrower Representative shall notify the Administrative Agent of such occurrence promptly (and in any event within one Business Day) after the Borrower Representative has knowledge thereof.

(b) [Reserved].

(c) Whether or not a Default or Event of Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of the Borrowers by mail, telephone or otherwise. The Borrowers shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(d) As of the Closing Date, all Inventory of the Borrowers consisting of newsprint or Acceptable Specialty Paper (other than any such Inventory in transit) is kept by the Borrowers at one or more of the locations set forth in Schedule 2.22 hereto. Concurrently with the delivery of each Borrowing Base Certificate, the Borrowers shall provide the Administrative Agent with an updated Schedule 2.22 setting forth the locations of Inventory consisting of newsprint or Acceptable Specialty Paper (other than any such Inventory in transit) as of the last day of each such Fiscal Period and such amendment of Schedule 2.22 shall be effective notwithstanding any other requirements set forth herein relating to the approval of amendments.

(e) Each Borrower shall keep records of its Inventory that are accurate and complete in all material respects such that they allow the Borrowing Base Certificate to be prepared in accordance with this Agreement, and, upon the Administrative Agent’s reasonable request, the Borrower Representative shall submit to the Administrative Agent inventory reports with respect to such Inventory (based on its customary methodology and, in form and substance, as prepared for its internal purposes) from time to time upon reasonable request by the Administrative Agent.

Section 2.23. Dominion Accounts.

(a) The Loan Parties shall establish and maintain Dominion Accounts, in each case pursuant to lockbox or other arrangements in form and substance reasonably satisfactory to the Administrative Agent. The Loan Parties shall obtain a Deposit Account Control Agreement or a Securities Account Control Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, from each lockbox servicer and Dominion Account bank, establishing the Collateral Agent’s control over and first priority perfected Lien in the lockbox or Dominion Account and requiring the prompt deposit of all remittances received in any lockbox to a Dominion Account. If a Dominion Account is not maintained with BofA, the Administrative Agent may, during any Dominion Trigger Period, require prompt transfer of all funds in such account to a Dominion Account maintained with BofA. The Administrative Agent and the Lenders assume no responsibility to the Loan Parties for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. During any time when a Dominion Trigger Period is not in effect, the Loan Parties shall be entitled to move funds from each Dominion Account to any other accounts of the Loan Parties and their Subsidiaries as the Loan Parties may designate, which funds may be used for any purpose not prohibited by this Agreement.

(b) The ledger balance in each Dominion Account as of the end of a Business Day and all proceeds of the ABL Priority Collateral received by the Collateral Agent as of the end of any Business Day shall be applied to the Obligations at the beginning of the next Business Day during any Dominion Trigger Period. If, as a result of such application, (a) all Obligations then due and owing have been paid in full in cash, (b) all Letters of Credit have been Cash Collateralized in accordance with the terms hereof, and (c) no request for a Loan or Letter of Credit is pending, and a credit balance exists, the balance shall promptly be made available to the Loan Parties upon the request of the Borrower Representative.

(c) The Loan Parties shall request in writing and otherwise take all commercially reasonable steps to ensure that (i) each payment on each Account that arises from the rendition of services intended to be included in the Borrowing Base (whether or not constituting an Eligible Account) at such time and (ii) each payment on any Permitted Additional Services Account is in each case of clauses (i) and (ii) made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Loan Party receives cash or Payment Items with respect to (A) any Account that arises from the rendition of services intended to be included in the Borrowing Base (whether or not constituting an Eligible Account) at such time or (B) any Account that is a Permitted Additional Services Account, it shall hold same in trust for the Collateral Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account. During any Dominion Trigger Period, all amounts in any Dominion Account and all payments on Accounts or otherwise relating to the ABL Priority Collateral shall be applied to the Obligations on each Business Day as provided in Sections 2.05(b) and 2.23(b).

(d) [Reserved].

(e) Schedule 2.23 sets forth, as of the Closing Date, all Dominion Accounts. A Loan Party (or Loan Parties) shall be the sole account holder (or holders) of each Dominion Account and shall not allow any other Person (other than the Administrative Agent or the Collateral Agent) to have control over a Dominion Account. Each Loan Party shall promptly notify the Agents of any opening or closing of a Dominion Account and will amend Schedule 2.23 to reflect the same, which amendment shall be effective notwithstanding any other requirements set forth herein relating to the approval of amendments.

(f) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 2.23 during the initial 90-day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 90 days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then amount so payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 3.01), the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(m) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Administrative Agent or such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent or any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), 3.01(f)(ii)(B), 3.01(f)(ii)(C) and 3.01(f)(ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) The Administrative Agent shall deliver to the Borrowers on or prior to the date on which it becomes Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed originals of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax;

(B) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct or indirect partner;

(D) and any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(E) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(F) The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 3.01, the term “applicable law” includes FATCA and the term “Lender” includes each L/C Issuer and Swing Line Lender.

Section 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender in any legal, economic or regulatory aspect.

Section 3.03. Inability to Determine Rates. If in connection with a request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Required Lenders or the Administrative Agent determine that for any reason, (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (b) by reason of any changes arising on or after the Closing Date affecting the London interbank eurodollar market, adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith,

(i) any Recipient reasonably determines that it will be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount); or

(ii) any Lender reasonably determines that there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, then within 15 days after demand of such Lender or other Recipient, as the case may be, setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender or other Recipient, as the case may be, such additional amounts as will compensate such Lender or other Recipient, as the case may be, for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) [Reserved].

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower Representative and at the Borrower Representative’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrowers or rights of such Lender pursuant to Sections 3.04(a) or (b).

(e) For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower Representative; or

(c) any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower Representative contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender (i) for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof or (ii) solely in the case of Section 3.02 or 3.04, for any amounts, if such Lender is applying such provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated loan agreements to similarly situated borrowers. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrower Representative may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement of Lenders Under Certain Circumstances.

(a) Mitigation; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04(a) or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04(a), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Subject to Section 3.07(a), if at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrower Representative may, on one Business Day’s prior written notice to the Administrative Agent and such Lender, (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers unless waived by the Administrative Agent in such instance) 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest together with all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person or (ii) in the case of any Defaulting Lender, so long as no Default known to the Borrower Representative or Event of Default shall have occurred and be continuing, terminate the applicable Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than each L/C Issuer), repay all applicable obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of the Borrowers owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it.

(c) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrower Representative or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all Obligations relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender (or, at the Borrower Representative’s option, by the Borrowers) concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender (as defined above) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrowers shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(d) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(e) In the event that (i) the Borrower Representative or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to Closing Date. Each Lender’s respective Commitments hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “.pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Borrowers and their Subsidiaries, giving effect to the Transactions):

(i) executed counterparts of (A) this Agreement from each Borrower, (B) the Guaranty from each Guarantor, (C) the Security Agreement from each Borrower and each other Guarantor and (D) the ABL/Term Loan Intercreditor Agreement acknowledged by each Borrower and each other Guarantor; together with (subject to the last paragraph of this Section 4.01):

(A) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Borrowers and the other Guarantors created under the Security Agreement and the Pledge Agreement (to the extent and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement), covering the Collateral described in the Security Agreement or the Pledge Agreement, as applicable,

(B) evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby (to the extent and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of releases under the guaranty agreement, pledge agreement and security agreement, in each case with respect to the Tribune Credit Agreement, customary lien searches and UCC-3 termination statements), and

(C) the Pledge Agreement, duly executed by the Borrowers and the other Guarantors party thereto, while the Term Loan Agent shall have received (subject to the last paragraph of this Section 4.01) certificates, if any, representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank,

(ii) such customary certificates of resolutions or other action authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings and other transactions hereunder, incumbency certificates and/or other certificates of Responsible Officers of each Borrower and each other Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each of the Borrowers and the other Guarantors is a party or is to be a party;

(iii) such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence that each Borrower and each other Guarantor is duly organized or formed, and that each of them is validly existing and in good standing, except, other than with respect to the Borrowers, to the extent that failure to be in good standing could not reasonably be expected to have a Material Adverse Effect;

(iv) a Committed Loan Notice and a Letter of Credit Application in each case relating to the initial Credit Extension if and as applicable;

(v) a solvency certificate from a Responsible Officer of the Company (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;

(vi) an opinion of Debevoise & Plimpton LLP, counsel to the Loan Parties, addressed to each Lender, in form and substance reasonably satisfactory to the Administrative Agent; and

(vii) opinions of local counsel for the Loan Parties listed on Schedule 4.01(a) hereto, in form and substance reasonably satisfactory to the Administrative Agent.

(b) [Reserved].

(c) Each Borrower and each other Guarantor shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree).

(d) All actions necessary to establish that the Collateral Agent will have a perfected security interest (to the extent contemplated in the Collateral Documents and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement, and subject to no Liens other than the Liens permitted under Section 7.01) in the Collateral shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the last paragraph of this Section 4.01.

(e) The Separation and Distribution shall have been consummated, or substantially simultaneously with the initial effectiveness of the Commitments shall be consummated, in all material respects in accordance with the terms of the Separation and Distribution Agreement.

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) All fees and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Fee Letter, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (or such later date as the Borrower Representative may reasonably agree) shall, upon the initial borrowing under the Facility (if applicable), have been paid (which amounts may be offset against the proceeds of the Facility).

(j) The Arrangers shall have received (a) audited combined balance sheets of the Company and related statements of income, stockholders’ equity and cash flows of the Company for the three (3) most recently completed Fiscal Years ended at least 120 days before the Closing Date, (b) projections of balance sheets, income statements and statements of cash flows on an annual basis for each Fiscal Year of the Company following the Closing Date through the 2018 Fiscal Year of the Company, (c) [Reserved], (d) [Reserved] and (e) unaudited combined balance sheets and related statements of income and cash flows of the Company, for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to clause (a) above ended at least 60 days before the Closing Date (other than any fiscal fourth quarter) (the “Company Quarterly Financial Statements”).

(k) The Administrative Agent shall have received a Borrowing Base Certificate prepared as of the last day of the last month ended at least 30 days prior to the Closing Date. Upon giving effect to the initial funding of Loans (if any) and initial issuance of Letters of Credit (if any), the consummation of the Transactions and the payment by the Borrowers of all fees and expenses incurred in connection with the Transactions on the Closing Date, Availability (based on the Borrowing Base Certificate delivered under this Section 4.01(k)) on the Closing Date shall be at least $50,000,000.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below) or the pledge and perfection of the security interest in the Stock Certificates, to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Closing Date after the Borrower Representative’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be delivered after the Closing Date in accordance with Sections 6.14 and 6.16; provided that the Borrowers shall have delivered all Stock Certificates to the Term Loan Agent on or prior to the Closing Date, but only to the extent received after the Borrower Representative’s use of commercially reasonable efforts to obtain them on the Closing Date. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement. “Stock Certificates” means Collateral consisting of certificates representing capital stock or other equity interests of the Company’s wholly owned Domestic Subsidiaries, and any FSHCO (provided that the Borrowers shall not be required to deliver Stock Certificates of any FSHCO representing in excess of 65% of the capital stock of such FSHCO) for which a security interest can be perfected by delivering such certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans (each, an “Excluded Request”)) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Subject to Section 2.01(c) with respect to Overadvance Loans, immediately after giving effect to the proposed Credit Extension, no Overadvance shall exist.

Each Request for Credit Extension (other than an Excluded Request) submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders (after giving effect to the Transactions) that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. The Company and each of its Restricted Subsidiaries (a) is a Person (i) duly organized or formed, (ii) validly existing and (iii) in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than, in the case of (a)(i) and (a)(ii) with respect to any Borrower and any other Loan Party that is a Significant Subsidiary, and in the case of (a)(iii) with respect to the Company and any other Loan Party that is a Significant Subsidiary), (b) (other than in the case of (b)(ii) with respect to any Borrower and any other Loan Party that is a Significant Subsidiary), (c), (d) and (e), to the extent that any failure to be so or to have such could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than any payment in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; in each case (except with respect to any violation, breach or contravention or payment with respect to any Borrower and any other Loan Party that is a Significant Subsidiary referred to in clause (a)) except to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Company Financial Statements fairly present in all material respects the financial condition of the publishing business of Tribune as of the date thereof and the results of operations for such business for the period covered thereby in accordance with GAAP consistently applied throughout the period covered therein, except as otherwise expressly noted therein and, in the case of the Company Quarterly Financial Statements, for the absence of footnotes.

(b) The unaudited consolidated financial statements of the Company and its Subsidiaries most recently delivered pursuant to Section 6.01(b), if any, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 29, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; provided that the consummation of the Transactions shall not be deemed to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Company and its Subsidiaries most recently delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Company to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(e) No Default or Event of Default has occurred or is continuing.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower Representative, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any Restricted Subsidiaries, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Use of Proceeds. The Borrowers will use the proceeds of all Borrowings for working capital and any other purposes not prohibited hereunder (including paying fees, commissions and expenses associated with the Transactions, if applicable).

Section 5.08. Ownership of Property; Liens. Each of the Company and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in (or with respect to licensed IP Rights, valid licenses to use), all its material Property, and none of such Property is subject to any Lien except as permitted by Section 7.01, except, in each case, where the failure to have such valid title or such valid leasehold interest could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Loan Party owns any fee owned real property with a fair market value greater than or equal to $10,000,000.

Section 5.09. Environmental Compliance.

(a) None of the Company or any of its Restricted Subsidiaries are subject to, or know of any basis for, any Environmental Liability that could reasonably be expected to have a Material Adverse Effect.

(b) There are no actions, suits, proceedings, claims or disputes pending, or to knowledge of the Borrower Representative, threatened, with respect to any Environmental Liability or non-compliance with Environmental Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) Each of the Company and its Restricted Subsidiaries has complied with all Environmental Laws and has obtained, maintained and complied with, all Environmental Permits, except for any failure that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by the Company or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower Representative, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) there are no and there never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on (A) any property currently owned, leased or operated by the Company or any of its Restricted Subsidiaries or (B) any property formerly owned, leased or operated by the Company or any of its Restricted Subsidiaries during the period of ownership, leasehold or operation by the Company or any of its Restricted Subsidiaries or, to the knowledge of the Borrower Representative, at any time other than such period, (iii) there is no asbestos or asbestos-containing material on any property currently owned, leased or operated by the Company or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iv) Hazardous Materials have not been released, discharged or disposed of on (A) any property currently owned, leased or operated by the Company or any of its Restricted Subsidiaries or (B) any property formerly owned, leased or operated by the Company or any of its Restricted Subsidiaries during the period of ownership, leasehold or operation by the Company or any of its Restricted Subsidiaries or, to the knowledge of the Borrower Representative, at any time other than such period.

(e) None of the Company and its Restricted Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigations or assessments or remedial or responsive actions that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, (i) any property currently or formerly owned, leased or operated by the Company or any of the Restricted Subsidiaries or (ii) any property formerly owned, leased or operated by the Company or any of its Restricted Subsidiaries during the period of ownership, leasehold or operation by the Company or any of its Restricted

Subsidiaries or, to the knowledge of the Borrower Representative, at any time other than such period, in each case of (i) and (ii), have been disposed of in a manner not reasonably expected to result in any Environmental Liability that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Taxes. (I) As of the Closing Date to the knowledge of the Borrower Representative, to the extent the Company and/or its Restricted Subsidiaries could be liable with respect thereto, Tribune, and (II) each of the Company and its Restricted Subsidiaries, has filed all federal, state, local, foreign and other tax returns and reports required to be filed, and has paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets or otherwise due and payable by it, except those (a) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11. Employee Benefit Plans.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of the Borrower Representative, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the Company or any of its Restricted Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Company or any such Subsidiary, directly or indirectly, to any tax or civil penalty.

(c) There are no pending or, to the knowledge of the Borrower Representative, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of

Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d) No ERISA Event or Foreign Benefit Event has occurred and no Loan Party or, to the knowledge of the Borrower Representative, ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event or Foreign Benefit Event with respect to any Plan, (i) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (ii) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (iii) neither any Loan Party nor, to the knowledge of the Borrower Representative, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (vi) of this Section 5.11(d), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests. As of the Closing Date, after giving effect to the Transactions, the Company has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12.

Section 5.13. Margin Regulations; Investment Company Act.

(a) Neither the making of any Loan or Letter of Credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the FRB.

(b) None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made and the time such information was furnished; it being understood (A) that such projections and forecasts are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular projection or forecast will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected results and such differences may be material and that such projections and forecast are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

Section 5.15. Compliance with Laws. The Company and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Intellectual Property; Licenses, Etc. The Company and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the trademarks, domain names, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used or held for use in or are otherwise necessary for the operation of its respective business, as currently conducted, except to the extent as could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Company or any Restricted Subsidiary as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any other Person, except for such infringements, misappropriations and violations which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is filed and presently pending or, to the knowledge of the Borrower Representative, presently threatened against the Company or any Restricted Subsidiary, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17. Solvency. As of the Closing Date after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18. [Reserved].

Section 5.19. Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, subject to the ABL/Term Loan Intercreditor Agreement and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Copyright Office and (b) upon the taking of possession or control by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, of such Collateral with respect to which a security interest may be perfected only by possession or control and where the Collateral Documents require such security interest to be perfected by possession or “control”, the Liens created by the Collateral Documents shall constitute fully perfected Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents and the ABL/Term Loan Intercreditor Agreement), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.20. PATRIOT ACT; Sanctioned Persons. None of the Company, any of its Restricted Subsidiaries, or any of the Company’s directors or officers, nor, to the knowledge of the Borrower Representative, any director or officer of any of the Company’s Restricted Subsidiaries, is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State (collectively, “Sanctions”). None of the Company nor any of its Restricted Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. The Borrowers will not, directly or, to the knowledge of the Borrower Representative, indirectly, use the proceeds of the Loans, for the purpose of financing any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is restricted under any Sanctions. No part of the proceeds of the Loans shall be used by the Borrowers in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company and each of its Restricted Subsidiaries is in compliance, in all material respects, with the PATRIOT Act.

Section 5.21. Accounts. As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” hereunder.

Section 5.22. Inventory. As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Inventory” hereunder.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days (or 120 days with respect to the Fiscal Year ending December 28, 2014) after the end of each Fiscal Year of the Company (commencing with the Fiscal Year ended December 28, 2014), a consolidated balance sheet of the Company as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing (an “Audit Report and Opinion”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (other than with respect to, or resulting from, (x) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (y) an upcoming maturity date under the Facilities or the Term Loan Credit Agreement), together with a customary management’s discussion and analysis of financial information;

(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company (commencing with the Fiscal Quarter ended June 29, 2014), a consolidated balance sheet of the Company as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information;

(c) within 45 days after the end of each Fiscal Year of the Company (commencing with the Fiscal Year ended December 28, 2014), a detailed consolidated quarterly budget of the Company in reasonable detail for that Fiscal Year as customarily prepared by management of the Company for its internal use consistent in scope with the financial statements provided pursuant to Section 6.01(a) (but including, in any event, a projected consolidated balance sheet of the Company as of the end of the following Fiscal Year, and the related consolidated statements of projected cash flow and projected income for such following Fiscal Year) and setting forth the principal assumptions upon which such budget is based; and

(d) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders not more than once during each Fiscal Quarter following delivery of the applicable Section 6.01 Financials to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent (the expense of conducting such meeting to be borne by the Company); provided that (i) each Person shall pay its own travel expenses and the fees and expenses of its advisors, (ii) the Company may satisfy its obligations under this Section 6.01(d) by participating in a Lenders-only conference call in lieu of such meeting as otherwise required by Section 6.01(d) and (iii) the Company may satisfy its obligations under this Section 6.01(d) by participating in an earnings call open to all Lenders in lieu of such meeting as otherwise required by this Section 6.01(d).

Notwithstanding the foregoing, (i) in the event that the Company delivers to the Administrative Agent an Annual Report for the Company (or any Parent Holding Company) on Form 10-K for any Fiscal Year, as filed with the SEC, within 90 days (or 120 days with respect to the Fiscal Year ending December 28, 2014) after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section with respect to such Fiscal Year to the extent that the information and report and opinion contained therein satisfy the parameters set forth in paragraph (a) for annual financial statements and Audit Reports and Opinions and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph (other than with respect to, or resulting from, (x) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (y) an upcoming maturity date under the Facilities or the Term Loan Credit Agreement) and (ii) in the event that the Company delivers to the Administrative Agent a Quarterly Report for the Company (or any Parent Holding Company) on Form 10-Q for any Fiscal Quarter, as filed with the SEC, within 60 days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section with respect to such Fiscal Quarter to the extent that the financial statements contained therein satisfy the parameters for quarterly financial statements set forth in paragraph (b).

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after the delivery of (i) the financial statements referred to in Section 6.01(a), or (ii) an Annual Report on Form 10-K (delivered pursuant to the last paragraph of Section 6.01) for any Fiscal Quarter for which the financial covenant set forth in Section 7.11 is required to be tested, but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate or report of the Company’s independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach of Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the final paragraph of Section 6.01), beginning with the Fiscal Quarter ending September 28, 2014, a duly completed Compliance Certificate signed by a Responsible Officer of the Company (which delivery may be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes), which shall include a calculation as to the financial covenant set forth in Section 7.11, whether or not such financial covenant is then required to be tested;

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, and copies of any statement or report furnished to, any holder of debt securities of the Company or of any of its Restricted Subsidiaries pursuant to the terms of any such securities in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) (i) by the 30th day of each Fiscal Period, a Borrowing Base Certificate prepared as of the close of business of the last day of the previous Fiscal Period; provided that, in addition, during any Reporting Trigger Period, the Borrower Representative shall, within five Business Days after the end of each calendar week, deliver a Borrowing Base Certificate that updates the gross amount of Accounts and Inventory consisting of newsprint and Acceptable Specialty Paper as of the close of business of the last day of such calendar week, it being understood and agreed that ineligible Accounts and ineligible Inventory will be updated on the 30th day after the end of each Fiscal Period. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Borrower Representative and certified by a Responsible Officer of the Borrower Representative, provided that the Administrative Agent may in its Permitted Discretion from time to time review and, upon written notice to the Borrower Representative, adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any ABL Priority Collateral, due to collections received in the Dominion Accounts or otherwise; (b) to adjust advance rates to reflect changes in the Dilution Percent and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve, including changes in the Availability Reserve made in accordance with the terms hereof; and

(ii) at the Administrative Agent’s request, a listing of each Borrower’s material trade payables, specifying the trade creditor and balance due, and a reasonably detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent;

(f) after the consummation of (x) a Disposition of ABL Priority Collateral consisting of Accounts arising from the rendition of services intended to be included in the Borrowing Base at such time, Permitted Additional Services Accounts or Inventory consisting of newsprint or Acceptable Specialty Paper in reliance on Section 7.04(c), 7.05(i), 7.05(s), 7.05(u) or 7.05(v) (in each case of this clause (x), other than a Disposition (A) of Inventory in the ordinary course of business, (B) of Accounts not included in the Borrowing Base Certificate last delivered disposed of in connection with the collection or compromise thereof or (C) to a Borrower) or (y) any merger, amalgamation, consolidation or Disposition by a Borrower involving a Person that is not a Borrower pursuant to Section 7.04(f), in each case of clauses (x) and (y) with a value in excess of $5,000,000, the Borrower Representative shall deliver to the Administrative Agent an updated Borrowing Base Certificate (A) concurrently with any such Disposition under Section 7.04(c), 7.05(i), 7.05(s), 7.05(u) or 7.05(v) or (B) within five Business Days after the consummation of such merger, amalgamation, consolidation or Disposition under Section 7.04(f); and

(g) promptly, such additional financial information regarding the Company or any of its Restricted Subsidiaries, or such additional information regarding the ABL Priority Collateral or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request (including, without limitation, supporting documentation reasonably requested by the Administrative Agent as to the calculation of Acquired EBITDA).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative posts such documents, or provides a link thereto on the Borrower Representative’s website on the Internet at the website address listed on Schedule 10.02(a)(i) and (ii) on which such documents are posted on the Borrower Representative’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. The Borrower Representative hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower Representative hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who wish only to receive Public Side Information, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower Representative hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower Representative shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as containing only Public Side Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform designated “Public Side Information” (it being understood the Company and its Restricted Subsidiaries shall not be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, (x) the list of Disqualified Lenders and (y) unless the Borrower Representative otherwise notifies the Administrative Agent, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b), shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”. Unless expressly identified as Public Side Information, the Administrative Agent and the Arrangers agree not to make any such Borrower Materials available to Public Lenders.

Section 6.03. Notices. Promptly, after a Responsible Officer of the Borrower Representative has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the institution of any material litigation not previously disclosed by the Borrower Representative to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and could, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(d) of the occurrence of any ERISA Event or Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on the Company or any of its Restricted Subsidiaries as a result thereof that could be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrower Representative has taken and proposes to take with respect thereto.

Section 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in the reasonable business judgment of the Company or such Restricted Subsidiary, as the case may be, it is in its best economic interest not to preserve such rights, permits, licenses or franchises or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve, renew and maintain all of its United States registered copyrights, patents, trademarks, trade names, service marks and domain names to the extent permitted by applicable Laws of the United States, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrower Representative believes (in the good faith judgment of the management of the Borrower Representative) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Company and its Restricted Subsidiaries. The Borrower Representative shall (i) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried, (ii) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the Administrative Agent at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, 10 days prior written notice thereof, (iii) in the event of any material change in any of the property or liability policies referenced in the preceding clause (ii), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof and (iv) use commercially reasonable efforts to ensure, in each case subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement, that at all times (x) the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by the Borrowers and each other Guarantor and (y) the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrowers and each other Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower Representative and its Subsidiaries, (B) the Collateral Agent agrees that the Borrower Representative and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Casualty Event shall be paid to the Borrower Representative.

Section 6.08. Compliance with Laws. Comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization).

Section 6.10. Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower Representative; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrowers’ expense; provided further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants.

Section 6.11. Field Examinations. Permit the Administrative Agent, from time to time, subject (except during the continuation of an Event of Default) to reasonable advance written notice and during normal business hours, to visit and inspect the Properties of any Loan Party in order to conduct field examinations with respect to Accounts intended to be included in the Borrowing Base up to once per Loan Year; provided that if an Event of Default shall have occurred and is continuing, there shall be no limit on the number of field examinations that the Administrative Agent may conduct in any Loan Year.

Section 6.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a FSHCO ceasing to be a FSHCO) shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Property (other than clause (a) of the definition thereof)) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents), the Borrower Representative shall in each case at the Borrowers’ expense:

(i) in connection with the formation or acquisition of a Subsidiary that is not an Excluded Subsidiary (or in the case of clause (B) below, is a Subsidiary whose Equity Interests do not constitute Excluded Equity Interests (as defined in the Security Agreement)), within 45 days after such formation or acquisition or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary to duly execute and deliver to the Administrative Agent (1)(x) a supplement to the Guaranty, substantially in the form of Annex B thereto or a guaranty or a guaranty supplement in such other form reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents or (y) a Subsidiary Borrower Joinder or a supplement to this Agreement in such other form reasonably satisfactory to the Administrative Agent, (2) a supplement to the Security Agreement, substantially in the form of Exhibit 1 thereto or a security agreement in such other form reasonably satisfactory to the Administrative Agent, securing the Obligations of such Subsidiary under the Loan Documents and (3) if such Subsidiary owns Equity Interests which do not constitute Excluded Equity Interests, a supplement to the Pledge Agreement, substantially in the form of Annex A thereto or a pledge agreement in such other form reasonably satisfactory to the Administrative Agent, securing the Obligations of such Subsidiary under the Loan Documents, (B) cause any Loan Party directly holding certificated Equity Interests in any such Subsidiary to deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, such Equity Interests (other than Excluded

Equity Interests (as defined in the Security Agreement)), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if such Loan Party is not a party to the Pledge Agreement, a supplement to the Pledge Agreement substantially in the form of Annex A thereto or a pledge agreement in such other form reasonably satisfactory to the Collateral Agent; provided that only 65% of each series of Equity Interests of any Foreign Subsidiary or any FSHCO shall be required to be pledged as Collateral; provided further, that (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary or any FSHCO, including stock owned by such Foreign Subsidiary or FSHCO in a Domestic Subsidiary, shall be required to be pledged as Collateral and (2) no pledge or security agreements governed by the Law of any non-U.S. jurisdiction shall be required; (C) cause each such Subsidiary to duly execute and deliver to the Collateral Agent Intellectual Property Security Agreements, if applicable, in the form of Exhibit 3 to the Security Agreement or in such other form reasonably satisfactory to the Collateral Agent; and (D) take and cause such Subsidiary to take, whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Collateral, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions (as defined in the Security Agreement), enforceable against all third parties in accordance with their terms; and

(ii) in connection with the acquisition of any Material Real Property, within 90 days after such acquisition or such longer period as the Administrative Agent may approve in its sole discretion, cause the Loan Party owning such Material Real Property to grant a security interest in and Mortgage on such Material Real Property as additional security for the Obligations. Each such Mortgage shall constitute a valid and enforceable perfected Lien subject, on the date of delivery of the Mortgage, only to Liens on the Mortgaged Property then existing and identified in such Mortgage or to other Liens reasonably acceptable to the Administrative Agent. Each such Mortgage shall be duly recorded or filed in such manner and in such places as are required by applicable law to establish, perfect, preserve and protect the Liens on the Mortgaged Property granted pursuant to such Mortgage in favor of the Collateral Agent and all taxes, fees and other charges payable in connection therewith shall be paid in full by the applicable Loan Party. The Borrower Representative or such Loan Party shall otherwise take such actions and execute or deliver to the

Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of such Mortgage (including a title policy, a survey, a local counsel opinion limited to opinions with respect to the enforceability and perfection of the applicable Mortgage (each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) and such documents as are required by the Flood Insurance Requirements in respect of such Mortgage); and

(iii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of the Guaranty and the Collateral Documents, or in perfecting and preserving the Liens purported to be created pursuant to the Collateral Documents.

(b) Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property that does not constitute Material Real Property and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), in each case including fixtures related thereto; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights with a value of less than $5,000,000, letter of credit rights to the extent any Grantor (as defined in the Security Agreement) is required by applicable law to apply the proceeds of such a drawing of such letter of credit for a specified purpose and commercial tort claims with a value of less than $5,000,000; (iii) any asset or property to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (iv) Equity Interests in any Person, other than material wholly owned Restricted Subsidiaries; (v) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower Representative in writing in consultation with the Administrative Agent; (vi) any lease, license or other agreement or Contractual Obligation or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or Contractual Obligation or purchase money arrangement or create a right of termination in favor of any other party thereto (other than any Borrower or a wholly owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent and the Borrower Representative reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) in excess of 65% of the Equity Interests of (A) any Foreign Subsidiary or (B) any FSHCO; (ix) any of the Equity Interests of (A) any Subsidiary of a Foreign Subsidiary, (B) any Immaterial Subsidiary, (C) any Unrestricted Subsidiary, (D) any entity set forth in clause (b), (d), (e), (m) or (p) of the definition of “Excluded Subsidiary”, and (E) any Subsidiary to the extent that the pledge of or grant of any lien on such Equity Interests or other securities for the benefit of any holders of any securities results in the Company or any of the Restricted Subsidiaries being required to file separate financial statements for the issuer of such capital stock or securities with the Securities and Exchange Commission (or another governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (xi) “intent-to-use” trademark or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or, if filed, has not been deemed in accordance with 15 U.S.C. §1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office to the extent that the grant of the security interest therein prior to such time would result in the invalidity or unenforceability of any such application or resulting registration; (xii) Other Letter of Credit Collateral; (xiii) IP Rights arising under the laws of any jurisdiction other than the United States or any state thereof; (xiv) any commercial tort claims held by or assigned to the Litigation Trust (as defined in the Plan of Reorganization); (xv) Excluded Deposit/Securities Accounts; (xvi) any aircraft, airframes, aircraft engines, helicopters or rolling stock, or any other equipment or assets constituting a part thereof; (xvii) margin stock (within the meaning of Regulation U issued by the FRB); and (xviii) any property that would otherwise constitute Term Loan Priority Collateral but is an Excluded Asset (as such term is defined in the Term Loan Documents); provided that no asset that would be excluded from the Collateral pursuant to the foregoing subclauses (i) through (xviii) shall be excluded from the Collateral pursuant to this Section 6.12(b) if it has been granted to secure the Term Loan Facility Obligations.

(c) In no event shall (a) control agreements or control or similar arrangements be required with respect to deposit or securities accounts (other than (x) any Dominion Account and (y) any Qualified Cash Account), (b) notices be required to be sent to account debtors or other contractual third-parties except after the occurrence and during the continuance of an Event of Default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims or (d) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

(d) Notwithstanding anything to the contrary in this Agreement, the foregoing requirements of this Section 6.12 and the requirements of Section 6.14 and Section 6.16 shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (ii) obtain, maintain and renew all Environmental Permits necessary for its operations and properties and (iii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action required under all Environmental Laws and in a timely fashion comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 6.14. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15. Maintenance of Ratings. Use commercially reasonable efforts to maintain a public rating of the Facilities and a public corporate debt rating for the Company by each of S&P and Moody’s (but not to obtain or maintain a specific rating).

Section 6.16. Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16.

Section 6.17. Accounting Changes. For financial reporting purposes, cause the Company’s fiscal year to end on the last Sunday of December; provided, however, that the Company may, upon written notice to the Administrative Agent, change the financial reporting convention above to (x) a calendar year-end convention or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Company, to reflect such change in fiscal year.

Section 6.18. Change in Nature of Business. Refrain from engaging in any material line of business substantially different from those lines of business conducted by the Company and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Company shall not and shall not permit any Restricted Subsidiary to:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date securing (i) Indebtedness and listed on Schedule 7.01 hereto or (ii) other obligations constituting current trade payables or accrued expenses incurred in the ordinary course of business or obligations created through the use of purchase cards and credit cards, and, in each case, any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof and (ii) the Refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness), is permitted by Section 7.03;

(c) Liens for taxes that are not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization);

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, in each case so long as such Liens arise in the ordinary course of business and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary or under self-insurance arrangements in respect of such obligations or (iii) securing obligations in respect of letters of credit that have been posted by the Company or any of its Restricted Subsidiaries to support the payment of items set forth in clauses (i) and (ii);

(f) Liens to secure the performance of tenders, statutory obligations, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) any obligations or duties affecting any of the property of the Company or its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit and any other liens required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds (or to support the issuance thereof) incurred in the ordinary course of business;

(g) easements, reservations, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Sections 7.03(f) and (g) (including Liens securing Permitted Refinancing of the Indebtedness secured by such Liens); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness (or by the Indebtedness Refinanced by such Permitted Refinancing) and the proceeds and the products thereof and accessories thereto and (iii) with respect to leases evidencing Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other financings of equipment provided by such Person (or its affiliates) on customary terms;

(j) leases, licenses, subleases, sublicenses, occupancy agreements or assignments granted to others in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment (including any Asset Swap Transaction) permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment (including any such Asset Swap Transaction), (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (including any Asset Swap Transaction), in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (iii) on property which is the subject of a Disposition or Asset Swap Transaction permitted by Section 7.05 relating to such Disposition or Asset Swap Transaction (it being understood that such Liens may not be perfected prior to the completion of such Disposition or Asset Swap Transaction except in the ordinary course of business);

(n) Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary securing (i) Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $10,000,000 and (y) 2.00% of Consolidated Total Assets and (ii) other obligations of such Foreign Subsidiary;

(o) Liens in favor of the Company or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03 (provided, that any such Lien on any Collateral securing Indebtedness shall be expressly junior in priority to the Liens on the Collateral securing the Obligations pursuant to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement) or other obligations, other than Indebtedness, owed by the Company or any Restricted Subsidiary to the Company or any other Restricted Subsidiary;

(p) (i) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof and any Refinancing thereof (including Liens securing Permitted Refinancings of Indebtedness secured by such Liens); provided that (w) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (x)(1) in the case of Liens securing purchase money Indebtedness or Capitalized Lease Obligations or any Refinancing thereof, such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition or such Person becomes a Restricted Subsidiary, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary); provided that individual financings of equipment otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other financings of equipment provided by such Person (or its affiliates) on customary terms; and (2) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Lease Obligations or Permitted Refinancings thereof, such Liens do not extend to the property of any Person other than such Person, the Person acquired or formed to make such acquisition and the Subsidiaries of such Person, and (y) the Indebtedness secured thereby (or, as applicable, any Refinancing thereof) is permitted under Section 7.03 and (ii) Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries assumed in connection with an Asset Swap Transaction; provided that such Liens do not extend to any property other the property subject to such Asset Swap Transaction (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such Asset Swap Transaction, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Asset Swap Transaction);

(q) Liens arising from precautionary UCC financing statement (or similar filings under applicable law) filings regarding leases entered into by the Company or any Restricted Subsidiary;

(r) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement or secured by a lessor’s, sublessor’s, licensee’s, sublicensee’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (including software and other technology licenses);

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02 or Liens in the form of customary seller’s right or option to repurchase, or to cause the purchase or sale of, the capital stock of Restricted Subsidiaries that are not wholly owned Subsidiaries;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) [Reserved];

(w) Liens (i) on cash or Cash Equivalents granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to cash collateralize pursuant to this Agreement and (ii) granted in favor of any Other Letter of Credit Facility Issuer created pursuant to or as contemplated by the Other Letter of Credit Facility to cash collateralize Other Letters of Credit or to otherwise secure obligations thereunder;

(x) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Company and the Restricted Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary taken as a whole;

(z) Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture;

(bb) (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(cc) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd) [Reserved];

(ee) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff) [Reserved];

(gg) Liens on property constituting Collateral pursuant to (A) the Term Loan Documents, Other Letter of Credit Loan Documents and agreements and documentation in connection with any other Indebtedness permitted by Section 7.03(a), provided that any Liens securing Indebtedness under this Section 7.01(gg)(A) shall be expressly junior in priority to the Liens on the ABL Priority Collateral securing the Obligations and pari passu or junior in priority to the Liens on the Term Loan Priority Collateral securing the Term Loan Facility Obligations, in each case pursuant to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement, and (B) agreements and documentation in connection with any Permitted Additional Debt, and in each case under this Section 7.01(gg) any Permitted Refinancing thereof;

(hh) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any New Incremental Indebtedness, any Term Loan Refinancing Indebtedness, any Permitted Debt Exchange Notes, any Rollover Indebtedness, any Permitted Additional Debt and any Permitted Refinancing of any of the foregoing;

(ii) Liens in respect of Permitted Sale Leasebacks;

(jj) Liens arising out of any license, sublicense or cross license of IP Rights to or from the Company or any Restricted Subsidiary permitted under Section 7.05 (excluding Section 7.05(d)(D));

(kk) agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(ll) other Liens securing Indebtedness outstanding in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 6.00% of Consolidated Total Assets, provided that any such Liens shall be expressly junior in priority to the Liens on the ABL Priority Collateral securing the Obligations pursuant to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable; and

(mm) Liens pursuant to or arising in contemplation of or in connection with the Separation and Distribution Agreement and the Ancillary Agreements;

provided that none of the Liens provided for in clauses (a) through (mm) above may secure Indebtedness constituting Additional ABL Obligations under and as defined in the ABL/Term Loan Intercreditor Agreement, unless such Liens would also be expressly designated as being junior in priority to the Liens on ABL Priority Collateral securing the Obligations pursuant to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments held by the Company or any Restricted Subsidiary in the form of Cash Equivalents or that were Cash Equivalents when made;

(b) loans or advances to officers, directors, employees, consultants and independent contractors of the Company, any Parent Holding Company or any Restricted Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company or any Parent Holding Company; provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately utilized to consummate such purchase and, in the case of the purchase of Equity Interests of a Parent Holding Company, promptly contributed to the Company in cash as common equity and (iii) for additional purposes not contemplated by clause (i) or (ii) above; provided that the aggregate principal amount outstanding at any time with respect to clause (iii) of this Section 7.02(b) shall not exceed $5,000,000;

(c) Investments (i) by the Company or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party and (iii) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(e) to the extent constituting Investments, transactions expressly permitted under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of noncash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12;

(f) Investments (i) on the Closing Date and are set forth on Schedule 7.02, (ii) existing on the Closing Date of the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and (iii)

in the case of each of clauses (i) and (ii), any modification, replacement, refinancing, renewal or extension thereof; provided that no such modification, replacement, refinancing, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) Equity Interests, promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05 (including any Asset Swap Transaction);

(i) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i):

(A) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements to comply with such Section 6.12 after the effectiveness of such Permitted Acquisition within the time periods set forth in Section 6.12, as applicable;

(B) the total cash and noncash consideration (including the Fair Market Value (on the earlier of (i) the date the legally binding commitment for such purchase or acquisition was entered into and (ii) if no legally binding commitment was entered into, the date of such purchase or acquisition, in each case without giving effect to subsequent changes in value) of all Equity Interests issued or transferred to the sellers thereof, earn-outs and other contingent payment obligations (only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Company or its Restricted Subsidiaries to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Company and its Restricted Subsidiaries when aggregated with the total cash and noncash consideration (calculated on the same basis) paid by or on behalf of the Company and the other Restricted Subsidiaries for all other purchases, other acquisitions and other Investments made pursuant to this Section 7.02(i) and Sections 7.02(j), (o) and (ee), shall not exceed $25,000,000 (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding);

(C) immediately after giving effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing; and

(D) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary businesses) in which the Company and/or its Subsidiaries are then engaged;

(j) (i) Investments by any Restricted Subsidiary that is not a Loan Party in any Joint Venture or Unrestricted Subsidiary, (ii) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party or in any Joint Venture or Unrestricted Subsidiary and (iii) Investments in Existing Joint Venture Interests, to the extent that the aggregate amount of all Investments made pursuant to this Section 7.02(j), together with the aggregate amount of all Investments made pursuant to Sections 7.02(i), (o) and (ee), is not in excess of $25,000,000 (provided that such limitation shall be net of (1) any Investment by any such Person specified in clause (i), (ii) or (iii) in any Loan Party and (2) any return or distribution of capital or repayments of principal in respect thereof at any time outstanding (including any return, distribution or repayment received substantially concurrently with the making of such Investment) not to exceed the Fair Market Value of the Investment made);

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements with Persons other than the Company and the Restricted Subsidiaries in the ordinary course of business;

(n) loans and advances to any Parent Holding Company in lieu of, and not in excess of the amount of (after giving effect to any other loans,

advances or Restricted Payments made to such Parent Holding Company), Restricted Payments permitted to be made to such Parent Holding Company in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of the applicable Restricted Payments thereafter permitted under Section 7.06 by a corresponding amount (if the amount of Restricted Payments under such subsection of Section 7.06 is limited to a maximum dollar amount);

(o) other Investments not exceeding, together with the aggregate amount of all Investments made pursuant to Sections 7.02(i), (j) and (ee), $25,000,000, in the aggregate (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding (including any return, distribution or repayment received substantially concurrently with the making of such Investment) not to exceed the Fair Market Value of the Investment made);

(p) loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(q) Investments to the extent that payment for such Investments is made by the issuance of Equity Interests (other than Disqualified Equity Interests) of the Company (or Equity Interests of any Parent Holding Company) to the seller of such Investments;

(r) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) [Reserved];

(t) any Investments in a Restricted Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full in cash with a dividend or other distribution from such Restricted Subsidiary or Joint Venture;

(u) the forgiveness or conversion to equity of any Indebtedness owed to a Loan Party and permitted by Section 7.03;

(v) Investments made to consummate the Transactions or in connection with the Transactions;

(w) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(x) additional Restricted Subsidiaries of the Company may be established or created if the Company and such Subsidiary comply with the requirements of Section 6.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(y) [Reserved];

(z) Guarantees of the Company or any Restricted Subsidiary of leases entered into in the ordinary course of business;

(aa) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, IP Rights, or other rights, in each case in the ordinary course of business;

(bb) Investments made to repurchase or retire Equity Interests of the Company (or any Parent Holding Company) owned by any employee stock ownership plan or key employee stock ownership plan of the Company (or any direct or indirect parent thereof);

(cc) Investments arising as a result of Permitted Sale Leasebacks or sale leasebacks that do not otherwise constitute “Sale Leasebacks”;

(dd) Investments in Unrestricted Subsidiaries for the purpose of consummating transactions permitted under Section 7.05(e);

(ee) any Investments in a Restricted Subsidiary or in a Joint Venture, in each case, to the extent that following consummation of such Investment such Person becomes a wholly owned Restricted Subsidiary of the Company or a Loan Party; provided that the aggregate amount of Investments made pursuant to this Section 7.02(ee), together with the aggregate amount of all Investments made pursuant to Sections 7.02(i), (j) and (o), shall not exceed $25,000,000 (net of any return or distribution of capital or repayments of principal in respect thereof at any time outstanding (including any return, distribution or repayment received substantially concurrently with the making of such Investment) not to exceed the Fair Market Value of the Investment made);

(ff) Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO;

(gg) [Reserved];

(hh) Investments constituting Asset Swap Transactions;

(ii) [Reserved]; and

(jj) any other Investments, so long as immediately after giving effect thereto the Payment Conditions are satisfied.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred by any Loan Party pursuant to the Term Loan Facility, Indebtedness incurred by any Loan Party otherwise than pursuant to the Term Loan Facility (including pursuant to any Term Loan Refinancing Indebtedness, New Incremental Indebtedness Documents, any Permitted Debt Exchange Notes or any Rollover Indebtedness but not pursuant to the Loan Documents) and Indebtedness under the Other Letter of Credit Facility in an aggregate principal amount at any time outstanding not to exceed (A) $400,000,000 plus (B) the Maximum New Incremental Indebtedness Amount plus (C) in the case of any Refinancing of such Indebtedness accrued and unpaid interest and premium thereon plus other amounts paid, and fees and expenses incurred in connection with such Refinancing;

(b) Indebtedness of the Loan Parties under the Loan Documents;

(c) Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(d) Guarantees incurred in respect of any Indebtedness or other obligations of the Borrowers or any other Restricted Subsidiary that are permitted to be incurred under this Agreement; provided that if such Indebtedness or other obligation is subordinated to the Obligations, any Guarantee thereof shall be subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms of such Indebtedness or other obligation (as determined by the Borrower Representative in good faith);

(e) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party, and (C) any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party under this clause (e)(C) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement or subject to subordination terms substantially identical to the subordination terms set forth in Exhibit K, in each case within 60 days of the incurrence of such Indebtedness or such later date as the Administrative Agent shall reasonably agree, in each case, to the extent permitted by applicable law and not giving rise to materially adverse tax consequences;

(f) Capitalized Lease Obligations; provided that (i) such Indebtedness is not issued or incurred to acquire Equity Interests of any Person and (ii) immediately after giving Pro Forma Effect to the issuance or incurrence of such Indebtedness, the Company’s Consolidated Fixed Charge Coverage Ratio shall be no less than 1.00:1.00 and any Permitted Refinancing of such Capitalized Lease Obligations;

(g) (i) Capitalized Lease Obligations set forth on Schedule 7.03, (ii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and (iii) in each case, any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of Indebtedness at any time outstanding under clause (ii) of this Section 7.03(g) (together with the aggregate amount of all Sale Leaseback transactions outstanding pursuant to Section 7.07) shall not exceed the greater of (x) $15,000,000 and (y) 3.00% of Consolidated Total Assets;

(h) Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries not to exceed the greater of (i) $5,000,000 and (ii) 1.00% of Consolidated Total Assets, at any time outstanding;

(i) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(j) [Reserved];

(k) (i) Indebtedness representing deferred compensation or stock-based compensation to directors, officers, employees, consultants or independent contractors of the Company and the Restricted Subsidiaries and (ii) Indebtedness consisting of obligations of the Company or the Restricted Subsidiaries under deferred compensation to their directors, officers, employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted under Section 7.02;

(l) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, consultants, independent contractors, their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company or any Parent Holding Company permitted by Section 7.06;

(m) Indebtedness in respect of indemnification, purchase price adjustments or other similar obligations incurred by the Company or any Restricted Subsidiary in a Permitted Acquisition, Disposition or Asset Swap Transaction under agreements which provide for indemnification, the adjustment of the purchase price or for similar adjustments;

(n) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Transactions, or any Permitted Acquisition, Asset Swap Transaction or other Investment permitted under Section 7.02;

(o) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is merged or consolidated with or into the Company or a Restricted Subsidiary) or Indebtedness attaching to assets that are acquired by the Company or any Restricted Subsidiary (including any Indebtedness assumed by the Company or any Restricted Subsidiary in connection with any acquisition of any assets or Person), in each case after the Closing Date as the result of a Permitted Acquisition, Asset Swap Transaction or other Investment permitted by Section 7.02; provided that (i) such Indebtedness is not incurred in contemplation of such acquisition and (ii) on the date of determination, either (x) the Company’s Consolidated Total Net Debt to Consolidated EBITDA Ratio shall be less than or equal to 3.25:1.00 after giving Pro Forma Effect to the assumption of such Indebtedness and the related Specified Transactions, or (y) the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Company after giving Pro Forma Effect to such assumption of Indebtedness and the related Specified

Transactions is less than or equal to the Consolidated Total Net Debt to Consolidated EBITDA Ratio of the Company immediately prior to such assumption of Indebtedness and the related Specified Transactions (it being understood, that in each case, Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness, and such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (ii)), and any Permitted Refinancing of such Indebtedness;

(p) (i) Indebtedness arising under Cash Management Agreements incurred in the ordinary course of business and (ii) Indebtedness in respect of netting services, overdraft protections, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) Indebtedness in an aggregate principal amount not to exceed the greater of (i) $25,500,000 and (ii) 5.00% of Consolidated Total Assets, at any time outstanding;

(r) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary;

(t) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) [Reserved];

(v) Indebtedness incurred by the Company or any Restricted Subsidiary constituting Permitted Additional Debt and any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of Indebtedness then outstanding in reliance on this clause (v) in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the greater of (i) $10,000,000 and (ii) 2.00% of Consolidated Total Assets;

(w) [Reserved];

(x) Indebtedness supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

(y) Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(z) Guarantees incurred in the ordinary course of business by the Company or any of its Restricted Subsidiaries and not in respect of Indebtedness for borrowed money;

(aa) (i) unsecured Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Company or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(bb) Indebtedness incurred in connection with any Permitted Sale Leaseback and any Permitted Refinancing in respect thereof;

(cc) Permitted Disposition Transaction Indebtedness;

(dd) [Reserved];

(ee) [Reserved];

(ff) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.03; and

(gg) Indebtedness incurred pursuant to, in contemplation of or in connection with the Separation and Distribution Agreement and the Ancillary Agreements.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as (other than in the case of clause (e)) no Event of Default would result therefrom:

(a) any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) any Borrower (including a merger, the purpose of which is to reorganize any Borrower into a new jurisdiction in any State of the United States of America or the District of Columbia); provided that (x) such Borrower shall be the continuing or surviving Person or (y) the surviving Person (which shall be a Person incorporated or organized in any State of the United States of America or the District of Columbia) shall expressly assume the obligations of such Borrower pursuant to documents (which may include legal opinions with respect to the validity and enforceability of Liens on Collateral and Guaranties of the surviving Person if and to the extent the cost of providing any such legal opinion is not excessive in relation to the value afforded to the Secured Parties thereby as reasonably determined by the Administrative Agent in good faith) reasonably acceptable to the Administrative Agent; provided further that, in the case of this clause (y), (A) each Subsidiary Borrower and other Guarantor (other than any Subsidiary that will be released from its obligations hereunder or its Guaranty, as applicable, in connection with such transaction) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its obligations hereunder and/or its Guaranty, as applicable, (other than any obligations or Guaranty that will be discharged or terminated in connection with such transaction) and (B) each Subsidiary Borrower and other Guarantor (other than any Subsidiary that will be released from its grant or pledge of Collateral under the applicable Collateral Documents in connection with such transaction) shall have, by a supplement to the applicable Collateral Documents or another document or instrument, affirmed that its obligations thereunder shall apply to its obligations hereunder and/or its Guaranty, as applicable, as reaffirmed pursuant to clause (A) above, or (ii) any one or more other Restricted Subsidiaries (other than a Borrower); provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall become a Guarantor, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 or (C) to the extent constituting a Disposition, such Disposition must be permitted in accordance with Section 7.05; provided that any Restricted Subsidiary may take any actions otherwise prohibited by this clause (a) to the extent necessary to comply with the requirements of Section 6.12 or Section 6.14;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary (other than a Borrower) may liquidate or dissolve, or any Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form, if the Borrower Representative determines in good faith that such action is in the best interest of the Company and its Restricted Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder); provided that any Restricted Subsidiary may take any actions otherwise prohibited by this clause (b) to the extent necessary to comply with the requirements of Section 6.12 or Section 6.14;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Borrower or a Guarantor, then (i) the transferee must either be a Borrower or a Guarantor, respectively or (ii) to the extent constituting an Investment, such Investment must be permitted by Section 7.02; provided that any Restricted Subsidiary may take any actions otherwise prohibited by this clause (c) to the extent necessary to comply with the requirements of Section 6.12 or Section 6.14; provided further that the Borrower Representative shall comply with Section 6.02(f) to the extent applicable;

(d) any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12; provided, further, that any Restricted Subsidiary may take any actions otherwise prohibited by this clause (d) to the extent necessary to comply with the requirements of Section 6.12 or Section 6.14;

(e) the Borrowers and the other Restricted Subsidiaries may consummate the Transactions;

(f) subject to Section 7.04(a)(i), the Company or any Restricted Subsidiary may merge, amalgamate, consolidate (and in the case of any Restricted Subsidiary (other than a Borrower), dissolve or liquidate) with or into another Person, engage in an Asset Swap Transaction or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(d)(A)); and

(g) any Investment permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Company and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any IP Rights meeting the foregoing requirements to lapse or go abandoned) and Dispositions of discontinued operations in the ordinary course of business;

(b) Dispositions of inventory, goods held for sale and other immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(d) (A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01;

(e) Dispositions by the Company or any Restricted Subsidiary of property pursuant to Sale Leasebacks permitted by Section 7.07;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of delinquent accounts receivable in connection with the collection or compromise thereof;

(h) licenses, sublicenses or cross-licenses of IP Rights in the ordinary course of business;

(i) sales, Dispositions or contributions of property (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided that with respect to Dispositions made pursuant to clause (D) of this Section 7.05(i) (1) the portion (if any) of any such Disposition made for less than Fair Market Value (on the earlier of (i) the date the legally binding commitment for such Disposition was entered into and (ii) if no legally binding commitment was entered into, the date of such Disposition) and (2) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary; provided further that the Borrower Representative shall comply with Section 6.02(f) to the extent applicable;

(j) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of property (other than IP Rights) in the ordinary course of business;

(k) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(l) Dispositions made to consummate the Transactions;

(m) Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is an Investment permitted pursuant to Section 7.02(c), (j), (o) or (jj);

(o) the unwinding of Swap Contracts permitted hereunder;

(p) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q) any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(r) [Reserved];

(s) Dispositions by the Company or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such

Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at least 75% of the purchase price for such property in excess of $15,000,000 shall be paid to the Company or such Restricted Subsidiary, as applicable, in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (s)(ii), the following shall be deemed to be cash or Cash Equivalents: (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition, (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition; and (C) any Designated Non-Cash Consideration in respect of such Disposition, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of the greater of (1) $20,000,000 and (2) 4.00% of Consolidated Total Assets, and (iii) the aggregate amount of Dispositions made in any Fiscal Year pursuant to this Section 7.05(s) shall not exceed $32,500,000 (provided that amounts unused in any Fiscal Year may be carried forward and used to make Dispositions pursuant to this Section 7.05(s) in succeeding Fiscal Years); provided further that the Borrower Representative shall comply with Section 6.02(f) to the extent applicable;

(t) the Disposition of any Unrestricted Subsidiary;

(u) (i) the Disposition of assets acquired pursuant to a Permitted Acquisition, an Asset Swap Transaction or any Investment permitted pursuant to Section 7.02, which assets are not used or useful to the core or principal business of the Company and the Restricted Subsidiaries and (ii) the Disposition of assets that are necessary or advisable, in the good faith judgment of the Borrower Representative, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition, Asset Swap Transaction or any Investment permitted by Section 7.02; provided that, in the case of each of clauses (i) and (ii), if and to the extent such assets were included in the Borrowing Base in connection with such Acquisition, Asset Swap Transaction or Investment or immediately prior to such Disposition (whether on actual or Pro Forma Basis), the Borrower Representative shall deliver to the Administrative Agent an updated Borrowing Base Certificate concurrently with any such Disposition;

(v) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value (on the earlier of (i) the date the legally binding commitment for each such Disposition was entered into and (ii) if no legally binding commitment was entered into, the date of such Disposition) of less than the greater of (i) $25,000,000 and (ii) 5% of Consolidated Total Assets; provided that the Borrower Representative shall comply with Section 6.02(f) to the extent applicable;

(w) [Reserved]; and

(x) any Asset Swap Transaction;

provided, however, that (x) any Disposition of any property (other than any ABL Priority Collateral) in excess of $2,500,000 pursuant to Section 7.05(s) shall be for no less than the Fair Market Value of such property at the earlier of (i) the time the legally binding commitment for such Disposition was entered into and (ii) if no legally binding commitment was entered into, the date of such Disposition and (y) any Disposition of any ABL Priority Collateral pursuant to this Section 7.05 (other than pursuant to Sections 7.05(b) and (g)) shall be for no less than the book value of such property at the earlier of (i) the time the legally binding commitment for such Disposition was entered into and (ii) if no legally binding commitment was entered into, the date of such Disposition; provided further that immediately after giving effect to the Disposition of any ABL Priority Collateral pursuant to this Section 7.05 (other pursuant to Sections 7.05(b) and (g)) the Payment Conditions are satisfied. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is authorized to and shall take any actions necessary or deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Company and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Company and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative economic ownership interests);

(b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) [Reserved];

(d) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may take actions expressly permitted by Section 7.02 (other than Section 7.02(e)), 7.04, 7.08 or 7.12;

(e) the Company or any Restricted Subsidiary may make Restricted Payments to any Parent Holding Company:

(i) the proceeds of which will be used to pay the income taxes and franchise (and similar) taxes (including minimum taxes) imposed in lieu of income taxes of a Parent Holding Company attributable to the Company and its Subsidiaries in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such Parent Holding Company that include the Company and its Subsidiaries determined as if the Company and its Subsidiaries filed separately; provided that Restricted Payments under this Section 7.06(e)(i) shall not exceed the income tax liability of the consolidated, combined, unitary or affiliated group that would consist solely of the Company and its Subsidiaries;

(ii) the proceeds of which shall be used by such Parent Holding Company to pay (or to make a Restricted Payment to or Investment in a Parent Holding Company to enable it or another Parent Holding Company to pay) (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers or employees of any Parent Holding Company, in each case attributable to the operations or ownership of the Company and its Subsidiaries or (b) the fees and other amounts described in Section 7.08(e) to the extent that the Company or any Restricted Subsidiary would be then permitted under such Section 7.08(e) to pay such fees and other amounts directly;

(iii) the proceeds of which shall be used by such Parent Holding Company to pay its (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to pay) (x) franchise taxes and (y) other taxes imposed on a separate company basis with respect to the Company and its Subsidiaries;

(iv) the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Company (or to make a

Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to repurchase, retire or otherwise acquire its Equity Interests) from directors, officers, employees or members of management, consultants or independent contractors of the Company, any Subsidiary, any Parent Holding Company (or their estate, heirs, family members, spouse and/or former spouse), in each case in connection with the resignation, termination, death or disability of any such directors, officers, employees or members of management, consultants or independent contractors or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement not to exceed for any fiscal year of the Company, together with any repurchase of Equity Interests made pursuant to Section 7.06(l)(ii) in such fiscal year, $5,000,000; provided further that the amounts set forth in this clause (e)(iv) may be further increased by (A) the proceeds of any key-man life insurance received by a Parent Holding Company (to the extent contributed to the Company), the Company or any Restricted Subsidiary (solely with respect to the calendar year in which such proceeds are received and without limiting any carry-over thereof permitted above), plus (B) to the extent contributed in cash to the common equity of the Company and not theretofore utilized to make a Restricted Payment under this Section 7.06(e)(iv), the Net Cash Proceeds from the sale of Equity Interests of any Parent Holding Company or the Company, in each case to members of management, managers, directors, consultants or independent contractors of the Company or any of its Subsidiaries or any Parent Holding Company that occurs after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to any future, present or former, director, employee or consultant of the Company, any Parent Holding Company or any of their Restricted Subsidiaries that are in respect of services rendered to the Company and its Restricted Subsidiaries and foregone in return for the receipt of Equity Interests of the Company, any Parent Holding Company or any of their Restricted Subsidiaries pursuant to a deferred compensation plan of such entity;

(v) the proceeds of which are applied to the purchase or other acquisition by any Parent Holding Company of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Company or any Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 7.02(i); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such purchase or other acquisition and (B) any Parent Holding Company shall, substantially concurrently with the closing thereof, cause (1) all Property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Company, any other Loan Party or (to the extent applicable and permitted by Section 7.02(i)) any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) into the Company, any other Loan Party or (to the extent applicable and permitted by Section 7.02(i)) any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;

(f) in addition to the foregoing Restricted Payments, the Company may make additional Restricted Payments in an aggregate amount not to exceed, together with any prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing pursuant to Section 7.12(a)(iv), $10,000,000;

(g) Restricted Payments made (i) on or after the Closing Date to consummate the Transactions, including the Dividend, (ii) as contemplated by the Separation and Distribution Agreement or the Ancillary Agreements, including any payments or loans made to the Company or any direct or indirect parent to enable it to make any such payments or (iii) set forth on Schedule 7.06;

(h) the Company and any Restricted Subsidiary may (or, may make Restricted Payments to a Parent Holding Company, to allow the Parent Holding Company to) (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(i) [Reserved];

(j) [Reserved];

(k) the Company may (or may pay Restricted Payments to permit any Parent Holding Company to) redeem in whole or in part any Equity Interests of the Company or any Parent Holding Company in exchange for another class of Equity Interests or rights to acquire Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests (which net proceeds in the case of a contribution to or issuance by any Parent Holding Company shall substantially concurrently be further contributed to the common equity of the Company); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests of the Company are no more adverse (taken as a whole) to the Lenders than those contained in the Equity Interests redeemed thereby;

(l) the Company may repurchase Equity Interests of any Parent Holding Company or the Company, as applicable, (i) upon exercise of stock options, warrants or similar equity incentive awards if such Equity Interests represents all or a portion of the exercise price of such options, warrants or similar equity incentive awards, and the Company may make Restricted Payments to any Parent Holding Company as and when necessary to enable any Parent Holding Company to effect such repurchases and (ii) other equity securities of the Company or any Parent Holding Company from current or former directors, employees or members of the management of the Company, any Restricted Subsidiary, at a price not in excess of Fair Market Value, in an aggregate amount under this clause (ii) for any fiscal year of the Company not to exceed, together with any repurchase, retirement or acquisition of Equity Interests made pursuant to Section 7.06(e)(iv) in such fiscal year, $5,000,000;

(m) the Company may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates or immediate family members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests;

(n) [Reserved];

(o) [Reserved]; and

(p) any other Restricted Payments, so long as immediately after giving effect thereto the Payment Conditions are satisfied.

Section 7.07. Sale Leasebacks. Enter into Sale Leasebacks, except Sale Leasebacks in an aggregate amount not to exceed, together with the aggregate amount of all Indebtedness outstanding pursuant to Section 7.03(g)(ii), the greater of (i) $20,000,000 and (ii) 4.00% of Consolidated Total Assets at any one time outstanding.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company (an “Affiliate Transaction”), whether or not in the ordinary course of business, involving aggregate consideration in excess of $10,000,000 other than (a) transactions among Loan Parties and their Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction), (b) on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) the Transactions, any Transaction Documents and the payment of fees and expenses in connection with the consummation of the Transactions, (d) [Reserved], (e) customary fees and indemnities may be paid to any directors of the Company and the Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of the Company and its Restricted Subsidiaries, to directors of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed, (f) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between the Company, any Parent Holding Company or any Restricted Subsidiary thereof and their respective directors, officers, employees, managers, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors, managers, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of any Parent Holding Company or the Company or any Restricted Subsidiary, (g) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d)), (h) Investments permitted under Section 7.02, (i) any payments required to be made pursuant to the Separation and Distribution Agreement and the Ancillary Agreements, (j) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment to any such agreement to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders in any material respect, (k) transactions between a Borrower Party and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Borrower Party or any Parent Holding Company; provided, however, that such director abstains from voting as a director of such Borrower Party or such Parent Holding Company, as the case may be, on any matter involving such other Person, (l) [Reserved], (m) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of any direct Parent Holding Company or the Company, as the case may be, (n) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, (o) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and (p) Investments by Affiliates in Indebtedness or preferred Equity Interests of the Company or any of its Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with respect thereto), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Company or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally. For purposes of this Section 7.08, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 7.08(b) if (x) such Affiliate Transaction is approved by a majority of Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Term Loan Facility or the Other Letter of Credit Facility) that limits the ability (a) of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Company, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company or of the acquisition of assets from such Person, (iii) any agreement representing Indebtedness of a Restricted Subsidiary of the Company which is not a Loan Party which is permitted by Section 7.03, (iv) any agreement in connection with a Disposition permitted by Section 7.05, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary net worth provisions contained in real property leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business, so long as the Borrower Representative has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and the Restricted Subsidiaries to meet their ongoing obligations under the Loan Documents, (viii) any restrictions regarding licenses or sublicenses by the Company or any Restricted Subsidiary of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights), (ix) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (x) customary or reasonable restrictions contained in any agreements or instruments governing (A) Permitted Additional Debt, (B) Term Loan Refinancing Indebtedness, (C)

New Incremental Indebtedness, (D) Permitted Debt Exchange Notes, (E) Rollover Indebtedness and (F) Indebtedness permitted pursuant to Section 7.03 (to the extent applicable only to the Foreign Subsidiaries obligated with respect to such Indebtedness) and, in each case, any Permitted Refinancing thereof, (xi) restrictions contained in agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions are not materially more restrictive, taken as a whole, to the Company and its Subsidiaries than the covenants contained in this Agreement and the other Loan Documents (as reasonably determined by the Borrower Representative in good faith), (xii) solely to the extent that such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness, restrictions contained in assumed Indebtedness permitted pursuant to Section 7.03(o), (xiii) restrictions imposed by reason of applicable Law and (xiv) any Transaction Document or (b) of the Company or any Loan Party to create, incur, assume or suffer to exist Liens on the Collateral for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Company, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company or of the acquisition of assets from such Person and applies solely to such acquired assets, (iii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (including equipment which is permitted to be cross collateralized pursuant to Section 7.01), (iv) customary or reasonable restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (v) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (vi) customary net worth provisions contained in real property leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and the Restricted Subsidiaries to meet their ongoing obligations, (vii) customary or reasonable restrictions contained in agreements and instruments relating to (A) Permitted Additional Debt, (B) Term Loan Refinancing Indebtedness, (C) New Incremental Indebtedness, (D) Permitted Debt Exchange Notes and (E) Rollover Indebtedness and, in each case, any Permitted Refinancing thereof; provided in each case that such restrictions do not restrict the Liens securing the Obligations or the priority status thereof under the Loan Documents (it being understood that any such Indebtedness shall be permitted to be secured as and to the extent permitted hereunder and under the other Loan Documents), (viii) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (xi) customary or reasonable provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business relating to the assets and Equity Interests of such Joint Venture, (xii) restrictions imposed by reason of applicable Law, (xiii) restrictions contained in Indebtedness permitted pursuant to Section 7.03(i) to the extent no more restrictive to the Company and the other Restricted Subsidiaries than the covenants contained in this Agreement and (xiv) any Transaction Document.

Section 7.10. [Reserved].

Section 7.11. Financial Covenant. During each Covenant Trigger Period, permit, for the most recently ended Test Period, the Consolidated Fixed Charge Coverage Ratio as of the last day of such Test Period, to be less than 1.00 to 1.00, commencing with the most recent Test Period for which financial statements were, or were required to be, delivered hereunder prior to the Covenant Trigger Period.

Section 7.12. Prepayments, Etc. of Indebtedness; Amendments. (a) Prepay, redeem, purchase, defease or otherwise satisfy (in each case, on an optional and not mandatory basis) prior to the scheduled maturity thereof any third party Indebtedness for borrowed money, in each case in an aggregate outstanding principal amount in excess of the Threshold Amount, (collectively “Junior Financing”) (it being understood that payments of regularly scheduled interest and principal shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) [Reserved], (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests), (iii) the prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing with any Permitted Refinancing thereof, (iv) the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity of any Junior Financing, in an aggregate amount not to exceed, together with any Restricted Payments pursuant to Section 7.06(f), $10,000,000; provided that immediately after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction pursuant to clause (iv), no Event of Default shall have occurred and be continuing, (v) [Reserved], (vi) [Reserved], (vii) [Reserved] and (viii) any other prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing, so long as immediately after giving effect thereto the Payment Conditions are satisfied; (b) amend, modify or change any term or condition of any Junior Financing Documentation (other than as a result of a Permitted Refinancing thereof) in any manner that would not comply with the definition of “Permitted Refinancing” if such amendment, modification or change were accomplished by way of a Refinancing; and (c) make any mandatory prepayment of (i) the Term Loans required to be made under the Term Loan Credit Agreement from “Excess Cash Flow” (as defined in the Term Loan Credit Agreement) or (ii) any Permitted Additional Debt or Term Loan Refinancing Indebtedness required to be made under the document governing any such

Indebtedness from excess cash flow, in each case under clauses (c)(i) and (c)(ii) unless after giving effect thereto (x) Available Liquidity (as defined in the Term Loan Credit Agreement as in effect on the date hereof) is equal to or exceeds $75,000,000 or (y) the Payment Conditions are satisfied.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.23(a) or (c) (provided that, if any such failure is (x) of a type that can be cured within two Business Days and (y) such Default could not materially adversely impact the Collateral Agent’s Liens on the Collateral, such failure shall not constitute an Event of Default for two Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure), 6.02(e)(i) (after a grace period of two Business Days or, if during a Reporting Trigger Period, a grace period of one Business Day), 6.03(a), (solely with respect to the Company) 6.05(a) or in any Section of Article VII (subject to, in the case of the financial covenant contained in Section 7.11, the cure rights contained in Section 8.03); or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower Representative; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary) having an aggregate outstanding principal amount of more than the Threshold Amount; or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity and any applicable grace or cure period therefor shall have expired; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including any Casualty Event) of the property or assets securing such Indebtedness, if permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Any Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Significant Subsidiary admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan or a Foreign Benefit Event occurs with respect to a Foreign Plan which individually or together with any other ERISA Event or Foreign Benefit Event that has occurred, has resulted or could reasonably be expected to result in liability of any Borrower in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of the Guaranty, the Security Agreement or the Pledge Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05, or satisfaction in full of all the Obligations then due and owing (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements)) ceases to be in full force and effect; (ii) any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document (other than as a result of repayment in full of the Obligations then due and owing (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments, or as a result of a transaction permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05)); or (iii) with respect to any Collateral, in the aggregate, having a Fair Market Value in excess of the Threshold Amount any of the Liens intended to be created by the Security Agreement, the Pledge Agreement or any other Collateral Document shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby and by the ABL/Term Loan Intercreditor Agreement;

(k) Change of Control. There occurs any Change of Control;

(l) [Reserved]; or

(m) Any material provision of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party shall so assert in writing, or any Loan Party shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the Borrowers fail to comply with the requirements of the financial covenant set forth in Section 7.11 at any time when the Borrowers are required to comply with such financial covenant, pursuant to the terms thereof, then (A) until the expiration of the tenth Business Day subsequent to (x) the date on which the Covenant Trigger Period commences or (y) if a Covenant Trigger Period is continuing, the date the relevant financial statements are required to be delivered pursuant to Sections 6.01(a) or (b) (in each case, the last day of such period being the “Anticipated Cure Deadline”), the Company shall have the right to issue or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) for cash (the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”), pursuant to the exercise by the Borrowers of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.11 shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 7.11 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs), by an amount equal to the Cure Amount; provided that no Cure Amount shall reduce Indebtedness (including as Unrestricted Cash) on a Pro Forma Basis for the applicable Fiscal Quarter for which such Cure Amount was contributed for purposes of calculating the financial covenant set forth in Section 7.11 or calculating the Consolidated Secured Net Debt to Consolidated EBITDA Ratio and the Consolidated Total Net Debt to Consolidated EBITDA Ratio; and

(b) If, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the financial covenant set forth in Section 7.11, the Borrowers shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 7.11 that had occurred shall be deemed cured for the purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrowers intend to exercise the Cure Right in respect of a Fiscal Quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.11, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five Fiscal Quarters in respect of which the Cure Right is exercised during the term of the Revolving Credit Facility and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 7.11.

Section 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18 and 2.19, be applied by the Administrative Agent in the following order, subject to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and interest on and principal of Protective Advances then outstanding;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swing Line Lender and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings, obligations of the Loan Parties then owing under Qualified Secured Bank Product Obligations up to the amount of any Bank Product Reserves existing therefor and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.18, ratably among the Lenders, the L/C Issuers and the applicable secured Bank Products Providers with respect to the Qualified Secured Bank Product Obligations in proportion to the respective amounts described in this clause (e)(i) and (ii) held by them; provided that (x) any such amounts applied pursuant to the foregoing subclause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e)(ii) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f) sixth, to the payment of that portion of the Obligations constituting obligations of the Loan Parties then owing to the applicable Secured Bank Products Providers under other Secured Bank Product Obligations in proportion to the respective amounts described under this clause (f) held by them;

(g) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(h) last, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank party to a Secured Cash Management Agreement and a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the

Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Each of the Lenders further authorizes the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreements, and agrees to be bound by their terms.

Section 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person assumes any responsibility for any failure or delay in performance or any breach by any Lender or other Secured Party of any obligations under the Loan Documents. No Agent-Related Person makes any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral or Loan Documents. No Agent Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the existence of any Default or Event of Default, observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. Any Agent may, in its discretion, reserve for any claims made against an Agent-Related Person or L/C Issuer, and may under Section 8.04 satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in Their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the consent of the Borrower Representative (which consent of the Borrower Representative shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000) at all times other than if an Event of Default under Section 8.01(a), (f) or (g) is continuing. If no successor agent is appointed prior to the effective date of the resignation of the

Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is 45 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the 45-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder by the Borrower Representative or the Required Lenders.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer irrevocably authorizes the Collateral Agent, and the Collateral Agent shall, upon the request of the Borrower Representative,

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations then due and owing (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized) (collectively, the “Full Payment”), (ii) that is sold, disposed of or distributed or is substantially concurrently sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under the Guaranty pursuant to clause (c) below,

(v) upon property constituting Excluded Property (other than clause (a) of the definition thereof) or (vi) upon any Term Loan Priority Collateral to the extent required pursuant to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement);

(b) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e) (other than in connection with self-insurance), (f), (g), (i), (m), (p), (r), (s), (u), (w), (z), (aa), (bb), (dd), (ee), (ff), (gg) (other than on ABL Priority Collateral), (hh), (ii), (jj), (kk) and (mm);

(c) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(d) establish collateral and intercreditor arrangements as contemplated by this Agreement, including entering into the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate any Lien thereon granted to or held by the Administrative Agent, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower Representative shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower Representative certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

Section 9.12. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, the Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document by virtue of the provisions hereof or of any Guaranty, the Security Agreement, the Pledge Agreement or any other Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Section 9.13. Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14. Additional Indebtedness. In connection with the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness to be secured by a Lien on any Collateral permitted by Section 7.01 of this Agreement, at the request of the Borrower Representative, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to enter into the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement and/or an Other Intercreditor Agreement, and execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to such agreements (each, an “Intercreditor Agreement Supplement”), and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, the Guaranty or any Collateral Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower Representative, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower Representative, to the extent such priority is permitted by the Loan Documents) pursuant to the Collateral Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. The Lenders and each of the L/C Issuers hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 10.01.

Section 9.15. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Sections 3.01 and 10.04, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefore, any and all Taxes and any and all related losses, claims, liabilities, expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, for purposes of this Section 9.15, the term “Lender” shall include any L/C Issuer and the Swing Line Lender.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment, waiver or consent of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment, mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender (provided that, any Lender, upon the request of the Borrower Representative, may increase its Commitment or extend the maturity or termination date thereof without the consent of any other Lender, including the Required Lenders);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing, or any fees or premium payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section), it being understood that the waiver of any obligation to pay interest at the Default Rate, and the amendment or waiver of any mandatory prepayment of Loans, shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees (provided that, any Lender, upon the request of the Borrower Representative, may extend the maturity or termination date of any Loans owing to it without the consent of any other Lender, including the Required Lenders);

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;

(d) modify Section 2.06(c) or 2.13 without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section 10.01 (other than the last two paragraphs of this Section 10.01) or the definition of “Required Lenders” or “Supermajority Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate guarantees of the Obligations under the Guaranty, without the written consent of each Lender;

(h) [Reserved];

(i) modify or amend the definition of “Borrowing Base” (or any defined term used in such definition), if the effect of such modification would be to increase Availability, without the prior written consent of the Supermajority Lenders (provided that the consent of any Lender, including the Required Lenders, shall not be required for any actions that the Administrative Agent is entitled to take under the definitions of “Eligible Account” and “Value”); or

(j) increase any advance rate without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrowers and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Borrowers and the Lenders required above, affect the rights or duties of the Swing Line Lender, in its capacity as such, under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrowers and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder at the time, and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, modification or other action or plan of reorganization which by its terms requires the consent of all Lenders or each affected Lender (including without limitation those set forth in Section 10.01(a), (b) and (c)) and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders, in which case the consent of such Defaulting Lender as applicable, shall be required.

This Section 10.01 shall be subject to any contrary provision of Sections 2.14, 2.15, 2.20 or 6.17. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrowers shall have jointly identified any ambiguity, mistake, omission, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, (b) the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Guaranty or any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents and (c) Schedules to this Agreement and the other Loan Documents may be amended as and to the extent permitted or required pursuant to this Agreement and the other Loan Documents without the consent of any Lender. Any such amendment agreed by the Borrower Representative and the Administrative Agent, shall become effective without any further action or consent of any other party to any Loan Document.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower Representative may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Swing Line Lender or any L/C Issuer, without its prior written consent.

In connection with any such loan modification, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Tranche” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Except as otherwise specifically prescribed herein, on the effective date of any loan modification applicable to the Revolving Credit Facility, the Borrowers shall prepay any Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Revolving Credit Lenders) outstanding on such effective date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Revolving Credit Lenders), as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Revolving Credit Facility arising from any nonratable loan modification to the Revolving Credit Commitments under this Section. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received reaffirmation agreements with respect to the Borrowers and all Material Guarantors.

Section 10.02. Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

(i) if to any Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a)(i) or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next

Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including Internet or intranet websites, but excluding electronic mail which is subject to clause (a) of this Section 10.02) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower to the extent required by Section 10.05. All telephonic notes to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Section 10.04. Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP and, if necessary, any specialist counsel or one local counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel in each relevant jurisdiction for each such affected person)), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of any specialist counsel or one local counsel in each relevant jurisdiction (and, in the event of any actual or perceived conflict of interest where the Agent or Lender affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least five Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification.

(a) The Borrowers shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each of their respective officers, directors, employees, advisors, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, reasonable and documented or invoiced out-of-pocket fees, costs and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a special counsel acting in multiple jurisdictions) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee, and any Extraordinary Expenses in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby, (b) the Transactions or any of the other transactions contemplated thereby or (c) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives (in each case, with respect to such person only, and not any other person), (B) from a material breach of the Loan Documents by such Indemnitee or one of its Affiliates or (C) with respect to any claim that did not arise out of any act or omission of the Company or its Subsidiaries or any direct or indirect parent or controlling person thereof, any dispute that is among Indemnitees (other than any dispute involving claims against any Agent or Arranger, in its capacity as such); or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Loan Parties or any of their respective Subsidiaries, or any violation or noncompliance with any Environmental Law or Environmental Liability related in any way to the Loan Parties or any of their respective Subsidiaries or their respective current or former operations or properties, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by any Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith

(whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrowers shall indemnify and hold harmless each Indemnitee in the manner set forth above. The Borrowers shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower Representative (not to be unreasonably withheld or delayed), but if settled with such consent, the Borrowers agree to indemnify each Indemnitee from and against any loss or liability by reason of such settlement. All legal, accounting and consulting fees shall be charged to the Borrowers by the applicable Indemnitee’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that such Indemnitee may have with such professionals with respect to this or any other transaction. The Borrowers acknowledge that counsel may provide the applicable Indemnitee with a benefit, such as a discount, credit or other accommodation, based on counsel’s overall relationship with such Indemnitee, including fees paid hereunder. All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Indemnified Taxes other than any Indemnified Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) of this Section 10.05 to be paid by them to each Arranger, each Agent-Related Person, each Lender, each L/C Issuer or to any other Indemnitee, each Lender severally agrees to pay to any such Arranger, such Agent-Related Person, such Lender, such L/C Issuer or to any such other Indemnitee, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Revolving Loan Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender). The obligations of the Lenders under this subsection (b) are several and not joint.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, to any L/C Issuer or any Lender, or any

Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in accordance with Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an

Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) (A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower Representative shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Law, the Borrower Representative would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) shall be required for any assignment unless an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment and (C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments in connection with the primary syndication of the Facilities and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person or (C) (i) to any competitors of the Company or its Subsidiaries that have been specified to the Administrative Agent by the Borrower Representative in writing from time to time, and any of their Affiliates (other than Bona Fide Debt Funds), that are clearly identifiable on the basis of such Affiliates’ names or identified in writing by the Borrower Representative from time to time (any such Person, a “Disqualified Lender”), with the list of such Disqualified Lenders as of the Closing Date set forth on Schedule 10.07(b)(v) (it being understood that (i) the Borrower Representative shall not be required to specify Affiliates that are clearly identifiable on the basis of such Affiliates’ names on such schedule, (ii) the Borrower Representative may update such schedule from time to time with respect to Disqualified Lenders meeting the criteria specified above, and the Administrative Agent shall promptly post such updated schedule to the Platform promptly following its receipt thereof, with such updates effective solely upon the posting thereof to the Platform and (iii) in no event shall the Administrative Agent (in its capacity as such) (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to any assignment or participation of Loans or Commitments to any Disqualified Lender);

(vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Affiliate of the Company;

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower Representative evidencing such Loans to the Borrowers or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits (and to have the obligations) of a Lender under Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and to be subject to the obligations set forth in Section 10.08. Upon request, and the surrender by the assigning Lender of its Note, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b), Section 2.15(e) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”); provided that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrowers under this Agreement and the other Loan Documents. The Administrative Agent shall record in the Register each assignment made pursuant to the terms hereof. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections) to the same extent as if it were a Lender and had assigned its interest by assignment pursuant to Section 10.07(b); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) [Reserved].

(j) [Reserved].

(k) [Reserved].

(l) Notwithstanding anything to the contrary herein, BofA may,

(i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer, and/or

(ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer and Swing Line Lender, as applicable, shall have identified a successor L/C Issuer and Swing Line Lender, as applicable, reasonably acceptable to the Borrower Representative willing to accept its appointment as successor L/C Issuer and Swing Line Lender, as applicable, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer and Swing Line Lender, as applicable. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Representative shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder that is willing to accept its appointment as such; provided, however, that no failure by the Borrower Representative to appoint any such successor that is willing to accept its appointment as such shall affect the resignation of BofA as L/C Issuer or Swing Line Lender, as the case may be. If BofA resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all

L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If BofA resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(m) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary (x) in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrowers to enforce their rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by such Lender or Agent will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance herewith); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower Representative and excluding Disqualified Lenders), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or prospective direct or indirect controlled counterparties under Swap Contracts to be entered into in connection with the Loans made hereunder; (g) with the written consent of the Borrower Representative; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to the extent that such information is received by an Agent or Lender from a third party that is not, to such Agent’s or Lender’s knowledge, subject to contractual or fiduciary contractual obligations owning to any Loan Party; (j) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (k) by the Administrative Agent to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from the Administrative Agent). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each Co-Documentation Agent, each Arranger and each Lender until the second anniversary of such Administrative Agent, Co-Documentation Agent, Arranger or Lender ceasing to be an Administrative Agent, Co-Documentation Agent, Arranger or Lender, respectively.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrowers or Subsidiaries thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrowers or any Domestic Subsidiary, it being understood that up to 65% of each class of Equity Interests of a Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an excluded asset (and may be pledged to the extent set forth in Section 6.12).

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, electronic mail or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier, electronic mail or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12. Integration; Effectiveness. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with its terms. Except as otherwise expressly provided herein, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized).

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. [Reserved].

Section 10.16. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS

PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18. Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrowers and their Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising the Borrowers and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrowers and their Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (D) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers or any of their Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20. Affiliate Activities. Each Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrowers and their Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents, (ii) be customers or competitors of the Borrowers and their Affiliates or (iii) have other relationships with the Borrowers and their Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrowers and their Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 10.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22. USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23. Joint and Several Liability; Postponement of Subrogation.

(a) The obligations of the Borrowers hereunder and under the other Loan Documents to which each Borrower is a party shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents to which each Borrower is a party. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 10.23, in bankruptcy or in any other instance.

(b) Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the Full Payment. Any amount paid to any Borrower on account of any such subrogation rights prior to the Full Payment shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, until the Full Payment, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

TRIBUNE PUBLISHING COMPANY

By:	/s/ Steven Berns
Name:	Steven Berns
Title:	President and Chief Executive Officer

[Signature Page to ABL Credit Agreement]

Blue Lynx Media, LLC

Builder Media Solutions, LLC

California Community News, LLC

Capital-Gazette Communications, LLC

Carroll County Times, LLC

Chicago Tribune Company, LLC

Chicagoland Publishing Company, LLC

ForSaleByOwner.com Referral Services, LLC

forsalebyowner.com, LLC

Hoy Publications, LLC

Internet Foreclosure Service, LLC

Local Pro Plus Realty, LLC

Los Angeles Times Communications LLC

Orlando Sentinel Communications Company, LLC

Sun-Sentinel Company, LLC

TCA News Service, LLC

The Baltimore Sun Company, LLC

The Daily Press, LLC

The Hartford Courant Company, LLC

The Morning Call, LLC

Tribune 365, LLC

Tribune Content Agency, LLC

Tribune Direct Marketing, LLC

Tribune Interactive, LLC

Tribune Content Agency London, LLC

Tribune Publishing Company, LLC

Tribune Washington Bureau, LLC

each as a Subsidiary Borrower,

By:	/s/ Edward Lazarus
	Name:	Edward Lazarus
	Title:	Secretary

[Signature Page to ABL Credit Agreement]

McClatchy/Tribune Information Services, LLC

By: TCA News Service, LLC, as its Member

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

By: Tribune Publishing Company, LLC, as its Member

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

[Signature Page to ABL Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender, and a Lender

By:	/s/ Brad H. Breidenbach
	Name:	Brad H. Breidenbach
	Title:	Senior Vice President

[Signature Page to ABL Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Justin McMahan
	Name:	Justin McMahan
	Title:	Vice President

[Signature Page to Tribune Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[Signature Page to Tribune Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

[Signature Page to Tribune Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

[Signature Page to Tribune Credit Agreement]

Schedules to the ABL Credit Agreement

SCHEDULES

1	Guarantors
2.01	Commitments and Pro Rata Shares
2.22	Inventory Locations
2.23	Dominion Accounts
4.01(a)	Jurisdictions of Local Counsel Opinions
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Undertakings
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.06	Restricted Payments
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.07(b)(v)	Disqualified Lenders

Schedule 1

Guarantors

1.	Blue Lynx Media, LLC

2.	Builder Media Solutions, LLC

3.	California Community News, LLC

4.	Capital-Gazette Communications, LLC

5.	Carroll County Times, LLC (f/k/a Landmark Community Newspapers of Maryland, LLC)

6.	Chicago Tribune Company, LLC

7.	Chicagoland Publishing Company, LLC

8.	ForSaleByOwner.com Referral Services, LLC

9.	forsalebyowner.com, LLC

10.	Hoy Publications, LLC

11.	Internet Foreclosure Service, LLC

12.	Local Pro Plus Realty, LLC

13.	Los Angeles Times Communications LLC

14.	McClatchy/Tribune Information Services, LLC

15.	Orlando Sentinel Communications Company, LLC

16.	Sun-Sentinel Company, LLC

17.	TCA News Service, LLC

18.	The Baltimore Sun Company, LLC

19.	The Daily Press, LLC

20.	The Hartford Courant Company, LLC

21.	The Morning Call, LLC

22.	Tribune 365, LLC

23.	Tribune Content Agency, LLC (f/k/a TMS News and Features, LLC)

24.	Tribune Direct Marketing, LLC

25.	Tribune Interactive, LLC

26.	Tribune Content Agency London, LLC (f/k/a Tribune Media Services London, LLC)

27.	Tribune Publishing Company, LLC

28.	Tribune Washington Bureau, LLC

Schedule 2.01

Commitments and Pro Rata Shares

Lender	Revolving Credit Commitment
Bank of America, N.A.	$40,000,000
Deutsche Bank AG New York Branch	$35,000,000
JPMorgan Chase Bank, N.A.	$30,000,000
Citibank, N.A.	$25,000,000
Barclays Bank PLC	$10,000,000

TOTAL	$140,000,000

Schedule 2.22

Inventory Locations

Company	Type	Address	City	State	Zip Code
The Baltimore Sun Company, LLC	Lease	300 E. Cromwell St	Baltimore	Maryland	21230
California Community News, LLC	Lease	5091 4th Street, Bldg #6	Irwindale	California	91706
Chicagoland Publishing Company, LLC	Commercial Printer	11595 McConnell Road	Woodstock	Illinois	60098-7369
Chicago Tribune Company, LLC	Lease	560 W. Grand Avenue	Chicago	Illinois	60654
Chicago Tribune Company, LLC	Commercial Printer	11595 McConnell Road	Woodstock	Illinois	60098-7369
Chicago Tribune Company, LLC	Lease	6513 N Galena Road	Peoria	Illinois	61614
The Daily Press, LLC	Commercial Printer	8460 Times-Dispatch Blvd.	Mechanicsville	Virginia	23116
The Hartford Courant Company, LLC	Lease	17 Flower Street	Hartford	Connecticut	06115
The Hartford Courant Company, LLC	Warehouse	14 Third Street Palmer Industrial Park	Palmer	Massachusetts	01009
Los Angeles Times Communications LLC	Commercial Printer	350 Camino de la Reina	San Diego	California	92108
Los Angeles Times Communications LLC	Commercial Printer	6688 Box Springs Blvd	Riverside	California	92507
Los Angeles Times Communications LLC	Lease	2000 East 8th Street	Los Angeles	California	90021
Los Angeles Times Communications LLC	Commercial Printer	7190 Jurupa Avenue	Riverside	California	92504

The Morning Call, LLC	Lease	101 N. 6th Street	Allentown	Pennsylvania	18105
Orlando Sentinel Communications Company, LLC	Lease	633 North Orange Avenue	Orlando	Florida	32801
Orlando Sentinel Communications Company, LLC	Warehouse	3131 Caruso Court	Orlando	Florida	32806
Sun-Sentinel Company, LLC	Lease	333 So West 12th Avenue	Deerfield Beach	Florida	33442
Sun-Sentinel Company, LLC	Commercial Printer	10301 Busch Drive North	Jacksonville	Florida	32218

Schedule 2.23

Dominion Accounts

Depository Bank	Type of Account	Account Number	Legal Entity Owner
[ ]	Deposit Account	[ ]	Chicago Tribune Company, LLC
[ ]	Deposit Account	[ ]	Los Angeles Times Communications LLC
[ ]	Deposit Account	[ ]	Orlando Sentinel Communications Company, LLC
[ ]	Deposit Account	[ ]	Sun-Sentinel Company, LLC
[ ]	Deposit Account	[ ]	The Baltimore Sun Company, LLC
[ ]	Deposit Account	[ ]	The Daily Press, LLC
[ ]	Deposit Account	[ ]	The Hartford Courant Company, LLC
[ ]	Deposit Account	[ ]	The Morning Call, LLC
[ ]	Deposit Account	[ ]	Tribune Interactive, LLC
[ ]	Deposit Account	[ ]	Tribune Publishing Company, LLC
[ ]	Deposit Account	[ ]	Chicago Tribune Company, LLC
[ ]	Deposit Account	[ ]	Los Angeles Times Communications LLC

Schedule 4.01(a)

Jurisdictions of Local Counsel Opinions

1.	Delaware

Schedule 5.12

Subsidiaries and Other Equity Investments

Subsidiaries
Blue Lynx Media, LLC
Builder Media Solutions, LLC
California Community News, LLC
Capital-Gazette Communications, LLC
Carroll County Times, LLC (f/k/a Landmark Community Newspapers of Maryland, LLC)
Chicago Tribune Company, LLC
Chicagoland Publishing Company, LLC
ForSaleByOwner.com Referral Services, LLC forsalebyowner.com, LLC
Hoy Publications, LLC
Internet Foreclosure Service, LLC
Local Pro Plus Realty, LLC
Los Angeles Times Communications LLC
McClatchy/Tribune Information Services, LLC
Orlando Sentinel Communications Company, LLC
Sun-Sentinel Company, LLC
TCA News Service, LLC
The Baltimore Sun Company, LLC
The Daily Press, LLC
The Hartford Courant Company, LLC
The Morning Call, LLC
Tribune 365, LLC
Tribune Content Agency, LLC (f/k/a TMS News and Features, LLC)
Tribune Content Agency London, LLC (f/k/a Tribune Media Services London, LLC)
Tribune Direct Marketing, LLC
Tribune Hong Kong Limited
Tribune Interactive, LLC
Tribune Publishing Company, LLC
Tribune Washington Bureau, LLC

Schedule 6.16

Post-Closing Undertakings

Requirement	Days Following the Closing Date
Obtain a Deposit Account Control Agreement or a Securities Account Control Agreement from each lockbox servicer and Dominion Account bank, establishing the Collateral Agent’s control over and first priority perfected Lien in the lockbox or Dominion Account and requiring the prompt deposit of all remittances received in any lockbox to a Dominion Account.	90 days

Schedule 7.01

Existing Liens

None.

Schedule 7.02

Existing Investments

1.	Los Angeles Times Communications, LLC holds a 50% interest in CIPS Marketing Group, Inc.

2.	Tribune Publishing Company, LLC holds a 33.3% interest in HomeFinder.com, LLC.

Schedule 7.03

Existing Indebtedness

None.

Schedule 7.06

Restricted Payments

None.

Schedule 7.08

Transactions with Affiliates

None.

Schedule 7.09

Burdensome Agreements

None.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

To the Borrowers:

Tribune Publishing Company
202 West First Street
Los Angeles, CA 90012
Facsimile No.:	213-237-4401
Phone No.:	213-237-5000
Attention:	John Bode, Chief Financial Officer

with a copy to:

Tribune Publishing Company
202 West First Street
Los Angeles, CA 90012
Facsimile No.:	213-237-4401
Phone No.:	213-237-5000
Attention:	Julie Xanders, General Counsel

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile No.:	212-909-6000
Phone No.:	212-909-6465
Attention:	Jeffrey E. Ross

To the Administrative Agent:

Bank of America, N.A.
135 S. LaSalle St., 9th Floor
Chicago, IL 60603
Facsimile No.:	312-453-3849
Phone No.:	312-992-6101
Attention:	Brad Breidenbach

Schedule 10.07(b)(v)

Disqualified Lenders

None.

EXECUTION VERSION

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Bank of America, N.A.

135 S. LaSalle Street

Attn: Brad Breidenbach

(T) 312-992-6101

(F) 312-453-3849

(E) brad.h.breidenbach@baml.com

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto as Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans        ☐  A conversion of Loans        ☐  A continuation of Loans

1. On                      (a Business Day).

2. In the amount of $        .

3. In the form of a                     1.

4. Comprised of                     .

[Type of Loan requested]

5. For the borrowing of, conversion to, or continuation of Eurodollar Rate Loans: with an Interest Period of                      months.

[1]	A Revolving Credit Borrowing, a conversion of Revolving Credit Loans, or a continuation of Eurodollar Rate Loans.

Form of Committed Loan Notice

A-1-1

6. The Borrower of the proposed Borrowing is                     .

7. [By [crediting the account of the Borrowers on the books of the Administrative Agent] / [wire transfer in immediately available funds as set forth on Annex 1]]2

[The Borrowing requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.]3

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

[2]	Select as applicable or as otherwise acceptable to the Administrative Agent.
[3]	Insert in the case of a Borrowing, but not in the case of a conversion or a continuation.

Form of Committed Loan Notice

A-1-2

EXHIBIT A-2

FORM OF REQUEST FOR L/C CREDIT EXTENSION

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

[    ], as L/C Issuer

Bank of America, N.A.

135 S. LaSalle Street

Attn: Brad Breidenbach

(T) 312-992-6101

(F) 312-453-3849

(E) brad.h.breidenbach@baml.com

[L/C Issuer Address]

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto as Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

1. The undersigned hereby requests an [issuance] [amendment][extension] of [a] [standby][commercial] Letter[s] of Credit in the amount of $[        ]. [Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.03(b) of the Credit Agreement.]

2. [The [issuance] [amendment] date for the requested Letter of Credit is [            ] (a Business Day).

3. The expiration date for the requested Letter of Credit is [                    ].

4. The beneficiary is [                    ].

5. The beneficiary’s address is [                    ].

6. The following documents are to be presented by the beneficiary: [                    ].

Form of Request for L/C Credit Extension

A-2-1

7. The full text of any certificate to be presented by the beneficiary: [                    ].

8. The requested Letter of Credit is to be issued for the account of [                    ].

9. [            ].

10. The Letter of Credit to be amended is [                    ].]1

11. The proposed date of amendment is [                    ].

12. The nature of the proposed amendment is [                    ].

13. [                    ].

The Credit Extension requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

[1]	Insert if there is no separate Letter of Credit Application, as applicable.

Form of Request for L/C Credit Extension

A-2-2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Bank of America, N.A., as Swing Line Lender

Bank of America, N.A.

135 S. LaSalle Street

Attn: Brad Breidenbach

(T) 312-992-6101

(F) 312-453-3849

(E) brad.h.breidenbach@baml.com

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto as Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests a Swing Line Borrowing:

1. On                      (a Business Day).

2. In the amount of $        .

The Swing Line Borrowing requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

Form of Swing Line Loan Notice

B-1

EXHIBIT C-1

[RESERVED]

Form of Term Note

C-1-1

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned, [Tribune Publishing Company, a Delaware corporation (the “Company”), and the Subsidiary Borrowers (together with the Company, collectively, the “Borrowers” and each, a “Borrower”) / [                    , a                      [corporation] (a “Borrower”)]1 hereby promise to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of $[        ] ([        ] DOLLARS) or, if less, the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Lender and the other lenders from time to time party thereto.

The Borrowers promise to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent (or, in the case of Swing Line Loans, to the Swing Line Lender) for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

[1]	Select as applicable.

Form of Revolving Credit Note

C-2-1

Each of the Borrowers, for itself, and its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note. This Revolving Credit Note shall be binding upon the Borrowers and their respective successors and assigns and is for the benefit of the Lender and its successors and assigns, except that the Borrowers may not assign or otherwise transfer their rights or obligations under this Revolving Credit Note except as permitted by the terms of the Credit Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Form of Revolving Credit Note

C-2-2

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

[SUBSIDIARY BORROWER(S)]

By:
Name:
Title:

Form of Revolving Credit Note

C-2-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Revolving Credit Note

C-2-4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Bank of America, N.A.

135 S. LaSalle Street

Attn: Brad Breidenbach

(T) 312-992-6101

(F) 312-453-3849

(E) brad.h.breidenbach@baml.com

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto as Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the Fiscal Year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for Fiscal Quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the Fiscal Quarter of the Company ended as of the above date. Such financial statements include a consolidated balance sheet of the Company as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the

Form of Compliance Certificate

Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information.

1. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Company during such fiscal period.

[select one:]

[To the knowledge of the undersigned during such fiscal period, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default has occurred and is continuing.]

—or—

[The following is a list of each such Default and its nature and status:]

2. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

3. [Schedule 3 hereto lists all After-acquired Debt (as defined in the Pledge Agreement) and After-acquired Shares (as defined in the Pledge Agreement) acquired or issued by the Company or any Restricted Subsidiary during the Fiscal Quarter of the Company ended as of the above date.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,     .

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 7.11 – Consolidated Fixed Charge Coverage Ratio

I.

A.	Consolidated EBITDA

	1.	Consolidated Net Income	$

plus

	2.	without duplication, the sum of the following items (to the extent deducted in the computation of Consolidated Net Income for such period or, in the case of amounts pursuant to clauses (vi), (xv), (xviii), (xix), (xx) or (xxi) below, to the extent not included in Consolidated Net Income):

	(i) depreciation expense		$

	(ii) amortization (including amortization of intangible assets and properties)		$

(iii) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of (A) interest income (other than income attributable to leases) and (B) gains on such Swap Obligations or derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

$

	(iv) provision for all taxes (whether paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any)		$

Form of Compliance Certificate

(v) any extraordinary losses	$

(vi) any cash dividends or distributions actually received from any Person accounted for by the Company or any of its Subsidiaries on the equity or cost method,	$

(vii) Non-Cash Charges	$

(viii) [Reserved]	$

(ix) [Reserved]	$

(x) unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance costs, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits and costs consisting of professional, consulting or other fees relating to any of the foregoing provided that the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this clause (x) and clauses (xii), (xiv), (xv), (xx)(B) and (xxi) of this Section 2 shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this clause (x) or clauses (xii), (xiv), (xv), (xx)(B) or (xxi) of this Section 2)

$

(xi) any fees and costs associated with the Bankruptcy Proceedings incurred by the Company and its Restricted Subsidiaries	$

(xii) actual net losses resulting from discontinued operations (but if such operations are classified as	$

Form of Compliance Certificate

discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) provided that the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this clause (xii) and clauses (x), (xiv), (xv), (xx)(B) and (xxi) of this Section 2 shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this clause (xii) or clauses (x), (xiv), (xv), (xx)(B) or (xxi) of this Section 2)

(xiii) any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clauses (i) and (ii)) related to any completed or proposed issuance of Equity Interests, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Credit Agreement (including a Permitted Refinancing thereof) (in each case, including any such transaction consummated prior to the Closing Date and whether or not any such transactions is successful), including such fees, expenses or charges related to the Obligations, the Term Loan Facility Obligations and the Other Letter of Credit Facility Obligations, and any amendment or other modification of the Obligations, the Term Loan Facility Obligations, the Other Letter of Credit Facility Obligations or other Indebtedness

$

(xiv) business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs and excess pension charges); provided that (A) with respect to each business optimization expense or other restructuring charge or reserve, a Responsible Officer of the Borrower Representative shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense, charge or reserve, (B) the aggregate amount of business optimization expenses, special items, acquisition

$

Form of Compliance Certificate

and disposition-related expenses and other restructuring charges, accruals or reserves included in Consolidated EBITDA pursuant to this clause (xiv) during any Test Period shall not exceed, together with the aggregate amount of “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA for such Test Period pursuant to clause (xv) of this Section 2, 25% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to this clause (xiv) and clause (xv) of this Section 2, and (C) the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this clause (xiv) and clauses (x), (xii), (xv), (xx)(B) and (xxi) of this Section 2 shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this clause (xiv) or clauses (x), (xii), (xv), (xx)(B) or (xxi) of this Section 2)

(xv) the amount of “run rate” cost savings, operating expense reductions, special items and other operating improvements and synergies reasonably projected by the Borrower Representative in good faith to be realized in connection with the Transactions or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines or in connection with an acquisition or disposition) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower Representative shall be delivered to the Administrative Agent together with this Compliance Certificate, certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable in the reasonable good faith judgment of the Borrower Representative, and (y) such actions are to be taken within (I) in the case of any such cost savings,

$

Form of Compliance Certificate

operating expense reductions, other operating improvements and synergies in connection with the Transactions, 18 months after the Closing Date and (II) in all other cases, 18 months after the implementation of the operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xv) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a Pro Forma Adjustment or otherwise, for such period, (C) the aggregate amount of “run rate” costs savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated EBITDA pursuant to this clause (xv) during any Test Period shall not exceed, together with the aggregate amount of business optimization expenses, special items, acquisition and disposition-related expenses and other restructuring charges, accruals or reserves included in Consolidated EBITDA for such Test Period pursuant to clause (xiv) of this Section 2, 25% of Consolidated EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to clause (xiv) of this Section 2 and this clause (xv), and (D) the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this clause (xv) and clauses (x), (xii),(xiv), (xx)(B) and (xxi) of this Section 2 shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this clause (xv) or clauses (x), (xii), (xiv), (xx)(B) or (xxi) of this Section 2),

(xvi) any non-cash loss attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815

$

(xvii) any loss for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments	$

Form of Compliance Certificate

(xviii) any gain relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA in such period pursuant to clause (c)(vi) below

$

(xix) cash receipts in such period (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back

$

(xx) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under the Credit Agreement, (A) to the extent actually reimbursed, or (B) so long as the Borrower Representative has received notification from the applicable counterparty or carrier that it intends to indemnify or reimburse such expenses, charges or losses and that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), such expenses, charges or losses, provided that the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this clause (xx)(B) and clauses (x), (xii), (xiv), (xv) and (xxi) of this Section 2 shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to any of this clause (xx)(B) or clauses (x), (xii), (xiv), (xv) or (xxi) of this Section 2)

$

(xxi) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower	$

Form of Compliance Certificate

Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty event or business interruption, provided that the aggregate amount of cash addbacks included in Consolidated EBITDA during any Test Period pursuant to this clause (xxi) and clauses (x), (xii), (xiv), (xv) and (xx)(B) of this Section 2 shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (xxi) or clauses (x), (xii), (xiv), (xv) or (xx)(B) of this Section 2), and

	(xxii) Transaction Costs	$

2.1	Total	$

minus

3.	without duplication, the sum of the following items (to the extent included in the computation of Consolidated Net Income for such period):	$

(i)	any extraordinary, unusual or non-recurring gains	$

(ii)	whether or not recurring, non-cash credits and gains resulting from non-operating items (excluding any such non-cash amount in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period)	$

(iii)	the income (or deficit) of any Person accounted for by the Company or any of its Subsidiaries on the equity or cost method	$

(iv)	[Reserved]	$

(v)	actual net gains resulting from discontinued	$

Form of Compliance Certificate

operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of)

(vi)     any non-cash gain attributable to the mark-to-market movement in the valuation of Swap Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815

$

(vii) any income for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments, and	$

(viii)  any loss relating to Swap Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (b)(xvi) above in each case, as determined on a consolidated basis for the Company and its Restricted Subsidiaries; provided that,

$

(i)       to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830

(ii)      there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company, any Restricted Subsidiary of the Company during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date,

Form of Compliance Certificate

and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion), and

(iii)     there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (but if operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Company or any Restricted Subsidiary of the Company during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary of the Company that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis

3.1 Total	$

4. Total Consolidated EBITDA	$

minus

Form of Compliance Certificate

	B.	Capital Expenditures paid in cash (except those made with the proceeds of any Equity Interests issued or capital contributions received, or Indebtedness (other than revolving credit Indebtedness, including the Loans) incurred, by the Company or any of its Restricted Subsidiaries)	$

minus

	C.	The difference between cash taxes paid less cash tax refunds received (whether paid or received by the Company or any Permitted Holding Company)	$

	D.	Total (lines I.A through I.C)	$

II.	Fixed Charges

	A.	If positive, the difference between cash interest expense with respect to Borrowed Money of the Company and its Restricted Subsidiaries less any amounts received pursuant to Swap Contracts relating to such Borrowed Money and cash interest income for such period	$

plus

	B.	scheduled principal payments required to be made on, or redemptions with respect to, Borrowed Money during such period (excluding, for the avoidance of doubt, any voluntary or mandatory prepayments with respect thereto, including any payments required to be made on the final maturity date thereof)	$

plus

	C.	scheduled and mandatory Restricted Payments made in cash in respect of Disqualified Equity Interests.	$

	D.	Total (lines II.A through II. C) payable in cash	$

III.	Consolidated Fixed Charge Coverage Ratio (line I.D ÷ line II.D):		:1.00

Form of Compliance Certificate

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex I hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrowers: TRIBUNE PUBLISHING COMPANY, a Delaware corporation, and certain Subsidiaries of Tribune Publishing Company as Subsidiary Borrowers

Form of Assignment and Assumption

E-1-1

4. Administrative Agent: BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement.

5. Credit Agreement: The ABL Credit Agreement, dated as of August 4, 2014, among the Borrowers, Bank of America, N.A., as the Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans
Revolving Credit Facility[1]	$	$		%

7. Trade Date:

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1]	Refer to appropriate Facility or Tranche of Loans.

Form of Assignment and Assumption

E-1-2

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Consented to and Accepted:

[BANK OF AMERICA, N.A.,]
as L/C Issuer

By:
Name:
Title:

By:
Name:
Title:

Form of Assignment and Assumption

E-1-3

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Swing Line Lender

By:
Name:
Title:

By:
Name:
Title:

[Consented to and Accepted:

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:][2]

[2]	To be added unless an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment.

Form of Assignment and Assumption

E-1-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vii) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (ix) it is not a “Defaulting Lender” or a “Disqualified Lender”, as such terms are defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the

Form of Assignment and Assumption

E-1-5

Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

E-1-6

Exhibit E-2

[RESERVED]

Form of Affiliate Lender Assignment and Assumption

E-2-7

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[On file with the Administrative Agent]

EXHIBIT F

ABL GUARANTY

ABL GUARANTY, dated as of August 4, 2014, made among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (as further defined in Section 1(d), the “Company”), each of the subsidiaries of the Company party hereto from time to time and BANK OF AMERICA, N.A., as collateral agent for the ABL Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (a) pursuant to the ABL Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among the Company, certain Subsidiaries of the Company from time to time party thereto (as further defined in Section 1(d), the “ABL Borrowers”), the lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Lenders have severally agreed to make Loans to the ABL Borrowers, and the L/C Issuers have agreed to issue Letters of Credit for the account of the ABL Borrowers or any Restricted Subsidiary, upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party and (c) one or more Cash Management Banks may from time to time provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party (clauses (a), (b) and (c), collectively, the “Extensions of Credit”);

WHEREAS, pursuant to the ABL Security Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Security Agreement”), the Guarantors have granted a first priority Lien to the Collateral Agent for the benefit of the ABL Secured Parties on the ABL Priority Collateral and a second priority Lien for the benefit of the ABL Secured Parties on the Term Loan Priority Collateral (subject in each case to Liens permitted by the ABL Credit Agreement);

WHEREAS, pursuant to the ABL Pledge Agreement, dated as of the date hereof, the Pledgors (as defined therein) have pledged certain Collateral for the benefit of the ABL Secured Parties;

WHEREAS, each Guarantor, other than the Company, is a Domestic Subsidiary of the Company and each Guarantor acknowledges that it will derive a substantial direct and indirect benefit from the making of the Extensions of Credit;

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EXHIBIT F

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the ABL Borrowers to make valuable transfers to the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Collateral Agent for the benefit of the ABL Secured Parties.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Agents, the Lenders and the L/C Issuers to enter into the ABL Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party and to induce one or more Cash Management Banks to provide cash management services to any Loan Party pursuant to Secured Cash Management Agreements, as applicable, the Guarantors hereby agree with the Collateral Agent, for the benefit of the ABL Secured Parties, as follows:

Article I. Defined Terms.

Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein (including terms used in the preamble and recitals hereto) shall have the meanings given to them in the ABL Credit Agreement. Furthermore, unless otherwise defined herein or in the ABL Credit Agreement, terms defined in the ABL Security Agreement and used herein shall have the meanings assigned to them in the ABL Security Agreement.

The rules of construction and other interpretative provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the ABL Credit Agreement shall apply to this Guaranty, including terms defined in the preamble and recitals hereto.

As used herein, the term “Adjusted Net Worth” of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Guaranty or any other Loan Document) on such date.

As used herein, the term “ABL Borrowers” shall have the meaning assigned to such term in the preamble hereto and “ABL Borrower” means any one of them. In the event any ABL Borrower consummates any merger, amalgamation or consolidation in

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EXHIBIT F

accordance with Section 7.04 of the ABL Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be an “ABL Borrower” for all purposes of this Guaranty.

As used herein, the term “Borrower Representative” shall have the meaning assigned to the term “Borrower Representative” in the ABL Credit Agreement.

As used herein, the term “Company” shall have the meaning assigned to such term in the preamble hereto. In the event any Company consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the ABL Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Company” for all purposes of this Guaranty.

As used herein, the term “Exempt Deposit Account” shall mean any Deposit Account owned by or in the name of a Loan Party with respect to which such Loan Party is acting as a fiduciary for another Person who is not a Loan Party.

As used herein, the term “Guarantor” shall mean the Company, each of the Subsidiaries of the Company listed on Annex A hereto and any Subsidiary of the Company that becomes a Guarantor pursuant to Section 20, in each case, unless and until such time as the respective Guarantor is released from all of its obligations under this Guaranty in accordance with the terms and provisions hereof and of the ABL Credit Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, no Person shall be a Guarantor with respect to Obligations owed by such Person.

As used herein, the term “Guaranteed Obligations” shall mean the “Obligations” as defined in the ABL Credit Agreement. With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act (as amended from time to time or any successor statue, the “Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or any successor to the Commodity Futures Trading Commission) (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal (the “Excluded Swap Obligation”), the Guaranteed Obligations of such Guarantor shall not include any such Excluded Swap Obligation.

As used herein, the term “Guaranty” shall mean this Guaranty, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

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EXHIBIT F

As used herein, the term “Other Intercreditor Agreement” shall have the meaning assigned to the term “Other Intercreditor Agreement” in the ABL Credit Agreement.

As used herein, the term “Release Date” shall have the meaning assigned to the term “Release Date” in the ABL Security Agreement.

Article II. Guarantee.

Subject to the provisions of Section 2(b), the Company and each of the other Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the ABL Secured Parties, the prompt and complete payment (and not of collection) and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, whether currently existing or hereafter incurred. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other ABL Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any ABL Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable ABL Secured Parties the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against such ABL Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 3 and 5 hereof.

Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under Laws relating to the insolvency of debtors or an amount unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Guarantor or as the result of any avoidance actions therein.

To the extent the ABL Borrowers would be required to do so by Section 10.04 of the ABL Credit Agreement, each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent or any other ABL Secured Party in enforcing any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guaranty.

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EXHIBIT F

Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of the Collateral Agent or any other ABL Secured Party hereunder.

No payment or payments made by any ABL Borrower, any other Guarantor, any other guarantor or any other Person or received or collected by the Collateral Agent or any other ABL Secured Party from any ABL Borrower, any other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Guaranteed Obligations or payments received or collected from such Guarantor in respect of the Guaranteed Obligations, remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Release Date.

Each Guarantor assumes all responsibility for being and keeping itself informed of each of the ABL Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other ABL Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Article III. Right of Contribution. Each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by applicable law, on the respective Adjusted Net Worth of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other ABL Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other ABL Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Article IV. Right of Set-off. In addition to any rights and remedies of the ABL Secured Parties provided by Law, subject to the terms of any applicable Intercreditor Agreement, each Guarantor hereby irrevocably authorizes each ABL Secured Party at any time and from time to time following the occurrence and during the continuance of

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EXHIBIT F

an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to the maximum extent permitted by applicable law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) other than deposits held in Exempt Deposit Accounts, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such ABL Secured Party to or for the credit or the account of such Guarantor and irrespective of whether or not such ABL Secured Party shall have made demand under this Guaranty or any other Loan Document. Each ABL Secured Party shall notify such Guarantor and the Collateral Agent promptly of any such set-off and the appropriation and application made by such ABL Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application. This Section 4 is subject to the terms and conditions set forth in Section 10.09 of the ABL Credit Agreement.

Article V. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other ABL Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other ABL Secured Party against any ABL Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other ABL Secured Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any ABL Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Release Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Release Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other ABL Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Guaranteed Obligations, whether due or to become due, in accordance with Section 5.04 of the ABL Security Agreement.

Article VI. Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights. Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 24, each Guarantor shall (to the maximum extent permitted by law) remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent

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EXHIBIT F

or any other ABL Secured Party may be rescinded by such party and any of the Guaranteed Obligations continued, (b) the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other ABL Secured Party, (c) the ABL Credit Agreement, the other Loan Documents, and any other documents executed and delivered in connection therewith, the Secured Hedge Agreements and any other documents executed and delivered in connection therewith, the Secured Cash Management Agreements and any other documents executed and delivered in connection therewith, may be amended, waived, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other ABL Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other ABL Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any other ABL Secured Party may, but shall be under no obligation to, make a similar demand on any ABL Borrower or any other Guarantor or other guarantor, and any failure by the Collateral Agent or any other ABL Secured Party to make any such demand or to collect any payments from any ABL Borrower or any other Guarantor or other guarantor or any release of any ABL Borrower or any other Guarantor or other guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other ABL Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

Article VII. Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Guaranteed Obligations (including as a result of the provision of any Incremental Revolving Commitments or Supplemental Revolving Commitments), and notice of or proof of reliance by the Collateral Agent or any other ABL Secured Party upon this Guaranty or acceptance of this Guaranty, the Guaranteed Obligations or any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guaranty; and all dealings between the ABL Borrowers and any of the other Guarantors, on the one hand, and the Collateral Agent and the other ABL Secured Parties, on the other hand, likewise shall be

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EXHIBIT F

conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives, to the maximum extent permitted by applicable law, promptness, diligence, presentment, protest, notice of protest, demand for payment and notice of default, acceleration or nonpayment and any other notice to or upon the ABL Borrowers or any other Guarantor with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that this Guaranty shall (to the maximum extent permitted by law) be construed as a continuing, absolute and unconditional guarantee of payment (and not of collection) without regard to (a) the validity, regularity or enforceability of the ABL Credit Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement, any of the other Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other ABL Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any ABL Borrower against the Collateral Agent or any other ABL Secured Party, (c) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations by the Guarantors or (d) any other circumstance whatsoever (with or without notice to or knowledge of any ABL Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any ABL Borrower for the Guaranteed Obligations, or of such Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other ABL Secured Party may elect, but shall be under no obligation, to pursue such rights and remedies as it may have against such ABL Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other ABL Secured Party to pursue such other rights or remedies or to collect any payments from such ABL Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any ABL Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other ABL Secured Parties against such Guarantor. To the maximum extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement, subrogation, exoneration, contribution or indemnification or other right or remedy of such Guarantor against any ABL Borrower or any other Guarantor, as the case may be, or any security. Each Guarantor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Collateral Agent or Lenders to marshal assets. If acceleration of the time for payment of any Guaranteed Obligation by any ABL Borrower or the applicable Guarantor is stayed by reason of the insolvency

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EXHIBIT F

or receivership of such ABL Borrower or the applicable Guarantor or otherwise, all Guaranteed Obligations otherwise subject to acceleration under the terms of any Secured Debt Document shall nonetheless be payable by the Guarantors hereunder. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other ABL Secured Parties, and their respective successors, indorsees, transferees and assigns, until the Release Date, notwithstanding that from time to time during the term of the ABL Credit Agreement and any Secured Hedge Agreement or Secured Cash Management Agreement the Loan Parties may be free from any Guaranteed Obligations.

Article VIII. [Intentionally Omitted].

Article IX. Representations and Warranties; Covenants. Each Guarantor hereby (a) represents and warrants that the representations and warranties as to it made by the ABL Borrowers in Article V of the ABL Credit Agreement are true and correct in all material respects on each date as required by Section 4.02 of the ABL Credit Agreement; provided that each reference in each such representation and warranty to the Borrower Representative’s knowledge shall, for purposes of this Section 9, be deemed to be a reference to such Guarantor’s knowledge and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

Article X. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other ABL Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any ABL Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the ABL Borrowers or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Article XI. Payments. Each Guarantor hereby agrees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the Collateral Agent’s office specified in Section 10.02 of the ABL Credit Agreement.

Article XII. Authority of Agent. Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Guaranty with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of

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EXHIBIT F

any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Collateral Agent and the other ABL Secured Parties, be governed by the ABL Credit Agreement, the ABL/Term Loan Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them (including any other Intercreditor Agreement), but, as between the Collateral Agent and such Guarantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the ABL Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Article XIII. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the ABL Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 10.02 of the ABL Credit Agreement.

Article XIV. Counterparts. This Guaranty may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Article XV. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Article XVI. Integration. This Guaranty represents the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other ABL Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents (and each other agreement or instrument executed or issued in connection therewith).

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Article XVII. Amendments in Writing; No Waiver; Cumulative Remedies.

None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Collateral Agent in accordance with Section 10.01 of the ABL Credit Agreement; provided, however, that this Guaranty may be supplemented (but no existing provisions may be modified) through agreements substantially in the form of Annex B, in each case duly executed by each Guarantor directly affected thereby.

Neither the Collateral Agent nor any other ABL Secured Party shall by any act (except by a written instrument pursuant to Section 17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other ABL Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other ABL Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any ABL Secured Party would otherwise have on any future occasion.

The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Article XVIII. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Article XIX. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other ABL Secured Parties and their respective successors and assigns permitted hereby and by the ABL Credit Agreement, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Collateral Agent, except as permitted by the ABL Credit Agreement.

Article XX. Additional Guarantors. Each Subsidiary of the Company that is required to become a party to this Guaranty pursuant to Section 6.12 of the ABL Credit Agreement shall become a Guarantor, with the same force and effect as if originally

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EXHIBIT F

named as a Guarantor herein, for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Annex B hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Article XXI. WAIVER OF JURY TRIAL. EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 21 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Article XXII. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Guaranty to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this Guaranty shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any

13

EXHIBIT F

person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 22 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

waives, to the maximum extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (a) of this section;

consents to service of process in the manner provided for notices in Section 13; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court referred to in paragraph (a) above.

Nothing in this Guaranty will affect the right of any party hereto to serve process in any manner permitted by applicable law.

Article XXIII. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Article XXIV. Termination or Release.

This Guaranty shall terminate on the Release Date.

14

EXHIBIT F

A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the ABL Credit Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary.

In connection with any termination or release, the Collateral Agent or any other ABL Secured Party, as applicable, shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that the Borrower Representative or such Guarantor shall reasonably request to evidence or confirm such termination or release. Any execution and delivery of documents pursuant to this Section 24 shall be without recourse to or warranty by the Collateral Agent or such ABL Secured Party.

[Signature Pages Follow]

15

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

TRIBUNE PUBLISHING COMPANY

By:
Name:	Steven Berns
Title:	President and Chief Executive Officer

[Signature Page to ABL Guaranty]

Blue Lynx Media, LLC
Builder Media Solutions, LLC
California Community News, LLC
Capital-Gazette Communications, LLC
Carroll County Times, LLC
Chicago Tribune Company, LLC
Chicagoland Publishing Company, LLC
ForSaleByOwner.com Referral Services, LLC
forsalebyowner.com, LLC
Hoy Publications, LLC
Internet Foreclosure Service, LLC
Local Pro Plus Realty, LLC
Los Angeles Times Communications LLC
Orlando Sentinel Communications Company, LLC
Sun-Sentinel Company, LLC
TCA News Service, LLC
The Baltimore Sun Company, LLC
The Daily Press, LLC
The Hartford Courant Company, LLC
The Morning Call, LLC
Tribune 365, LLC
Tribune Content Agency, LLC
Tribune Direct Marketing, LLC
Tribune Interactive, LLC
Tribune Content Agency London, LLC
Tribune Publishing Company, LLC
Tribune Washington Bureau, LLC each as a Guarantor,

By:
Name:	Edward Lazarus
Title:	Secretary

[Tribune Publishing - ABL Guaranty]

McClatchy/Tribune Information Services, LLC, as a Guarantor

By: TCA News Service, LLC, as its Member

By:
Name:	Edward Lazarus
Title:	Secretary

By: Tribune Publishing Company, LLC, as its Member

By:
	Name:	Edward Lazarus
	Title:	Secretary

[Tribune Publishing - ABL Guaranty

BANK OF AMERICA, N.A., as Collateral Agent,

By:
	Name:	Brad H. Breidenbach
	Title:	Senior Vice President

[Tribune Publishing - ABL Guaranty

ANNEX A

TO THE ABL GUARANTY

SUBSIDIARY GUARANTORS

1.	Blue Lynx Media, LLC

2.	Builder Media Solutions, LLC

3.	California Community News, LLC

4.	Capital-Gazette Communications, LLC

5.	Carroll County Times, LLC

6.	Chicago Tribune Company, LLC

7.	Chicagoland Publishing Company, LLC

8.	ForSaleByOwner.com Referral Services, LLC

9.	forsalebyowner.com, LLC

10.	Hoy Publications, LLC

11.	Internet Foreclosure Service, LLC

12.	Local Pro Plus Realty, LLC

13.	Los Angeles Times Communications LLC

14.	McClatchy/Tribune Information Services, LLC

15.	Orlando Sentinel Communications Company, LLC

16.	Sun-Sentinel Company, LLC

17.	TCA News Service, LLC

18.	The Baltimore Sun Company, LLC

19.	The Daily Press, LLC

20.	The Hartford Courant Company, LLC

A-1

21.	The Morning Call, LLC

22.	Tribune 365, LLC

23.	Tribune Content Agency, LLC

24.	Tribune Direct Marketing, LLC

25.	Tribune Interactive, LLC

26.	Tribune Content Agency London, LLC

27.	Tribune Publishing Company, LLC

28.	Tribune Washington Bureau, LLC

A-2

ANNEX B

TO THE ABL GUARANTY

SUPPLEMENT NO. [    ], dated as of [            ], 20[    ] (this “Supplement”), to the ABL GUARANTY, dated as of August 4, 2014 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Guaranty”), made among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (as further defined in the Guaranty, the “Company”) and each of the subsidiaries of the Company party thereto from time to time and BANK OF AMERICA, N.A., as collateral agent for the ABL Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

Reference is made to the ABL Credit Agreement, dated as of August 4, 2014 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among the ABL Borrowers, the lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, Collateral Agent and L/C Issuer.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty. The rules of construction and other interpretative provisions specified in Section 1(b) of the Guaranty shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

The Guarantors have entered into the Guaranty in order to induce the Agents, the Lenders and the L/C Issuers to enter into the ABL Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party and to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party. Section 6.12 of the ABL Credit Agreement and Section 20 of the Guaranty provide that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the ABL Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders and the L/C Issuers to make additional Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party, to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party, and as consideration for Extensions of Credit previously made, Secured Hedge Agreements previously entered into and cash management services previously provided.

Accordingly, the Collateral Agent and each New Guarantor agrees as follows:

In accordance with Section 20 of the Guaranty, each New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date). Each reference to a Guarantor in the Guaranty shall be deemed to include each New Guarantor. The Guaranty is hereby incorporated herein by reference. Notwithstanding anything to the contrary contained in this Supplement or any provision of the Guaranty or any other Loan Document, the Guaranteed Obligations of any New Guarantor shall not extend to or include any Excluded Swap Obligation.

Each New Guarantor represents and warrants to the Collateral Agent and the other ABL Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.

Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guaranty, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

All notices, requests and demands pursuant hereto shall be made in accordance with Section 13 of the Guaranty. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 10.02 of the ABL Credit Agreement.

Each New Guarantor agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent to the extent required by Section 10.04 of the ABL Credit Agreement.

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR(S)],

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT G-1

ABL SECURITY AGREEMENT

ABL SECURITY AGREEMENT, dated as of August 4, 2014, among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (as further defined in Section 1(c), the “Company”), each of the Subsidiaries of the Company party hereto from time to time and BANK OF AMERICA, N.A., as collateral agent for the ABL Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (1) the Company and certain Subsidiaries of the Company from time to time party thereto (as further defined in Section 1(c), the “ABL Borrowers”) have entered into an ABL Credit Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), with the lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, pursuant to which the Lenders have severally agreed to make loans to the ABL Borrowers, and the L/C Issuers have agreed to issue letters of credit for the account of the ABL Borrowers or any Restricted Subsidiary upon the terms and subject to the conditions set forth therein, (2) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party and (3) one or more Cash Management Banks may from time to time provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party (clauses (1), (2), and (3), collectively, the “Extensions of Credit”);

WHEREAS, pursuant to the ABL Pledge Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Pledge Agreement”) the Grantors have pledged certain collateral for the benefit of the ABL Secured Parties;

WHEREAS, pursuant to the ABL Guaranty, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Guaranty”), the Guarantors (as defined therein) have agreed to guarantee, for the benefit of the ABL Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the ABL Borrowers to make valuable transfers to the other Subsidiary Grantors in connection with the operation of their respective businesses;

WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent, for the ratable benefit of the ABL Secured Parties;

5

EXHIBIT G-1

WHEREAS, the Grantors acknowledge that they will derive substantial direct and indirect benefit from the Extensions of Credit and have agreed to secure their obligations with respect thereto pursuant to this Agreement on the terms set forth herein;

WHEREAS, pursuant to the Term Loan Credit Agreement, dated as of the date hereof, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (in such capacity, the “Term Loan Agent”), and the other parties thereto, the lenders party thereto have severally agreed to make extensions of credit to the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Term Loan Guaranty, dated as of the date hereof, the Company and certain Domestic Subsidiaries of the Company have agreed to guarantee for the benefit of the Term Loan Secured Parties the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations (as defined therein);

WHEREAS, pursuant to the Term Loan Pledge Agreement, dated as of the date hereof, the Company and certain Domestic Subsidiaries of the Company have pledged certain collateral for the benefit of the Term Loan Secured Parties;

WHEREAS, pursuant to the Term Loan Security Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Term Loan Security Agreement”), the Company and certain Domestic Subsidiaries of the Company have granted a first priority Lien to the Term Loan Agent for the benefit of the Term Loan Secured Parties on the Term Loan Priority Collateral and a second priority Lien for the benefit of the Term Loan Secured Parties on the ABL Priority Collateral (subject in each case to liens permitted under the Term Loan Credit Agreement);

WHEREAS, the Collateral Agent and the Term Loan Agent have entered into an Intercreditor Agreement, acknowledged by the Grantors, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”); and

WHEREAS, the Collateral Agent and one or more Additional Agents may in the future enter into a Junior Lien Intercreditor Agreement substantially in the form attached to the ABL Credit Agreement as Exhibit L-2, and acknowledged by the Grantors (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), and one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

6

EXHIBIT G-1

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Agents, the Lenders and the L/C Issuers to enter into the ABL Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party and to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party, the Grantors hereby agree with the Collateral Agent, for the benefit of the ABL Secured Parties, as follows:

1.	Defined Terms.

(a) (i) Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein (including terms used in the preamble and the recitals) shall have the meanings given to them in the ABL Credit Agreement and (ii) all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) and not defined herein or in the ABL Credit Agreement shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof).

(b) The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the ABL Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

(c) The following terms shall have the following meanings:

“ABL Borrowers” shall have the meaning assigned to such term in the recitals hereto and “ABL Borrower” means any one of them. In the event that any ABL Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the ABL Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be an “ABL Borrower” for all purposes of this Agreement.

“ABL Collateral Representative” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“ABL Guaranty” shall have the meaning assigned to such term in the recitals hereto.

7

EXHIBIT G-1

“ABL Pledge Agreement” shall have the meaning assigned to such term in the recitals hereto.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Secured Parties” means the “Secured Parties” as such term is defined in the ABL Credit Agreement.

“ABL/Term Loan Intercreditor Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Additional ABL Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Collateral Documents” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Secured Parties” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Collateral Documents” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“After-Acquired Intellectual Property Collateral” shall have the meaning assigned to such term in Section 4.01(c).

“Agreement” shall mean this ABL Security Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Borrower Representative” shall have the meaning assigned to such term in the ABL Credit Agreement.

8

EXHIBIT G-1

“Collateral” shall have the meaning assigned to such term in Section 2(a).

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Representative” shall mean (i) with respect to Term Loan Priority Collateral, the Term Loan Collateral Representative and with respect to the ABL Priority Collateral, the ABL Collateral Representative, (ii) if the Junior Lien Intercreditor Agreement is executed, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is executed, the Person acting as representative for the Collateral Agent and the ABL Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

“Commercial Tort Action” shall mean any action, with respect to any Person other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $5,000,000.

“Company” shall have the meaning assigned to such term in the preamble hereto. In the event the Company consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the Term Loan Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Company” for all purposes of this Agreement.

“Copyrights” shall mean all (a) copyright rights in any work subject to the copyright laws of the United States, whether registered or unregistered and whether published or unpublished, including copyrights in computer software and the content thereof, and internet web sites and the content thereof, (b) all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the tangible medium of fixation, (c) registrations, recordings and applications for registration of any such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (d) rights to obtain all renewals thereof.

“Deposit Account” shall mean any “deposit account,” as such term is defined in the UCC (as in effect on the date hereof), now or hereafter maintained by any Grantor, and, in any event, shall include, but shall not be limited to all applicable Dominion Accounts and Qualified Cash Accounts.

9

EXHIBIT G-1

“Discharge of Additional ABL Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Additional Term Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Term Loan Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Dominion Accounts” means the “Dominion Accounts” as such term is defined in the ABL Credit Agreement.

“Excluded Equity Interests” shall mean (i) Equity Interests to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (ii) Equity Interests in any Person, other than wholly owned Restricted Subsidiaries; (iii) Equity Interests to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower Representative in writing in consultation with the Collateral Agent; (iv) Equity Interests as to which the Collateral Agent and the Borrower Representative reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (v) in excess of 65% of the Equity Interests of (A) any Foreign Subsidiaries or (B) any FSHCO; and (vi) Equity Interests of (A) any Subsidiary of a Foreign Subsidiary, (C) any Immaterial Subsidiary, (D) any Unrestricted Subsidiary, (E) any entity set forth in clause (b), (d), (e), (m) or (p) of the definition of Excluded Subsidiary and (F) any Equity Interests or other securities of a Subsidiary to the extent that the pledge of or grant of any lien on such Equity Interests or other securities for the benefit of any holders of any securities would result in the Company or any of the Restricted Subsidiaries being required to file separate financial statements for the issuer of such capital stock or securities with the Securities and Exchange Commission (or another governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Excluded Property” shall mean (a) any property included in the definition of “Collateral” in the ABL Pledge Agreement, (b) any Excluded Equity Interest, (c) any fee-owned real property with a value of less than $10,000,000 and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), in each case including fixtures related thereto, (d) motor vehicles and other assets subject to certificates of title, Letter of Credit Rights with a value of less than $5,000,000, Letter of Credit Rights to the extent any Grantor is required by applicable law to apply the proceeds of such a drawing of such letter of credit for a specified purpose and

10

EXHIBIT G-1

Commercial Tort Claims with a value of less than $5,000,000, (e) any asset or property to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law, (f) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower Representative in writing in consultation with the Collateral Agent, (g) any lease, license or other agreement or Contractual Obligation or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or Contractual Obligation or purchase money arrangement or create a right of termination in favor of any other party thereto (other than any Borrower Representative or a wholly owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition, (h) those assets as to which the Collateral Agent and the Borrower Representative reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (i) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (j) “intent-to-use” trademark or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or, if filed, has not been deemed in accordance with 15 U.S.C. §1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office to the extent that the grant of the security interest therein prior to such time would result in the invalidity or unenforceability of any such application or resulting registration, (k) any Other Letter of Credit Collateral, (l) any intellectual property rights arising under the laws of any jurisdiction other than the United States or any state thereof, (m) any commercial tort claims held by or assigned to the Litigation Trust (as defined in the Plan of Reorganization), (n) Excluded Deposit/Securities Accounts, (o) any aircraft, airframes, aircraft engines, helicopters or rolling stock, or any other equipment or assets constituting a part thereof, (p) margin stock (within the meaning of Regulation U issued by the FRB), and (q) any property that would otherwise constitute Term Loan Priority Collateral but is Excluded Property (as such term is defined in the Term Loan Security Agreement); provided that no asset that would be Excluded Property pursuant to the foregoing clauses (a) through (q) shall be Excluded Property if it has been granted to secure the Term Loan Obligations.

“Exclusive IP Agreements” shall have the meaning assigned to such term in Section 3.02(a).

11

EXHIBIT G-1

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Grantor” shall mean each Subsidiary Grantor and the Company in their individual capacities, and collectively the “Grantors”.

“Guaranteed Obligations” shall have the meaning assigned to such term in the ABL Guaranty. Notwithstanding anything to the contrary contained in this Agreement or any provision of the ABL Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Grantor shall not extend to or include any Excluded Swap Obligation (as defined in the ABL Guaranty).

“Intellectual Property” shall mean the Trade Secrets, Copyrights, Patents, Trademarks and the IP Agreements, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean the Collateral constituting Intellectual Property, including the Intellectual Property set forth in Schedule 3.02(a)(i) and Schedule 3.02(a)(ii) hereto.

“Intellectual Property Security Agreements” shall have the meaning assigned to such term in Section 4.01(c).

“Intercreditor Agreements” shall mean, (a) the ABL/Term Loan Intercreditor Agreement, (b) any Junior Lien Intercreditor Agreement and (c) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Company and the other Grantors (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (upon and during the effectiveness thereof)).

“IP Agreements” shall mean any and all written United States agreements, now or hereafter in effect, relating to the license, development, use, manufacture, distribution, sale or disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or other Intellectual Property to which any Grantor, now or hereafter, is a party.

“Junior Lien Intercreditor Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Loan Parties” shall mean the ABL Borrowers and the other Subsidiary Grantors.

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“Material Newspapers” means the daily newspaper publications for the following: Chicago Tribune, Los Angeles Times, Sun Sentinel and Baltimore Sun.

“Other Letter of Credit Collateral” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Patents” shall mean (a) all letters patent of the United States, all registrations, recordings and extensions thereof, and all applications for letters patent of the United States, including patent registrations, statutory invention registrations, utility models, recordings and pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Exceptions” shall have the meaning assigned to such term in Section 3.03(b).

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and including, in any event, all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Qualified Cash Accounts” means the “Qualified Cash Accounts” as such term is defined in the ABL Credit Agreement.

“Registered Intellectual Property” shall have the meaning set forth in Section 3.02(a).

“Release Date” shall mean the date on which the Aggregate Commitments are terminated and all Guaranteed Obligations then due and owing are paid in full (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and all Letters of Credit have expired or been terminated (other than Letters of Credit which have been Cash Collateralized).

“Secured Debt Documents” shall mean, collectively, the Loan Documents, each Secured Hedge Agreement entered into with a Hedge Bank and each Secured Cash Management Agreement entered into with a Cash Management Bank.

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“Securities Account” shall mean any “securities account,” as such term is defined in Article 8 of the UCC (as in effect on the date hereof), now or hereafter maintained by any Grantors, and, in any event, shall include, but shall not be limited to all applicable Dominion Account and Qualified Cash Accounts.

“Security Interest” shall have the meaning assigned to such term in Section 2(a).

“Subsidiary Grantor” shall mean each of the Subsidiaries of the Company listed on Schedule A hereto and each other Subsidiary of the Company that becomes a Grantor pursuant to Section 7.13, in each case, unless and until such time as the respective Grantor is released from all of its obligations under this Agreement in accordance with the terms and provisions hereof and of the ABL Credit Agreement.

“Term Loan Agent” shall have the meaning assigned to such term in the recitals hereto.

“Term Loan Collateral Representative” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Credit Agreement” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Term Loan Documents” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Term Loan Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement

“Term Loan Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Secured Parties” shall mean the “Secured Parties”, as such term is defined in the Term Loan Credit Agreement.

“Term Loan Security Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Trademarks” shall mean (a) all trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, in each case arising under the laws of the United States or any state thereof, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and

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Trademark Office or any similar offices in any State of the United States and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Trade Secrets” shall mean all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, in each case arising under the laws of the United States or any state thereof, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“UCC” shall have the meaning assigned to such term in Section 1(a)(ii).

“Vehicles” shall mean all railcars, cars, trucks, trailers, and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

(d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2.	Grant of Security Interest.

(a) Each Grantor hereby grants to the Collateral Agent for the benefit of the ABL Secured Parties, a security interest in and continuing lien on (the “Security Interest”) all of such Grantor’s right, title and interest in (subject only to Liens permitted under the ABL Credit Agreement) and to all of the following assets and properties now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations of such Grantor:

(i) all Accounts;

(ii) all cash;

(iii) all Chattel Paper;

(iv) all Commercial Tort Claims with respect to which a Commercial Tort Action was commenced described on Schedule 2(a)(iv) hereto (together with any Commercial Tort Claims with respect to which a Commercial Tort Action was commenced subject to a further writing provided in accordance with Section 4.01(d));

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(v) all Deposit Accounts;

(vi) all Documents;

(vii) all Equipment;

(viii) all Fixtures;

(ix) all General Intangibles;

(x) all Instruments;

(xi) all Intellectual Property;

(xii) all Inventory;

(xiii) all Investment Property;

(xiv) all Letter-of-Credit Rights;

(xv) all Money;

(xvi) all Securities Accounts;

(xvii) all books and records pertaining to the Collateral; and

(xviii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing;

provided that notwithstanding anything to the contrary contained in this Agreement, the security interest created by this Agreement shall not extend to, and the term “Collateral” and the other terms defining the components of the Collateral in the foregoing clauses (i) through (xviii), and any term defined by reference to the UCC, shall not include, any Excluded Property (it being understood that such grant will be applicable at such time as any such property or assets ceases to constitute Excluded Property).

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing

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statement or amendment or continuation, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor further authorizes the Collateral Agent to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing, protecting or providing notice of the Security Interests granted by such Grantor hereunder.

This Agreement secures the payment of all the respective Guaranteed Obligations of the Grantors. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Guaranteed Obligations, and would be owed to the Collateral Agent or the ABL Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor.

The Security Interests created hereby are granted as security only and shall not subject the Collateral Agent or any other ABL Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(c) Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to clause (a) above shall (i) with respect to Collateral other than Collateral constituting ABL Priority Collateral, (x) prior to the Discharge of Term Loan Obligations, be subject and subordinate, as and to the extent provided for in the ABL/Term Loan Intercreditor Agreement, to the Liens granted to the Term Loan Agent for the benefit of the Term Loan Secured Parties to secure the Term Loan Obligations pursuant to the Term Loan Security Agreement and (y) prior to the Discharge of Additional Term Obligations, be subject and subordinate, as and to the extent provided for in the ABL/Term Loan Intercreditor Agreement, to the Liens granted to any Additional Term Agent for the benefit of the holders of the Additional Term Obligations to secure such Additional Term Obligations pursuant to the Additional Term Collateral Documents as and to the extent provided for therein, and (ii) with respect to all Collateral, prior to the Discharge of Additional ABL Obligations, be pari passu and equal in priority to the Liens granted to any Additional ABL Agent for the benefit of the holders of the applicable Additional ABL Obligations to secure such Additional ABL Obligations pursuant to the applicable Additional ABL Collateral Documents (except, in the case of this sub-clause (ii), as may be separately otherwise agreed between the

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Collateral Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties, including pursuant to a Junior Lien Intercreditor Agreement). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent, the Term Loan Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement are subject to the provisions of the applicable Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Term Loan Agent and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement, (ii) the Collateral Agent and Additional ABL Agent, in the case of the Junior Lien Intercreditor Agreement, and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as any Term Loan Obligations or any Additional Term Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Collateral constituting Term Loan Priority Collateral shall be satisfied by causing such Term Loan Priority Collateral to be delivered to the Term Loan Agent or the applicable Term Loan Collateral Representative, to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) for so long as any Additional ABL Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Collateral shall be satisfied by causing such Collateral to be delivered to the applicable Collateral Representative to be held in accordance with the applicable Intercreditor Agreement.

3.	Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each ABL Secured Party that:

3.01 Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent, for the benefit of the ABL Secured Parties, pursuant to this Agreement and (b) Liens permitted under the ABL Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. Each Grantor has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement, in each case (except with respect to any ABL Borrower or any Grantor that is a Significant Subsidiary), to the extent that any such failure would not reasonably be

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expected to have a Material Adverse Effect. To the knowledge of such Grantor, no action or proceeding seeking to limit, cancel or question the validity of such Grantor’s ownership interest in the Collateral, that would reasonably be expected to result in a Material Adverse Effect, is pending or threatened. Such Grantor has not filed or consented to the filing of any (x) security agreement, financing statement or analogous document under the Uniform Commercial Code or any other similar Laws covering any of such Grantor’s Collateral, (y) assignment for security in which such Grantor assigns any of such Grantor’s Collateral or any security agreement or similar instrument covering any of such Grantor’s Collateral with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, which security agreement, financing statement or similar instrument or assignment is still in effect or (z) assignment for security in which such Grantor assigns any of such Grantor’s Collateral or any security agreement or similar instrument covering any of such Grantor’s Collateral with any foreign governmental, municipal or other governmental office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except in the case of each of clauses (x), (y) and (z) above, such as (i) are filed in favor of (A) the Collateral Agent for the benefit of the ABL Secured Parties, pursuant to this Agreement or the other Loan Documents and (B) the Term Loan Agent for the benefit of the Term Loan Secured Parties pursuant to the Term Loan Security Agreement and the other Term Loan Documents, (ii) are filed in respect of Liens permitted by the ABL Credit Agreement or (iii) are filed in respect of Liens being terminated on the Closing Date.

3.02 Intellectual Property.

(a) As of the date hereof, the Intellectual Property Collateral set forth on Schedule 3.02(a)(i) hereto is a true and correct list in all material respects of all copyright registrations with respect to Material Newspapers registered with the United States Copyright Office on or after January 1, 2009, issued patents, pending patent applications, federal trademark registrations and pending federal trademark applications, in each case, in the United States (collectively, the “Registered Intellectual Property”), owned in whole or in part by such Grantor and indicates for each such item, as applicable, the title, the application and/or registration number, date and jurisdiction of filing and/or issuance and the identity of the current applicant or registered owner. Schedule 3.02(a)(ii) hereto is a true and correct list in all material respects of all IP Agreements pursuant to which any Grantor, as of the date hereof, is the exclusive licensee of any registered United States Copyright, and indicates for each such IP Agreement, the title of such IP Agreement, the date of such IP Agreement, the parties to such IP Agreement, and the title, registration number, date of filing and the identity of the registered owner of each registered United States Copyright exclusively licensed to any Grantor pursuant to such IP Agreement (collectively, the “Exclusive IP Agreements”).

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(b) Except as would not reasonably be expected to result in a Material Adverse Effect:

(i) The Registered Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable in whole or in part and there are no pending or, to such Grantor’s knowledge, threatened (in writing) claims challenging the validity or enforceability of the Registered Intellectual Property of such Grantor, and

(ii) To such Grantor’s knowledge, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates the Intellectual Property Collateral of such Grantor or the Grantor’s rights in or use thereof.

3.03 Perfected Security Interests.

(a) Subject to the Perfection Exceptions, the Security Interests by such Grantor granted pursuant to this Agreement (i) will attach to each item of Collateral owned by such Grantor on the Closing Date (or, if such Grantor first obtains rights thereto on a later date, on such later date), (ii) will constitute valid perfected (so long as perfection is possible under United States Law) security interests in the Collateral of such Grantor in favor of the Collateral Agent, for the benefit of the ABL Secured Parties, as collateral security for the Guaranteed Obligations of such Grantor, upon (A) in the case of Collateral of such Grantor in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, the filing of financing statements naming such Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) in the case of Chattel Paper to be pledged or assigned by such Grantor, the earlier of the delivery thereof to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, and the filing of the financing statements referred to in clause (A), (C) in the case of registered Copyrights, applied for and registered Trademarks, applied for and issued Patents and Exclusive IP Agreements included in the Intellectual Property Collateral of such Grantor, the filing of the financing statements referred to in clause (A) and the filing, registration and recording of fully executed agreements in the form of the Grant of Security Interest in Copyrights, the Notice and Confirmation of Grant of Security Interest in Patents and the Notice and Confirmation of Grant of Security Interest in Trademarks set forth in Exhibit 2-A, 2-B and 2-C hereto in the United States Copyright Office and the United States Patent and Trademark Office, as applicable, (D) obtaining and maintenance of “control” (as described in the UCC) by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, of all Deposit Accounts, Securities Accounts, Electronic Chattel Paper and

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Letter-of-Credit Rights a security interest in which is perfected by “control” (in the case of Deposit Accounts and Securities Accounts only to the extent required by Sections 2.18, 2.21 and 2.23 of the ABL Credit Agreement) and/or (E) in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 2(a)(iv) on the date of this Agreement) upon the taking of the actions required by Section 4.01(d) and the filing of financing statements referred to in clause (A) and (iii) subject to any applicable Intercreditor Agreement, are prior to all other Liens on the Collateral of such Grantor other than Liens permitted by the ABL Credit Agreement having priority over or being pari passu with the Collateral Agent’s Lien by operation of law or otherwise as permitted under the ABL Credit Agreement.

(b) Notwithstanding anything to the contrary contained herein, no Grantor shall be required to (x) enter into control agreements with respect to, or otherwise perfect any security interest by “control” over, securities accounts, deposit accounts, other bank accounts, cash and Cash Equivalents and accounts related to the clearing, payment proceeding and similar operations of the Company and its Restricted Subsidiaries, Commercial Tort Claims and Letter-of-Credit Rights, except, as required by Sections 2.18, 2.21 and 2.23 of the ABL Credit Agreement, (y) take any action in any jurisdiction (other than the United States of America, any state thereof and the District of Columbia) to perfect any security interest in any Collateral (including Equity Interests of Foreign Subsidiaries) or (z) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) Fixtures, (2) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person, and (3) uncertificated securities (clauses (x), (y) and (z) collectively, the “Perfection Exceptions”).

(c) It is understood and agreed that the security interests created hereby shall not prevent the Grantors from using the Collateral in the ordinary course of their respective businesses or as otherwise not prohibited by the ABL Credit Agreement.

(d) As of the date hereof, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims with respect to which a Commercial Tort Action was commenced other than those listed in Schedule 2(a)(iv).

3.04 Accounts.

As of the date hereof, no amount payable in excess of $5,000,000 to such Grantor under or in connection with any Account is evidenced by any Instrument or Chattel Paper that has not been delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, properly endorsed for transfer, to the extent, in the case of any such Instrument, delivery is required by the ABL Pledge Agreement.

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3.05 Names. (a) The exact legal name of each ABL Borrower and each other Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is as set forth in Schedule 3.05(a). Each ABL Borrower and each other Grantor is (i) the type of entity disclosed next to its name in Schedule 3.05(a) and (ii) a registered organization except to the extent disclosed in Schedule 3.05(a). Also set forth in Schedule 3.05(a) is the jurisdiction of formation of each ABL Borrower and each other Grantor and, if the applicable Grantor is organized in a jurisdiction that requires the organizational identification number or the Federal Taxpayer Identification Number to be included in an effective UCC-1 financing statement, the organizational identification number of such Grantor or the Federal Taxpayer Identification Number of such Grantor, as applicable.

(b) Set forth in Schedule 3.05(b) is any other corporate or organizational names each ABL Borrower and each other Grantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 3.05(c) is the information required by Section 3.05(b) for any other business or organization to which any ABL Borrower or any other Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past four months. Except as set forth in Schedule 3.05(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

3.06 Current Locations. The chief executive office of each ABL Borrower and each other Grantor is located at the address set forth in Schedule 3.06 hereto.

3.07 Letter-of-Credit Rights. Set forth in Schedule 3.07 is a true and correct list of all letters of credit issued in favor of any ABL Borrower or any other Grantor, as beneficiary thereunder having a maximum available amount in excess of $5,000,000.

3.08 Chattel Paper. Set forth in Schedule 3.08 is a true and correct list of all tangible chattel paper and electronic chattel paper held by any ABL Borrower or any other Grantor as of the Closing Date.

4.	Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the other ABL Secured Parties that, from and after the date of this Agreement until the Release Date:

4.01 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the Security Interests created hereby as perfected security interests (as and to the extent required by Section 3.03(a) and subject

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to Section 3.03(b)) and subject to no liens, other than any Lien permitted by the ABL Credit Agreement and shall use commercially reasonable efforts to defend the Security Interests created hereby and the priority thereof against the claims and demands not permitted by the ABL Credit Agreement of all Persons whomsoever.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c) Each Grantor agrees that should it, after the date hereof, obtain an ownership interest in any Registered Intellectual Property that would, had it been owned on the date hereof, be considered a part of the Intellectual Property Collateral, or should it become a party to any IP Agreement that would, had such Grantor been a party to it on the date hereof, be considered an Exclusive IP Agreement (“After-Acquired Intellectual Property Collateral”), such After-Acquired Intellectual Property Collateral shall automatically become part of the Intellectual Property Collateral, subject to the terms and conditions of this Agreement with respect thereto. In addition, on or prior to the date that each annual and quarterly Compliance Certificate is required to be delivered pursuant to Section 6.02(b) of the ABL Credit Agreement, such Grantor shall execute and deliver to the Collateral Agent agreements substantially in the forms of Exhibits 2-A, 2-B or 2-C hereto (collectively, the “Intellectual Property Security Agreements”), as applicable, covering the After-Acquired Intellectual Property Collateral obtained during the period to which such Compliance Certificate relates, and shall record each such agreement with the United States Copyright Office (if in the form of Exhibit 2-A), the United States Patent and Trademark Office (if in the form of Exhibit 2-B or Exhibit 2-C) and any other Governmental Authorities located in the United States necessary to perfect the Security Interest hereunder in any such After-Acquired Intellectual Property Collateral.

(d) If any Grantor shall at any time hold or acquire a Commercial Tort Claim with respect to which a Commercial Tort Action was commenced, such Grantor shall on or prior to the date that the Compliance Certificate for the fiscal quarter in which it was commenced is required to be delivered pursuant to Section 6.02(b) of the ABL Credit Agreement, notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(e) Subject to the Perfection Exceptions and clause (f) below, each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Law, or which the Collateral Agent or the Required Lenders may reasonably request, in order

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(x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests created hereby, all at the expense of such Grantor. Without limiting the generality of the foregoing, such Grantor shall comply with Section 6.14 of the ABL Credit Agreement.

(f) Notwithstanding anything in this Section 4.01 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the ABL Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of the Company that is required by the ABL Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the ABL Credit Agreement, and this Section 4.01.

(g) Notwithstanding the foregoing, subject to Section 6.12 of the ABL Credit Agreement, any action required to be taken by any Grantor pursuant to this Section 4.01 (other than clause (a) hereof) may be taken by such Grantor, at its option, on or prior to the date the Company is required to deliver the Compliance Certificate pursuant to Section 6.02(b) of the ABL Credit Agreement for the fiscal quarter during which the event triggering such action occurred or by such later date permitted by this Agreement.

4.02 Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent prompt written notice (which shall in any event be provided by the earlier of (x) 30 days after such change and (y) 10 days prior to the date on which the perfection of the liens under the Collateral Documents would (absent additional filings or other actions) lapse, in whole or in part, by reason of such change) of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization or (iii) in its identity or type of organization or corporate structure. Each Grantor agrees promptly to provide the Collateral Agent after notification of any such change with certified Organizational Documents reflecting any of the changes described in the first sentence of this paragraph. The Company also agrees to promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

4.03 Notices.

(a) Each Grantor will advise the Collateral Agent in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby and other Liens permitted under the ABL Credit Agreement) on any of the Collateral, which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

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(b) Upon the occurrence and during the continuation of any Event of Default and after written notice is delivered to applicable Grantor, all insurance payments in respect of any Equipment of such Grantor shall be paid to and applied by the Collateral Agent as and to the extent specified in Section 5.04.

4.04 Intellectual Property.

(a) Subject to Section 4.04(c), with respect to each item of Intellectual Property Collateral owned by each Grantor, such Grantor agrees to take, at its expense, all commercially reasonable steps, including, as applicable, in the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Authority located in the United States, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, and Copyright registration and application for registration, as applicable, now or hereafter included in such Intellectual Property Collateral of such Grantor, except in each case to the extent failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(b) Subject to Section 4.04(c), such Grantor shall (and shall use commercially reasonable efforts to cause all its licensees to), as and to the extent appropriate, in such Grantor’s reasonable business judgment, (i) (1) continue to use each Trademark included in the Intellectual Property Collateral in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a security interest in such other Trademark pursuant to this Agreement to the extent required herein and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Intellectual Property Collateral may become forfeited, misused, unenforceable, abandoned or dedicated to the public or (y) any portion of the Copyrights included in the Intellectual Property Collateral may become invalidated or fall into the public domain, except in each case to the extent failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(c) No Grantor shall discontinue use of or otherwise abandon any owned Intellectual Property Collateral unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable or economically practicable in the conduct of such Grantor’s business, except to the extent that such discontinuance or abandonment would not reasonably be expected to result in a Material Adverse Effect.

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(d) In the event that any Grantor becomes aware after the date hereof that any item of its material Intellectual Property Collateral is being infringed or misappropriated by a third party in any way that would reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly notify the Collateral Agent and take such actions, at its expense, as such Grantor deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, if such Grantor deems it necessary, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(e) With respect to its United States Registered Intellectual Property owned by such Grantor in its own name on the date hereof, and the Exclusive IP Agreements to which it is a party as of the date hereof, each Grantor shall execute or otherwise authenticate an agreement, in substantially the form of the Intellectual Property Security Agreements, as applicable, for recording the Security Interest granted hereunder to the Collateral Agent in such United States Registered Intellectual Property and Exclusive IP Agreements with the United States Copyright Office (if in the form of Exhibit 2-A) and the United States Patent and Trademark Office (if in the form of Exhibit 2-B or Exhibit 2-C).

4.05 Collateral Matters. Notwithstanding anything to the contrary in this Agreement, the foregoing requirements of this Section 4 shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control.

5.	Remedial Provisions.

5.01 Certain Matters Relating to Accounts.

(a) Without limiting the Administrative Agent’s rights under the ABL Credit Agreement and subject to the terms of any applicable Intercreditor Agreement, at any time after the occurrence and during the continuation of an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) of the ABL Credit Agreement after written notice is delivered to the applicable Grantors, the Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any ABL Secured Party; provided that the provisions of Section 10.08 of the ABL Credit Agreement shall apply to such information.

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(b) Without limiting the Administrative Agent’s rights under the ABL Credit Agreement and subject to (i) the Loan Parties’ obligations under the ABL Credit Agreement and (ii) the terms of any applicable Intercreditor Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time upon notice after the occurrence and during the continuation of an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) of the ABL Credit Agreement. Without limiting the Administrative Agent’s rights under the ABL Credit Agreement and subject to (a) the Loan Parties’ obligations under the ABL Credit Agreement and (b) the terms of any applicable Intercreditor Agreement, at any time after the occurrence and during the continuation of an Event of Default under the ABL Credit Agreement, any payments of Accounts, when collected by any Grantor, (x) if required in writing by the Collateral Agent, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the ABL Secured Parties only as provided in Section 5.04, and (y) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other ABL Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) Subject to the terms of any applicable Intercreditor Agreement, at the Collateral Agent’s written request at any time after the occurrence and during the continuation of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all orders, invoices and shipping receipts.

(d) Subject to the terms of any applicable Intercreditor Agreement, at any time (i) upon the occurrence and during the continuation of an Event of Default and (ii) after written notice is delivered to the Grantor, a Grantor shall not (other than in the ordinary course of business) grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the Grantors in writing not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuation of such Event of Default.

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5.02 Communications with Obligors; Grantors Remain Liable.

(a) Subject to the terms of any applicable Intercreditor Agreement, upon the written request of the Collateral Agent at any time after the occurrence and during the continuation of an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) of the ABL Credit Agreement, each Grantor shall notify obligors on the Accounts of such Grantor that the Accounts have been assigned to the Collateral Agent, for the benefit of the ABL Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent and may enforce such Grantor’s rights against such obligors.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts of such Grantor to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any ABL Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any ABL Secured Party of any payment relating thereto, nor shall the Collateral Agent or any ABL Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) of such Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.03 Proceeds to Be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other ABL Secured Parties specified in Section 5.01 with respect to payments of Accounts, if an Event of Default shall occur and be continuing, all Proceeds of Collateral received by any Grantor consisting of cash, checks and other Cash Equivalents shall be held by such Grantor in trust for the Collateral Agent and the other ABL Secured Parties, segregated from other funds of such Grantor, and shall, upon the notice in writing by the Collateral Agent (subject to the terms of any applicable Intercreditor Agreement) to the relevant Grantor (it being understood that the exercise of remedies by the ABL Secured Parties in connection with an Event of Default shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent

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(subject to the terms of any applicable Intercreditor Agreement). All Proceeds of Collateral while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other ABL Secured Parties) shall continue to be held as collateral security for all the Guaranteed Obligations and shall not constitute payment thereof until applied as provided in Section 5.04.

5.04 Application of Proceeds. Except as expressly provided elsewhere in this Agreement or any other Loan Document, (i) any cash held in the Collateral Accounts and (ii) all proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall, subject to the terms of any applicable Intercreditor Agreement, be applied pursuant to Section 8.04 of the ABL Credit Agreement.

5.05 Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) or any other applicable law or in equity and also, to the extent permitted by applicable law, may without demand of performance or other demand, presentment, protest, advertisement or notice of any kind except as specified below, subject to any existing reserved rights or licenses, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any ABL Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold and the Collateral Agent or such ABL Secured Party may, subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 8.04(a) of the ABL Credit Agreement and (y) the ratable satisfaction of the Guaranteed Obligations in

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accordance with the priorities set forth in Section 8.04 of the ABL Credit Agreement, pay the purchase price by crediting the amount thereof against the Guaranteed Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request (subject to the terms of any applicable Intercreditor Agreement), to assemble the Collateral and make it available to the Collateral Agent at places and times which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.05 in accordance with the provisions of Section 8.04 of the ABL Credit Agreement. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may, subject to the terms of any applicable Intercreditor Agreement, proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(b) If an Event of Default shall occur and be continuing, the Collateral Agent may in its sole discretion but subject to any applicable Intercreditor Agreement, withdraw and apply any amounts held in any Dominion Account or Qualified Cash Account against the Guaranteed Obligations of any relevant Grantor then due and owing in the order of priority set forth in Section 8.04 of the Credit Agreement.

5.06 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Guaranteed Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any ABL Secured Party to collect such deficiency.

5.07 Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights. Each Grantor shall (to the maximum extent permitted by law) remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any other ABL Secured Party may be rescinded by such party and any of the Guaranteed Obligations continued,

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(b) the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other ABL Secured Party, (c) the Secured Debt Documents, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other ABL Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other ABL Secured Party shall have any obligation to protect, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other ABL Secured Party may, but shall be under no obligation to, make a similar demand on any ABL Borrower or any other Grantor, and any failure by the Collateral Agent or any other ABL Secured Party to make any such demand or to collect any payments from any ABL Borrower or any other Grantor or any release of any ABL Borrower or any other Grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purpose hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.08 Conflict with ABL Credit Agreement. In the event of any conflict between the terms of this Section 5 and the ABL Credit Agreement, the ABL Credit Agreement shall prevail.

6.	The Collateral Agent.

6.01 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Subject to the terms of any applicable Intercreditor Agreement, each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Agreement, and the other Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments which the Collateral Agent may deem necessary or desirable to accomplish the purposes of this Agreement, and the other Loan Documents and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf

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of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following at the same time or at different times, in each case after the occurrence and during the continuation of an Event of Default:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the ABL Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral;

(iv) execute, in connection with any sale provided for in Section 5.05, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain, pay and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the ABL Credit Agreement;

(vi) solely with respect to an Event of Default pursuant to Sections 8.01(a), 8.01(f) and 8.01(g) of the ABL Credit Agreement, send verifications of Accounts to any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account;

(vii) solely with respect to an Event of Default pursuant to Sections 8.01(a), 8.01(f) and 8.01(g) of the ABL Credit Agreement, direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

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(viii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(ix) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(x) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(xi) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral; provided that such consent right shall not limit any other rights or remedies available to the Collateral Agent at law);

(xii) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral; provided that such consent right shall not limit any other rights or remedies available to the Collateral Agent at law);

(xiii) subject to any existing reserved rights and licenses, assign, license or sublicense any Intellectual Property Collateral throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable business discretion determine; and

(xiv) generally, but subject to any existing reserved rights and licenses, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the ABL Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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Anything in this Section 6.0l(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.01(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as permitted under this Section 6.01, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the ABL Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

6.02 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any other ABL Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other ABL Secured Parties hereunder are solely to protect the Collateral Agent’s and the other ABL Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other ABL Secured Party to exercise any such powers. The Collateral Agent and the other ABL Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

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6.03 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other ABL Secured Parties, be governed by this Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable ABL Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.04 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interests created hereby and all obligations of the Grantors hereunder shall (to the maximum extent permitted by law) be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the ABL Credit Agreement, any other Secured Debt Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the ABL Credit Agreement, any other Secured Debt Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Guaranteed Obligations, or (d) any other circumstance (other than a defense of payment or performance) that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Guaranteed Obligations or this Agreement.

6.05 Continuing Security Interest; Assignments Under the Secured Debt Documents; Release.

(a) This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other ABL Secured Parties and their respective successors, indorsees, transferees and assigns until the Release Date.

(b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Subsidiary Grantor created hereby shall be automatically released, upon the consummation of any transaction permitted by the ABL Credit Agreement, as a result of which such Subsidiary Grantor ceases to be a Restricted Subsidiary of the Company or otherwise becomes an Excluded Subsidiary.

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(c) The Security Interests in any Collateral created hereby shall be automatically released and such Collateral sold, free and clear of the Lien and Security Interests created hereby (w) upon any sale or other transfer by any Grantor of any Collateral that is permitted under the ABL Credit Agreement (other than to another Grantor), (x) upon the effectiveness of any written consent to the release of the Security Interests created hereby in any Collateral pursuant to Section 10.01 of the ABL Credit Agreement, (y) upon property constituting Excluded Property or (z) as otherwise provided in any applicable Intercreditor Agreement.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor or the Borrower Representative shall reasonably request to evidence or confirm such termination or release.

6.06 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other ABL Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any ABL Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any ABL Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7.	Miscellaneous.

7.01 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 10.01 of the ABL Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Exhibit 1 in each case duly executed by each Grantor directly effected thereby.

7.02 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the ABL Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 10.02 of the ABL Credit Agreement.

7.03 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other ABL Secured Party shall by any act (except by a written

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instrument pursuant to Section 7.01 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other ABL Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other ABL Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other ABL Secured Party would otherwise have on any other occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.04 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay any and all reasonable and documented or invoiced expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any ABL Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Agreement, in each case to the extent any ABL Borrower would be required to do so pursuant to Section 10.04 of the ABL Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the other ABL Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, charges or similar levies which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor agrees to pay, and to save the Collateral Agent and the other ABL Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case to the extent any ABL Borrower would be required to do so pursuant to Section 10.05 of the ABL Credit Agreement.

(d) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Collateral Documents. The

37

EXHIBIT G-1

agreements in this Section 7.04 shall survive termination of this Agreement, or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or, any other Loan Document or any investigation made by or on behalf of the Collateral Agent or any other ABL Secured Party. All amounts due under this Section 7.04 shall be payable within 30 days after demand therefor.

7.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and by the ABL Credit Agreement, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction or otherwise as permitted by the ABL Credit Agreement.

7.06 Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

7.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.08 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.09 Integration. This Agreement together with the other Loan Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other ABL Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents (and each other agreement or instrument executed or issued in connection therewith).

38

EXHIBIT G-1

7.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.11 Submission to Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Guaranteed Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 7.11 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 7.11 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(b) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this section;

(c) consents to service of process in the manner provided for notices in Section 7.02; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.11 any special, exemplary, punitive or consequential damages;

39

EXHIBIT G-1

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court referred to in paragraph (a) above.

Nothing in this Agreement will affect the right of any party hereto to serve process in any manner permitted by applicable law.

7.12 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any other ABL Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other ABL Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the ABL Secured Parties or among the Grantors and the ABL Secured Parties; and

(d) upon any Event of Default, the Collateral Agent may proceed without notice, against any Grantor and any Collateral to collect and recover the full amount of any Obligation then due, without first proceeding against any other Grantor, any other Loan Party or any other Collateral and without first joining any other Grantor or any other Loan Party in any proceeding.

7.13 Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.12 of the ABL Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Exhibit 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

40

EXHIBIT G-1

7.14 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.15 Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, in the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall prevail.

[Signature Pages Follow]

41

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

TRIBUNE PUBLISHING COMPANY as a Grantor,

By:	/s/ Steven Berns
Name:	Steven Berns
Title:	President and Chief Executive Officer

[Signature Page to ABL Security Agreement]

Blue Lynx Media, LLC
Builder Media Solutions, LLC
California Community News, LLC
Capital-Gazette Communications, LLC
Carroll County Times, LLC
Chicago Tribune Company, LLC
Chicagoland Publishing Company, LLC
ForSaleByOwner.com Referral Services, LLC
forsalebyowner.com, LLC
Hoy Publications, LLC
Internet Foreclosure Service, LLC
Local Pro Plus Realty, LLC
Los Angeles Times Communications LLC
Orlando Sentinel Communications Company, LLC
Sun-Sentinel Company, LLC
TCA News Service, LLC
The Baltimore Sun Company, LLC
The Daily Press, LLC
The Hartford Courant Company, LLC
The Morning Call, LLC
Tribune 365, LLC
Tribune Content Agency, LLC
Tribune Direct Marketing, LLC
Tribune Interactive, LLC
Tribune Content Agency London, LLC
Tribune Publishing Company, LLC
Tribune Washington Bureau, LLC each as a Grantor,

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

McClatchy/Tribune Information Services, LLC, as a Grantor

By: TCA News Service, LLC, as its Member

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

By: Tribune Publishing Company, LLC, as its Member

By:	/s/ Edward Lazarus
Name:	Edward Lazarus
Title:	Secretary

[Tribune Publishing – ABL Security Agreement]

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Brad H. Breidenbach
	Name:	Brad H. Breidenbach
	Title:	Senior Vice President

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 2(a)(iv) TO THE

ABL SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.02(a)(i) TO THE

ABL SECURITY AGREEMENT

REGISTERED INTELLECTUAL PROPERTY

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.02(a)(ii) TO THE

ABL SECURITY AGREEMENT

EXCLUSIVE IP AGREEMENT

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.05(a) TO THE

ABL SECURITY AGREEMENT

LEGAL NAMES, ETC.

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.05(b) AND SCHEDULE 3.05(c) TO THE

ABL SECURITY AGREEMENT

OTHER CORPORATE NAMES, AND PRIOR NAMES

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.06 TO THE

ABL SECURITY AGREEMENT

CHIEF EXECUTIVE OFFICES

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.07 TO THE

ABL SECURITY AGREEMENT

LETTER-OF-CREDIT RIGHTS

[Tribune Publishing – ABL Security Agreement]

SCHEDULE 3.08 TO THE

ABL SECURITY AGREEMENT

CHATTEL PAPER

[Tribune Publishing – ABL Security Agreement]

EXHIBIT 1 TO THE

ABL SECURITY AGREEMENT

SUPPLEMENT NO. [    ], dated as of [            ] (this “Supplement”), to the ABL Security Agreement, dated as of August 4, 2014 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (as further defined in the Security Agreement, the “Company”), each of the subsidiaries of the Company party thereto from time to time (each such subsidiary, individually, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; and, together with the Company collectively the “Grantors”), and BANK OF AMERICA, N.A., as collateral agent for the ABL Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

A. Capitalized terms used herein and not otherwise defined herein (including terms used in the preamble and the recitals) shall have the meanings assigned to such terms in the Security Agreement.

B. The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the ABL Credit Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C. Section 7.13 of the Security Agreement provides that each Restricted Subsidiary of the Company that is required to become a party to the Security Agreement pursuant to Section 6.12 of the ABL Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each, a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement as consideration for the Guaranteed Obligations.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with Section 7.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date). In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the

1-1

Guaranteed Obligations, does hereby pledge and grant to the Collateral Agent, for the benefit of the ABL Secured Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference. Notwithstanding anything to the contrary contained in this Agreement or any provision of the ABL Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Grantor shall not extend to or include any Excluded Swap Obligation (as defined in the ABL Guaranty).

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other ABL Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws affecting creditors’ rights generally and subject to general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION 4. Such New Grantor hereby represents and warrants that (a) set forth on Schedule A attached hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization and chief executive officer of such New Grantor and (iii) the identity or type of organization or corporate structure of such New Grantor and (b) as of the date hereof (i) Schedule B hereto sets forth all of the Registered Intellectual Property owned by such New Grantor in its name, and indicates for each such item, as applicable, the title, application and/or registration number, date of filing and/or issuance, and the identity of the current applicant or registered owner, and (ii) Schedule C hereto sets forth all Exclusive IP Agreements that such New Grantor is a party to, and indicates for each such IP Agreement, the title of such IP Agreement, the date of such IP Agreement, the parties to such IP Agreement, and the title, registration number, date of filing and the identity of the registered owner of each registered United States Copyright exclusively licensed to any Grantor pursuant to such IP Agreement.

1-2

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 7.02 of the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 10.02 of the ABL Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its reasonable and documented or invoiced out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent to the extent required to be reimbursed pursuant to Section 10.04 of the ABL Credit Agreement.

1-3

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NEW GRANTOR(S)]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent,

By:
Name:
Title:

1-4

SCHEDULE A

TO SUPPLEMENT NO.      TO THE

ABL SECURITY AGREEMENT

CORPORATE INFORMATION

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure

SCHEDULE B

TO SUPPLEMENT NO.     TO THE

ABL SECURITY AGREEMENT

REGISTERED INTELLECTUAL PROPERTY

A.	COPYRIGHTS

Title	Current Owner	Registration Date	Copyright Registration No.

B.	PATENTS AND PATENT APPLICATIONS

Title	Current Owner	Application No.	Filing Date	Patent No.	Issue Date

C.	TRADEMARKS AND TRADEMARK APPLICATIONS

Mark	Current Owner	Application No.	Application Date	Registration Number	Registration Date

SCHEDULE C

TO SUPPLEMENT NO.     TO THE

ABL SECURITY AGREEMENT

Exclusive IP Agreements

[Name, Parties and Date of Agreement]

Registered Copyrights exclusively licensed pursuant to such agreement:

Title	Registered Owner	Reg. No.	Reg. Date

EXHIBIT 2-A TO THE

ABL SECURITY AGREEMENT

GRANT OF SECURITY INTEREST IN COPYRIGHTS

GRANT OF SECURITY INTEREST IN COPYRIGHTS (the “Agreement”), dated as of                     , made by [Grantor], a [—] corporation (the “Grantor”), in favor of BANK OF AMERICA, N.A., as Collateral Agent (the “Agent”) for the Lenders that are parties to the ABL Credit Agreement, dated as of August 4, 2014, among Tribune Publishing Company (the “Company”), certain of the Company’s subsidiaries from time to time party thereto (together with the Company, the “ABL Borrowers”), the Lenders and the Agent (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”).

WHEREAS, pursuant to the ABL Credit Agreement, the Lenders have severally agreed, among other things, to make certain loans to the ABL Borrowers subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the ABL Credit Agreement, the Grantor, the Company and the other parties thereto have executed and delivered an ABL Security Agreement, dated as of August 4, 2014, in favor of the Agent (together with all amendments, supplements, waivers and other modifications, if any, from time to time thereafter made thereto, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the ratable benefit of the ABL Secured Parties, a security interest in all of its Intellectual Property, including the Copyrights; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the ABL Credit Agreement and the Security Agreement.

2. Grant of Security Interest. The Grantor hereby grants to the Agent, for the benefit of the ABL Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in (subject only to Liens permitted under the ABL Credit Agreement) and to:

2.01 all Copyrights now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title and interest, including without limitation those Copyrights set forth on Schedule I hereto;

3-A-1

2.02 all Exclusive IP Agreements that such Grantor is now or anytime hereafter becomes a party to, including all right, title and interest that such Grantor may have in any Copyrights licensed to such Grantor pursuant thereto, including without limitation those Exclusive IP Agreements and those Copyrights set forth on Schedule II hereto; and

2.03 to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing as collateral security for the prompt and complete payment and performance when due (whether as stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no security interest is granted in any Excluded Property.

3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Copyright Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Copyrights are more fully set forth in the ABL Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

5. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

*    *    *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

3-A-2

IN WITNESS WHEREOF, the Grantor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

3-A-3

SCHEDULE I

Copyright Registrations

Title	Reg. No.	Reg. Date

SCHEDULE II

Exclusive IP Agreements

[Name, Parties and Date of Agreement]

Registered Copyrights exclusively licensed pursuant to such agreement:

Title	Registered Owner	Reg. No.	Reg. Date

[duplicate as necessary for additional agreements]

EXHIBIT 2-B TO THE

ABL SECURITY AGREEMENT

NOTICE AND CONFIRMATION OF GRANT OF

SECURITY INTEREST IN PATENTS

NOTICE AND CONFIRMATION OF GRANT OF SECURITY INTEREST IN PATENTS (the “Agreement”), dated as of                     , made by [Grantor], a [—] corporation (the “Grantor) in favor of BANK OF AMERICA, N.A., as Collateral Agent (the “Agent”) for the Lenders that are parties to the ABL Credit Agreement, dated as of August 4, 2014, among Tribune Publishing Company (the “Company”), certain of the Company’s subsidiaries from time to time party thereto (together with the Company, the “ABL Borrowers”), the Lenders and the Agent (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”).

WHEREAS, pursuant to the ABL Credit Agreement, the Lenders have severally agreed, among other things, to make certain loans to the ABL Borrowers subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the ABL Credit Agreement, the Grantor, the Company and the other parties thereto have executed and delivered an ABL Security Agreement, dated as of August 4, 2014, in favor of the Agent (together with all amendments, supplements, waivers and other modifications, if any, from time to time thereafter made thereto, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the ratable benefit of the ABL Secured Parties, a security interest in all of its Intellectual Property, including the Patents; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the ABL Credit Agreement and the Security Agreement.

2. Confirmation of Grant of Security Interest. The Grantor hereby confirms that it granted to the Agent, for the benefit of the ABL Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in (subject only to

2-B-1

Liens permitted under the ABL Credit Agreement) and to all Patents now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title and interest, including without limitation those Patents set forth on Schedule I hereto, and, to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing as collateral security for the prompt and complete payment and performance when due (whether as stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no security interest is granted in any Excluded Property.

3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Patents are more fully set forth in the ABL Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

5. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

*    *    *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

2-B-2

IN WITNESS WHEREOF, the Grantor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

2-B-3

SCHEDULE I

Patents

TITLE	App. No.	Filing Date	Patent No.	Issue Date

Patent Applications

TITLE	App. No.	Filing Date

EXHIBIT 2-C TO THE

ABL SECURITY AGREEMENT

NOTICE AND CONFIRMATION OF GRANT OF

SECURITY INTEREST IN TRADEMARKS

NOTICE AND CONFIRMATION OF GRANT OF SECURITY INTEREST IN TRADEMARKS (the “Agreement”), dated as of                     , made by [Grantor], a [—] corporation (the “Grantor”), in favor of BANK OF AMERICA, N.A., as Collateral Agent (the “Agent”) for the Lenders that are parties to the ABL Credit Agreement, dated as of August 4, 2014, among Tribune Publishing Company (the “Company”), certain of the Company’s subsidiaries from time to time party thereto (together with the Company, the “ABL Borrowers”), the Lenders and the Agent (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”).

WHEREAS, pursuant to the ABL Credit Agreement, the Lenders have severally agreed, among other things, to make certain loans to the ABL Borrowers subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the ABL Credit Agreement, the Grantor, the Company and the other parties thereto have executed and delivered an ABL Security Agreement, dated as of August 4, 2014, in favor of the Agent (together with all amendments, supplements, waivers and other modifications, if any, from time to time thereafter made thereto, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the ratable benefit of the ABL Secured Parties, a security interest in all of its Intellectual Property, including the Trademarks; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees as follows:

1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the ABL Credit Agreement and the Security Agreement.

2. Confirmation of Grant of Security Interest. The Grantor hereby confirms that it granted to the Agent, for the benefit of the ABL Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in (subject only to

3-C-1

Liens permitted under the ABL Credit Agreement) and to all Trademarks now owned or anytime hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title and interest, including without limitation those Trademarks set forth on Schedule I hereto and, to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing as collateral security for the prompt and complete payment and performance when due (whether as stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that no security interest is granted in any Excluded Property.

3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Trademarks are more fully set forth in the ABL Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

5. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

*    *    *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Grantor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

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SCHEDULE I

Trademark Registrations

TRADEMARK	App. No.	Filing Date	Reg. No.	Reg. Date

Trademark Applications

TRADEMARK	App. No.	Filing Date

EXHIBIT G-2

ABL PLEDGE AGREEMENT

ABL PLEDGE AGREEMENT, dated as of August 4, 2014 among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (as further defined in Section 1(c), the “Company”), each of the Subsidiaries of the Company party hereto from time to time and BANK OF AMERICA, N.A., as collateral agent for the ABL Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (1) the Company and certain Subsidiaries of the Company from time to time party thereto (as further defined in Section 1(c), the “ABL Borrowers”) have entered into an ABL Credit Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), with the lenders from time to time party thereto (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, pursuant to which the Lenders have severally agreed to make loans to the ABL Borrowers, and the L/C Issuers have agreed to issue letters of credit for the account of the ABL Borrowers or any Restricted Subsidiary, upon the terms and subject to the conditions set forth therein, (2) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Loan Party and (3) one or more Cash Management Banks may from time to time provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party (clauses (1), (2) and (3), collectively, the “Extensions of Credit”);

WHEREAS, pursuant to the ABL Security Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Security Agreement”), the Grantors have granted a first priority Lien to the Collateral Agent for the benefit of the ABL Secured Parties on the ABL Priority Collateral and a second priority Lien for the benefit of the ABL Secured Parties on the Term Loan Priority Collateral (subject in each case to Liens permitted by the ABL Credit Agreement);

WHEREAS, pursuant to the ABL Guaranty, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Guaranty”), the Guarantors (as defined therein) have agreed to guarantee, for the benefit of the ABL Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations;

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EXHIBIT G-2

WHEREAS, each Subsidiary Pledgor is a Domestic Subsidiary of the Company;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the ABL Borrowers to make valuable transfers to the other Subsidiary Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit and have agreed to secure their obligations pursuant to this Agreement on the terms set forth herein;

WHEREAS, it is a condition precedent to the obligations of the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement that the Pledgors shall have executed and delivered this Agreement to the Collateral Agent, for the ratable benefit of the ABL Secured Parties;

WHEREAS, pursuant to the Term Loan Credit Agreement, dated as of the date hereof, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (in such capacities, the “Term Loan Agent”), and the other parties thereto, the lenders party thereto have severally agreed to make extensions of credit to the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Term Loan Guaranty, dated as of the date hereof, the Company and certain Domestic Subsidiaries of the Company have agreed to guarantee, for the benefit of the Term Loan Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations (as defined therein);

WHEREAS, pursuant to the Term Loan Pledge Agreement, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Term Loan Pledge Agreement”), the Company and certain Domestic Subsidiaries of the Company have pledged certain Collateral to the Term Loan Agent for the benefit of the Term Loan Secured Parties;

WHEREAS, pursuant to the Term Loan Security Agreement, dated as of the date hereof, the Company and certain Domestic Subsidiaries of the Company have granted a first priority Lien to the Term Loan Agent for the benefit of the Term Loan Secured Parties on the Term Loan Priority Collateral and a second priority Lien for the benefit of the Term Loan Secured Parties on the ABL Priority Collateral (subject in each case to Liens permitted under the Term Loan Credit Agreement);

WHEREAS, the Collateral Agent and the Term Loan Agent have entered into an Intercreditor Agreement, acknowledged by the Pledgors, dated as of the date hereof (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”);

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EXHIBIT G-2

WHEREAS, the Collateral Agent and one or more administrative agents for junior secured creditors (each, a “Junior Agent”) may in the future enter into a Junior Lien Intercreditor Agreement substantially in the form attached to the ABL Credit Agreement as Exhibit L-2, and acknowledged by the Pledgors (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), and one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements; and

WHEREAS, as of the Closing Date, (1) the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 2 next to its name and issued by the entities named therein and (2) each of the Pledgors is the legal and beneficial owner of the promissory notes and instruments evidencing Indebtedness owed to it described in Schedule 2 and issued by the entities named therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Agents, the Lenders and the L/C Issuers to enter into the ABL Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party and to induce one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party, the Pledgors hereby agree with the Collateral Agent, for the benefit of the ABL Secured Parties, as follows:

1. Defined Terms.

(a) (i) Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein (including terms used in the preamble and the recitals) shall have the meanings given to them in the ABL Credit Agreement and (ii) all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) and not defined herein or in the ABL Credit Agreement shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof); the term “instrument” shall have the meaning specified in Article 9 of the UCC. Furthermore, unless otherwise defined herein, in the ABL Credit Agreement or the UCC, terms defined in the ABL Security Agreement and used herein shall have the meanings assigned to them in the ABL Security Agreement.

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EXHIBIT G-2

(b) The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05, 1.06 and 1.07 of the ABL Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

(c) The following terms shall have the following meanings:

“ABL Borrowers” shall have the meaning assigned to such term in the recitals hereto and “ABL Borrower” means any one of them. In the event that any ABL Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the ABL Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be an “ABL Borrower” for all purposes of this Agreement.

“ABL Collateral Representative” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“ABL Guaranty” shall have the meaning assigned to such term in the recitals hereto.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Secured Parties” shall have the meaning assigned to such term in the ABL Security Agreement.

“ABL Security Agreement” shall have the meaning assigned to such term in the recitals hereto.

“ABL/Term Loan Intercreditor Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Additional ABL Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Collateral Documents” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

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EXHIBIT G-2

“Additional ABL Secured Parties” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Secured Parties” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Collateral Documents” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“After-acquired Debt” shall mean any Indebtedness owed to any Pledgor hereafter and required to be pledged pursuant to Section 9(b) of this Agreement or pledged in accordance with Section 6.12 of the ABL Credit Agreement.

“After-acquired Shares” shall mean any Equity Interests required to be pledged pursuant to Section 9(b) of this Agreement or pursuant to Section 6.12 of the ABL Credit Agreement.

“Agreement” shall mean this ABL Pledge Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Borrower Representative” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Collateral” shall have the meaning assigned to such term in Section 2(a).

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Representative” shall mean (i) with respect to the Term Loan Priority Collateral, the Term Loan Collateral Representative and, with respect to the ABL Priority Collateral, the ABL Collateral Representative, (ii) if the Junior Lien Intercreditor Agreement is executed, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is executed, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

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EXHIBIT G-2

“Company” shall have the meaning assigned to such term in the preamble hereto. In the event the Company consummates any merger, amalgamation or consolidation in accordance with Section 7.04 of the ABL Credit Agreement, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Company” for all purposes of this Agreement.

“Discharge of Additional ABL Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Additional Term Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Term Loan Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Excluded Equity Interests” shall have the meaning assigned to such term in the ABL Security Agreement.

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Grantors” shall have the meaning assigned to such term in the ABL Security Agreement.

“Guaranteed Obligations” shall have the meaning assigned to such term in the ABL Guaranty. Notwithstanding anything to the contrary contained in this Agreement or any provision of the ABL Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Grantor shall not extend to or include any Excluded Swap Obligation (as defined in the ABL Guaranty).

“Guarantor” shall have the meaning assigned to such term in the ABL Guaranty.

“Intercreditor Agreements” shall mean, (a) the ABL/Term Loan Intercreditor Agreement, (b) any Junior Lien Intercreditor Agreement and (c) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Company and the other Pledgors (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (upon and during the effectiveness thereof)).

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EXHIBIT G-2

“Junior Agent” shall have the meaning assigned to such term in the recitals hereto.

“Junior Lien Intercreditor Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Loan Party” shall mean the Company and the Subsidiary Pledgors.

“Other Intercreditor Agreement” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Pledged Debt” shall mean, with respect to each Pledgor, the promissory notes and instruments evidencing Indebtedness owed to such Pledgor described in Schedule 2 and issued by the entities named therein and the After-acquired Debt, in each case, unless and until such time as the respective pledge of such Indebtedness under this Agreement is released in accordance with the terms and provisions hereof and of the ABL Credit Agreement.

“Pledged Shares” shall mean, with respect to each Pledgor, the Equity Interests owned by such Pledgor described in Schedule 2 and issued by the entities named therein and the After-acquired Shares, in each case, unless and until such time as the respective pledge of such Equity Interests under this Agreement is released in accordance with the terms and provisions hereof and of the Term Loan Credit Agreement.

“Pledgors” shall mean the Subsidiary Pledgors together with the Company.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC.

“Release Date” shall mean the date on which the Aggregate Commitments are terminated and all Guaranteed Obligations then due and owing are paid in full (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and all Letters of Credit have expired or been terminated (other than Letters of Credit which have been Cash Collateralized).

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EXHIBIT G-2

“Secured Debt Documents” shall mean, collectively, the Loan Documents, each Secured Hedge Agreement entered into with a Hedge Bank and each Secured Cash Management Agreement entered into with a Cash Management Bank.

“Subsidiary Pledgor” shall mean each Subsidiary of the Company listed on Schedule 1 hereto, and any other Person that becomes a Pledgor pursuant to Section 6.12 of the ABL Credit Agreement, in each case, unless and until such time as the respective Subsidiary Pledgor is released from all of its obligations under this Agreement in accordance with the terms and provisions hereof and of the ABL Credit Agreement.

“Term Loan Agent” shall have the meaning assigned to such term in the recitals hereto.

“Term Loan Collateral Representative” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Credit Agreement” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Term Loan Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Pledge Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Term Loan Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Term Loan Secured Parties” shall mean the “Secured Parties” as such term is defined in the ABL/Term Loan Intercreditor Agreement.

(d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof.

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EXHIBIT G-2

2. Grant of Security. As security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations of such Pledgor, each Pledgor hereby grants to the Collateral Agent, for the benefit of the ABL Secured Parties, a security interest in and continuing lien on all of such Pledgor’s right, title and interest in and to all of the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Collateral”):

(a) the Pledged Shares held by such Pledgor and the certificates, if any, representing such Pledged Shares and any interest of such Pledgor, including all interests documented in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Shares;

(b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor and all payments of principal or interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt;

(c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2;

(d) subject to Section 8, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and

(e) to the extent not covered by clauses (a), (b), (c), and (d) above, respectively, all Proceeds of any or all of the foregoing Collateral;

provided that notwithstanding anything to the contrary contained in this Agreement, the security interest created by this Agreement shall not extend to, and the terms “Collateral”, “Pledged Shares” and “Pledged Debt”, and any term defined by reference to the UCC, shall not include, any Excluded Equity Interests or other Excluded Property (other than assets included in clause (a) of such definition).

Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Section 2 shall (x) prior to the Discharge of Term Loan Obligations, be subject and subordinate, as and to the extent provided for in the ABL/Term Loan Intercreditor Agreement, to the Liens

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EXHIBIT G-2

granted to the Term Loan Agent for the benefit of the Term Loan Secured Parties to secure the Term Loan Obligations pursuant to the Term Loan Pledge Agreement, (y) prior to the Discharge of Additional Term Obligations, be subject and subordinate, as and to the extent provided for in the ABL/Term Loan Intercreditor Agreement, to the Liens granted to any Additional Term Agent for the benefit of the holders of the Additional Term Obligations to secure such Additional Term Obligations pursuant to the Additional Term Collateral Documents as and to the extent provided for therein and (z) prior to the Discharge of Additional ABL Obligations, be pari passu and equal in priority to the Liens granted to any Additional ABL Agent for the benefit of the holders of the applicable Additional ABL Obligations to secure such Additional ABL Obligations pursuant to the applicable Additional ABL Collateral Documents (except, in the case of this sub-clause (z), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, including pursuant to a Junior Lien Intercreditor Agreement). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent, the Term Loan Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Term Loan Agent and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement, (ii) the Collateral Agent and the Junior Agent, in the case of the Junior Lien Intercreditor Agreement and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Pledgor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as Term Loan Obligations or any Additional Term Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Term Loan Priority Collateral shall be satisfied by causing such Term Loan Priority Collateral to be delivered to the Term Loan Agent or the applicable Term Loan Collateral Representative to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) for so long as any Additional ABL Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Collateral shall be satisfied by causing such Collateral to be delivered to the applicable Collateral Representative to be held in accordance with the applicable Intercreditor Agreement.

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EXHIBIT G-2

TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the ABL Secured Parties; subject, however, to the terms, covenants and conditions hereinafter set forth.

3. Security for the Obligations. This Agreement secures the payment of all the Guaranteed Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed to the Collateral Agent or the ABL Secured Parties under the Secured Debt Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Pledgor. Notwithstanding anything to the contrary contained in this Agreement or any provision of the ABL Credit Agreement or any other Loan Document, the Guaranteed Obligations of any Pledgor shall not extend to or include any Excluded Swap Obligation (as defined in the ABL Guaranty).

4. Delivery of the Collateral. Subject to the terms of any applicable Intercreditor Agreement, all certificates or instruments, if any, representing or evidencing the Collateral (other than instruments evidencing Indebtedness of an aggregate principal amount of less than $5,000,000) shall be promptly delivered (or otherwise delivered within the time periods required by the ABL Credit Agreement with respect to any delivery in connection with the formation or acquisition (within the meaning of Section 6.12 of the ABL Credit Agreement) of any Subsidiary) to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by Section 6.12 of the ABL Credit Agreement (provided that any Collateral required to be delivered other than in connection with the formation or acquisition (within the meaning of Section 6.12 of the ABL Credit Agreement and Section 9(b) of this Agreement) of any Subsidiary shall not be required to be delivered prior to the end of the fiscal quarter during which such Collateral was acquired by any Pledgor). Such Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. Subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent shall have the right, at any time after the occurrence and during the continuation of an Event of Default and without notice to any Pledgor (except as otherwise expressly provided herein or required by law), to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares. Subject to the terms of any applicable Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, each Pledgor will promptly give to the Collateral Agent copies of any notices or

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EXHIBIT G-2

other communications received by it with respect to Pledged Shares registered in the name of such Pledgor. After the occurrence and during the continuance of an Event of Default and subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent shall have the right to exchange the certificates representing Pledged Shares held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

5. Representations and Warranties. Each Pledgor represents and warrants to the Collateral Agent and each other ABL Secured Party that:

(a) Schedule 2 hereto correctly represents as of the date hereof (A) the issuer, the issuer’s jurisdiction of formation, the certificate number, if any, the Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares, in each case with respect to the Pledged Shares pledged or assigned by such Pledgor and (B) the issuer, the issuer’s jurisdiction, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt, in each case pledged or assigned by such Pledgor. Except as set forth on Schedule 2, the Pledged Shares pledged or assigned by such Pledgor represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding Equity Interests in the case of pledges of voting Equity Interests in Foreign Subsidiaries or any FSHCO in each case held directly by a Loan Party) in the issuer on the date hereof.

(b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Liens created by this Agreement and Liens permitted under the ABL Credit Agreement.

(c) As of the date of this Agreement, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) Except for restrictions and limitations imposed or permitted by the Loan Documents (including any Intercreditor Agreement) or imposed by securities laws, the Collateral pledged, transferred or assigned by such Pledgor is freely transferable and assignable, and none of the Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

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(e) No material consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect or, such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect).

(f) The execution and delivery by such Pledgor of this Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a valid and enforceable security interest in such Collateral and (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement and (y) the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the ABL Security Agreement and (ii) in the case of all other Collateral, upon the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the ABL Security Agreement, (1) shall create a perfected security interest in such Collateral, subject to no Liens, other than the Liens described in Section 5(b), prior to all other Liens on the Collateral of such Pledgor other than Liens having priority over or being pari passu with the Collateral Agent’s Lien as described in Section 2, by operation of law or otherwise as permitted under the ABL Credit Agreement, securing the payment of the Guaranteed Obligations, in favor of the Collateral Agent, for the benefit of the ABL Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) and (2) with respect to any such certificates or instruments representing or evidencing the Collateral, (A) the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, will have “control” (as defined in the UCC) thereof and (B) assuming the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, does not have notice of any adverse claim to such Pledged Shares or Pledged Debt (it being understood and agreed that as of the Closing Date, the Collateral Agent does not have notice of any adverse claim to

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such Pledged Shares or Pledged Debt), the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(g) Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(h) The issuers listed on Schedule 2 include all direct wholly owned Subsidiaries (other than Subsidiaries all of whose Equity Interests are Excluded Equity Interests) of such Pledgor as of the Closing Date.

(i) The Pledged Debt constitutes all of the outstanding Indebtedness owed to such Pledgor as of the Closing Date and required to be pledged pursuant to Section 9(b) of this Agreement.

6. Certification of Limited Liability Company Interests, Limited Partnership Interests. Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code and shall not be represented by a certificate; provided that such Pledgor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the Uniform Commercial Code, nor shall such interest be represented by a certificate, unless such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

7. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, subject to the Perfection Exceptions and the terms of any applicable Intercreditor Agreement, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any Law, or which the Collateral Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment

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or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8. Voting Rights; Dividends and Distributions; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Loan Documents;

(ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, distributions and redemptions that it is authorized to receive and retain pursuant to Section 8(b).

(b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Agreement, any and all dividends, distributions, redemptions, principal and interest made or paid in respect of the Collateral to the extent not prohibited by any Loan Document; provided, however, that, any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be (to the extent not constituting Excluded Equity Interests), and shall be forthwith delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, as Collateral in the same form as so received (with any necessary

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indorsement); provided further that, subject to Section 6.12 of the ABL Credit Agreement, no such delivery to the Collateral Agent, the applicable Collateral Representative or any Additional Agent shall be required to be made prior to the end of the fiscal quarter during which any such Pledged Shares or Pledged Debt were received by such Pledgor.

(c) Subject to the terms of any applicable Intercreditor Agreement, upon written notice to the Pledgors by the Collateral Agent following the occurrence and during the continuation of an Event of Default:

(i) all rights of such Pledgor to exercise or refrain from exercising the voting and other rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other rights during the continuation of such Event of Default; provided that, unless otherwise directed by the Required Lenders, subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent shall have the right from time to time following the occurrence and during the continuation of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived or otherwise cease to be continuing and the Borrower Representative has delivered to the Collateral Agent a certificate to that effect, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Agent under Section 8(a)(ii) shall be reinstated);

(ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuation of such Event of Default. After all Events of Default have been cured or waived or otherwise cease to be continuing and the Borrower Representative has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall repay to each Pledgor (without interest) and each Pledgor shall be entitled to receive, retain and use all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

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(iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(c)(ii) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, as Collateral in the same form as so received (with any necessary indorsements); and

(iv) in order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii), such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.

(d) The Collateral Agent may suspend the rights of one or more of the Pledgors under paragraph (a)(i) or paragraph (b) of this Section 8 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

9. Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:

(a) not (i) except as permitted by the ABL Credit Agreement (including pursuant to waivers and consents thereunder), sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Liens created by this Agreement and the ABL Security Agreement and the Liens permitted under the ABL Credit Agreement; provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the ABL Credit Agreement (including pursuant to waivers and consents thereunder) and such assets are or include any of the Collateral, the Collateral Agent shall release such Collateral to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale in accordance with Section 9.11 of the ABL Credit Agreement, and with Section 14 hereof;

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(b) subject to Section 4 hereof, deliver (i) all Equity Interests (other than Excluded Equity Interests) in its wholly owned Restricted Subsidiaries and (ii) all Indebtedness (other than Indebtedness constituting Excluded Property (other than clause (a) of the definition thereof)) evidenced by promissory notes or other instruments from time to time owed to such Pledgor;

(c) use commercially reasonable efforts to defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than the Liens permitted under the ABL Credit Agreement and the Liens created by this Agreement and the ABL Security Agreement), however arising, and any and all Persons whomsoever and, subject to Section 9.11 of the ABL Credit Agreement and Section 14 hereof, to maintain and preserve the Lien and security interest created by this Agreement until the Release Date.

10. Collateral Agent Appointed Attorney-in-Fact. Subject to the terms of any applicable Intercreditor Agreement, each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuation of an Event of Default and subject to the terms of any applicable Intercreditor Agreement, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11. The Collateral Agent’s Duties. To the extent permitted by law, the powers conferred on the Collateral Agent hereunder are solely to protect its interest and the interests of the ABL Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other ABL Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care

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in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

12. Remedies. Subject to the terms of any applicable Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code of any applicable jurisdiction and also, to the extent permitted by applicable law, may without notice, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any ABL Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold and the Collateral Agent or such other ABL Secured Party may, subject to (x) the satisfaction in full of all payments due pursuant to Section 8.04(a) of the ABL Credit Agreement and (y) the satisfaction of the Guaranteed Obligations in accordance with the priorities set forth in Section 8.04 of the ABL Credit Agreement, pay the purchase price by crediting the amount thereof against the Guaranteed Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to

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time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(b) The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral at any time after receipt pursuant to Section 8.04 of the ABL Credit Agreement.

(c) The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

(d) All payments received by any Pledgor after the occurrence and during the continuation of an Event of Default in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

(e) If the Collateral Agent shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to this Section 12, each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Shares, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the “Securities Act”) and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Shares for

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the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(f) If the Collateral Agent determines to exercise its right to sell any or all of the Collateral, upon written request, each Pledgor shall, from time to time, furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of shares and other instruments included in the Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and rules of the SEC, as the same are from time to time in effect.

13. Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights. Except for the termination of a Pledgor’s obligations hereunder as expressly provided in Section 14, each Pledgor shall (to the maximum extent permitted by law) remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Guaranteed Obligations made by the Collateral Agent or any other ABL Secured Party may be rescinded by such party and any of the Guaranteed Obligations continued, (b) the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other ABL Secured Party, (c) the Secured Debt Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other ABL Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other ABL Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other ABL Secured Party may, but shall be under no obligation to, make a similar demand on any ABL Borrower (to the extent such demand is in respect of any Obligations owing by such ABL Borrower) or any other Pledgor or pledgor, and any failure by the Collateral Agent or any other ABL Secured Party to make any such demand or to collect any payments from any ABL Borrower or any other Pledgor or pledgor or any release of any ABL Borrower or any other Pledgor or pledgor shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not

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impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other ABL Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuation of any legal proceedings.

14. Continuing Security Interest; Assignments Under the Secured Debt Documents; Release.

(a) This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other ABL Secured Parties and their respective successors, indorsees, transferees and assigns until the Release Date.

(b) A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Subsidiary Pledgor created hereby shall be automatically released as it relates to the Guaranteed Obligations, upon the consummation of any transaction permitted by the ABL Credit Agreement, as a result of which such Subsidiary Pledgor ceases to be a Restricted Subsidiary of the Company or otherwise becomes an Excluded Subsidiary.

(c) The Security Interests in any Collateral created hereby shall be automatically released and such Collateral may be sold free and clear of the Lien and Security Interests created hereby (w) upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the ABL Credit Agreement (other than to another Pledgor), (x) upon the effectiveness of any written consent to the release of the Security Interests created hereby in any Collateral pursuant to Section 10.01 of the ABL Credit Agreement, (y) upon such property constituting Excluded Equity Interests or other Excluded Property (other than clause (a) of the definition thereof) and (z) as otherwise provided in any applicable Intercreditor Agreement.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence or confirm such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.

15. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the

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Collateral Agent or any other ABL Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any ABL Borrower or any other Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any ABL Borrower or any other Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the ABL Credit Agreement. All communications and notices hereunder to any Subsidiary Pledgor shall be given to it in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 10.02 of the ABL Credit Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Pledge Agreement shall be effective as delivery of an original executed counterpart of this Pledge Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Integration. This Agreement together with the other Loan Documents represents the agreement of each of the Pledgors, the Collateral Agent and the ABL Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Pledgors, the Collateral Agent or any other ABL Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents (and each other agreement or instrument executed or issued in connection therewith).

20. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed

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by the affected Pledgor(s) and the Collateral Agent in accordance with Section 10.01 of the ABL Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Annex A, in each case duly executed by each Pledgor directly effected thereby.

(b) Neither the Collateral Agent nor any other ABL Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other ABL Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other ABL Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other ABL Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21. Collateral Agent as Agent; Enforcement Expenses; Indemnification; Acknowledgements. Each of Section 6.03, Section 6.04, Section 7.04 and Section 7.12 of the ABL Security Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than to the ABL Security Agreement and to the Pledgors rather than to the Grantors).

22. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

23. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and by the ABL Credit Agreement, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction or otherwise as permitted by the ABL Credit Agreement.

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24. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 24 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Guaranteed Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 25 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or

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property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 25 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(b) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this section.

(c) consents to service of process in the manner provided for notices in Section 16; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any court referred to in paragraph (a) above. Nothing in this Agreement will affect the right of any party hereto to serve process in any manner permitted by applicable law.

26. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

27. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, in the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall prevail.

28. Financing Statements. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing

27

EXHIBIT G-2

of any financing statement or amendment or continuation, including whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Pledgor or words of similar effect as being of an equal or lesser scope or with greater detail. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

[Signature Pages Follow]

28

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

TRIBUNE PUBLISHING COMPANY,
as a Pledgor,

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	President and Chief Executive Officer

[Tribune Publishing – ABL Pledge Agreement]

Chicago Tribune Company, LLC
forsalebyowner.com, LLC
Los Angeles Times Communications LLC
TCA News Service, LLC
The Baltimore Sun Company, LLC
Tribune Content Agency, LLC
Tribune Publishing Company, LLC each as a Pledgor,

By:	/s/ Edward Lazarus
	Name:	Edward Lazarus
	Title:	Secretary

[Tribune Publishing – ABL Pledge Agreement]

BANK OF AMERICA, N.A.,
as Collateral Agent,

By:	/s/ Brad H. Breidenbach
	Name:	Brad H. Breidenbach
	Title:	Senior Vice President

[Tribune Publishing – ABL Pledge Agreement]

ANNEX A

TO THE ABL PLEDGE AGREEMENT

SUPPLEMENT NO. [    ], dated as of [                    ] (this “Supplement”), to the ABL Pledge Agreement, dated as of August 4, 2014 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Pledge Agreement”), among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (as further defined in the Pledge Agreement, the “Company”), each of the subsidiaries of the Company party thereto from time to time (each such subsidiary, individually, a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors” and together with the Company, collectively, the “Pledgors”), and BANK OF AMERICA, N.A., as collateral agent for the ABL Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

A. Reference is made to (a) the ABL Credit Agreement, dated as of August 4, 2014 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among the ABL Borrowers, the lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and (b) the ABL Guaranty, dated as of August 4, 2014, among the Guarantors party thereto from time to time and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Pledge Agreement or the ABL Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1(b) of the Pledge Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C. The Pledgors have entered into the Pledge Agreement in order to induce the Agents, the Lenders and the L/C Issuers to enter into the ABL Credit Agreement and to induce (a) the Lenders and the L/C Issuers to make their respective Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement, (b) one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party and (c) one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party.

D. [Each][The] undersigned [Pledgor] ([each,] an “Additional Pledgor”) is (a) the legal and beneficial owner of the Equity Interests described [next to its name] under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with all other Equity Interests required to be pledged under the ABL Credit Agreement or the Pledge Agreement (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owner of the promissory notes and instruments evidencing Indebtedness owed to it (the “Additional Pledged Debt”) described [next to its name] under Schedule 1 hereto.

E. [Section 6.12 of the ABL Credit Agreement provides that additional Subsidiaries of the Company may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.] Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 6.12 of the ABL Credit Agreement to pledge to the Collateral Agent, for the benefit of the ABL Secured Parties, the Additional Pledged Shares and the Additional Pledged Debt [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce (a) the Lenders and the L/C Issuers to make additional Extensions of Credit to the ABL Borrowers under the ABL Credit Agreement and as consideration for Extensions of Credit previously made, (b) one or more Hedge Banks to enter into Secured Hedge Agreements with any Loan Party and (c) one or more Cash Management Banks to provide cash management services pursuant to Secured Cash Management Agreements to any Loan Party.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 6.12 of the ABL Credit Agreement or Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature below hereby pledges and grants to the Collateral Agent, for the benefit of the ABL Secured Parties, a security interest in and to all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a) the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional Pledgor, including all interests documented in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b) the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all payments of principal or interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt;

(c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 1;

(d) subject to Section 8 of the Pledge Agreement, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and

(e) to the extent not covered by clauses (a), (b), (c) and (d) above, respectively, all Proceeds of any or all of the foregoing Additional Collateral;

provided that notwithstanding anything to the contrary contained in this Agreement, the security interest created by this Agreement shall not extend to, and the terms “Collateral”, “Pledged Shares” and “Pledged Debt”, and any term defined by reference to the UCC, shall not include, any Excluded Equity Interests or other Excluded Property (other than as set forth in clause (a) of the definition thereof).

TO HAVE AND TO HOLD the Additional Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the ABL Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral, (y) the After-acquired Shares shall be deemed to include the After-acquired Additional Pledged Shares and (z) the After-acquired Debt shall be deemed to include the Additional Pledged Debt.

SECTION 2. [Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.]8

[8]	Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

SECTION [2][3]. Each Additional Pledgor represents and warrants as follows:

(a) Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the issuer’s jurisdiction of formation, the certificate number, if any, the Additional Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares, in each case pledged or assigned by such Additional Pledgor and (B) the issuer, the issuer’s jurisdiction of formation, the initial principal amount, the Additional Pledgor and holder, date of issuance and maturity date of all Additional Pledged Debt, in each case pledged or assigned by such Additional Pledgor and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged by such Additional Pledgor pursuant to Section 6.12 of the ABL Credit Agreement and Section 9(b) of the Pledge Agreement. Except as set forth on Schedule 1, the Additional Pledged Shares pledged or assigned by such Additional Pledgor represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries or any FSHCO in each case held directly by a Loan Party) in the issuer on the date hereof.

(b) Such Additional Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Liens created by this Supplement and Liens permitted under the ABL Credit Agreement.

(c) As of the date of this Supplement, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) Except for restrictions and limitations imposed or permitted by the Loan Documents or imposed by securities laws generally, the Additional Collateral pledged by such Additional Pledgor is freely transferable and assignable, and none of the Additional Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge or assignment of such Additional Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

(e) No material consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect or, with respect to the pledge of Equity Interests in Foreign Subsidiaries, such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect).

(f) The execution and delivery by such Pledgor of this Supplement and the pledge of the Additional Collateral pledged or assigned by such Pledgor hereunder pursuant hereto create a valid and enforceable security interest in such Additional Collateral and (i) in the case of certificates or instruments representing or evidencing the Additional Collateral, upon the earlier of (x) delivery of such Additional Collateral to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, this Supplement and the Pledge Agreement) and (y) the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the ABL Security Agreement and (ii) in the case of all other Collateral, upon the filing of the applicable Uniform Commercial Code financing statements described in Section 3.03(a) of the ABL Security Agreement, (1) shall create a perfected security interest in such Additional Collateral, subject to no Liens, other than the Liens described in Section 5(b) of the Pledge Agreement, prior to all other Liens on the Additional Collateral of such Pledgor other than Liens having priority over or being pari passu with the Collateral Agent’s Lien by operation of law or otherwise as permitted under the ABL Credit Agreement, securing the payment of the Guaranteed Obligations, in favor of the Collateral Agent, for the benefit of the ABL Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) and (2) with respect to any such certificates or instruments representing or evidencing the Collateral, (A) the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, will have “control” (as described in the UCC) thereof and (B) assuming the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement does not have notice of any adverse claim to such Pledged Shares or Pledged Debt (it being understood and agreed that as of the date hereof, the Collateral Agent does not have notice of any adverse claim to such Pledged Shares or Pledged Debt), the Collateral Agent, the applicable Collateral

Representative or any Additional Agent, as applicable (or their respective agents appointed for the purposes of perfection), in accordance with the applicable Intercreditor Agreement, will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(g) Such Additional Pledgor has full power, authority and legal right to pledge or assign all the Additional Collateral pledged or assigned by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of such Additional Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity (whether considered in a proceeding in equity or law).

(h) The issuers listed on Schedule 1 include all direct wholly owned Subsidiaries (other than Subsidiaries all of whose Equity Interests are Excluded Equity Interests) of such Additional Pledgor as of the Closing Date.

(i) The Additional Pledged Debt constitutes all of the outstanding Indebtedness owed to such Additional Pledgor as of the date hereof and required to be pledged by such Additional Pledgor pursuant to Section 9(b) of the Pledge Agreement.

SECTION [3][4]. This Supplement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Pledge Agreement shall be effective as delivery of an original executed counterpart of this Pledge Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION [4][5]. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5][6]. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT

SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION [6][7]. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION [7][8]. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 10.02 of the ABL Credit Agreement.

SECTION [8][9]. Subject to Section 10.04 of the ABL Credit Agreement, each Additional Pledgor agrees to reimburse the Collateral Agent for its reasonable and documented or invoiced out-of-pocket expenses in connection with this Supplement, including the reasonable and documented or invoiced fees, other charges and disbursements of counsel for the Collateral Agent. All amounts due under this Section [8][9] shall be payable within 30 days after demand therefor.

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR(S)],

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent,

By:
Name:
Title:

EXHIBIT G-2

PLEDGED SHARES AND PLEDGED DEBT

Pledged Shares

Pledgor	Issuer	Issuer’s jurisdiction of formation	Class of Equity Interest	Certificate No(s), if any	Number of Units	Percentage of Issued and Outstanding Units

Pledged Debt

G-1

EXHIBIT H

[RESERVED]

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

Date:              , 2014

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Tribune Publishing Company, a Delaware corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(v) of that certain ABL Credit Agreement, dated as of August 4, 2014, among the Company, the Subsidiaries of the Company from time to time party thereto as Borrowers, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

Form of Solvency Certificate

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Company and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Company and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 4.01(j) of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a

Form of Solvency Certificate

whole exceeds their Liabilities; (iii) the Company and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

Form of Solvency Certificate

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

Form of Solvency Certificate

EXHIBIT J

[RESERVED]

J-1

EXHIBIT K

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of [—]

SUBORDINATION

(A) Reference is made to (i) that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto as Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto and (ii) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Credit Agreement.

(B) All Indebtedness of each of the undersigned that is a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned that is not a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C) This Intercompany Subordination Agreement is delivered pursuant to Section 7.03(e)(C) of the Credit Agreement.

Section 1. Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents. For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the termination of the Aggregate Commitments and the payment in full of all Obligations then due and owing (other than (A) contingent indemnification or other contingent obligations as to which no claim has been asserted and (B) obligations and

Tribune Publishing Company Intercompany Subordination Agreement

liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized) (the “Release Date”).

Section 2. Events of Subordination.

(a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations until the Release Date.

(b) In the event that (i) any Event of Default described in the Credit Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Event of Default, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Release Date or (y) such Event of Default shall have been cured or waived.

(c) Except as otherwise set forth in Section 2(a) through (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt as permitted by the Credit Agreement.

Tribune Publishing Company Intercompany Subordination Agreement

Section 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a) If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i) the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the Secured Parties; and

(ii) each Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the Credit Agreement.

(c) The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have

Tribune Publishing Company Intercompany Subordination Agreement

complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Section 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Release Date.

Section 5. Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any Secured Parties to exercise and enforce its rights and remedies hereunder.

Section 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made subject to this Intercompany Subordination Agreement.

Section 7. Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case, if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

Section 8. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the Secured Parties hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(i) any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(ii) any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guaranty or any Obligations;

(iii) the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their sole discretion may determine;

Tribune Publishing Company Intercompany Subordination Agreement

(iv) the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(v) the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8 might operate as a discharge of such Guarantor;

(vi) any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(vii) any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(viii) the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(ix) any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(x) any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(xi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

Section 9. Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that the Administrative Agent or any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

Tribune Publishing Company Intercompany Subordination Agreement

Section 10. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11. Addresses for Notices.

(a) Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Obligor, any Subordinated Creditor or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule I hereto; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications provided for hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any Obligor or Subordinated Creditor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the

Tribune Publishing Company Intercompany Subordination Agreement

“return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 12. No Waiver; Remedies; Conflict of Terms. No failure on the part of the Administrative Agent or any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 13. Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such Restricted Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Section 14. Governing Law; Jurisdiction; Etc.

(a) THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL

Tribune Publishing Company Intercompany Subordination Agreement

JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 14 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Tribune Publishing Company Intercompany Subordination Agreement

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INTERCOMPANY SUBORDINATION AGREEMENT AND ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Remainder of page left intentionally blank]

Tribune Publishing Company Intercompany Subordination Agreement

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and the Company has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

[SUBORDINATED CREDITORS]

By:
Name:
Title:

[OBLIGORS]

By:
Name:
Title:

[SIGNATURE PAGE]

Tribune Publishing Company Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE]

Tribune Publishing Company Intercompany Subordination Agreement

Schedule I to the Intercompany Subordination Agreement

ADDRESSES FOR NOTICES

1. All notices sent to any Obligor or Guarantor should be sent to:

Tribune Publishing Company

435 North Michigan Avenue

Chicago, IL 60611

Phone No.:	312-222-9100
Attention:	John Bode
with copies to: Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022
Facsimile No.:	212-909-6000
Phone No.:	212-909-6465
Attention:	Jeffrey E. Ross

2. All notices sent to the Administrative Agent should be sent to:

Bank of America, N.A.

135 S. LaSalle Street

Attn: Brad Breidenbach

(T) 312-992-6101

(F) 312-453-3849

(E) brad.h.breidenbach@baml.com

Schedule I

Tribune Company Intercompany Subordination Agreement

EXHIBIT A

TO INTERCOMPANY SUBORDINATION AGREEMENT

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of             , 201[    ] (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of [            ], 20[    ] (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among Tribune Publishing Company, a Delaware corporation, the Subordinated Creditors and Obligors from time to time party thereto, and Bank of America, N.A., as Administrative Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1. Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3. Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

K-1

EXHIBIT L

INTERCREDITOR AGREEMENT

by and between

BANK OF AMERICA, N.A.

as ABL Agent,

and

JPMORGAN CHASE BANK, N.A.

as Term Loan Agent

Dated as of August 4, 2014

i

(continued)

EXHIBITS

Exhibit A	—	Additional Indebtedness Designation
Exhibit B	—	Additional Indebtedness Joinder
Exhibit C	—	Joinder of ABL Credit Agreement or Term Loan Credit Agreement

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 4, 2014 between BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties and JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A. Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B. Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C. As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D. Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

E. Pursuant to the Term Loan Guarantees, the Term Loan Guarantors have agreed to guarantee the payment and performance of the Term Loan Borrower’s obligations under the Term Loan Documents.

F. As a condition to the effectiveness of the Original Term Loan Credit Agreement and to secure the obligations of the Term Loan Credit Parties under and in connection with the Term Loan Documents, the Term Loan Credit Parties have granted to the Term Loan Agent (for the benefit of the Term Loan Secured Parties) Liens on the Collateral.

G. Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (and as either “Additional ABL Indebtedness” or “Additional Term Indebtedness”, as the case may be) by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Secured Party shall thereafter constitute Additional Secured

Parties (and either “Additional ABL Secured Parties” or “Additional Term Secured Parties”, as the case may be), and any Additional Agent for any such Additional Secured Parties shall thereafter constitute an Additional Agent (and either an “Additional ABL Agent” or an “Additional Term Agent”, as the case may be), for all purposes under this Agreement.

H. Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Loan Agent (on behalf of the Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Loan Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Bank of America, N.A. in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an ABL Agent or an Affiliate of an ABL Credit Agreement Lender or an ABL Agent, in each case, on the date the applicable ABL Credit Agreement became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

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“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Collateral Documents” shall mean all “Collateral Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or modified from time to time.

“ABL Collateral Exposure” shall mean, as to any ABL Credit Agreement or Additional ABL Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments (whether funded or unfunded) of the ABL Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility) plus (b) as to any other facility, the outstanding principal amount of ABL Obligations or Additional ABL Obligations (as applicable) thereunder.

“ABL Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit L-2 to the Original ABL Credit Agreement as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“ABL Collateral Obligations” shall mean the ABL Obligations and any Additional ABL Obligations.

“ABL Collateral Representative” shall mean (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Collateral Secured Parties; and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Collateral Secured Parties, unless the ABL Collateral Exposure under any Additional ABL Credit Facility exceeds the ABL Collateral Exposure under such subsequent ABL Credit Agreement, and in such case (unless otherwise agreed in writing between the ABL Agent and any Additional ABL Agent or, after the Discharge of ABL Obligations, between any Additional ABL Agents), the Additional ABL Agent under such Additional ABL Credit Facility (or, if there is more than one such Additional ABL Credit Facility, the Additional ABL Credit Facility under which the greatest ABL Collateral Exposure is outstanding at the time) acting for the ABL Collateral Secured Parties.

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“ABL Collateral Secured Parties” shall mean the ABL Secured Parties and any Additional ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Loan Agent and any Additional Agent (other than any Designated Silent Agent) (or, if there is no continuing Agent other than any Designated Silent Agent, as designated by the Company), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any ABL Hedging Agreements, and those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

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“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to the Company, each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender, in each case, on the date the applicable ABL Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Agreements” shall mean any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider and any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or any ABL Hedging Provider.

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates, any ABL Hedging Affiliates, any ABL Bank Products Providers or any ABL Hedging Providers, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Hedging Agreements, fees, expenses, indemnification or otherwise,

5

and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1) all Accounts (other than Accounts which constitute identifiable Proceeds of Term Loan Priority Collateral);

(2) (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of direct and indirect Subsidiaries of the Company and (iii) identifiable Proceeds of Term Loan Priority Collateral;

(3) all Inventory;

(4) to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of direct and indirect Subsidiaries of the Company), Instruments (including Promissory Notes), Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6) all books and Records relating to the foregoing (including all books, databases, customer lists, credit files, computer files and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7) all collateral security and guarantees with respect to any of the foregoing and all accessions to, substitutions for and replacements of the foregoing, and all Proceeds of the foregoing, including cash, Money, instruments, securities (other than Capital Stock of direct and indirect Subsidiaries of the Company), financial assets, Investment Property (other than Capital Stock of direct and indirect Subsidiaries of the Company), insurance proceeds (including proceeds of business interruption insurance) and deposit accounts directly received as Proceeds

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of any ABL Priority Collateral described in the preceding clauses (1) through (4) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Property (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral”, the term “Excluded Property” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto, or in any other Additional ABL Credit Facility then in effect (if no ABL Credit Agreement is then in effect), which Additional ABL Credit Facility is designated as applicable for purposes of this definition or in the Additional ABL Collateral Documents relating thereto.

“ABL Priority Collateral Documents” shall mean the ABL Documents and any Additional ABL Documents, as applicable.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates, all ABL Hedging Affiliates, all ABL Bank Products Providers and all ABL Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

“Additional ABL Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional ABL Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional ABL Credit Facility.

“Additional ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Agent or an Additional ABL Credit Facility Lender, in each case, on the date the Applicable Additional Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

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“Additional ABL Bank Products Provider” shall mean any Person (other than an Additional ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional ABL Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional ABL Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional ABL Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional ABL Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional ABL Credit Facility Lenders” shall mean one or more holders of Additional ABL Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional ABL Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional ABL Credit Facility Lender” under any ABL Credit Agreement.

“Additional ABL Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional ABL Document, and any other Person who becomes a guarantor under any of the Additional ABL Guarantees.

“Additional ABL Documents” shall mean any Additional ABL Credit Facilities, any Additional ABL Guarantees, any Additional ABL Collateral Documents, any Additional ABL Hedging Agreements, those other ancillary agreements as to which any Additional ABL

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Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional ABL Agent, in connection with any of the foregoing or any Additional ABL Credit Facility, including any intercreditor or joinder agreement among any of the Additional ABL Secured Parties or among any of the ABL Secured Parties and Additional ABL Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Guarantees” shall mean any one or more guarantees of any Additional ABL Obligations of any Additional ABL Credit Party by any other Additional ABL Credit Party in favor of any Additional ABL Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Agent or an Additional ABL Credit Facility Lender, in each case, on the date the Applicable Additional Credit Facility became effective or at the time of entry into such Additional ABL Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional ABL Hedging Agreement” shall mean any Bank Products Agreements between any Additional ABL Credit Party and any Additional ABL Bank Products Affiliate or Additional ABL Bank Products Provider and any Hedging Agreements between any Additional ABL Credit Party and any Additional ABL Hedging Affiliate or Additional ABL Hedging Provider.

“Additional ABL Hedging Provider” shall mean any Person (other than an Additional ABL Hedging Affiliate) that has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional ABL Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any

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case with respect to any Additional ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional ABL Credit Party from time to time to any Additional ABL Agent, any Additional ABL Secured Parties or any of them, including any Additional ABL Bank Products Affiliate, Additional ABL Hedging Affiliate, Additional ABL Bank Products Provider or Additional ABL Hedging Provider, under any Additional ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional ABL Credit Party, would have accrued on any Additional ABL Obligation, whether or not a claim is allowed against such Additional ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional ABL Recovery” shall have the meaning set forth in Section 5.3(c).

“Additional ABL Secured Parties” shall mean all Additional ABL Agents, all Additional ABL Credit Facility Lenders, all Additional ABL Bank Products Affiliates, all Additional ABL Bank Products Providers, all Additional ABL Hedging Affiliates, all Additional ABL Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional ABL Secured Party” under any Additional ABL Credit Facility; and with respect to any Additional ABL Agent shall mean the Additional ABL Secured Parties represented by such Additional ABL Agent.

“Additional Agent” shall mean any Additional ABL Agent and any Additional Term Agent.

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean any Additional ABL Collateral Documents and any Additional Term Collateral Documents.

“Additional Credit Facilities” shall mean any Additional ABL Credit Facilities and any Additional Term Credit Facilities.

“Additional Credit Party” shall mean any Additional ABL Credit Party and any Additional Term Credit Party.

“Additional Documents” shall mean any Additional ABL Documents and any Additional Term Documents.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

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“Additional Guarantees” shall mean any Additional ABL Guarantees and any Additional Term Guarantees.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien on Collateral by9;

(a) prior to the Discharge of ABL Obligations, Section 7.01 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Term Loan Obligations, Section 7.01 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term

[9]

Note to DPW: Your proposed change (a) is unnecessary, a Lien having priority on Collateral which is not permitted under each of the Credit Agreements would not satisfy the requirements of this definition and (b) does not work with the Intercreditor construct under the Term Loan Credit Agreement; under the Term Loan the Lien priority between First Lien Term Loan lenders and future Second Lien Term Loan lenders is to be governed by a separate Junior Priority Intercreditor Agreement with both groups being subject to this agreement as Term Loan Secured Parties.

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Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Lender” shall mean any Additional ABL Credit Facility Lender and any Additional Term Credit Facility Lender.

“Additional Obligations” shall mean any Additional ABL Obligations and any Additional Term Obligations.

“Additional Secured Parties” shall mean any Additional ABL Secured Parties and any Additional Term Secured Parties.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of ABL Obligations, Section 7.03 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Term Loan Obligations, Section 7.03 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the

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Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Additional Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Term Credit Facility.

“Additional Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Agent or an Additional Term Credit Facility Lender, in each case, on the date the Applicable Additional Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Term Bank Products Provider” shall mean any Person (other than an Additional Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Term Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

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“Additional Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Term Credit Facility Lenders” shall mean one or more holders of Additional Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Term Credit Facility Lender” under any Additional Term Credit Facility.

“Additional Term Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Term Document, and any other Person who becomes a guarantor under any of the Additional Term Guarantees.

“Additional Term Documents” shall mean any Additional Term Credit Facilities, any Additional Term Guarantees, any Additional Term Collateral Documents, any Additional Term Hedging Agreements, those other ancillary agreements as to which any Additional Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Term Agent, in connection with any of the foregoing or any Additional Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Term Secured Parties or among any of the Term Loan Secured Parties and Additional Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Guarantees” shall mean any one or more guarantees of any Additional Term Obligations of any Additional Term Credit Party by any other Additional Term Credit Party in favor of any Additional Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Agent or an Additional Term Credit Facility Lender, in each case, on the date the applicable Additional Term Credit Facility became effective or at the time of entry into such Additional Term Hedging Agreement, or at the time of the

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designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional Term Credit Party and any Additional Term Bank Products Affiliate or Additional Term Bank Products Provider and any Hedging Agreements between any Additional Term Credit Party and any Additional Term Hedging Affiliate or Additional Term Hedging Provider.

“Additional Term Hedging Provider” shall mean any Person (other than an Additional Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional Term Indebtedness” in the relevant Additional Indebtedness Designation.

“Additional Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Term Credit Party from time to time to any Additional Term Agent, any Additional Term Secured Parties or any of them, including any Additional Term Bank Products Affiliate, Additional Term Hedging Affiliate, Additional Term Bank Products Provider or Additional Term Hedging Provider, under any Additional Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Term Credit Party, would have accrued on any Additional Term Obligation, whether or not a claim is allowed against such Additional Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean all Additional Term Agents, all Additional Term Credit Facility Lenders, all Additional Term Bank Products Affiliates, all Additional Term Bank Products Providers, all Additional Term Hedging Affiliates, all Additional Term Hedging Providers and all successors, assigns, transferees and replacements

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thereof, as well as any Person designated as an “Additional Term Secured Party” under any Additional Term Credit Facility; and with respect to any Additional Term Agent shall mean the Additional Term Secured Parties represented by such Additional Term Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the Term Loan Agent and any Additional Agent, as applicable.

“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Term Loan Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Term Loan Bank Products Affiliate, any Additional ABL Bank Products Affiliate or any Additional Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, any Term Loan Bank Products Provider, any Additional ABL Bank Products Provider or any Additional Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Borrower” shall mean any of the ABL Borrowers, the Term Loan Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Capitalized Lease Obligation” shall mean, as applied to any Person, all obligations of such Person under leases of property that have been or should be, in accordance with generally accepted accounting principles as in effect in the United States, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with generally accepted accounting principles as in effect in the United States.

“Capital Stock” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) [Reserved];

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(e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by (i) any ABL Secured Party, any Term Loan Secured Party or any Additional Secured Party or any Affiliate thereof or (ii) any other bank having combined capital and surplus of not less than $500,000,000;

(g) repurchase agreements with a term of not more than one year for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250,000,000;

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent, the Term Loan Agent or any Additional Agent under any of the ABL Collateral Documents, the Term Loan Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean Tribune Publishing Company, a Delaware corporation, and any successor in interest thereto.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

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“Copyrights” shall mean all (a) copyright rights in any work subject to the copyright laws of the United States, whether registered or unregistered and whether published or unpublished, including copyrights in computer software and the content thereof, and internet web sites and the content thereof, (b) all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the tangible medium of fixation, (c) registrations, recordings and applications for registration of any such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (d) rights to obtain all renewals thereof.

“Credit Documents” shall mean the ABL Documents, the Term Loan Documents and any Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Term Loan Credit Parties and any Additional Credit Parties.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Silent Agent” shall mean any Additional Agent, any Term Loan Agent under any Term Loan Credit Agreement or any ABL Agent under any ABL Credit Agreement, in each case that the Company designates as a Designated Silent Agent (as confirmed in writing by such Agent if such designation is made subsequent to the joinder of such Agent to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Collateral Obligations” shall mean the Discharge of ABL Obligations and (if applicable) the Discharge of Additional ABL Obligations for each Additional ABL Credit Facility.

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“Discharge of ABL Obligations” shall mean:

(a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness10 under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional ABL Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional ABL Credit Facility, with respect to each Additional ABL Credit Facility:

(a) the payment in full in cash of the applicable Additional ABL Obligations that are outstanding and unpaid at the time all Additional ABL Indebtedness under such Additional ABL Credit Facility is paid in full in cash (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit) delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional ABL Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional ABL Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Additional ABL Documents at such time.

“Discharge of Additional Obligations” shall mean the Discharge of Additional ABL Obligations (if applicable) for each Additional ABL Credit Facility and the Discharge of Additional Term Obligations (if applicable) for each Additional Term Credit Facility.

“Discharge of Additional Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Term Credit Facility, with respect to each Additional Term Credit Facility:

(a) the payment in full in cash of the applicable Additional Term Obligations that are outstanding and unpaid at the time all Additional Term Indebtedness under such

[10]	Note to DPW: The additional language you proposed is not necessary, please see the definition of ABL Obligations.

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Additional Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Term Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Term Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Additional Term Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of Term Loan Obligations and (if applicable) the Discharge of Additional Term Obligations for each Additional Term Credit Facility.

“Discharge of Term Loan Obligations” shall mean:

(a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Loan Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease, license or other disposition.

“Dollar” and “$” shall mean lawful money of the United States.

“Domestic Subsidiaries” shall mean any Subsidiary of the Company that is not (a) a Foreign Subsidiary or (b) a FSHCO.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Term Loan Credit Agreement or any Additional Credit Facility.

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“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a) the taking of any action to enforce or realize upon any Lien on Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien on Collateral;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien on Collateral under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien on Collateral;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral,

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the Term Loan Obligations or any Additional Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations or any Additional ABL Obligations pursuant to the provisions of the ABL Documents or any applicable Additional ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent or any applicable Additional ABL Agent), (vii) the cessation of lending pursuant to the provisions of the ABL Documents, the Term Loan Documents or any applicable Additional Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by the ABL

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Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length, as reasonably determined by the Company in good faith.

“Foreign Subsidiary” shall mean any Subsidiary of the Company which is (a) (i) not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) is a FSHCO or (b) any Subsidiary of a Person described in clause (a).

“FSHCO” shall mean any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which constitute the equity and/or indebtedness of Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental thereto.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

“Guarantee” shall mean, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such

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Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the date hereof, or entered into in connection with any acquisition or disposition of assets permitted under the Term Loan Documents, ABL Documents and Additional Documents (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” shall mean any of the ABL Guarantors, the Term Loan Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Term Loan Hedging Affiliate, any Additional ABL Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Additional ABL Hedging Provider, any Additional Term Hedging Provider, any ABL Hedging Provider or any Term Loan Hedging Provider, as applicable.

“Impairment” shall (a) with respect to the Term Loan Collateral Obligations, have the meaning set forth in Section 2.1(e), and (b) with respect to the ABL Collateral Obligations, have the meaning set forth in Section 2.1(f).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

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(b) the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (w) trade accounts payable in the ordinary course of business, (x) any earn-out obligation until and unless the payment of which has been determined by such Person in good faith to be probable (in the amount so determined), (y) expenses accrued in the ordinary course of business and (z) obligations resulting from take-or pay contracts entered into in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests (as defined in the Original Term Loan Credit Agreement); and

(h) all (i) Guarantees of such Person in respect of any of the foregoing, and (ii) Permitted Disposition Transaction Indebtedness (as defined in the Original Term Loan Credit Agreement) of such Person;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt (as defined in the Original Term Loan Credit Agreement) of such Person and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

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“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Trade Secrets, Copyrights, Patents, Trademarks and the IP Agreements, all rights therein, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intervening ABL Secured Party” shall have the meaning set forth in Section 4.1(h).

“Intervening Term Creditor” shall have the meaning set forth in Section 4.1(h).

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“IP Agreements” shall mean any and all written United States agreements, now or hereafter in effect, relating to the license, development, use, manufacture, distribution, sale or disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or other Intellectual Property to which any Grantor, now or hereafter, is a party.

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

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“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Agent or any Additional Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Original ABL Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof by and among the ABL Borrowers, Bank of America, N.A., as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Loan Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof by and among the Term Loan Borrower, JPMorgan Chase Bank, N.A., as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean, at any time, the ABL Agent, the Term Loan Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Term Loan Agent and any Additional Agent, in each case if then party to this Agreement.

“Patents” shall mean (a) all letters patent of the United States, all registrations, recordings and extensions thereof, and all applications for letters patent of the United States, including patent registrations, statutory invention registrations, utility models, recordings and pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Money Indebtedness” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Requisite ABL Holders” shall mean ABL Secured Parties and/or Additional ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Obligations and Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Obligations and Additional Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Agreement); provided that:

(a) if the matter being consented to or the action being taken by the ABL Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the ABL Priority Collateral or (after the Discharge of Term Loan Collateral Obligations) all or substantially all of the Collateral, then “Requisite ABL Holders” shall mean those ABL Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents and Additional ABL Documents,

(b) except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will

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affect the ABL Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” shall mean (1) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Obligations and Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Obligations and Additional Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Agreement) and (2) ABL Secured Parties holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the ABL Credit Agreement (other than ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Obligations in respect of the ABL Credit Agreement),

(c) except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect any Additional ABL Agent or the Additional ABL Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the ABL Secured Parties or the other Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” shall mean (1) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Obligations and Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Obligations and Additional Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Agreement) and (2) such Additional ABL Agent and/or Additional ABL Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the applicable Additional ABL Credit Facility or Facilities (other than Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Additional ABL Obligations in respect of any Additional ABL Credit Agreement).

“Requisite Term Holders” shall mean Term Loan Secured Parties and/or Additional Term Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of any loans included in the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility); provided that:

(a) if the matter being consented to or the action being taken by the Term Loan Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Term Loan Priority Collateral

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or (after the Discharge of ABL Collateral Obligations) all or substantially all of the Collateral, then “Requisite Term Holders” shall mean those Term Loan Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable Term Loan Documents and Additional Term Documents,

(b) except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect the Term Loan Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility) and (2) Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Obligations (other than Term Loan Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Obligations in respect of the Term Loan Credit Agreement) and

(c) except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect any Additional Term Agent or the Additional Term Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the Term Loan Secured Parties or the other Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility) and (2) such Additional Term Agent and/or Additional Term Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Additional Term Obligations (other than Additional Term Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Additional Term Obligations in respect of any Additional Term Credit Facility).

“S&P” shall mean Standard & Poor’s Ratings Group (a division of the McGraw Hill Companies Inc.) and its successors.

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“Secured Parties” shall mean the ABL Secured Parties, the Term Loan Secured Parties and the Additional Secured Parties.

“Series” shall mean (a) with respect to the Term Loan Collateral Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such) and (ii) the Additional Term Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional Term Agent (in its capacity as such for such Additional Term Secured Parties), (b) with respect to any Term Loan Collateral Obligations, each of (i) the Term Loan Obligations and (ii) the Additional Term Obligations incurred pursuant to any Additional Term Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional Term Obligations), (c) with respect to the ABL Collateral Secured Parties, each of (i) the ABL Secured Parties (in their capacities as such) and (ii) the Additional ABL Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional ABL Agent (in its capacity as such for such Additional ABL Secured Parties) and (d) with respect to any ABL Collateral Obligations, each of (i) the ABL Obligations and (ii) the Additional ABL Obligations incurred pursuant to any Additional ABL Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional ABL Obligations).

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly through one or more intermediaries, by such Person.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include an ABL Credit Agreement Lender, Additional ABL Credit Agreement Lender, Additional Term Loan Credit Agreement Lender or Term Loan Credit Agreement Lender or any Affiliate thereof).

“Term Loan Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Original Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral

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Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Agent or a Term Loan Credit Agreement Lender, in each case, on the date the applicable Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the Term Loan Credit Agreement, together with its successors and assigns.

“Term Loan Collateral Documents” shall mean all “Collateral Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Term Loan Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit L-2 to the Original Term Loan Credit Agreement as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan Collateral Obligations” shall mean the Term Loan Obligations and any Additional Term Obligations.

“Term Loan Collateral Representative” shall mean the Term Loan Agent acting for the Term Loan Collateral Secured Parties, unless the principal amount of Additional Term Obligations under any Additional Term Credit Facility exceeds the principal amount of Term Loan Obligations under the Term Loan Credit Agreement, and in such case (unless otherwise agreed in writing between the Term Loan Agent and any Additional Term Agent or after the Discharge of Term Loan Obligations, between any Additional Term Agents), the Additional Term Agent under such Additional Term Credit Facility (or, if there is more than one such Additional Term Credit Facility, the Additional Term Credit Facility under which the greatest principal amount of Additional Term Obligations is outstanding at the time) acting for the Term Loan Collateral Secured Parties. In addition, in the event that any Additional Term Agent

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subordinates its security interest in any Term Loan Priority Collateral to the security interest of the ABL Agent or any Additional ABL Agent as permitted by Section 2.1(a)(6) and (8) or which otherwise has an Impairment with respect to all or substantially all of the Term Loan Priority Collateral then such Additional Term Agent shall not serve as Term Loan Collateral Representative (unless (x) the Discharge of Term Loan Obligations has occurred and (y) either such Additional Term Agent is the only Additional Term Agent or each other Additional Term Agent has similarly subordinated its security interest) and, in such event the Term Loan Collateral Representative will be selected as if the disqualified Additional Term Agent and the Additional Term Obligations represented thereby did not exist.

“Term Loan Collateral Secured Parties” shall mean the Term Loan Secured Parties and any Additional Term Secured Parties.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Additional Agent (other than any Designated Silent Agent) (or, if there is no continuing Agent other than the Term Loan Agent and any Designated Silent Agent, as designated by the Company), that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under the Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrower, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guarantees, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term

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Loan Hedging Affiliate or any Term Loan Hedging Provider, and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to the Company (so long as it is a guarantor under any of the Term Loan Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guarantees and any other Person who becomes a guarantor under any of the Term Loan Guarantees.

“Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Agent or a Term Loan Credit Agreement Lender, in each case, on the date the applicable Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Hedging Provider” shall mean any Person (other than a Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the “administrative agent” or “agent” under the Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders or any of them, including any Term Loan Bank Products Affiliates, any Term Loan Hedging Affiliates, any Term Loan Bank Products Providers or any Term Loan

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Hedging Providers under any Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Loan Priority Collateral Documents” shall mean the Term Loan Documents and any Additional Term Documents, as applicable.

“Term Loan Priority Collateral” shall mean all Collateral, other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of any direct or indirect Subsidiaries of the Company, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as Proceeds of any Term Loan Priority Collateral; provided, however, no Proceeds of Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Asset Sales Proceeds Account, provided, further that under no circumstance shall Excluded Property (as defined in the next succeeding sentence) be Term Loan Priority Collateral. As used in this definition of “Term Loan Priority Collateral”, the term “Excluded Property” shall have the meaning provided (x) prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Additional Term Credit Facility then in effect (if the Original Term Loan Credit Agreement is not then in effect) or the Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of Term Loan Obligations, in the applicable Additional Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional Term Collateral Documents relating thereto.

“Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Loan Secured Parties” shall mean the Term Loan Agent, all Term Loan Credit Agreement Lenders, all Term Loan Bank Products Affiliates, all Term Loan Bank Products Providers, all Term Loan Hedging Affiliates, all Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” under any Term Loan Credit Agreement.

“Trade Secrets” shall mean (a) all trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, in each case arising under the laws of the United States or any state thereof, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

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“Trademarks” shall mean all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, in each case arising under the laws of the United States or any state thereof, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” and “U.S.” shall mean the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

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ARTICLE 2

Lien Priority

Section 2.1 Agreement to Subordinate. (a)Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Term Loan Agent or the Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Agent or any Additional Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the Term Loan Agent or any Additional Agent (or the ABL Secured Parties, the Term Loan Secured Parties or any Additional Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the Term Loan Documents or any Additional Documents, (iv) whether the ABL Agent, the Term Loan Agent or any Additional Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties or any Additional Agent or any Additional Secured Parties securing any of the ABL Obligations, the Term Loan Obligations or any Additional Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations and any Additional ABL Obligations) or the ABL Obligations or any Additional ABL Obligations (in the case of the Term Loan Obligations or any Additional Term Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agree that:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on

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behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional ABL Agent and any Additional ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of any Additional ABL Obligations;

(3) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Loan Agent or any Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Loan Obligations, and all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Term Obligations;

(4) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of any Additional ABL Obligations shall in all respects be senior and prior to (x) all Liens granted to the Term Loan Agent or any Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Loan Obligations and (y) all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Term Obligations;

(5) any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to the Term Loan Agent and the Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Term Loan Obligations;

(6) any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties and (y) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

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(7) any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations, and all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Additional ABL Obligations;

(8) any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to (x) all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations and (y) all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Additional ABL Obligations (except in the case of either (x) or (y) as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (i) the ABL Agent, on behalf of itself and the ABL Secured Parties or (ii) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

(9) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(10) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent that secures all or any portion of the Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby);

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(11) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or any Additional ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the Term Loan Agent and Term Loan Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the Term Loan Agent and Term Loan Secured Parties with respect to such Term Loan Priority Collateral; and

(12) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent that secures all or any portion of the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or Additional ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the other Additional Term Agent and the other Additional Term Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the other Additional Term Agent and the other Additional Term Secured Parties with respect to such Term Loan Priority Collateral.

(b) Notwithstanding any failure by any ABL Secured Party, Term Loan Secured Party or Additional Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties, the Term Loan Secured Parties or any Additional Secured Parties:

(1) the priority and rights as between the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

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(2) the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(3) the priority and rights as between the Term Loan Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between or among any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Credit Agreement Lenders); and

(4) the priority and rights as between any Additional Agent and the Additional Secured Parties represented thereby, on the one hand, and any other Additional Agent and the Additional Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between such Additional Agents, each on behalf of itself and the Additional Secured Parties represented thereby).

(c) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto. Any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, acknowledges and agrees, concurrently upon becoming a party hereto, that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto, (y) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto and (z) any other Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, may be granted Liens upon all of the

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Collateral in which such Additional Agent has been granted Liens and such Additional Agent hereby consents thereto. The subordination of Liens by the Term Loan Agent in favor of the ABL Agent and any Additional ABL Agent, by the ABL Agent in favor of the Term Loan Agent and any Additional Term Agent, by any Additional Term Agent in favor of the ABL Agent and any Additional ABL Agent, and by the ABL Agent and any Additional ABL Agent in favor of the Term Loan Agent and any Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent, the ABL Agent or any Additional Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the Term Loan Agent and Liens of any Additional Term Agent, or as between Liens of any Additional Term Agent and Liens of any other Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent or any Additional Term Agent to the Liens of any Person other than the ABL Agent and any Additional ABL Agent as and to the extent set forth herein, or to provide that the Liens of the Term Loan Agent or any Additional Term Agent will be pari passu or of equal priority with the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the ABL Agent and Liens of any Additional ABL Agent, or as between Liens of any Additional ABL Agent and Liens of any other Additional ABL Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the ABL Agent or any Additional ABL Agent to the Liens of any Person other than the Term Loan Agent and any Additional Term Agent as and to the extent set forth herein, or to provide that the Liens of the ABL Agent or any Additional ABL Agent will be pari passu or of equal priority with the Liens of any other Person.

(d) Lien priority as among the ABL Obligations, the Term Loan Obligations and the Additional Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including pursuant to the Term Loan Collateral Intercreditor Agreement and the ABL Collateral Intercreditor Agreement, in each case, if entered into in the future).

(e) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Term Loan Collateral Secured Parties of each Series that the holders of Term Loan Collateral Obligations of such Series (and not the Term Loan Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Term Loan Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Term Loan Collateral Obligations), (y) any of the Term Loan Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Term Loan Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Term Loan Collateral Obligations) on a basis ranking prior to the security interest of such Series of Term Loan Collateral Obligations but junior to the security interest of any other Series of Term Loan Collateral Obligations or (ii) the existence of any Collateral for any other Series of Term Loan Collateral Obligations that is not also Collateral for the other Series of Term Loan Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Term Loan Collateral Obligations, an

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“Impairment” of such Series). In the event of any Impairment with respect to any Series of Term Loan Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Term Loan Collateral Obligations, and the rights of the holders of such Series of Term Loan Collateral Obligations (including the right to receive distributions in respect of such Series of Term Loan Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Term Loan Collateral Obligations subject to such Impairment.

(f) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the ABL Collateral Secured Parties of each Series that the holders of ABL Collateral Obligations of such Series (and not the ABL Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the ABL Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of ABL Collateral Obligations), (y) any of the ABL Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of ABL Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of ABL Collateral Obligations) on a basis ranking prior to the security interest of such Series of ABL Collateral Obligations but junior to the security interest of any other Series of ABL Collateral Obligations or (ii) the existence of any Collateral for any other Series of ABL Collateral Obligations that is not also Collateral for the other Series of ABL Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of ABL Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of ABL Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of ABL Collateral Obligations, and the rights of the holders of such Series of ABL Collateral Obligations (including the right to receive distributions in respect of such Series of ABL Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such ABL Collateral Obligations subject to such Impairment.

Section 2.2 Waiver of Right to Contest Liens. (a) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured

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Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(c) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

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(d) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Term Loan Agent and any Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(e) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(f) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(g) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(h) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any

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right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Loan Agent or the Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(i) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under the Additional ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(j) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any

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right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Additional Term Agent or any Additional Term Secured Parties represented by such other Additional Term Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent under any applicable Additional Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

(k) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Loan Agent and the Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or

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otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(l) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent or the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except, with respect to priority, as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(m) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor

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Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under the Additional Term Documents with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby).

(n) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Additional ABL Agent or any Additional ABL Secured Parties represented by such other Additional ABL Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent under any applicable Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby).

(o) For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

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Section 2.3 Remedies Standstill. (a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Agent or any Term Loan Secured Party may Exercise Any Secured Creditor Remedies under the Term Loan Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Agent or any Term Loan Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party may:

(i) file a claim or statement of interest with respect to the Term Loan Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens hereunder on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties hereunder to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties, including any claims secured by the Term Loan Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in

51

accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, until the Discharge of Additional ABL Obligations, neither the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), the Term Loan Agent or any Term Loan Secured Party may Exercise Any Secured Creditor Remedies under the Term Loan Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Agent or any Term Loan Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party may:

(i) file a claim or statement of interest with respect to the Term Loan Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens hereunder on the ABL Priority Collateral, or the rights of each Additional ABL Agent or any of the Additional ABL Secured Parties hereunder to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties, including any claims secured by the Term Loan Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency

52

Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(c) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Agent and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i) file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

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(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Additional Term Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of each Additional Term Agent and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between each such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i) file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

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(ii) take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of each Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(e) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the Discharge of ABL Obligations, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the

55

Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional Term Agent or any Additional Term Secured Party may Exercise Any Secured Creditor Remedies under any Additional Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional Term Agent or any Additional Term Secured Party may:

(i) file a claim or statement of interest with respect to the Additional Term Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional Term Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(f) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the Discharge of Additional ABL Obligations, neither such Additional Term Agent (including in its capacity as Term Loan

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Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), any Additional Term Agent or any Additional Term Secured Party may Exercise Any Secured Creditor Remedies under any Additional Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional Term Agent or any Additional Term Secured Party may:

(i) file a claim or statement of interest with respect to the Additional Term Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional Term Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or

57

of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(g) Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that such Additional Term Agent and such Additional Term Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative; provided that nothing in this sentence shall prohibit any Additional Term Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable. The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that the Term Loan Agent and the Term Loan Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative; provided that nothing in this sentence shall prohibit the Term Loan Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable. The Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the Term Loan Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Term Loan Collateral Secured Party hereby appoints the Term Loan Collateral Representative as its agent to exercise all remedies under all Term Loan Collateral Documents and Additional Term Collateral Documents. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party and any Additional Term Agent or any Additional Term Secured Party may:

(i) file a claim or statement of interest with respect to the Term Loan Obligations or the Additional Term Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

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(ii) take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties or any Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties or the Additional Term Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Term Loan Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(h) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the Discharge of Term Loan Obligations, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Term Loan Priority Collateral without the written consent of the Term Loan Agent and will not knowingly take, receive or accept any Proceeds of Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by such

59

Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i) file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Term Loan Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(i) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the Discharge of Additional Term Obligations, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Term Loan Priority Collateral without the written consent of each Additional Term Agent and will not knowingly take, receive or accept any Proceeds of Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Term Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i) file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

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(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(j) Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that such Additional ABL Agent and such Additional ABL Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit any Additional ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the ABL Agent and the ABL Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit the ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable. The ABL Collateral Representative may Exercise Any Secured Creditor Remedies under the ABL Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each ABL Collateral Secured Party hereby

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appoints the ABL Collateral Representative as its agent to exercise all remedies under all ABL Collateral Documents and Additional ABL Collateral Documents. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party and any Additional ABL Agent or any Additional ABL Secured Party may:

(i) file a claim or statement of interest with respect to the ABL Obligations or the Additional ABL Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties or any Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties or the Additional ABL Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Term Loan Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Collateral Representative shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(k) Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or any Additional Term Agent or any Additional Term Secured Party, from objecting to any proposed retention of Collateral by

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the Term Loan Agent or any Term Loan Secured Party in full or partial satisfaction of any Term Loan Obligations, (ii) the Term Loan Agent or any Term Loan Secured Party, or any Additional Term Agent or any Additional Term Secured Party or any Additional ABL Agent or any Additional ABL Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (iii) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or the Term Loan Agent or any Term Loan Secured Party, or any other Additional Term Agent or any other Additional Term Secured Party, from objecting to any proposed retention of Collateral by any Additional Term Agent or any Additional Term Secured Party in full or partial satisfaction of any Additional Term Obligations, or (iv) the Term Loan Agent or any Term Loan Secured Party, or any Additional Term Agent or any Additional Term Secured Party or the ABL Agent or any ABL Secured Party, or any other Additional ABL Agent or any other Additional ABL Secured Party, from objecting to any proposed retention of Collateral by any Additional ABL Agent or any Additional ABL Secured Party in full or partial satisfaction of any Additional ABL Obligations.

Section 2.4 Exercise of Rights.

(a) Notice of ABL Agent’s Lien.

(i) Without limiting Section 2.3 hereof, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Term Loan Secured Party with respect to any ABL Priority Collateral, the Term Loan Agent or such Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral11 in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Term Loan Agent agrees, for and on behalf of itself and the Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii) Without limiting Section 2.3 hereof, any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Term Agent (including in its capacity as Term Loan

[11]

Note to DPW: One example, the equity of certain of the Company’s subsidiaries will be pledged as Term Loan Priority Collateral, in a sale of the equity of any of those subsidiaries the inventory and receivable will also have been sold. Also see Section 4.3 which addresses the sales of Collateral comprising both ABL Priority Collateral and Term Loan Priority Collateral.

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Collateral Representative, if applicable) or any such Additional Term Secured Party with respect to any ABL Priority Collateral, such Additional Term Agent or Additional Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Term Agent agrees, for and on behalf of itself and any Additional Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b) Notice of Term Loan Agent’s Lien.

(i) Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Term Loan Agent and the Term Loan Secured Parties, unless the Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Term Loan Agent’s and the Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Term Loan Agent otherwise consents in writing.

(ii) Without limiting Section 2.3 hereof, any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the Discharge of Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any such Additional ABL Secured Party with respect to any Term Loan Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Term Loan Agent and the Term Loan Secured Parties, unless the Term Loan Agent otherwise consents in writing. In addition, any Additional ABL Agent agrees, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the Discharge of Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured

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Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Term Loan Agent’s and the Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Term Loan Agent otherwise consents in writing.

(c) Notice of Additional Term Agent’s Lien.

(i) Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Additional Term Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Additional Term Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii) Without limiting Section 2.3 hereof, any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the Discharge of Additional Term Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or Additional ABL Secured Party with respect to any Term Loan Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby). In addition, any Additional ABL Agent agrees, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the Discharge of Additional Term Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional

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Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby).

(d) Notice of Additional ABL Agent’s Lien.

(i) Without limiting Section 2.3 hereof, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby agrees that, until the Discharge of Additional ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Term Loan Secured Party with respect to any ABL Priority Collateral, the Term Loan Agent or such Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties. In addition, the Term Loan Agent agrees, for and on behalf of itself and the Term Loan Secured Parties, that, until the Discharge of Additional ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

(ii) Without limiting Section 2.3 hereof, any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, until the Discharge of Additional ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or Additional Term Secured Party with respect to any ABL Priority Collateral, such Additional Term Agent or Additional Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties. In addition, any Additional Term Agent agrees, for and on behalf of itself and any Additional Term Secured Parties represented thereby, that, until the Discharge of Additional ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

(e) No Other Restrictions.

(i) Except as expressly set forth in this Agreement, each of the Term Loan Agent, the Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Agent and any Additional Secured Parties shall have any and all rights and remedies it may have

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as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Term Loan Documents, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Term Documents, any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the Additional ABL Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Term Loan Agent’s rights hereunder or under any of the Term Loan Documents, any failure by any Additional Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Term Agent’s rights hereunder or under any of the Additional Term Documents and any failure by any Additional ABL Agent to provide any such copies to any other such Party shall not impair any of such Additional ABL Agent’s rights hereunder or under any of the Additional ABL Documents.

(ii) Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or

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other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately agreed in writing by and between such Additional Agent and the Additional Secured Parties represented thereby and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(iii) Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(iv) Each of any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Each of any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except

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as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Each of any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party represented thereby agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(f) Release of Liens.

(i) In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Priority Collateral Documents or (C) the release of the ABL Collateral Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of ABL Collateral Obligations and not in connection with a Discharge of ABL Collateral Obligations (and irrespective of whether an Event of Default has occurred), (x) the Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Term Loan Obligations, and the Term Loan Agent’s and the Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the Term Loan Agent and any Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the Term Loan Agent and any Additional Term Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral

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Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, each Additional ABL Agent agrees, on behalf of the Additional ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof), such sale, transfer, disposition or release will be free and clear of its Liens on such ABL Priority Collateral securing the Additional ABL Obligations, and the Additional ABL Agent’s and the Additional ABL Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each Additional ABL Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, the ABL Agent agrees, on behalf of the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof), such sale, transfer, disposition or release will be free and clear of its Liens on such ABL Priority Collateral securing the ABL Obligations, and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. The ABL Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and

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instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii) In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Term Loan Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Term Loan Priority Collateral Documents or (C) the release of the Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the Requisite Term Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Term Loan Collateral Obligations and not in connection with a Discharge of Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), (x) the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale, transfer, disposition or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the Additional ABL Obligations, and such Additional ABL Agent’s and the applicable Additional ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the ABL Agent and each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. Each of the ABL Agent and each Additional ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, each Additional Term Agent agrees, on behalf of the Additional Term Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof), such sale,

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transfer, disposition or release will be free and clear of its Liens on such Term Loan Priority Collateral securing the Additional Term Obligations, and the Additional Term Agent’s and the Additional Term Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. Each Additional Term Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, the Term Loan Agent agrees, on behalf of the Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof), such sale, transfer, disposition or release will be free and clear of its Liens on such Term Loan Priority Collateral securing the Term Loan Obligations, and the Term Loan Agent’s and the Term Loan Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the Term Loan Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. The Term Loan Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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Section 2.5 No New Liens. (a) Until the Discharge of ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i) No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.

(ii) No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.

(iii) No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.

(b) Until the Discharge of Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i) No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set

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forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien.

(ii) No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien.

(iii) No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien.

(c) Until the Discharge of Additional Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i) No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on

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any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien.

(ii) No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien.

(iii) No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien.

(d) Until the Discharge of Additional ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i) No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien

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Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien.

(ii) No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien.

(iii) No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien.

(e) No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing, to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

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Section 2.6 Waiver of Marshalling. Until the Discharge of ABL Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Additional Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, or (y) the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, as applicable).

Until the Discharge of Additional ABL Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

Actions of the Parties

Section 3.1 Certain Actions Permitted. The Term Loan Agent, the ABL Agent and any Additional Agent may make such demands or file such claims in respect of the Term

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Loan Obligations, the ABL Obligations or the Additional Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2 Agent for Perfection. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and each ABL Secured Party, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Term Loan Secured Party, and any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), for and on behalf of itself and each Additional Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), or any Additional Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent, the Term Loan Agent and any Additional Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Term Loan Agent, the ABL Agent or any Additional Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Loan Agent, the Term Loan Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person. The Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person. Any Additional Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any other Additional Agent or any Additional Secured Parties represented by any other Additional Agent, or any other Person. In the event that (a) the Term Loan Agent or any Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (c) any Additional Agent or any Additional Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the Term Loan Agent, such Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Agent, or such Additional Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this

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Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

Section 3.3 Sharing of Information and Access. In the event that the ABL Agent or any Additional ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents, the Additional ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, upon request of the Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent or any Additional ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. Each Credit Party, the Term Loan Agent and each Additional Term Agent hereby consent to the non-exclusive royalty free use by the ABL Agent and any Additional ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent and any Additional ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to Term Loan Priority Collateral. The ABL Collateral Representative shall have the sole and exclusive right, as against the Term Loan Collateral Representative, the ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable) and any Additional ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Loan Collateral Representative shall have the sole and exclusive right, as against the ABL Collateral Representative, the Term Loan Agent (other than in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (other than in its capacity as Term Loan Collateral Representative, if applicable), to adjust settlement of insurance

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claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Collateral Representative or to the Term Loan Collateral Representative, as the case may be, and each of the Term Loan Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party, Term Loan Secured Party or Additional Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, Term Loan Secured Party or Additional Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, Term Loan Secured Party or Additional Secured Party.

Section 3.6 Actions Upon Breach. If any Term Loan Secured Party, any ABL Secured Party or any Additional Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, Term Loan Secured Party or Additional Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7 Inspection Rights. (a) Without limiting any rights the ABL Collateral Representative or any other ABL Collateral Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Collateral Secured Parties may, at any time and whether or not the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party or liability to any Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the

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involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative). In the event that any ABL Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Collateral Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Collateral Representative and other ABL Collateral Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Collateral Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Collateral Representative and the ABL Collateral Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In no event shall the ABL Collateral Representative or the ABL Collateral Secured Parties have any liability to the Term Loan Agent and/or to the Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Collateral Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Collateral Secured Parties shall cooperate with the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

(b) The Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Collateral Representative and the other ABL Collateral Secured Parties from exercising the ABL Permitted Access Right.

(c) Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Collateral Secured Party or liability to any ABL Collateral Secured Party.

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Section 3.8 License for Term Loan Priority Collateral. Notwithstanding anything in this Section 3 to the contrary, the Term Loan Collateral Representative, for itself and each of the Term Loan Secured Parties, hereby grants in favor of the ABL Collateral Representative, for itself and on behalf of the ABL Secured Parties, a nonexclusive right to use, license and/or sublicense any now existing or hereafter acquired Term Loan Priority Collateral consisting of Intellectual Property, including trademarks and trade names, for the purpose of enabling the ABL Collateral Representative to assemble, prepare for sale, advertise, market and dispose of any and all ABL Priority Collateral, wherever such ABL Priority Collateral may be located, including all such license and right access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of any applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral and (ii) the ABL Collateral Representative’s use of such Intellectual Property shall be reasonable and lawful. Furthermore, the Term Loan Collateral Representative, for itself and each of the Term Loan Secured Parties, agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by the Term Loan Collateral Representative in respect of Term Loan Priority Collateral, (x) any notice required to be given by the Term Loan Collateral Representative in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) the Term Loan Collateral Representative shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license. Such license right is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Term Loan Collateral Representative or any Term Loan Secured Parties or any other Person by the ABL Collateral Representative or any ABL Secured Party or any other Person. The Term Loan Collateral Representative, for itself and each of the Term Loan Secured Parties, agrees not to interfere, hinder, restrict or delay the exercise by the ABL Collateral Representative of any such license and right granted herein and agrees to execute such documentation and complete such other acts as may be required by the ABL Collateral Representative in connection with the exercise of such license and right, including preservation of such license and right against any Person (including any voluntary or involuntary transferee of such Term Loan Priority Collateral consisting of Intellectual Property). The rights and remedies of the ABL Collateral Representative in this Section 3.8 are in addition to and not in limitation of the rights and remedies under the ABL Documents or applicable law. The provisions of this Section 3.8 are agreed to solely as among the Agents and Secured Parties and shall not be deemed to expand or otherwise modify any rights granted by any Grantor to the Agents or Secured Parties under any of the Credit Documents.

Section 3.9 Agent Discretion. The Term Loan Agent, the ABL Agent and each Additional Agent hereby agree that notwithstanding any provision under any Term Loan Document, ABL Document or Additional Document, as applicable, the ABL Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning ABL Priority Collateral as to which such Agent would have authority to exercise under any Term Loan Document, ABL Document or Additional

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Document, as applicable. The Term Loan Agent, the ABL Agent and each Additional Agent hereby agree that notwithstanding any provision under any Term Loan Document, ABL Document or Additional Document, as applicable, the Term Loan Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning Term Loan Priority Collateral as to which such Agent would have authority to exercise under any Term Loan Document, ABL Document or Additional Document, as applicable.

ARTICLE 4

Application of Proceeds

Section 4.1 Application of Proceeds.

(a) Revolving Nature of ABL Obligations. The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) if any ABL Credit Agreement includes a revolving commitment, in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties (in the case of the Term Loan Agent) or the applicable Additional Secured Parties (in the case of such Additional Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies (other than, prior to the acceleration of any of the Term Loan Obligations or any Additional Obligations, the exercise of its rights in accordance with Section 2.23 of the Original ABL Credit Agreement or any similar provision of any other ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Obligations, or any portion thereof.

(b) Revolving Nature of Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) any Term Loan Credit Agreement may include a revolving commitment, and in the

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ordinary course of business any Term Loan Agent and Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties (in the case of the ABL Agent) or the applicable Additional Secured Parties (in the case of such Additional Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which any Term Loan Agent (or any Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such Term Loan Agent or Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Obligations, or any portion thereof.

(c) Revolving Nature of Additional Obligations. The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) Additional Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Agent and Additional Secured Parties may apply payments and make advances thereunder, and, in the case of any Additional ABL Credit Facilities, no application of any Payment Collateral or Cash Collateral or the release of any Lien by any Additional ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any Additional ABL Documents shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties (in the case of the Term Loan Agent), the ABL Secured Parties (in the case of the ABL Agent) or any Additional Secured Parties (in the case of any other Additional Agent) and without affecting the provisions hereof; and (iii) in the case of any Additional ABL Credit Facilities, all Payment Collateral or Cash Collateral received by any Additional ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to Additional ABL Obligations at any time; provided, however, that from and after the date on which any Additional Agent or Additional Secured Party commences the Exercise of Secured Creditor Remedies (other than, in the case of any Additional ABL Credit Facilities, prior to the acceleration of any of the ABL Obligations, any of the Term Loan Obligations or any Additional Obligations, the exercise of its rights in accordance with a provision of the applicable Additional ABL Documents similar to Section 2.23 of the Original ABL Credit Agreement), all amounts received by any such Additional Agent or Additional Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered

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or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Obligations, or any portion thereof.

(d) Application of Proceeds of ABL Priority Collateral. The ABL Agent, the Term Loan Agent and any Additional Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of the ABL Agent, the Term Loan Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby), third, to the payment of (x) the Term Loan Obligations and in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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Each ABL Agent, Additional ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Collateral Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e) Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, the Term Loan Agent and any Additional Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of the ABL Agent, the Term Loan Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the Term Loan Obligations in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), third, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

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except, in the case of application of Term Loan Priority Collateral and Proceeds thereof (i) as between Additional Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) as between Additional Term Obligations and Additional ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, in each case with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties. Each ABL Agent, Additional ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Collateral Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(f) Limited Obligation or Liability.

(i) In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii) In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

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(iii) In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to any other Additional Agent or any Additional Secured Parties represented by such other Additional Agent regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(g) Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Collateral Obligations, the ABL Collateral Representative shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Term Loan Collateral Representative and (ii) the Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2. Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall deliver to the ABL Collateral Representative or shall execute such documents as the Company or the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary

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endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the ABL Collateral Representative and (ii) the ABL Agent and any Additional ABL Agent (other than the ABL Collateral Representative), any such Control Collateral or Cash Collateral held by the ABL Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2.

(h) Intervening Creditor. Notwithstanding anything in Sections 4.1(d) or (e) to the contrary, (i) with respect to any Collateral for which a third party (other than a Term Loan Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Term Loan Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Term Loan Collateral Obligations (such third party an “Intervening Term Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Term Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Term Loan Collateral Obligations with respect to which such Impairment exists and (ii) with respect to any Collateral for which a third party (other than an ABL Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of ABL Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of ABL Collateral Obligations (such third party an “Intervening ABL Secured Party”), the value of any Collateral or Proceeds which are allocated to such Intervening ABL Secured Party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of ABL Collateral Obligations with respect to which such Impairment exists. In the event that any ABL Collateral Secured Party turns over any proceeds of Term Loan Priority Collateral to any Term Loan Collateral Secured Party as required by Section 4.1, such ABL Collateral Secured Party shall be subrogated to the rights of such Term Loan Collateral Secured Parties; provided, however, that any such subrogation shall be subject to Section 7.1 hereof. In the event that any Term Loan Collateral Secured Party turns over any proceeds of ABL Priority Collateral to any ABL Collateral Secured Party as required by Section 4.1, such Term Loan Collateral Secured Party shall be subrogated to the rights of such ABL Collateral Secured Parties; provided, however, that any such subrogation shall be subject to Section 7.1 hereof.

Section 4.2 Specific Performance. Each of the ABL Agent, the Term Loan Agent and any Additional Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Term Loan Secured Parties, and any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), for and on behalf of itself and any Additional Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans. In the event that prior to the Discharge of ABL Obligations, or Discharge of Additional ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral. If the ABL Collateral Representative and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Collateral Representative and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Term Loan Priority Collateral (in proportion to ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence.

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ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1 Notice of Acceptance and Other Waivers. (a) All ABL Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Term Loan Agent or any Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Loan Obligations. All Additional Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Agent or any Additional Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Additional Obligations.

(b) None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL

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Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease,

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license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(d) None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e) None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in

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this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(f) None of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and

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the ABL Agent, on behalf of itself and the ABL Secured Parties). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(g) None of any Additional Agent (including in its capacity as ABL Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that

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the honoring of (or failure to honor) any such request would constitute a default under the terms of the Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that none of any Additional Agent (including in its capacity as ABL Collateral Representative, if and as applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(h) None of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Additional Agent or any Additional Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document to which any other Additional Agent or any

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Additional Secured Party represented by such other Additional Agent is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, agrees that none of any other Additional Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) or any Additional Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

Section 5.2 Modifications to ABL Documents and Term Loan Documents. (a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

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(ii) retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b) Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

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(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(c) The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents (in the case of changes in the time of payment, to the extent permitted under the ABL Documents);

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii) otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent shall deem appropriate.

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(d) Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii) otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(e) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party or (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing

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the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii) otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(f) The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents (in the case of changes in the time of payment, to the extent permitted under the ABL Documents);

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(ii) retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii) otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g) Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, any other Additional Agent and any Additional Secured Parties represented by such other Additional Agent may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents to which such other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

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(ii) retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii) otherwise manage and supervise the Additional Obligations as such other Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby.

(h) The ABL Obligations, the Term Loan Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any Term Loan Document or any Additional Document) of the ABL Agent, the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties, any Additional Agent or any Additional Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, Term Loan Obligations or Additional Obligations is to constitute ABL Obligations, Term Loan Obligations or Additional Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Loan Agent or any Additional Agent (other than any Designated Silent Agent), as the case may be (or, if there is no continuing Agent other than any Designated Silent Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Loan Documents and any Additional Documents. For the avoidance of doubt, any ABL Obligations, Term Loan Obligations or Additional Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Term Loan Documents or Additional Documents) of, any of the ABL Agent or any other ABL Secured Party, the Term Loan Agent or any other Term Loan Secured Party or any Additional Agent or any other Additional Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

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Section 5.3 Reinstatement and Continuation of Agreement. (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the Term Loan Obligations or any Additional Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b) If the Term Loan Agent or any Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Term Loan Obligations (a “Term Loan Recovery”), then the Term Loan Obligations shall be reinstated to the extent of such Term Loan Recovery. If this Agreement shall have been terminated prior to such Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the Term Loan Obligations or any Additional Obligations. No priority or right of the Term Loan Agent or any Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Loan Documents, regardless of any knowledge thereof which the Term Loan Agent or any Term Loan Secured Party may have.

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(c) If any Additional ABL Agent or any Additional ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional ABL Obligations (an “Additional ABL Recovery”), then the Additional ABL Obligations shall be reinstated to the extent of such Additional ABL Recovery. If this Agreement shall have been terminated prior to such Additional ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional ABL Agent, the ABL Agent, the Term Loan Agent, any Additional Term Agent, the Additional ABL Secured Parties, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional ABL Obligations, the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. No priority or right of any Additional ABL Agent or any Additional ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional ABL Documents, regardless of any knowledge thereof which any Additional ABL Agent or any Additional ABL Secured Party may have.

(d) If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery. If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the Term Loan Agent, any Additional ABL Agent, any Additional Term Secured Parties, the ABL Secured Parties, the Term Loan Secured Parties and any Additional ABL Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional Term Obligations, the ABL Obligations, the Term Loan Obligations or any Additional ABL Obligations. No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

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ARTICLE 6

Insolvency Proceedings

Section 6.1 DIP Financing. (a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or any Additional ABL Credit Facility Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any Credit Party with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Loan Agent securing the Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the Term Loan Agent retains its Lien on the Collateral to secure the Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and Additional ABL Secured Parties securing the Additional ABL Obligations, on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, the Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Term Loan Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and the Term Loan Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Loan Agent and the Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(b) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or Additional ABL Credit Facility Lenders, shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the

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Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, or any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby), (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and any Additional ABL Secured Parties securing the Additional ABL Obligations, on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent any Additional Term Agent and any Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(c) [Reserved].

(d) All Liens granted to the ABL Agent, the Term Loan Agent or any Additional Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2 Relief From Stay. Until the Discharge of ABL Collateral Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties

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represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent. Until the Discharge of Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent. In addition, none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent, the Term Loan Agent and each Additional Agent to be modified.

Section 6.3 No Contest. (a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term

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Loan Agent or any Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement. Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(c) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Additional Obligations, none of them shall directly or indirectly contest (or support any other

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Person contesting) (a) any request by any other Additional Agent or any Additional Secured Party represented by such other Additional Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party represented by such other Additional Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

Section 6.4 Asset Sales. The Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent, any Additional ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that it will not oppose any sale consented to by the Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. Each Term Loan Secured Party, the Term Loan Agent, each Additional Term Secured Party and each Additional Term Agent on the one hand and each ABL Secured Party, the ABL Agent, each Additional ABL Secured Party and each Additional ABL Agent on the other hand acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Term Loan Collateral Documents, the Additional Term Collateral Documents and the Additional ABL Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Loan Obligations and Additional Term Obligations are fundamentally different from the ABL Obligations and the Additional ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Additional ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the Term Loan Secured Parties, any Additional Term Secured Parties and any Additional ABL Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, Additional ABL Obligation claims, Term Loan Obligation claims and Additional Term

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Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties and the Additional ABL Secured Parties or the Term Loan Secured Parties and the Additional Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and Additional ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Secured Parties.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Loan Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any ABL Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Loan Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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Section 6.8 Term Loan Obligations Unconditional. All rights of the Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Term Loan Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Loan Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Loan Obligations or any guarantee thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Loan Obligations, or of any of the ABL Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Additional Obligations Unconditional. All rights of any Additional Agent hereunder, and all agreements and obligations of the ABL Agent, the Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Additional Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Obligations or any guarantee thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Obligations, or of any of the ABL Agent, the Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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Section 6.10 Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.10, nothing in this Agreement shall limit the rights of (x) the ABL Agent and the ABL Secured Parties, (y) the Term Loan Agent and the Term Loan Secured Parties, or (z) any Additional Agent and any Additional Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a) in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Term Loan Agent shall also be granted a senior Lien on such collateral as security for the Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Term Loan Obligations,

(b) in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(c) in the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, seeks or requests adequate protection in respect of the Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Term Loan Agent, on behalf of itself and each of the Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(d) in the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, seeks or requests adequate protection in respect of the Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Term Loan Agent, on behalf of itself and each of the Term Loan Secured Parties, agrees that any Additional ABL Agent shall also be granted a senior Lien on such collateral as security for the Additional ABL Obligations and that any Lien on such collateral securing the Term Loan Obligations shall be subordinate to any Lien on such collateral securing the Additional ABL Obligations,

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(e) in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(f) in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Party represented thereby, agrees that any Additional ABL Agent shall also be granted a senior Lien on such collateral as security for the Additional ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the Additional ABL Obligations,

(g) in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that the Term Loan Agent shall also be granted a senior Lien on such collateral as security for the Term Loan Obligations and that any Lien on such collateral securing the Additional ABL Obligations shall be subordinate to the Lien on such collateral securing the Term Loan Obligations, and

(h) in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the Additional ABL Obligations shall be subordinate to the Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby).

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ARTICLE 7

Miscellaneous

Section 7.1 Rights of Subrogation. The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment by the Term Loan Agent or any Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Loan Agent or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment by the Term Loan Agent or any Term Loan Secured Party to any Additional ABL Agent or any Additional ABL Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the Term Loan Agent or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred. Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, such Additional ABL Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Term Loan Agent or any Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred. Following the Discharge of Term Loan Obligations, the Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person upon request for payment thereof.

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The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to any Additional ABL Agent or any Additional ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred. Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, any Additional ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are paid by such Person upon request for payment thereof.

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Any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to the Term Loan Agent or any Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred. Following the Discharge of Term Loan Obligations, the Term Loan Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person upon request for payment thereof.

Any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, any Additional Term Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Term Loan Agent represents and warrants to the ABL Agent and any Additional Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement

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on behalf of itself and the Term Loan Secured Parties. The ABL Agent represents and warrants to the Term Loan Agent and any Additional Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Agent represents and warrants to the Term Loan Agent, the ABL Agent and any other Additional Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Secured Parties represented thereby.

Section 7.4 Amendments. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Term Loan Obligations, the Term Loan Agent, (ii) prior to the Discharge of ABL Obligations, the ABL Agent and (iii) prior to the Discharge of Additional Obligations in respect of any Additional Credit Facility, the applicable Additional Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Term Loan Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b) In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and each Additional Term Collateral Document, in each

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case without the consent of, or any action by, any Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or Additional Term Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, or the interests of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, in the Term Loan Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or any Additional Term Collateral Document as set forth in this Section 7.4(b).

(c) In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, any Additional ABL Agent or any Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional ABL Secured Parties in the ABL Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional ABL Collateral Document as set forth in this Section 7.4(c).

(d) In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, and (y) any

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Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(d).

(e) In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional Term Collateral Document without the consent of, or any action by, any Additional Term Agent or Additional Term Secured Party (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional Term Secured Parties in the Collateral. The applicable Term Loan Agent shall give written notice of such amendment, waiver or consent to each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional Term Collateral Document as set forth in this Section 7.4(e).

(f) In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional

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Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(f).

(g) In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and (with respect to any other Additional Term Credit Facility) each Additional Term Collateral Document, in each case without the consent of, or any action by, the Term Loan Agent or any Term Loan Secured Party or (with respect to any other Additional Term Credit Facility) any other Additional Term Agent or related Additional Term Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, or such other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Term Loan Secured Parties or such other Additional Term Secured Parties, as applicable, in the Collateral. The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each such other Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or Additional Term Collateral Document as set forth in this Section 7.4(g).

(h) In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any Additional ABL Collateral Document relating to the ABL

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Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and each Additional Term Collateral Document, in each case without the consent of, or any action by, the Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or Additional Term Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, in the Term Loan Priority Collateral. The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or Additional Term Collateral Document as set forth in this Section 7.4(h).

(i) In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and (with respect to any other Additional ABL Credit Facility) each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or (with respect to any other Additional ABL Credit Facility) any other Additional ABL Agent or related Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between (x) such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such other Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or such other Additional ABL Secured Parties in the Collateral. The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each such other Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(i).

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or, in the case of an electronic mail,

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when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Bank of America, N.A.
135 S. LaSalle St., 9th Floor
Chicago, IL 60603
Facsimile No.: 312-453-3849
	Phone No.:	312-992-6101
	Attention:	Brad Breidenbach

Term Loan Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Christian Road
Ops Building 2, 3rd Floor
Newark, DE 19713-2107
Facsimile No.: 302-634-3301
	Phone No.:	302-634-1651
	Attention:	George Ionas

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of Term Loan Obligations and the Discharge of Additional Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Loan Agent, any Term Loan Secured Party, any Additional Agent or any Additional Secured Party may assign or otherwise transfer all or any

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portion of the ABL Obligations, the Term Loan Obligations or any Additional Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Loan Agent, such ABL Secured Party, such Term Loan Secured Party, such Additional Agent or such Additional Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law: Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, each Additional Agent, the Additional Secured Parties and, with respect to Sections 2.4(f), 5.2, 7.4 and 7.11, the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents. (a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional ABL Indebtedness or Additional Term Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement;

(ii) at least five Business Days (unless a shorter period is agreed in writing by the Parties (other than any Designated Silent Agent) and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

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(iii) the Company shall have executed and delivered to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional ABL Indebtedness or Additional Term Indebtedness, as the case may be; and

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement.

(b) Upon satisfaction of the foregoing conditions, (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Secured Party shall constitute an “Additional Secured Party”, and any Additional Agent for any such Additional Secured Party shall constitute an “Additional Agent”, (ii) any designated Additional Term Indebtedness shall constitute “Additional Term Indebtedness”, any Additional Term Credit Facility under which such Additional Term Indebtedness is or may be incurred shall constitute an “Additional Credit Facility” and an “Additional Term Credit Facility”, any holder of such Additional Term Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Secured Party” and an “Additional Term Secured Party”, and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent” and (iii) any designated Additional ABL Indebtedness shall constitute “Additional ABL Indebtedness”, any Additional ABL Credit Facility under which such Additional ABL Indebtedness is or may be incurred shall constitute an “Additional ABL Credit Facility”, any holder of such Additional ABL Indebtedness or other applicable Additional ABL Secured Party shall constitute an “Additional ABL Secured Party”, and any Additional ABL Agent for any such Additional ABL Secured Party shall constitute an “Additional ABL Agent”, in each case for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date.” Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

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(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Term Loan Agent and any Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, ABL Collateral Documents, or Additional Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), provided that such amendment, restatement, waiver or supplement does not adversely affect the validity, perfection or priority of the Lien of such Agent (subject, as to priority, to the provisions of this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Term Loan Collateral Representative and ABL Collateral Representative; Notice of Change. The Term Loan Collateral Representative shall act for the Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Term Holders from time to time. Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative. Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Collateral Representative shall act for the ABL Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative. Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

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Section 7.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Term Loan Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS

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CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18 Intercreditor Agreement. This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the “ABL/Term Loan Intercreditor Agreement” referred to in the Term Loan Credit Agreement and the “ABL/Term Loan Intercreditor Agreement” or “ABL/Secured Notes Intercreditor Agreement” referred to in any Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment to the right of any Term Loan Secured Party or any Additional Term Secured Party to receive payment or of any Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, or any Additional ABL Secured Parties, on the one hand, and the Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability. The Term Loan Agent, the ABL Agent and any Additional Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Term Loan Document or any other Additional Document. Except as otherwise provided in this Agreement, the Term Loan Agent, the ABL Agent and any Additional Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Term Loan Document or any Additional Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the ABL Documents or any Additional Documents.

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Section 7.21 Information Concerning Financial Condition of the Credit Parties. None of the Term Loan Agent, the ABL Agent and any Additional Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Term Loan Obligations or any Additional Obligations. The Term Loan Agent, the ABL Agent and any Additional Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term Loan Agent, the ABL Agent or any Additional Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

Section 7.22 Excluded Property. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Property” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

BANK OF AMERICA, N.A. in its capacity as the ABL Agent

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. in its capacity as the Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Agent and any Additional Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[ ]

By:
Name:
Title:

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                      , 20    , by TRIBUNE PUBLISHING COMPANY (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of August 4, 2014 between BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties and JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties. 12 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].13

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the Term Loan Agent, and any Additional Agent that:

(1) the Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [ABL] / [Term] Indebtedness under the Intercreditor Agreement.

[12]	Revise as appropriate to refer to any successor ABL Agent or Term Loan Agent and to add reference to any previously added Additional Agent.
[13]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

Exhibit A

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                 , 20    , among TRIBUNE PUBLISHING COMPANY (the “Company”), BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)14 for the ABL Secured Parties, JPMORGAN CHASE BANK, N.A.,, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)15 for the Term Loan Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 4, 2014 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Term Loan Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Secured Parties (the “Joining Additional Secured Parties”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].16

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness and as Additional [ABL] [Term] Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Secured Parties,]17 hereby agrees with the ABL Agent, the Term Loan Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Secured Parties,]18 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[14]	Revise as appropriate to refer to any successor ABL Agent.
[15]	Revise as appropriate to refer to any successor Term Loan Agent.
[16]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.
[17]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Secured Parties represented thereby.
[18]	Revise references throughout as appropriate to refer to the party or parties being added.

Exhibit B

Section 2. Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Term Loan Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Term Loan Agent, any Additional Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the Term Loan Obligations [and the existence and validity of the Additional Obligations]19 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Term Loan Credit Agreement, the other ABL Documents or Term Loan Documents or the Additional Credit Facility or the Additional Documents]20, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

[19]	Add reference to any previously added Additional Obligations as appropriate.
[20]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Exhibit B

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

EXHIBIT C

[ABL CREDIT AGREEMENT][TERM LOAN CREDIT AGREEMENT][ADDITIONAL CREDIT FACILITY] JOINDER

JOINDER, dated as of                 , 20    , among BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties, [list any previously added Additional Agent] [and insert name of additional Term Loan Secured Parties, Term Loan Agent, ABL Secured Parties or ABL Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 4, 2014 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Term Loan Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                      , 20     (the “Joining [ABL Credit Agreement][Term Loan Credit Agreement][Additional Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, Term Loan Secured Parties or Additional Secured Parties, as applicable (the “Joining [ABL Secured Parties][Term Loan Secured Parties][Additional Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [ABL][Term Loan][Additional] Agent”)].

The Joining [ABL][Term Loan][Additional] Agent, for itself and on behalf of the Joining [ABL Secured Parties][Term Loan Secured Parties][Additional Secured Parties], hereby agrees with the Company and the other Grantors, the [ABL][ Term Loan][Additional] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [ABL][Term Loan][Additional] Agent, for itself and on behalf of the Joining [ABL Secured Parties][Term Loan Secured Parties][Additional Secured Parties],] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [Term Loan] [Additional] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Term Loan Credit Agreement][Additional Credit Facility] shall be deemed [the][a] [ABL Credit Agreement] [Term Loan Credit Agreement] [Additional Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [Term Loan] [Additional] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

EXHIBIT L-2

[Form of]

JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

Bank of America, N.A.

as Original First Lien Agent

and

[                    ]

as Original Second Lien Agent

Dated as of [                ], 20[    ]

		Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	2

Section 1.2	Other Definitions	2

Section 1.3	Rules of Construction	23

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	23

Section 2.2	Waiver of Right to Contest Liens	27

Section 2.3	Remedies Standstill	28

Section 2.4	Exercise of Rights	29

Section 2.5	No New Liens	31

Section 2.6	Waiver of Marshalling	33

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	33

Section 3.2	Delivery of Control Collateral	33

Section 3.3	Sharing of Information and Access	34

Section 3.4	Insurance	34

Section 3.5	No Additional Rights for the Credit Parties Hereunder	35

Section 3.6	Actions upon Breach	35

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ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	35

Section 4.2	Specific Performance	39

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	39

Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	40

Section 5.3	Reinstatement and Continuation of Agreement	45

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1	DIP Financing	45

Section 6.2	Relief from Stay	46

Section 6.3	No Contest	46

Section 6.4	Asset Sales	47

Section 6.5	Separate Grants of Security and Separate Classification	47

Section 6.6	Enforceability	48

Section 6.7	Senior Priority Obligations Unconditional	48

Section 6.8	Junior Priority Obligations Unconditional	49

Section 6.9	Adequate Protection	49

Section 6.10	Reorganization Securities and Other Plan-Related Issues	50

Section 6.11	Certain Waivers	51

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Section 7.21	Information Concerning Financial Condition of the Credit Parties	60

Section 7.22	Excluded Assets	60

EXHIBITS:

Exhibit A	Additional Indebtedness Designation
Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of Original First Lien Credit Agreement or Original Second Lien Credit Agreement

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JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [                ], 20[    ], by and between [                    ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Secured Parties and [                    ], in its capacity as collateral agent (together with its successors and assigns in such capacities, and as further defined herein, the “Original Second Lien Agent”) for the Original Second Lien Secured Parties. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A. Pursuant to the Original First Lien Credit Agreement, the Original First Lien Creditors made certain loans and other financial accommodations to or for the benefit of the Original First Lien Borrowers.

B. Pursuant to the Original First Lien Guaranties, the Original First Lien Guarantors unconditionally guaranteed jointly and severally the payment and performance of the Original First Lien Borrowers’ obligations under the Original First Lien Facility Documentation, as more particularly provided therein.

C. To secure the obligations of the Original First Lien Borrowers and the Original First Lien Guarantors and each other Subsidiary of the Company that is now or hereafter becomes an Original First Lien Credit Party, the Original First Lien Credit Parties have granted or will grant to the Original First Lien Agent (for the benefit of the Original First Lien Creditors) Liens on the Collateral, as more particularly provided in the Original First Lien Facility Documentation.

D. Pursuant to that Original Second Lien Credit Agreement, the Original Second Lien Lenders have agreed to make certain loans to or for the benefit of the Original Second Lien Borrower, as more particularly provided therein.

E. Pursuant to the Original Second Lien Guaranties, the Original Second Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Original Second Lien Borrower’s obligations under the Original Second Lien Facility Documentation, as more particularly provided therein.

F. As a condition to the effectiveness of the Original Second Lien Credit Agreement and to secure the obligations of the Original Second Lien Borrower and the Original Second Lien Guarantors and each other Subsidiary of the Original Second Lien Borrower that is now or hereafter becomes an Original Second Lien Credit Party, the Original Second Lien Credit Parties

have granted or will grant to the Original Second Lien Agent (for the benefit of the Original Second Lien Lenders) Liens on the Collateral, as more particularly provided in the Original Second Lien Facility Documentation.

G. Pursuant to the ABL/Term Intercreditor Agreement and this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation”, under the ABL/Term Intercreditor Agreement, by designating such additional Indebtedness as “Additional ABL Indebtedness” thereunder and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditor shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

H. Each of the Original First Lien Agent (on behalf of the Original First Lien Secured Parties) and the Original Second Lien Agent (on behalf of the Original Second Lien Secured Parties) and, by their acknowledgment hereof, the Original First Lien Credit Parties and the Original Second Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL/Term Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of August 4, 2014, by and among Bank of America, N.A., as ABL Agent, JPMorgan Chase Bank, N.A., as Term Agent, any additional agents from time to time party thereto and acknowledged by the Company and certain Subsidiaries of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with, if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.

“Additional Credit Party” shall mean any Additional Borrower and each Affiliate of the Company that is or becomes a party to any Additional Document (other than in the capacity of an Additional Creditor), and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Agents, Additional Bank Products Affiliates, Additional Bank Products Providers, Additional Hedging Affiliates, Additional Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Additional Hedging Agreement, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Hedging Agreement, or at the time of designation referred to in the following clause (c) and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Agreement” shall mean any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider and any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider.

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that:

(1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a) prior to the Discharge of Original First Lien Obligations, Section 7.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Original Second Lien Obligations, Section [    ] of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original Second Lien Credit Agreement then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as (a) “Additional ABL Indebtedness” by the Company in compliance with the procedures set forth in Section 7.11 of the ABL/Term Intercreditor Agreement and (b) “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Original First Lien Obligations, in Section 1.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Original Second Lien Obligations, in Section [    ] of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Bank Products Providers, Additional Hedging Affiliates or Additional Hedging Providers, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of Original First Lien Obligations, Section 7.03 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Original Second Lien Obligations, Section [    ] of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original Second Lien Credit Agreement then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition); and

(c) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Original First Lien Obligations, in Section 1.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Original Second Lien Obligations, in Section [    ] of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any Original First Lien Bank Products Affiliate, any Original First Lien Bank Products Provider, any Original Second Lien Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Original First Lien Bank Products Provider, any Original Second Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the Original First Lien Borrowers, the Original Second Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations of such Person under leases of property that have been or should be, in accordance with generally accepted accounting principles as in effect in the United States, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with generally accepted accounting principles as in effect in the United States.

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) [Reserved];

(e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by, any Original First Lien Lender or any other bank having combined capital and surplus of not less than $500,000,000;

(g) repurchase agreements with a term of not more than one year for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250,000,000;

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the Original First Lien Collateral Documents, the Original Second Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Company” shall mean Tribune Publishing Company, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Securities Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the Original First Lien Agent is the Senior Priority Representative, the Original First Lien Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean the Original First Lien Facility Documentation, Original Second Lien Facility Documentation and any Additional Documents, as applicable.

“Credit Parties” shall mean the Original First Lien Credit Parties, the Original Second Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), in each case, as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean,

if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to [    ]% of the aggregate undrawn amount of such letters of credit at such time) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Original First Lien Obligations” shall mean:

(a) the payment in full in cash of the applicable Original First Lien Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Original First Lien Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Original First Lien Facility Documentation at such time.

“Discharge of Original Second Lien Obligations” shall mean,

(a) the payment in full in cash of the applicable Original Second Lien Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Original Second Lien Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original Second Lien Credit Agreement (which shall not exceed an amount equal to [—]% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Original Second Lien Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Original Second Lien Facility Documentation at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Original Second Lien Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Original First Lien Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any Original Second Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a) the taking of any action to enforce or realize upon any Lien on Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien on Collateral;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien on Collateral under any of the Credit Documents, under applicable law, by self help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien on Collateral;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against any Senior Priority Obligations or pursuant to the provisions of any Senior Priority Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to any applicable Senior Priority Agent), (vii) the cessation of lending pursuant to the provisions of any Senior Priority Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Foreign Subsidiary” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether in effect or not.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” shall mean any Grantor as defined in the Original First Lien Collateral Documents, in the Original Second Lien Collateral Documents or in the Additional Collateral Documents, as context requires.

“Guarantor” shall mean any of the Original First Lien Guarantors, the Original Second Lien Guarantors or any Additional Guarantor.

“Hedging Affiliate” shall mean any Original First Lien Hedging Affiliate, any Original Second Lien Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Original First Lien Hedging Provider, any Original Second Lien Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(g), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(i).

“Indebtedness” shall have the meaning assigned thereto in the ABL/Term Intercreditor Agreement.

“Initial Original Second Lien Credit Agreement” shall have the meaning given such term in the definition of “Original Second Lien Credit Agreement”.

“Initial Original First Lien Credit Agreement” shall have the meaning given such term in the definition of “Original First Lien Credit Agreement”.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Junior Priority Agent” shall mean any of the Original Second Lien Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Original Second Lien Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Original Second Lien Credit Agreement and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Original Second Lien Creditors and any Additional Creditors in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1) all Original Second Lien Obligations; and

(2) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Original Second Lien Facility Documentation and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Original Second Lien Collateral Document to the Original Second Lien Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Original Second Lien Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent (other than a Designated Agent) designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Original Second Lien Agent under the Initial Original Second Lien Credit Agreement unless the principal amount of the Junior Priority Obligations under any Junior Priority Credit Facility exceeds the principal amount of Junior Priority Obligations under the Initial Original Second Lien Credit Agreement then the Junior Priority Agent under the Junior Priority Credit Facility under which the greatest principal amount of Junior Priority Obligations is outstanding at the time shall be the Junior Priority Representative.

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Secured Parties, the Original Second Lien Agent, the Original Second Lien Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under the Original First Lien Credit Agreement.

“Original First Lien Bank Products Provider” means any Person who (a) has entered into a Bank Products Agreement with an Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents and (b) has been designated by the Company in accordance with the terms of the Original First Lien Collateral Documents.

“Original First Lien Borrowers” shall mean the Company and the Subsidiaries of the Company that are borrowers under the Initial Original First Lien Credit Agreement.

“Original First Lien Collateral” shall mean all “Collateral” as defined in the Original First Lien Credit Agreement.

“Original First Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Credit Agreement” shall mean (a) if that certain ABL Credit Agreement, dated as of August 4, 2014, among the Original First Lien Borrowers, the Original First Lien Lenders and the Original First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), is then effect, the Initial Original First Lien Credit Agreement and (b) thereafter, if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder (it being understood that in connection with the entry by the Company into any Original First Lien Credit Agreement pursuant to clause (b) it shall execute a joinder agreement substantially in the form of Exhibit C hereto and a reasonable time prior to delivery of such joinder, shall have delivered to the Original Second Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any such Original First Lien Credit Agreement, Original First Lien Guarantees and Original First Lien Collateral Documents with respect to such Original First Lien Credit Agreement upon giving effect to such designation (which may be unexecuted copies of such documents to be executed and delivered concurrently with the effectiveness of such designation).

“Original First Lien Credit Parties” shall mean the Original First Lien Borrowers, the Original First Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any Original First Lien Facility Documentation.

“Original First Lien Creditors” shall mean the Original First Lien Lenders together with all Original First Lien Bank Products Providers and Original First Lien Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any Original First Lien Credit Agreement.

“Original First Lien Facility Documentation” shall mean the Original First Lien Credit Agreement, the Original First Lien Guaranties, the Original First Lien Collateral Documents, any Original First Lien Hedging Agreement and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing or any Original First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Guaranties” shall mean the Guaranty, as defined in the Original First Lien Credit Agreement, and all other guaranties executed under or in connection with any Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Guarantors” shall mean each direct and indirect Subsidiary of the Company that at any time is a guarantor under any of the Original First Lien Guaranties.

“Original First Lien Hedging Agreement” shall mean any Bank Product Agreements between any Original First Lien Credit Party and any Original First Lien Bank Products Provider and any Hedging Agreements between any Original First Lien Credit Party and any Original First Lien Hedging Provider.

“Original First Lien Hedging Provider” shall mean any Person that has entered into an Original First Lien Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Company in accordance with the terms of one or more Original First Lien Collateral Documents.

“Original First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original First Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Original First Lien Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Original First Lien Credit Party from time to time owed to the Original First Lien Agent, the Original First Lien Lenders, any Original First Lien Bank Products Providers, any Original First Lien Hedging Providers or any of them, under any Original First Lien Facility Documentation, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original First Lien Credit Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent and the Original First Lien Creditors.

“Original Second Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any Original Second Lien Credit Agreement.

“Original Second Lien Bank Products Provider” shall mean any Person that (a) is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more Original Second Lien Collateral Documents and (b) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, at any time be a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original Second Lien Borrower” shall mean [                    ], together with its successors and assigns.

“Original Second Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the Original Second Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original Second Lien Credit Agreement” shall mean (a) the [                    ], dated as of the date hereof, among the Original Second Lien Borrower, [                                        ], the Original Second Lien Lenders and the Original Second Lien Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Initial Original Second Lien Credit Agreement”), together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Original Second Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder (it being understood that in connection with the entry by the Company into any Second Lien Credit Agreement pursuant to clause (b) it shall execute a joinder agreement substantially in the form of Exhibit C hereto a reasonable period of time prior to delivery of such joinder, shall have delivered to the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any such Second Lien Credit Agreement, Second Lien Guaranties and Second Lien Collateral Documents with respect to such Second Lien Credit Agreement upon giving effect to such designation (which may be unexecuted copies of such documents to be executed and delivered concurrently with the effectiveness of such designation).

“Original Second Lien Credit Parties” shall mean the Original Second Lien Borrower, the Original Second Lien Guarantors and each other Affiliate of the Company that is now or hereafter becomes a party to any Original Second Lien Facility Documentation.

“Original Second Lien Creditors” shall mean the Original Second Lien Lenders together with all Original Second Lien Bank Products Providers, Original Second Lien Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Second Lien Creditor” under any Original Second Lien Credit Agreement.

“Original Second Lien Facility Documentation” shall mean the Original Second Lien Credit Agreement, the Original Second Lien Guaranties, the Original Second Lien Collateral Documents, any Original Second Lien Hedging Agreement, those other ancillary agreements as to which the Original Second Lien Agent or any Original Second Lien Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original Second Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original Second Lien Agent, in connection with any of the foregoing or any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original Second Lien Hedging Agreement” shall mean any Bank Products Agreement between any Original Second Lien Credit Party and any Original Second Lien Bank Products Provider and any Hedging Agreement between any Original Second Lien Credit Party and any Original Second Lien Hedging Providers.

“Original Second Lien Guaranties” shall mean the guarantee agreement dated as of the date hereof, and all other guaranties executed under or in connection with any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original Second Lien Guarantors” shall mean the collective reference to each direct and indirect Subsidiary of the Original Second Lien Borrower that at any time is a guarantor under any of the Original Second Lien Guaranties.

“Original Second Lien Hedging Provider” shall mean (a) any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents and (b) if and as applicable, has been designated by the Company in accordance with the terms of one or more Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, at any time be a Hedging Provider hereunder with respect to more than one Credit Facility).

“Original Second Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original Second Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.

“Original Second Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Original Second Lien Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Original Second Lien Credit Party from time to time owed to the Original Second Lien Agent, Original Second Lien Lenders, any Original Second Lien Bank Products Providers, any Original Second Lien Hedging Providers or any of them, under any Original Second Lien Facility Documentation, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original Second Lien Credit Party, would have accrued on any Original Second Lien Obligation, whether or not a claim is allowed against such Original Second Lien Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original Second Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original Second Lien Secured Parties” shall mean the Original Second Lien Agent and the Original Second Lien Creditors.

“Party” shall mean any of the Original First Lien Agent, the Original Second Lien Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Original Second Lien Agent and any Additional Agent.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the Original First Lien Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents and the Additional Collateral Documents relating to any Senior Priority Debt.

“Senior Priority Credit Agreement” shall mean any of the Original First Lien Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Original First Lien Creditors and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1) all Original First Lien Obligations; and

(2) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Facility Documentation and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Senior Priority Credit Agreement as of the date of determination, the sum of (a) as to any revolving facility, the total commitments of the Senior Priority Creditors (as applicable) to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility) plus (b) as to any other facility, the outstanding principal amount of Senior Priority Obligations (as applicable) thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the ABL/Term Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “ABL Collateral Representative” as defined under the ABL/Term Intercreditor Agreement. If the ABL/Term Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the Original First Lien Agent under the Initial Original First Lien Credit Agreement while the Initial Original First Lien Credit Agreement is in effect; if the Initial Original First Lien Credit Agreement is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent Original First Lien Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent Original First Lien Credit Agreement, or if the aggregate Senior Priority Exposure of the corresponding Senior Priority Secured Parties under any other Additional Documents exceeds the aggregate Senior Priority Exposure of the relevant Senior Priority Secured Parties under such subsequent Original First Lien Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties have the greatest aggregate Senior Priority Exposure (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original Second Lien Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original First Lien Credit Agreement and (b) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrower” shall have the meaning assigned thereto in the ABL Credit Agreement.

“Term Loan Agent” shall have the meaning assigned to such term in the ABL/Term Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Intercreditor Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1 Agreement to Subordinate.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in such Collateral to secure all or any portion of the Senior Priority Obligations;

(ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure all or any portion of the Junior Priority Obligations;

(iii) except as otherwise provided in Sections 2.1(a)(9) and (10) of the ABL/Term Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(i) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv) except as otherwise provided in Sections 2.1(a)(9) and (10) of the ABL/Term Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(i) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral,

(iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as otherwise provided in Sections 2.01(a)(9) and (10) of the ABL/Term Intercreditor and as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Section 4.1(g) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(9) and (10) of the ABL/Term Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d) Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties (subject, however, to Section 4.1(g) hereof), and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties (subject, however, to Section 4.1(i) hereof) with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the ABL/Term Intercreditor Agreement (as applicable).

(e) The Original First Lien Agent, for and on behalf of itself and the Original First Lien Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Original Second Lien Agent, for the benefit of itself and the Original Second Lien Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(f) The Original Second Lien Agent, for and on behalf of itself and the Original Second Lien Secured Parties, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Original Second Lien Agent has been granted Junior Priority Liens, and the Original Second Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original Second Lien Agent has been granted Junior Priority Liens, and the Original Second Lien Agent hereby consents thereto.

(g) Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the Original Second Lien Agent, for the benefit of itself and the Original Second Lien Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such

Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h) Lien priority as among the Additional Obligations, the Original First Lien Obligations and the Original Second Lien Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the ABL/Term Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the ABL/Term Intercreditor Agreement, as applicable.

(i) The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b) [Reserved].

(c) Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(d) The assertion of priority rights established under the terms of this Agreement or in any separate written agreement contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3 Remedies Standstill.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i) will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; and

(ii) will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b) Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and the ABL/Term Intercreditor Agreement. Notwithstanding the equal priority of the Liens securing each Series of Senior Priority Debt, the Senior Priority Representative may deal with the Collateral as if the Senior Priority Representative had a senior and exclusive Lien on such Collateral to the extent not in contravention of this Agreement and the ABL/Term Intercreditor Agreement. The Senior Priority Representative or any other Senior Priority Secured Party shall not be liable for any action taken or omitted to be taken by the Senior Priority Representative in accordance with the provisions of this Agreement.

(c) Nothing in this Agreement shall prohibit the receipt by any Junior Priority Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Priority Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor

Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with and not in contravention of the terms of this Agreement, the ABL/Term Intercreditor Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens by Junior Secured Parties. Without limiting any release permitted under the ABL/Term Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (B) and clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the ABL/Term Intercreditor Agreement as supplemented by Section 4.1 hereof, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i) no Junior Priority Secured Party shall acquire or hold (x) any guaranty of Junior Priority Obligations by any Person unless such Person also provides a guaranty of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in the ABL/Term Intercreditor Agreement and herein; and

(ii) if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any guaranty of Junior Priority Obligations by any Person who does not also provide a guaranty of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(b) [Reserved].

(c) Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guaranty of any Junior Priority Obligations by any Person unless such Person also provides a guaranty of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Junior Priority Secured Party shall nonetheless acquire or hold any guaranty of any Junior Priority Obligations by any Person who does not also provide a guaranty of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held guaranty or such Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.

(d) No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

Section 2.6 Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Company or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2 Delivery of Control Collateral.

(a) Subject to the provisions of the ABL/Term Intercreditor Agreement with respect to Term Loan Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b) Subject to the provisions of the ABL/Term Intercreditor Agreement with respect to Term Loan Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the ABL/Term Intercreditor as supplemented by Section 4.1 hereof. The Senior Priority Representative shall not have any obligation whatsoever to the other Secured Parties to assure that such Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of such Control Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person.

Section 3.3 Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the ABL/Term Intercreditor Agreement with respect to Term Loan Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the ABL/Term Intercreditor Agreement with respect to Term Loan Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the ABL/Term Intercreditor Agreement with respect to Term Loan Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5 No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6 Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Parties represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of Certain Original First Lien Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the Original First Lien Credit Agreement is a revolving commitment, that in the ordinary course of business the Original First Lien Agent and any Original First Lien Lender may apply payments and make advances thereunder; and (ii) the amount of Original First Lien Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Original First Lien Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of the Original First Lien Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the Original First Lien Agent or any Original First Lien Lender commences the Exercise of

Secured Creditor Remedies, all amounts received by any such Original First Lien Agent or Original First Lien Lender as a result of such Exercise of Secured Creditor Remedies) shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the Original Second Lien Obligations, or any Additional Obligations, or any portion thereof.

(b) Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the Original Second Lien Obligations, or any Additional Obligations, or any portion thereof.

(c) Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Creditors may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Creditors commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Creditors as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the Original Second Lien Obligations, or any Additional Obligations, or any portion thereof.

(d) Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(d) second and 4.1(e) third of the ABL/Term Intercreditor Agreement. The parties hereto agree that any proceeds of Collateral to be allocated under such clauses of the ABL/Term Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the ABL/Term Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that the remaining proceeds of Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied subject to clause (i) of this Section 4.1, as follows, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f) Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the ABL/Term Intercreditor Agreement with respect to Term

Loan Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(g) Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the Senior Priority Creditors of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(h) [Reserved.]

(i) Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior

Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment.

(j) Junior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such third party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

Section 4.2 Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the

Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b) None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the ABL/Term Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case, so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2 Modifications to Senior Priority Documents and Junior Priority Documents.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) subject to Section 2.5 hereof and of the ABL/Term Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations, as the applicable Senior Priority Agent shall deem appropriate.

(b) Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the ABL/Term Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the ABL/Term Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, but in each case, to the extent not prohibited under any Senior Priority Document, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) subject to Section 2.5 hereof and of the ABL/Term Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations, as the Junior Priority Agent shall deem appropriate.

(c) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [                ], 20[    ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among [                    ], in its capacities as administrative agent and collateral agent for the Original First Lien Lenders to the Original First Lien Credit Agreement, [                                        ], in its capacities Original Second Lien Agent for the Original Second Lien Lenders, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d) Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the ABL/Term Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the ABL/Term Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, but in each case, to the extent not prohibited under any Senior Priority Document, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) subject to the ABL/Term Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) subject to Section 2.5 of the ABL/Term Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii) otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e) Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) subject to Section 2.5 hereof and of the ABL/Term Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi) subject to Section 2.5 hereof and of the ABL/Term Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f) The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), the holders of such Indebtedness (or an authorized agent or trustee on their behalf)

shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the ABL/Term Intercreditor Agreement.

Section 5.3 Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exists any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or Senior Priority Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP

Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent Liens securing Senior Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and to all obligations relating thereto), (ii) any adequate protection liens provided to the Senior Priority Creditors, and (iii) any “carve out” for professional or United States Trustee fees agreed to by the Senior Priority Representative, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) such Liens in favor of such Senior Priority Agent and such Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and the relevant provisions of Section 6.1 of the ABL/Term Intercreditor Agreement and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent or Junior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b) All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2 Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3 No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or

(ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4 Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement and the ABL/Term Intercreditor Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Agent hereby acknowledges and agrees, for and on behalf of itself and the Secured Parties represented thereby, that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Junior Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby); and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

Section 6.10 Reorganization Securities and Other Plan-Related Issues.

(a) If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126(d) of the Bankruptcy Code.

(c) Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11 Certain Waivers.

(a) Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b) Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c) So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition Interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority

Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at the expense of the Company and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Secured Parties. The Original Second Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original Second Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original Second Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Original First Lien Obligations, the First Lien Agent, (ii) prior to the Discharge of Original Second Lien Obligations, the Second Lien Agent and (iii) prior to the Discharge of Additional Obligations in respect of any Additional Credit Facilities, the applicable Additional Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Original First Lien Credit Agreement” or “Original Second Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Original First Lien Credit Agreement” and “Original Second Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Company.

(b) In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, the Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided, that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Priority Collateral Document, except to the extent that a release of such Lien is permitted by the terms hereof, or (ii) such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral. The applicable Senior Priority Agent shall, at the Company’s request and expense, give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5 Addresses for Notices Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile, upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:

[ ]

[ ]

Attention: [ ]

Facsimile: [ ]

Telephone: [ ]

Email: [ ]

with a copy (which copy shall not constitute notice) to:

[ ]

[ ]

Attention: [ ]

Facsimile: [ ]

Telephone: [ ]

Email: [ ]

Original Second Lien Agent:

[ ]

[ ]

Attention: [ ]

Facsimile: [ ]

Telephone: [ ]

Email: [ ]

with a copy (which copy shall not constitute notice) to:

[ ]

[ ]

Attention: [ ]

Facsimile: [ ]

Telephone: [ ]

Email: [ ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.11. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the ABL/Term Intercreditor Agreement and/or the Initial Original First Lien Credit Agreement).

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and, except for purposes of Sections 2.4(b), 5.2, 7.4, and 7.11 hereof and Sections 2.4(f), 5.2, 7.4, and 7.11 of the ABL/Term Intercreditor Agreement, the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Company may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent then party to this Agreement;

(ii) a reasonable period of time prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b) Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the Original Second Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the Original Second Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the Original Second Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, Original Second Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees at the Company’s request and expense to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13 ABL Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “ABL Collateral Representative” under the ABL/Term Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “ABL Collateral Representative” under the ABL/Term Intercreditor Agreement the Additional ABL Obligations (as defined in the ABL/Term Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional ABL Obligations (as defined in the ABL/Term Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite ABL Holders” under the ABL/Term Intercreditor Agreement and (z) the Additional ABL Obligations (as defined in the ABL/Term Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite ABL Holders” under the ABL/Term Intercreditor Agreement.

Section 7.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay the Original First Lien Obligations, the Original Second Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.18 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING

(b) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR

HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.18(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 7.19 Intercreditor Agreement. This Agreement is the Junior Lien Intercreditor Agreement referred to in the Initial Original First Lien Credit Agreement, the Original Second Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20 No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Original Second Lien Facility Documentation or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Original First Lien Facility Documentation, any Original Second Lien Facility Documentation or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the ABL/Term Intercreditor Agreement and this Agreement, the provisions of the ABL/Term Intercreditor Agreement shall control; provided, however, that as permitted by the ABL/Term Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Original First Lien Facility Documentation, the Original Second Lien Facility Documentation or any Additional Documents.

Section 7.22 Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Original First Lien Obligations, the Original Second Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23 Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Property” (other than set forth in clause (a) of definition thereof) or “Excluded Equity Interests” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Original First Lien Agent, for and on behalf of itself and the Original First Lien Secured Parties, and the Original Second Lien Agent, for and on behalf of itself and the Original Second Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as Original First Lien Agent

By:
Name:
Title:

[ ], in its capacity as Original Second Lien Agent

By:
Name:
Title:

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original First Lien Agent, the Original First Lien Secured Parties, the Original Second Lien Agent, the Original Second Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                  , 20    , by TRIBUNE PUBLISHING COMPANY, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [            ], 20[    ], between [                    ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original First Lien Agent”) for the Original First Lien Secured Creditors, and [                    ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “Original Second Lien Agent”) for the Initial Junior Priority Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Original First Lien Agent, the Original Second Lien Agent, and any Additional Agent that:

(1) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                  , 20    , among TRIBUNE PUBLISHING COMPANY, a Delaware corporation, [                    ], in its capacities as administrative agent (together with its successors and assigns in such capacities, the “Original First Lien Agent”) for the Original First Lien Secured Creditors, [                    ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “Original Second Lien Agent”) for the Original Second Lien Lenders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent, [and] the Original Second Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,] hereby agrees with the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors represented thereby,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement as [Senior][Junior] Priority Agent and [Senior][Junior] Priority Creditors and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement as [Senior][Junior] Priority Agent and [Senior][Junior] Priority Creditors.

Section 2. Recognition of Claims. The Original First Lien Agent (for itself and on behalf of the Original First Lien Lenders), the Original Second Lien Agent (for itself and on behalf of the Original Second Lien Lenders) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Original First Lien Agent, the Original Second Lien Agent,

Ex. B-1

or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original First Lien Agent, the Original Second Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The Original First Lien Agent (for itself and on behalf of the Original First Lien Secured Creditors), the Original Second Lien Agent (for itself and on behalf of the Original Second Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Original First Lien Obligations represented by the Original First Lien Credit Agreement and the existence and validity of the Original Second Lien Obligations represented by the Original Second Lien Credit Agreement and (b) agree[s] to refrain from making or asserting any claim that the Original First Lien Agreement, the Original Second Lien Credit Agreement or other Original First Lien Facility Documentation or Original Second Lien Facility Documentation, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Ex. B-2

EXHIBIT L-1

EXHIBIT C

[ORIGINAL FIRST LIEN CREDIT AGREEMENT][ORIGINAL SECOND LIEN CREDIT AGREEMENT] JOINDER

JOINDER, dated as of                  , 20    , among [                    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”) for the Original First Lien Secured Parties, [                    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original Second Lien Agent”) for the Original Second Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional Original First Lien Secured Parties, Original First Lien Agent, Original Second Lien Secured Parties or Original Second Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent, [and] the Original Second Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                  , 20     (the “Joining [Original First Lien Credit Agreement][Original Second Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new Original Second Lien Secured Parties, as applicable (the “Joining [Original First Lien][Original Second Lien] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original First Lien][Original Second Lien] Agent”)].

The Joining [Original [ABL] [Original Second Lien] Agent, for itself and on behalf of the Joining [Original First Lien][ [Original Second Lien]] Secured Parties, hereby agrees with the Company and the other Grantors, the [Original First Lien][Original Second Lien] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Original First Lien][ [Original Second Lien] Agent, for itself and on behalf of the Joining [Original First Lien][Original Second Lien] Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Original First Lien][Original Second Lien] Agent. As of the date hereof, the Joining [Original First Lien Credit Agreement][Original Second Lien Credit Agreement] shall be deemed [the][a] [Original First Lien Credit Agreement][Original Second Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

L-1

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Original First Lien][Original Second Lien] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

Ex. B-2

EXHIBIT M-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                    ], to the ABL Credit Agreement, dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto as Borrowers (together with the Company, collectively, the “Borrowers”, and each a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto.

1. Pursuant to Section 2.14 of the Credit Agreement, the Borrowers hereby propose to increase (the “Increase”) the aggregate [Revolving Credit Commitment]21 from [$        ] to [$        ].

2. Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrowers, and has agreed, subject to the terms hereof, to increase its [Revolving Credit Commitment]22 as follows:

Name of Lender	Revolving Credit Commitment[23]	Supplemental Revolving Commitment (after giving effect hereto)
	$	$
	$	$
	$	$

[21]	Specify relevant Facility or Tranche of Loans.
[22]	Specify relevant Facility or Tranche of Loans.
[23]	Specify relevant Facility or Tranche of Loans.

M-1-1

3. Pursuant to Section 2.14 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [Revolving Credit Commitment]24 and Supplemental Revolving Commitment in the amount equal to the amount set forth above next to its name.

[Remainder of Page Intentionally Left Blank]

[24]	Specify relevant Facility or Tranche of Loans.

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

TRIBUNE PUBLISHING COMPANY, as Borrower

By:
Name:
Title:

[SUBSIDIARY BORROWERS], as Borrowers

By:
Name:
Title:

M-1-2

EXHIBIT M-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                    ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Lender”), TRIBUNE PUBLISHING COMPANY, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party to the Credit Agreement as Borrowers (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer, and the Lenders from time to time party thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may add Supplemental Revolving Commitments of one or more Additional Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all Supplemental Revolving Commitments shall not exceed the Incremental Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent

M-2-2

on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Lender as a Lender contained in Section 9.06 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 9.07 of the Credit Agreement.

2.	The Additional Lender hereby agrees to make its Supplemental Revolving Commitment on the following terms and conditions on the Effective Date set forth on Schedule A (the “Effective Date”) pertaining to such Additional Lender attached hereto:

1.	Additional Lender to Be a Lender. Such Additional Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Tranche of Revolving Credit Commitments indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Such Additional Lender has delivered or shall deliver herewith to the Borrower Representative and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower Representative and the Administrative Agent pursuant to Section 3.01(f) of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Revolving Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Lender shall be as set forth below its signature below.

M-2-3

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Revolving Commitments made by such Additional Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Counterparts. This Lender Joinder Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Lender Joinder Agreement shall be effective as delivery of an original executed counterpart of this Lender Joinder Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

[Remainder of Page Intentionally Left Blank]

M-2-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

TRIBUNE PUBLISHING COMPANY, as Borrower

By:
Name:
Title:

[SUBSIDIARY BORROWERS], as Borrowers

By:
Name:
Title:

M-2-5

SCHEDULE A

to

EXHIBIT M-2

SUPPLEMENTAL REVOLVING COMMITMENTS

Additional Lender	Supplemental Revolving Commitment[25]	Principal Amount Committed	Aggregate Amount of All Supplemental Revolving Commitments	Maturity Date
		$	$

Effective Date of Lender Joinder Agreement:

[25]	Specify relevant Facility or Tranche of Loans.

M-2-6

EXHIBIT N

[RESERVED]

N-1

EXHIBIT O

EXHIBIT O-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and deliver promptly to the Borrowers and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by the Borrower Representative or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT O

EXHIBIT O-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT O

EXHIBIT O-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by such Lender.

EXHIBIT O

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT O

EXHIBIT O-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the Lenders from time to time party thereto. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and deliver promptly to the Borrowers and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in the calendar year in which each payment is to be made to the undersigned, in either of the two calendar years preceding such payments or at such times are as reasonably requested by the Borrower Representative or the Administrative Agent.

EXHIBIT O

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT P

[RESERVED]

EXHIBIT Q

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT R

FORM OF SUBSIDIARY BORROWER JOINDER

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of [                 , 20    ] (this “Joinder”), by and among [Subsidiary Borrower[s]] ([each an] [the] “Applicant Subsidiary Borrower” [and collectively, the “Applicant Subsidiary Borrowers”]), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

R E C I T A L S:

WHEREAS, reference is made to that certain ABL Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tribune Publishing Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company from time to time party thereto (together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the Lenders from time to time party thereto (terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Company may join any Facility as [a] Subsidiary Borrower[s] by entering into one or more Subsidiary Borrower Joinders with the Company and the Administrative Agent; [and]

WHEREAS, each Applicant Subsidiary Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]

[WHEREAS, each Applicant Subsidiary Borrower is currently a party to the Collateral Documents, as applicable,] [WHEREAS, each Applicant Subsidiary Borrower shall become a party to the Collateral Documents, as applicable, concurrently herewith by executing supplements to the Collateral Documents and providing guarantees and security interests in such Applicant Subsidiary Borrower’s Collateral in accordance with the terms of the Credit Agreement, Security Agreement, Pledge Agreement, Guaranty and other Loan Documents, as applicable.]

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

2. Each Applicant Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement, the Security Agreement, the Pledge Agreement and the Guaranty, including, in each case, all schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement, the Security Agreement and the Pledge Agreement are amended to provide the information shown on the attached Schedule A. Each Applicant Subsidiary Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Subsidiary Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit C-2 to the Credit Agreement with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Subsidiary Borrower.

3. The Borrower Representative confirms that all of its and the other Loan Parties’ obligations under the Credit Agreement and the other Loan Documents are, and upon each Applicant Subsidiary Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all documents reasonably requested by the Administrative Agent in connection with this Joinder.

4. The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5. This Joinder may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6. This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7. GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8. Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Company and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT SUBSIDIARY BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

By:
Name:
Title: